   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1996


                                                       REGISTRATION NO. 333-8163

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                            ARDEN REALTY GROUP, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)
                            ------------------------
                            9100 Wilshire Boulevard
                             East Tower, Suite 700
                        Beverly Hills, California 90212
                                 (310) 271-8600
                    (Address of principal executive offices)
                            ------------------------

                                Richard S. Ziman
                            9100 Wilshire Boulevard
                             East Tower, Suite 700
                        Beverly Hills, California 90212
                                 (310) 271-8600
                    (Name and Address of Agent for Service)
                            ------------------------
                                   COPIES TO:

          William J. Cernius                      J. Warren Gorrell, Jr.
           Latham & Watkins                      Joseph G. Connolly, Jr.
        650 Town Center Drive                     Hogan & Hartson L.L.P.
              Suite 2000                             Columbia Square
     Costa Mesa, California 92626              555 Thirteenth Street, N.W.
            (714) 540-1235                     Washington, D.C. 20004-1109
                                                      (202) 637-5600

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE


 TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM           PROPOSED MAXIMUM
    SECURITIES TO BE             AMOUNT TO BE              OFFERING PRICE           AGGREGATE OFFERING             AMOUNT OF
       REGISTERED               REGISTERED(1)               PER SHARE(2)                 PRICE(2)               REGISTRATION FEE
Common Stock, $.01 par
  value per share.......          21,674,500                   $20.00                  $433,490,000               $149,479(3)



(1) Includes 2,827,000 shares which the Underwriters have the option to purchase solely to cover overallotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Of this amount, $148,504 was previously paid and $976 is being paid herewith.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS      Subject to Completion, dated September 16, 1996


                               18,847,500 SHARES


 G                          ARDEN REALTY GROUP, INC.
                                  COMMON STOCK
                                ----------------


    Arden Realty Group, Inc. (the "Company") is a Maryland corporation which was formed on May 1, 1996 to continue and expand the real estate business of Arden Realty Group, Inc., a California corporation, formed on March 22, 1991, and certain affiliated entities which are engaged in owning, acquiring, managing, leasing and renovating office properties in Southern California. Upon completion of the offering (the "Offering"), the Company will own 24 office properties containing approximately 4.0 million rentable square feet, all of which are located in Southern California. The Company will be a fully integrated, self-administered and self-managed real estate company and expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes.


    All of the shares of the Company's common stock (the "Common Stock") offered hereby are being sold by the Company and will represent approximately 86.69% of all outstanding shares of the Company's Common Stock (or interests exchangeable for Common Stock). The remaining approximately 13.31% of the equity will be held by officers and directors of the Company and certain other parties, substantially all of which is in the form of limited partnership interests ("OP Units") of Arden Realty Group Limited Partnership, a Maryland limited partnership (the "Operating Partnership"). To assist the Company in complying with certain qualification requirements applicable to REITs, the Company's charter provides that no stockholder or group of affiliated stockholders may actually or constructively own more than 9.0% of the outstanding Common Stock, subject to certain specified exceptions. See "Capital Stock -- Restrictions on Transfer."


    Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $19.00 and $21.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ARI."


    SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:


  - The possibility that the consideration paid by the Company for the Properties and other assets contributed to the Company in its formation may exceed their fair market value; no third-party appraisals were obtained by the Company regarding these Properties and other assets;


  - The possibility that the Company may not be able to refinance outstanding debt (initially expected to be approximately $104 million) upon maturity, that indebtedness might be refinanced on less favorable terms, and that interest rates might increase on variable rate indebtedness (including amounts drawn under the Company's proposed $100 million credit facility); and the lack of limitations in the Company's organizational documents on the amount of indebtedness which the Company may incur;


  - Real estate investment and property management risks such as the need to renew leases or relet space upon lease expirations, the instability of cash flows and changes in the value of office properties owned by the Company due to economic and other conditions;


  - Concentration of the Properties in Southern California which increases the risk of the Company being adversely affected by a downturn in the Southern California economy or office markets;


  - Conflicts of interest in connection with the transactions relating to the formation of the Company and material benefits to officers and directors of the Company, including receipt of an aggregate of approximately 2,740,718 OP Units and stock options to purchase an aggregate of 868,500 shares of the Common Stock, special allocations of interest deductions of approximately $12.6 million and repayment of approximately $398 million of indebtedness;


  - The lack of operating history of the Properties under the management of the Company; the majority of the Properties have been owned by the Company for less than one year;


  - The possibility that the Board of Directors of the Company may in the future amend or revise the investment, financing, borrowing, distribution and conflicts of interest policies of the Company, without a vote of the Company's stockholders;


  - Taxation of the Company as a regular corporation if it fails to qualify as a REIT, taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the resulting decrease in cash available for distribution; and


  - Risks that certain types of losses,  such as from earthquakes, could  exceed
    the   Company's  insurance  coverage  which  currently  includes  earthquake coverage for all of the Properties.


THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
    AND   EXCHANGE   COMMISSION   OR   ANY   STATE   SECURITIES   COMMISSION
       NOR HAS  THE  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE
          SECURITIES   COMMISSION   PASSED   UPON   THE   ACCURACY  OR
             ADEQUACY  OF  THIS   PROSPECTUS.  ANY   REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                      Price to           Underwriting Discounts         Proceeds to
                                                       Public             and Commissions (1)           Company (2)
Per Share...................................             $                         $                         $
Total (3)...................................             $                         $                         $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $6,224,750 payable by the Company.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 2,827,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover overallotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to  Company will be $            , $            and
    $         , respectively. See "Underwriting."

                          ---------------------------


    The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New York, New York on or
about            , 1996.


                          ---------------------------
LEHMAN BROTHERS

            ALEX.BROWN & SONS

                  INCORPORATED



                         DEAN WITTER REYNOLDS INC.
                                         A.G. EDWARDS & SONS, INC.


                                                               SMITH BARNEY INC.


EVEREN SECURITIES, INC.  LEGG MASON WOOD WALKER RAYMOND JAMES & ASSOCIATES, INC.


                               INCORPORATED


           , 1996

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                [Graphics--To Come]

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    1
  The Company.............................................................    1
  Risk Factors............................................................    2
  Business and Growth Strategies..........................................    4
  The Properties..........................................................    5
  Structure and Formation of the Company..................................    7
  Financing Policies......................................................   11
  Mortgage Financing, CMBS Offering and Credit Facility...................   11
  The Offering............................................................   12
  Distributions...........................................................   12
  Tax Status of the Company...............................................   12
  Summary Selected Combined Financial Data................................   13

RISK FACTORS..............................................................   16
  Price to be Paid for Properties and Other Assets May Exceed Their Fair
   Market Value...........................................................   16
  Formation Transactions Not Arm's Length.................................   16
  Real Estate Financing Risks.............................................   16
  No Limitation on Debt...................................................   17
  Real Estate Investment Risks............................................   17
  Concentration of Properties in Southern California......................   19
  Conflicts of Interests in the Formation Transactions and the Business of
   the Company............................................................   19
  Risk Associated with the Recent Acquisition of Many of the New
   Properties; Lack of Operating History..................................   20
  Changes in Policies Without Stockholder Approval........................   21
  Risk of Acquisition, Renovation and Development Activities..............   21
  Adverse Consequences of Failure to Qualify as a REIT; Other Tax
   Liabilities............................................................   22
  Failure of the Operating Partnership to Qualify as a Partnership for
   Federal Income Tax Purposes............................................   22
  Insurance...............................................................   22
  Dependence on Key Personnel.............................................   23
  Limits on Changes in Control............................................   23
  Historical Losses.......................................................   24
  Possible Environmental Liabilities......................................   24
  Effect on Common Stock Price of Shares Available for Future Sale........   25
  Effect on Holders of Common Stock of an Issuance of Preferred Stock.....   25

                                                                            PAGE
                                                                            ----
  Immediate and Substantial Dilution......................................   26
  Absence of Prior Public Market for Common Stock.........................   26
  Influence of Executive Officers, Directors and Principal Stockholders...   26
  Risks of Fee Management Business........................................   26
  Effect of Market Interest Rates on Price of Common Stock................   26

THE COMPANY...............................................................   27

BUSINESS AND GROWTH STRATEGIES............................................   29
  Business Strategies.....................................................   29
  Growth Strategies.......................................................   30

USE OF PROCEEDS...........................................................   33
  Mortgage Debt to be Repaid..............................................   34

DISTRIBUTIONS.............................................................   34

CAPITALIZATION............................................................   39

DILUTION..................................................................   40

SELECTED COMBINED FINANCIAL DATA..........................................   41

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   44
  Overview................................................................   44
  Results of Operations...................................................   44
  Pro Forma Operating Results.............................................   49
  Liquidity and Capital Resources.........................................   50
  Cash Flows..............................................................   52
  Inflation...............................................................   52

SOUTHERN CALIFORNIA ECONOMY AND OFFICE MARKETS............................   53
  Southern California Economy.............................................   53
  Southern California Office Markets......................................   55

BUSINESS AND PROPERTIES...................................................   58
  General.................................................................   58
  Properties..............................................................   58
  Tenants.................................................................   60
  Tenant Diversification..................................................   60
  Lease Distributions.....................................................   60
  Lease Expirations - Portfolio Total.....................................   61
  Lease Expirations - Property by Property................................   62
  Tenant Retention and Expansions.........................................   67
  Historical Lease Renewals...............................................   67

                                                                            PAGE
                                                                            ----
  Historical Tenant Improvements and Leasing Commissions..................   68
  Historical Capital Expenditures.........................................   69
  Historical Occupancy....................................................   69

OFFICE SUBMARKETS AND PROPERTY INFORMATION................................   69
  Los Angeles County Office Market and Properties.........................   71
  Los Angeles West Office Market Sector...................................   72
  Los Angeles North Office Market Sector..................................   76
  Los Angeles South Office Market Sector..................................   80
  Orange County Office Market and Properties..............................   83
  San Diego County Office Market and Property.............................   85
  C&W Market Study........................................................   87
  Competition.............................................................   88
  Insurance...............................................................   88
  Environmental Regulations...............................................   88
  Legal Proceedings.......................................................   89
  Employees...............................................................   89

MANAGEMENT................................................................   90
  Directors and Executive Officers........................................   90
  Committees of the Board of Directors....................................   92
  Compensation of Directors...............................................   93
  Executive Compensation..................................................   93
  Employment Agreements...................................................   94
  Stock Incentive Plan....................................................   94
  401(k) Plan.............................................................   95
  Limitation of Liability and Indemnification.............................   95

STRUCTURE AND FORMATION OF THE COMPANY....................................   96
  The Operating Entities of the Company...................................   96
  The Formation Transactions..............................................   97
  Consequences of the Offering and the Formation Transactions.............   98
  Determination and Valuation of Ownership Interests......................   98
  Benefits of the Formation Transactions and the Offering to Affiliates of
   the Company............................................................   99

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES...............................  100
  Investment Policies.....................................................  100
  Dispositions............................................................  101
  Financing Policies......................................................  101
  Conflict of Interest Policies...........................................  102
  Policies with Respect to Other Activities...............................  102
                                                                            PAGE
                                                                            ----

CERTAIN TRANSACTIONS......................................................  103
  Formation Transactions..................................................  103
  Partnership Agreement; Redemption/ Exchange Rights......................  103
  Registration Rights.....................................................  103
  Certain Transactions Involving Director Nominee.........................  103

PARTNERSHIP AGREEMENT.....................................................  104
  Management..............................................................  104
  Transferability of Interests............................................  104
  Capital Contributions...................................................  105
  Redemption/Exchange Rights..............................................  105
  Issuance of Additional OP Units, Common Stock or Convertible
   Securities.............................................................  105
  Tax Matters.............................................................  106
  Operations..............................................................  106
  Duties and Conflicts....................................................  106
  Certain Voting Rights of Limited Partners...............................  106
  Term....................................................................  106
  Indemnification.........................................................  106

PRINCIPAL STOCKHOLDERS....................................................  107

CAPITAL STOCK.............................................................  108
  General.................................................................  108
  Common Stock............................................................  108
  Preferred Stock.........................................................  108
  Power to Issue Additional Shares of Common Stock and Preferred Stock....  109
  Transfer Agent and Registrar............................................  109
  Restrictions on Transfer................................................  109

CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S CHARTER AND BYLAWS...  111
  Board of Directors - Number, Classification, Vacancies..................  111
  Removal of Directors....................................................  112
  Business Combinations...................................................  112
  Control Share Acquisitions..............................................  112
  Amendment to the Charter................................................  113
  Dissolution of the Company..............................................  113
  Advance Notice of Director Nominations and New Business.................  113
  Anti-takeover Effect of Certain Provisions of Maryland Law and of the
   Charter and Bylaws.....................................................  113
  Rights to Purchase Securities and Other Property........................  113

                                                                            PAGE
                                                                            ----
SHARES AVAILABLE FOR FUTURE SALE..........................................  114
  General.................................................................  114
  Registration Rights.....................................................  115

FEDERAL INCOME TAX CONSEQUENCES...........................................  115
  Taxation of the Company.................................................  115
  Failure to Qualify......................................................  120
  Taxation of Taxable U.S. Stockholders Generally.........................  120
  Backup Withholding......................................................  121
  Taxation of Tax-Exempt Stockholders.....................................  121
  Taxation of Non-U.S. Stockholders.......................................  122
  Tax Aspects of the Operating Partnership................................  124
  Other Tax Consequences..................................................  126
                                                                            PAGE
                                                                            ----

ERISA CONSIDERATIONS......................................................  126
  Employment Benefit Plans, Tax-Qualified Pension, Profit Sharing or Stock
   Bonus Plans and IRAs...................................................  127
  Status of the Company and the Operating Partnership under ERISA.........  127

UNDERWRITING..............................................................  129

EXPERTS...................................................................  130

LEGAL MATTERS.............................................................  131

ADDITIONAL INFORMATION....................................................  131

GLOSSARY..................................................................  132


                              CAUTIONARY STATEMENT


    INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" RELATING TO, WITHOUT LIMITATION, FUTURE ECONOMIC PERFORMANCE, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS AND PROJECTIONS OF REVENUE AND OTHER FINANCIAL ITEMS, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THE PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT (I) THE INITIAL PUBLIC OFFERING PRICE IS $20.00 PER SHARE (THE MIDPOINT OF THE PRICE RANGE SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS), (II) THE UNDERWRITERS' OVERALLOTMENT OPTION IS NOT EXERCISED, (III) THE TRANSACTIONS DESCRIBED UNDER "STRUCTURE AND FORMATION OF THE COMPANY" ARE CONSUMMATED AND
(IV) NONE OF THE OP UNITS REDEEMABLE FOR CASH OR, AT THE ELECTION OF THE COMPANY, EXCHANGEABLE FOR COMMON STOCK HAVE BEEN SO REDEEMED OR EXCHANGED. ALTHOUGH THE COMPANY AND THE OPERATING PARTNERSHIP ARE SEPARATE ENTITIES, FOR EASE OF REFERENCE AND UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO THE COMPANY AND THE OPERATING PARTNERSHIP, COLLECTIVELY. ALL REFERENCES IN THIS PROSPECTUS TO THE HISTORICAL ACTIVITIES OF THE COMPANY REFER TO THE ACTIVITIES OF THE ARDEN PREDECESSORS. SEE "GLOSSARY" FOR THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.


                                  THE COMPANY


    The Company has been formed to continue and expand the real estate business of Arden Realty Group, Inc., a California corporation ("Arden"), and certain affiliated entities (collectively, the "Arden Predecessors") which are engaged in owning, acquiring, managing, leasing and renovating office properties in Southern California. The Company's founders, Richard S. Ziman and Victor J. Coleman, along with the other five senior officers at the Company, have an average of more than 18 years of experience in the real estate industry. Upon completion of the Offering, the Company will own 24 office properties (the "Properties") containing approximately 4.0 million rentable square feet. All of the Properties are located in Southern California, with 21 in suburban Los Angeles County, two in Orange County and one in San Diego County. As of August 1, 1996, the Properties had a weighted average occupancy rate of approximately 89%. Arden currently manages 22 of the Properties. Upon completion of the
Offering, the Company will manage all of the Properties and four additional properties containing approximately 325,000 rentable square feet which are currently managed by Arden for institutional investors and other third-party owners. The Company will be a fully integrated, self-administered and self-managed real estate company and expects to qualify as a REIT for federal income tax purposes.



    The Company believes that all of the Properties are located in strong submarkets which generally have significant rent growth potential due to employment growth, declining vacancy rates, limited new construction activity and existing rental rates at levels significantly below those required to make new construction economically feasible. The Company's portfolio is comprised primarily of Class A suburban office properties. The Company generally considers Class A suburban office properties to be those which have desirable locations and high quality finishes, are well maintained and professionally managed and are capable of achieving rental and occupancy rates which are typically above those prevailing in their respective markets. Of the Company's 24 Properties, 20 Properties have been built since 1980 and 14 Properties, including all four built prior to 1980, have been substantially renovated within the last three years.



    The Company believes that certain economic fundamentals in Southern California provide an attractive environment for owning, acquiring and operating Class A suburban office properties. According to AMERICA'S OFFICE ECONOMY prepared by Cognetics, Inc., Metropolitan Los Angeles (which includes Los Angeles and Orange Counties), in which 23 of the Company's 24 Properties are located, is projected to be the number one market in the United States for primary office employment growth during the period from 1995 to 2005. In addition, the Economic Development Corporation of Los Angeles County (the "Los Angeles EDC") has forecast that economic activity will increase twice as fast in Los Angeles County than in the nation as a whole during 1996 and 1997, with inflation-adjusted gross product growing at a rate of 5.2% and 5.0% in Los Angeles County as compared to 2.5% and 2.4% for 1996 and 1997 for the nation as a whole. Finally, since 1992, there has been very limited construction of new office properties in the Southern California region. The Company believes that this limited construction of office properties coupled with a growing economy will continue to result in increased demand for office space and positive net absorption in the Southern California region, and particularly in the selected submarkets where most of the Properties are located. See "Southern California Economy and Office Markets."

    Richard S. Ziman, the Chairman and Chief Executive Officer of the Company, has been involved in the real estate business for over 25 years. In 1979, Mr. Ziman co-founded, as managing general partner, Pacific Financial Group ("PFG"), whose primary focus was to acquire underperforming office buildings in good locations and then actively manage, lease and renovate the properties to increase cash flow and enhance their value. During the early and mid 1980's, PFG acquired over 4.0 million square feet of commercial office space almost exclusively in Los Angeles County and Orange County. In order to capitalize on the escalation of prices for Southern California office properties in the late 1980's, PFG sold substantially all of its interests in its office properties portfolio at a gain prior to the general downturn in the real estate market in Southern California.



    In 1993, in anticipation of a recovery in the Southern California real estate market, the Company began to selectively acquire commercial office properties located in suburban Los Angeles County. In assembling its existing portfolio and as part of its operating strategy, the Company primarily acquired office properties that were located in submarkets with growth potential, were underperforming or needed renovation and which offered opportunities for the Company to implement its value-added strategy to increase cash flow. This strategy includes active management and aggressive leasing efforts, a focused renovation and refurbishment program for underperforming assets, reduction and containment of operating costs and emphasis on tenant satisfaction (including efforts to maximize tenant retention at lease expiration and programs to relocate tenants to other spaces within the Company's portfolio). The Company's commitment to tenant satisfaction and retention is evidenced by its retention rate of approximately 82% (based on square feet renewed) from 1993 through August 1, 1996 and management's on-going relationships with multi-site tenants such as McDonnell Douglas, Merrill Lynch, Imperial Bank, Smith Barney and GTE California.



    The Company believes that it has been successful in implementing its value-added strategy as evidenced by increased occupancy rates and rental revenue at the Properties. As of August 1, 1996, the Properties owned by the Company for more than one year had a weighted average occupancy rate of approximately 88%, compared to a weighted average occupancy of approximately 80% as of the respective dates such Properties were acquired by the Company. In addition, the Company's occupancy rates at many of its Properties are above market averages in the applicable submarkets based on information included in a market study prepared by Cushman & Wakefield of California, Inc. ("C&W") for the Company (the "C&W Market Study"). As of August 1, 1996, the weighted average occupancy rate of the 21 Properties located in Los Angeles County was approximately 90%, compared to weighted average occupancy rates, as of December 31, 1995, of approximately 81% for all office properties throughout Los Angeles County and approximately 84% for all office properties in the Los Angeles County submarkets in which such Properties are located (based in each case on the C&W Market Study).


                                  RISK FACTORS

    An investment in the Common Stock involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to an investment in the Company. Such risks include, among others:


    - the possibility that the consideration to be paid by the Company for the Properties and the other assets contributed to the Company in its formation may exceed their fair market value; no third-party appraisals were obtained by the Company regarding these Properties and other assets;



    - the possibility that the Company may not be able to refinance outstanding indebtedness upon maturity (including the $104 million interim Mortgage Financing (as defined below) and the proposed $100 million Credit Facility (as defined below) which will mature in one year and two years, respectively), that interest rates might increase on variable rate indebtedness, including any amounts outstanding under the Credit Facility, and that such indebtedness might be refinanced at higher interest rates or otherwise on terms less favorable to the Company than existing indebtedness, which could adversely affect the Company's ability to make expected distributions to stockholders and its ability to qualify as a REIT, and the lack of limitations in the Company's organizational documents on the amount of indebtedness which the Company may incur;

    - real estate investment and property management risks such as the need to renew leases or relet space upon lease expirations and, at times, to pay renovation and reletting costs in connection therewith, the effect of economic and other conditions on office property cash flows and values, the ability of tenants to make lease payments, the ability of a property to generate revenue sufficient to meet operating expenses, including future debt service, and the illiquidity of real estate investments, all of which may adversely affect the Company's ability to make expected distributions to stockholders;



    - concentration of all of the Properties in Southern California, and the dependence of the Properties on the conditions of the economy and the office markets of Southern California and, particularly, Los Angeles County, which increases the risk of the Company being adversely affected by a downturn in the Southern California or Los Angeles County economy or office markets;



    - conflicts of interests in connection with the Formation Transactions and the acquisition and refinancing of the Properties, including conflicts relating to material benefits to officers, directors and affiliates of the Company which include receipt of an aggregate of approximately 2,740,718 OP Units and stock options to purchase an aggregate of 868,500 shares of Common Stock, special allocations of interest deductions of approximately $12.6 million and repayment of approximately $398 million of indebtedness, a substantial portion of which represents the repayment of mortgage debt to an affiliate of the lead managing underwriter of the Offering out of the net proceeds of the Offering;


    - conflicts of interest involving management of the Company and certain members of the Board of Directors in business decisions regarding the Company, including conflicts associated with any prepayment of debt secured by the Properties that may arise due to the more adverse tax consequences of such prepayment to certain members of management and of the Board of Directors as holders of OP Units;


    - the risks that, given the Company's recent acquisition of many of the Properties and the lack of operating history of such Properties under the Company's management (3 1/2 years or less for all Properties and less than one year for a majority of the Properties), newly acquired properties may have characteristics or deficiencies unknown to the Company affecting the value or revenue potential thereof, may fail to perform as expected, or may be difficult to integrate into the Company's existing management operations;



    - the possibility that the Board of Directors of the Company may in the future amend or revise the investment, financing, borrowing, distribution and conflicts of interest policies of the Company without a vote of the Company's stockholders;


    - taxation of the Company as a corporation if it fails to qualify as a REIT for federal income tax purposes, treatment of the Operating Partnership as an association taxable as a corporation if it fails to qualify as a partnership for federal income tax purposes (and the resulting failure of the Company to qualify as a REIT), the Company's liability for certain federal, state and local income taxes in such event and the resulting decrease in cash available for distribution;


    - risks that certain types of losses, such as from earthquakes, could exceed the Company's insurance coverage which currently includes earthquake coverage for all of the Properties;


    - dependence on certain key personnel;


    - anti-takeover effect of limiting actual or constructive ownership of Common Stock of the Company by a single person to 9.0% of the outstanding capital stock, subject to certain specified exceptions, and of certain other provisions contained in the organizational documents of the Company and the Operating Partnership, which may discourage a change in control and limit the opportunity for stockholders to receive a premium over the then-current market price for their Common Stock;



    - existence of net losses of the Arden Predecessors, on a combined basis, of approximately $2.1 million for the six months ended June 30, 1996 and approximately $576,000 for the year ended December 31, 1995;

    - possible environmental liabilities in connection with the Company's ownership and/or operation of the Properties;

    - effect of shares  available for  future sale on  the price  of the  Common
      Stock;

    - immediate and substantial dilution in the net tangible book value per share of the shares of Common Stock purchased in the Offering; and

    - absence of a prior public market for the Common Stock.

                         BUSINESS AND GROWTH STRATEGIES

    The Company's primary business objectives are to maximize growth in cash flow and to enhance the value of its portfolio in order to maximize total return to its stockholders. The Company believes it can achieve these objectives by continuing to implement its business strategies and capitalize on the external and internal growth opportunities described below. The Company also believes, based on its evaluation of market conditions, that a number of factors will enhance its ability to achieve its business objectives, including (i) the continuing improvement in the Southern California economy; (ii) the limited construction of new office properties in the Southern California region due to the substantial cost to develop new office properties compared to current acquisition prices and substantial building construction limitations in many submarkets, which provides opportunities to maximize occupancy rates, rental rates and overall portfolio value; and (iii) the limited availability of conventional real estate financing for new construction of office properties in Southern California.

BUSINESS STRATEGIES


    The Company's primary business strategies are to (i) acquire and renovate underperforming office properties or properties which provide attractive yields with stable cash flow in submarkets where it can utilize its local market expertise and extensive real estate experience; (ii) actively manage its portfolio; and (iii) selectively provide real estate management services to third parties. When market conditions permit, the Company may also develop new properties in submarkets where it has local market expertise.



    Based on its historical activities and its knowledge of the local marketplace, the Company believes that (i) the Southern California region offers growth opportunities for companies like the Company that are well-capitalized, experienced owners of real estate with extensive local market expertise and (ii) being a public company will enhance its ability to obtain acquisition financing, to take advantage of opportunities to acquire additional office properties at attractive prices and to develop office properties, when feasible, at attractive returns. Through four regional offices, the Company implements its business strategies by: (i) emphasizing tenant satisfaction and retention and employing intensive property marketing programs; (ii) utilizing a multidisciplinary approach to acquisition, management, leasing and renovation activities that is designed to coordinate decision-making and enhance responsiveness to market opportunities and tenant needs; and (iii) implementing cost control management and systems that capitalize on economies of scale arising from the size and
location   of   the  Company's   portfolio.  The   Company  believes   that  the
implementation of these operating practices has led to the increased occupancy rates and rental revenue of its existing portfolio.


GROWTH STRATEGIES


    EXTERNAL GROWTH: Based on its own historical activities and its knowledge of the local marketplace, the Company believes that opportunities continue to exist to acquire additional office properties that: (i) provide attractive initial yields with significant potential for growth in cash flow; (ii) are in desirable locations within submarkets which the Company believes have economic growth potential; and (iii) are underperforming or need renovation, and which therefore provide opportunities for the Company to increase the cash flow and value of such properties through active management and aggressive leasing.



    The Company intends to continue to acquire office properties within submarkets in Southern California which the Company believes present opportunities for long-term stable and rising rental rates due to employment growth, population movements within the region and restrictions on new development. The

Company generally targets properties which are underperforming or need renovation and offer opportunities for the Company to implement its value-added strategy to increase cash flow. For example, as of August 1, 1996, the Properties owned by the Company for more than one year had a weighted average occupancy rate of approximately 88%, compared to approximately 80% as of the respective dates such Properties were acquired by the Company. Upon completion of the Offering, the Company will have a debt-to-total market capitalization ratio of approximately 19.3% and expects to finance acquisitions through its proposed $100 million Credit Facility, although it may employ other financing alternatives.


    In addition, the Company will seek to acquire properties at a significant discount to replacement cost in the relevant office submarkets. Since the beginning of 1993, the Company has acquired its Properties in suburban Los Angeles County at a cost which the Company believes is significantly below replacement cost based on estimates of replacement costs of Class A office buildings included in the C&W Market Study. See "Southern California Economy and Office Markets."


    The Company believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including: (i) management's significant local market expertise, experience and knowledge of properties, submarkets and potential tenants within the Southern California region; (ii) management's long-standing relationships with tenants, real estate brokers and institutional and other owners of commercial real estate; (iii) its fully integrated real estate operations which allow the Company to respond quickly to acquisition opportunities and enable it to provide real estate management services to third parties as a means of identifying such opportunities; (iv) its access to capital as a public company, including the Company's proposed $100 million Credit Facility; (v) its ability to acquire properties in exchange for OP Units or Common Stock if the sellers so desire; and (vi) management's reputation as an experienced purchaser of office properties in Southern California which has the ability to effectively close transactions.



    The Company also may seek to take advantage of management's development expertise to develop office space when market conditions support office building development. The Company believes, however, that opportunities exist for it to continue to acquire office properties within selected submarkets in Southern California at less than replacement cost and, therefore, currently intends to focus on acquisitions rather than development.



    INTERNAL GROWTH: The Company believes that opportunities exist to increase cash flow from its existing portfolio and that such opportunities will be enhanced as the Southern California office market continues to improve. The Company intends to pursue internal growth by (i) continuing to maintain and improve occupancy rates through active management and aggressive leasing; (ii) realizing fixed contractual base rental increases or increases tied to indices such as the Consumer Price Index (the "CPI"); (iii) re-leasing expiring leases at increasing market rents which are expected to result, over time, from increased demand for office space in Southern California; (iv) controlling operating expenses through the implementation of cost control management and systems; (v) capitalizing on economies of scale arising from the size of its portfolio; and (vi) increasing revenue generated from parking facilities at certain Properties where the Company is currently offering free parking as an amenity or charging below market rates.


                                 THE PROPERTIES


    Upon completion of the Offering, the Company will own 24 office properties containing approximately 4.0 million rentable square feet. The Properties consist primarily of Class A suburban office properties and individually range from approximately 49,000 to 540,000 rentable square feet. The Company believes that the Properties have desirable locations within established business communities and are well-maintained. Of the Company's 24 Properties, 20
Properties have been built since 1980 and 14 Properties, including all four built prior to 1980, have been substantially renovated within the last three years. The average age of the buildings is approximately 12.6 years.



    Management believes that the location and quality of construction of the Properties, as well as the Company's reputation for providing a high level of tenant service, have enabled the Company to attract and retain a diverse tenant base. As of August 1, 1996, the Properties were leased to over 540 tenants. Major tenants in the Company's portfolio, based on square feet leased, include:
McDonnell Douglas, GTE California, Pepperdine University, Merrill Lynch, Earth Technology, Grey Advertising, The Hearst Corporation, Smith Barney and Deloitte & Touche. As of August 1, 1996, no single tenant accounted for more than approximately 3.3% of the aggregate Annualized Base Rent of the Company's portfolio and only 16 tenants individually represented more than 1% of such aggregate Annualized Base Rent.



    The following table sets forth certain information about each of the Properties as of August 1, 1996:


                                                                                                        PERCENTAGE
                                                                                                         OF TOTAL
                                                                                         APPROXIMATE     PORTFOLIO
                                                                          YEAR BUILT/      RENTABLE      RENTABLE       PERCENT
SUBMARKET/PROPERTY                                LOCATION                 RENOVATED     SQUARE FEET    SQUARE FEET     LEASED
- ------------------------------------------------  --------------------  ---------------  ------------  -------------  -----------
LOS ANGELES COUNTY
- ------------------------------------------------
LOS ANGELES WEST
  BEVERLY HILLS/CENTURY CITY
    9665 Wilshire                                 Beverly Hills         1972/92-3            158,684           3.9%         95.1%
    Beverly Atrium                                Beverly Hills         1989                  61,314           1.5         100.0
    Century Park Center                           Los Angeles           1972/94              243,404           6.0          83.2
  WESTWOOD/WEST LOS ANGELES
    Westwood Terrace                              Los Angeles           1988                 135,943           3.4          82.3
    1950 Sawtelle                                 Los Angeles           1988/95              103,772           2.6          77.5
  MARINA AREA/CULVER CITY/LAX
    400 Corporate Pointe                          Culver City           1987                 164,598           4.1          90.2
    Bristol Plaza                                 Culver City           1982                  84,014           2.1          78.6
    Skyview Center                                Los Angeles           1981,87/95(3)        391,675           9.7          86.0
  PARK MILE/WEST HOLLYWOOD
    The New Wilshire                              Los Angeles           1986                 202,704           5.0          83.9
LOS ANGELES NORTH
  SIMI/CONEJO VALLEY
    5601 Lindero Canyon                           Westlake              1989                 105,830           2.6         100.0
    Calabasas Commerce Center                     Calabasas             1990                 123,121           3.1         100.0
  WEST SAN FERNANDO VALLEY
    Woodland Hills Financial Center               Woodland Hills        1972/95              224,955           5.6          89.8
  CENTRAL SAN FERNANDO VALLEY
    16000 Ventura Blvd.                           Encino                1980/96              174,841           4.3          84.1
  EAST SAN FERNANDO VALLEY/TRI-CITIES
    425 West Broadway                             Glendale              1984                  71,589           1.8          95.9
    303 Glenoaks (4)                              Burbank               1983/96              175,449           4.3          97.4
    70 South Lake                                 Pasadena              1982/94              100,133           2.5          81.4
LOS ANGELES SOUTH
  LONG BEACH
    4811 Airport Plaza Drive                      Long Beach            1987/95              121,610           3.0         100.0
    4900/10 Airport Plaza Drive                   Long Beach            1987/95              150,403           3.7         100.0
    5000 East Spring                              Long Beach            1989/95              163,358           4.0          89.6
    100 West Broadway                             Long Beach            1987/96              191,727           4.7          90.0
  CERRITOS/NORWALK
    12501 East Imperial Highway (4)               Norwalk               1978/94              122,175           3.0          94.7
ORANGE COUNTY
- ------------------------------------------------
  WEST COUNTY
    5832 Bolsa Avenue                             Huntington Beach      1985                  49,355           1.2         100.0
  TRI-FREEWAY AREA
    Anaheim City Centre                           Anaheim               1986/91              175,391           4.3          93.0
SAN DIEGO COUNTY
- ------------------------------------------------
  SAN DIEGO MARKET
    Imperial Bank Tower                           San Diego             1982/96              540,413          13.4          82.2
                                                                                         ------------        -----         -----
    Total/Weighted Average                                                                 4,036,458         100.0%         88.9%
Weighted Average Rent Per Leased Square Foot - Full Service Gross Leases
Weighted Average Rent Per Leased Square Foot - Net Leases
Weighted Average Rent Per Leased Square Foot - All Leases


                                                    ANNUALIZED       ANNUALIZED
                                                  EFFECTIVE RENT      BASE RENT
                                                    PER LEASED       PER LEASED
SUBMARKET/PROPERTY                                SQUARE FOOT (1)  SQUARE FOOT (2)
- ------------------------------------------------  ---------------  ---------------
LOS ANGELES COUNTY
- ------------------------------------------------
LOS ANGELES WEST
  BEVERLY HILLS/CENTURY CITY
    9665 Wilshire                                    $   31.91        $   31.45
    Beverly Atrium                                       22.65            22.83
    Century Park Center                                  21.72            21.38
  WESTWOOD/WEST LOS ANGELES
    Westwood Terrace                                     24.83            25.30
    1950 Sawtelle                                        20.15            20.02
  MARINA AREA/CULVER CITY/LAX
    400 Corporate Pointe                                 23.42            19.91
    Bristol Plaza                                        18.24            18.10
    Skyview Center                                       17.53            17.01
  PARK MILE/WEST HOLLYWOOD
    The New Wilshire                                     20.63            20.35
LOS ANGELES NORTH
  SIMI/CONEJO VALLEY
    5601 Lindero Canyon                                  10.94            11.15
    Calabasas Commerce Center                            17.16            17.14
  WEST SAN FERNANDO VALLEY
    Woodland Hills Financial Center                      21.89            22.29
  CENTRAL SAN FERNANDO VALLEY
    16000 Ventura Blvd.                                  20.48            20.21
  EAST SAN FERNANDO VALLEY/TRI-CITIES
    425 West Broadway                                    18.87            19.35
    303 Glenoaks (4)                                     20.79            20.35
    70 South Lake                                        20.02            20.80
LOS ANGELES SOUTH
  LONG BEACH
    4811 Airport Plaza Drive                              9.30             8.64
    4900/10 Airport Plaza Drive                           8.40             7.80
    5000 East Spring                                     20.50            18.76
    100 West Broadway                                    21.90            20.42
  CERRITOS/NORWALK
    12501 East Imperial Highway (4)                      15.47            16.27
ORANGE COUNTY
- ------------------------------------------------
  WEST COUNTY
    5832 Bolsa Avenue                                    13.38            13.35
  TRI-FREEWAY AREA
    Anaheim City Centre                                  16.47            15.07
SAN DIEGO COUNTY
- ------------------------------------------------
  SAN DIEGO MARKET
    Imperial Bank Tower                                  19.47            18.31
                                                        ------           ------
    Total/Weighted Average
Weighted Average Rent Per Leased Square Foot - F     $   20.63(5)     $   20.03(5)
Weighted Average Rent Per Leased Square Foot - N     $   12.24        $   11.52
Weighted Average Rent Per Leased Square Foot - A     $   19.28        $   18.70


- -----------------

(1) Annualized Effective Rent is calculated for each lease in effect at August 1, 1996. For leases in effect at the time the relevant Property was acquired, Annualized Effective Rent is calculated by dividing the remaining lease payments under the lease by the number of months remaining under the lease and multiplying the result by 12. For leases entered into after the relevant Property was acquired, Annualized Effective Rent is calculated by dividing all lease payments under the lease by the number of months in the lease and multiplying the result by 12. For 303 Glenoaks, 100 West Broadway and 12501 East Imperial Highway, each of which either has only recently been acquired or will be acquired at the closing of the Formation Transactions, Annualized Effective Rent is calculated by dividing the remaining lease payments by the remaining months in the lease measured from January 1, 1995 and multiplying the result by 12.



(2) Annualized Base Rent is the monthly contractual base rent under existing leases as of August 1, 1996 multiplied by 12.



(3) Skyview Center consists of two Class A 11- and 12-story office towers completed in 1981 and 1987, respectively, which were both renovated in 1995.



(4) Acquisition Property to be acquired concurrently with the Offering.



(5) The weighted average rent per leased square foot is calculated based only on rent which is received from tenants under full service gross leases, which represent approximately 84% of the total portfolio leased square feet. Excluded are 5601 Lindero Canyon, 4811 Airport Plaza Drive, 4900/10 Airport Plaza Drive, 5832 Bolsa Avenue, 55.6% of leased space at 400 Corporate Pointe leased to Pepperdine University, and 48.3% of leased space at Calabasas Commerce Center leased to two net tenants.

                     STRUCTURE AND FORMATION OF THE COMPANY

FORMATION TRANSACTIONS

    Concurrently with the consummation of the Offering, the Company and the Operating Partnership, together with the partners and members of the Arden Predecessors and other parties which hold ownership interests in certain of the Properties (collectively, the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions have been designed to (i) enable the Company to raise the necessary capital to acquire the Properties and repay certain mortgage debt relating thereto, (ii) provide a vehicle for future acquisitions, (iii) enable the Company to comply with certain requirements under the federal income tax laws and regulations relating to REITs, (iv) facilitate potential securitized mortgage financings and
(v) preserve certain tax advantages for certain Arden Predecessors. The Formation Transactions are as follows:

    - The Company will sell shares of Common Stock in the Offering.


    - Pursuant to separate option agreements (the "Option Agreements"), the Company will acquire for cash from certain Participants (not including Messrs. Ziman and Coleman who will not receive cash in the Formation Transactions) the interests owned by such Participants in certain of the Arden Predecessors and in certain of the Properties. The Company will pay approximately $26.8 million from the net proceeds of the Offering for such interests which represent 31.7% of the ownership interests in the Properties to be acquired by the Company.



    - The Company will contribute (i) the interests in the Arden Predecessors and in the Properties acquired pursuant to the Option Agreements and (ii) the net proceeds from the Offering (after payment of the cash consideration to certain Participants as described above) to the Operating Partnership in exchange for a 86.69% general partner interest in the Operating Partnership.



    - Pursuant to separate contribution agreements (the "Contribution Agreements"), the following additional contributions will be made to the Operating Partnership in exchange for OP Units representing limited partner interests: (i) certain Participants will contribute the remaining interests in the Arden Predecessors and in certain of the Properties (I.E., all interests not acquired by the Company pursuant to the Option Agreements) and (ii) Arden will contribute certain of its assets, including management contracts relating to certain of the Properties and the contract rights to purchase the Acquisition Properties (303 Glenoaks and 12501 East Imperial Highway). The Participants making such contributions (a total of seven individuals and entities including Arden and Messrs. Ziman and Coleman), will receive an aggregate of 2,889,071 OP Units, with an estimated value of approximately $57.8 million based on the assumed initial public offering price of the Common Stock.



    - The Company, through the Operating Partnership, will borrow approximately $104 million aggregate principal amount under a one year interim loan (the "Mortgage Financing") which will be non-recourse to the Company and the Operating Partnership and secured by fully cross-collateralized and cross-defaulted first mortgage liens on nine of the Properties (the "Mortgage Financing Properties"). The Mortgage Financing will require monthly payments of interest only, with all principal due on the first anniversary of the closing of the Mortgage Financing.


    - Approximately $35 million of the net proceeds of the Offering and the Mortgage Financing will be used by the Operating Partnership to purchase the Acquisition Properties.


    - Approximately $398 million of the net proceeds of the Offering and the $103 million net proceeds of the Mortgage Financing will be used by the Operating Partnership to repay certain mortgage debt secured by the Properties and indebtedness outstanding under lines of credit to be assumed by the Operating Partnership in the Formation Transactions.



    - The Company, through the Operating Partnership, expects to enter into the proposed $100 million Credit Facility at or shortly after the closing of the foregoing Formation Transactions.


    Additional information regarding the Formation Transactions is set forth under "Structure and Formation of the Company."

    Upon completion of the Formation Transactions, the Operating Partnership will hold substantially all of the assets of the Company, including 100% of the interests in all of the Properties. Based on the assumed initial public offering price of the Common Stock, (i) the purchasers of Common Stock in the Offering will own substantially all of the outstanding Common Stock (or 86.69% assuming exchange of all OP Units for shares of Common Stock), (ii) the Company will be the sole general partner of the Operating Partnership and will own 86.71% of the interests in the Operating Partnership and (iii) Messrs. Ziman and Coleman will beneficially own, directly or indirectly through affiliates (including Arden), 2,204,584 OP Units (representing a 10.14% limited partner interest in the Operating Partnership). Pursuant to the partnership agreement governing the Operating Partnership (the "Partnership Agreement"), the Participants receiving OP Units in the Formation Transactions will have certain rights, beginning one year after consummation of the Offering, to cause the Operating Partnership to redeem their OP Units for cash or, at the election of the Company, to exchange their OP Units for shares of Common Stock (on a one-for-one basis). See "Underwriting" for certain transfer restrictions applicable to the OP Units held by Messrs. Ziman and Coleman and to shares of Common Stock issued in exchange for such OP Units.



    The aggregate estimated value of the cash and OP Units to be paid by the Company and the Operating Partnership for the interests in the Arden Predecessors, the direct interests in certain of the Properties and the assets of Arden is approximately $84.6 million. The aggregate book value of the interests and assets to be transferred to the Company and the Operating
Partnership is approximately $14.1 million, of which approximately $2,000 constitutes the aggregate book value of the interests and assets to be transferred to the Operating Partnership by Messrs. Ziman and Coleman.



    No independent third-party appraisals, valuations or fairness opinions have been obtained by the Company in connection with the Formation Transactions. Accordingly, there can be no assurance that the value of the OP Units and cash received by the Participants in the Formation Transactions is equivalent to the fair market value of the interests and assets acquired by the Company and contributed to the Operating Partnership. See "Risk Factors -- Price to be Paid for Properties and Other Assets May Exceed Their Fair Market Value."


STRUCTURE OF THE COMPANY


    The Company will be the sole general partner of the Operating Partnership. The Company will conduct substantially all of its business through the Operating Partnership, which will hold all of the Company's interests in the Properties. As the sole general partner of the Operating Partnership, the Company will have exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. See "Structure and Formation of the Company -- The Operating Entities of the Company" and "Partnership Agreement -- Management." In connection with the refinancing of the Mortgage Financing, the Company expects that it will form financing subsidiaries into which the Mortgage Financing Properties will be transferred. See "-- Mortgage Financing and Credit Facility."


    The following diagram depicts the ownership structure of the Company and the Operating Partnership upon completion of the Offering and the Formation
Transactions:

                         STRUCTURE OF THE COMPANY UPON
           COMPLETION OF THE OFFERING AND THE FORMATION TRANSACTIONS


    The chart entitled "Structure of the Company Upon Completion of the Offering and the Formation Transactions" depicts the following:



    (i) Arden Realty Group, Inc. (the "Company") is owned 100% by the public stockholders;



    (ii) the Company holds on 86.32% General Partner Interest in Arden Realty Group Limited Partnership (the "Operating Partnership");



    (iii) Richard S. Zimon and Victor J. Coleman collectively hold a 10.28% Limited Partner Interest in the Operating Partnership; and

    (iv) the Other Participants in the Formation Transactions held an aggregate 3.40% Limited Partner Interest in the Operating Partnership.


BENEFITS TO RELATED PARTIES

    Certain affiliates of the Company will realize certain material benefits in connection with the Formation Transactions, including the following:


    - In exchange for their respective ownership interests in the Arden Predecessors and the assets of Arden, Messrs. Ziman and Coleman will become beneficial owners of a total of 2,204,584 OP Units, with a total value of approximately $44.1 million based on the assumed initial public offering price of the Common Stock, which compares to a book value of such interests and assets of approximately $2,000 as of June 30, 1996. The Company does not believe that the book values of the interests and assets exchanged are equivalent to the fair market values of such interests and assets.



    - Approximately $398 million of indebtedness secured by the Properties and indebtedness outstanding under lines of credit, and the related additional and accrued interest thereon, to be assumed by the Operating Partnership will be repaid in the Formation Transactions.



    - Pursuant to the Partnership Agreement, certain Participants who hold OP Units, including Messrs. Ziman and Coleman, will receive special allocations of interest deductions of approximately $12.6 million relating to the repayment of mortgage debt on certain of the Properties.



    - Messrs. Ziman and Coleman will serve as directors and officers of the Company and the Operating Partnership and will enter into employment agreements providing for annual salaries, bonuses, severance packages, participation in the Company's Stock Incentive Plan and other benefits for their services.



    - So long as he is Chief Executive Officer, Mr. Ziman will have certain proportional purchase rights in connection with future issuances of Common Stock by the Company or OP Units by the Operating Partnership which will enable him to maintain his overall percentage ownership of the combined equity of the Company and the Operating Partnership.


    - Certain Participants including Messrs. Ziman and Coleman will have registration rights with respect to shares of Common Stock issued in exchange for OP Units.

    Additional information regarding these and certain other benefits to be received by affiliates of the Company in connection with the Formation Transactions is set forth under "Structure and Formation of the Company -- Benefits of the Formation Transactions and the Offering to Affiliates of the Company," and "Management -- Employment Agreements." See "Risk Factors -- Conflicts of Interest in Formation Transactions and the Business of the Company
- -- Benefits from the Formation Transactions" and "Certain Transactions."

DETERMINATION AND VALUATION OF OWNERSHIP INTERESTS

    The  Company's  percentage  interest   in  the  Operating  Partnership   was
determined based upon the percentage of estimated Cash Available for Distribution (as defined herein) required to pay estimated cash distributions resulting in an annual distribution rate equal to 8% of the assumed initial public offering price of the Common Stock. The ownership interest in the Operating Partnership allocated to the Company is equal to this percentage of estimated Cash Available for Distribution and the remaining interest in the Operating Partnership will be allocated to the Participants receiving OP Units in the Formation Transactions. The parameters and assumptions used in deriving the estimated Cash Available for Distribution are described under "Distributions."


    The Company did not obtain appraisals with respect to the market value of any of the Properties or other assets that the Company will own immediately after consummation of the Offering and the Formation Transactions or an opinion as to the fairness of the allocation of shares to the purchasers in the Offering. The initial public offering price has been determined based upon the estimated Cash Available for Distribution and the factors discussed under "Underwriting," rather than a property-by-property valuation based on historical cost or current market value. This methodology has been used because management believes it is appropriate to value the Company as an ongoing business rather than with a view to values that could be obtained from a liquidation of the Company or of individual properties owned by the Company.

RESTRICTIONS ON TRANSFER

    Under the Partnership Agreement, the Participants in the Formation Transactions are prohibited from transferring their OP Units, except under certain limited circumstances. Messrs. Ziman and Coleman have agreed not to sell any shares of Common Stock acquired by them upon exchange of OP Units for a period of two years after the completion of the Offering without the consent of Lehman Brothers Inc. See "Partnership Agreement -- Transferability of Interests" and "Underwriting."

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK


    Due to limitations on the concentration of ownership of stock of a REIT imposed by the Internal Revenue Code of 1986, as amended (the "Code"), the charter of the Company (the "Charter") prohibits any stockholder from actually or constructively owning more than 9.0% of the outstanding shares of Common Stock (the "Ownership Limit"), except that Mr. Ziman and certain family members and affiliates may actually and constructively own up to 13.0% of the outstanding shares of Common Stock. See "Risk Factors -- Limits on Changes in Control" and "Capital Stock -- Restrictions on Transfer."


                               FINANCING POLICIES


    As a general policy, the Company intends, but is not obligated, to limit its debt to total market capitalization ratio to no more than 50%. Since such ratio is based upon market values of equity, it will fluctuate with changes in the price of the Common Stock; however, the Company believes that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. The Company's debt to total market capitalization ratio at the time of the Offering will be approximately 19.3% (17.6% if the Underwriters' overallotment option is exercised in full). See "Policies With Respect To Certain Transactions -- Financing Policies."



             MORTGAGE FINANCING, CMBS OFFERING AND CREDIT FACILITY



    MORTGAGE FINANCING. The Company has received a commitment for an interim loan (the "Mortgage Financing") in the amount of $104 million from an affiliate of Lehman Brothers Inc. The Mortgage Financing is expected to have a maturity of one year and bear interest at a floating rate equal to one-month LIBOR plus 1.50% for the first six months increasing to one-month LIBOR plus 2.00% thereafter through maturity. The proceeds of the Mortgage Financing will be used primarily to refinance a portion of the Company's existing mortgage indebtedness. The Mortgage Financing will be non-recourse and secured by fully cross-collateralized and cross-defaulted first mortgage liens on the nine Mortgage Financing Properties. The Mortgage Financing will require monthly payments of interest only, with all principal due on the first anniversary of the closing of the Mortgage Financing.



    The Company intends to refinance the Mortgage Financing through an offering of commercial mortgage-backed securities (the "CMBS Offering") in an amount of approximately $104 million with a term of seven years. The CMBS offering is expected to bear interest at a floating rate based on one-month LIBOR. The Company intends to enter into a swap agreement in the notional amount of $104 million upon completion of this Offering and the Formation Transactions or shortly thereafter (the "Swap Agreement"). The Swap Agreement will result in effective fixed interest payments equal to the yield on U.S. Treasury Notes with a maturity of seven years plus a spread which, if determined on the date hereof, would result in an interest rate of 7.51%. The CMBS Offering is expected to require monthly payments of interest only with all principal due in a balloon payment at maturity. The Company expects to pursue the CMBS Offering promptly after the closing of this Offering and the Formation Transactions, although there can be no assurance that the Company will complete a CMBS Offering or enter into a Swap Agreement.



    THE CREDIT FACILITY. The Company is currently negotiating with a commercial bank, the terms of a two-year, $100 million revolving credit facility, with a one-year extension option (the "Credit Facility"). The

Credit Facility will be used, among other things, to finance the acquisition of properties, provide funds for tenant improvements and capital expenditures, and provide for working capital and other corporate purposes. The Company intends to enter into the Credit Facility contemporaneously with the Offering or shortly thereafter, although there can be no assurance that the Company will enter into the Credit Facility.


                                  THE OFFERING

    All of the shares of Common Stock being offered in the Offering are being offered by the Company.


Common Stock Offered by the Company...    18,847,500 shares

Common Stock Outstanding After the
  Offering (1)........................    18,852,500 shares

Use of Proceeds.......................    Payments to certain Participants (not
                                          including Messrs. Ziman and Coleman
                                          who will not receive cash in the
                                          Formation Transactions) for their
                                          interests in the Arden Predecessors
                                          and in certain of the Properties,
                                          repayment of mortgage debt on the
                                          Properties, including accrued and
                                          additional interest on such mortgage
                                          debt, purchase of the Acquisition
                                          Properties, tenant improvements and
                                          capital expenditure reserves, and for
                                          working capital purposes. See "Use of
                                          Proceeds," "Capitalization," and
                                          "Management's Discussion and Analysis
                                          of Financial Condition and Results of
                                          Operations -- Liquidity and Capital
                                          Resources."

New York Stock Exchange Symbol........    "ARI"


- ------------------------


(1) Assumes no OP Units are exchanged for Common Stock. If all OP Units were exchanged for Common Stock, there would be 21,741,571 shares of Common Stock outstanding after the Offering.


                                 DISTRIBUTIONS


    The Company intends to make regular quarterly distributions to its stockholders. The Company intends to pay a PRO RATA distribution with respect to the period commencing on the closing of the Offering and ending on December 31, 1996, based upon $0.40 per share for a full quarter. On an annualized basis, this would be $1.60 per share (of which $0.22 may represent a return of capital for tax purposes), or an annual distribution rate of 8%, based on the assumed initial public offering price per share of $20.00. The Company intends initially to distribute annually approximately 94.5% of estimated Cash Available for Distribution. The Company established this distribution rate based upon an estimate of Cash Available for Distribution that will be available for distributions after the Offering. See "Distributions" for information as to how this estimate was derived. The Company intends to maintain its initial distribution rate for the twelve-month period following consummation of the Offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in its estimate. Distributions by the Company will be determined by the Board of Directors and will be dependent upon a number of factors. The Company believes that its estimate of Cash Available for Distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. In addition, in order to maintain its qualification as a REIT under the Code, the Company is required to distribute currently 95% of its taxable income. See "Distributions." The Company does not intend to reduce the expected distribution per share if the Underwriters' overallotment option is exercised.

                           TAX STATUS OF THE COMPANY

    The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1996, and believes its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income to its stockholders. As a REIT, the Company generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Considerations" and "Risk Factors -- Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property.

                    SUMMARY SELECTED COMBINED FINANCIAL DATA


    The following sets forth selected combined financial and operating information on a pro forma basis for the Company and on a combined historical basis for the Arden Predecessors. The following information should be read in conjunction with the financial statements and notes thereto of the Company and of the Arden Predecessors included elsewhere in this Prospectus. The selected combined historical financial and operating information of the Arden Predecessors at December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, has been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The selected combined financial and operating information for the six months ended June 30, 1996 and June 30, 1995 has been derived from the unaudited combined financial statements of the Arden Predecessors included elsewhere in this Prospectus.



    The unaudited selected pro forma financial and operating information for the six months ended June 30, 1996 and the year ended December 31, 1995 is presented as if the Offering, the Formation Transactions (including the purchase of the Acquisition Properties), and the acquisitions of the Properties acquired during 1996 prior to the Offering (the "1996 Acquired Properties") and the Properties acquired during 1995 (the "1995 Acquired Properties") had all occurred by June 30, 1996 for the combined balance sheet and at the beginning of the period presented for the combined statements of operations. The pro forma balance sheet information also gives effect to the recording of minority interests for OP Units, as if these transactions occurred on June 30, 1996. The pro forma financial information is not necessarily indicative of what the actual financial position or results of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position or results of operations.

                          THE COMPANY (PRO FORMA) AND
                    ARDEN PREDECESSORS (COMBINED HISTORICAL)

                                              SIX MONTHS ENDED JUNE 30,
                                            ------------------------------
                                                             COMBINED
                                            PRO FORMA       HISTORICAL
                                            ---------   ------------------
                                              1996        1996      1995
                                            ---------   --------  --------
                                              (IN THOUSANDS, EXCEPT PER
                                                     SHARE DATA)
OPERATING DATA:
Revenue:
  Rental..................................   $33,493    $ 19,404  $  2,822
  Tenant reimbursements...................     1,967       1,425       177
  Parking.................................     3,090       2,121       220
  Other...................................     1,305       1,521       649
                                            ---------   --------  --------
    Total revenue.........................    39,855      24,471     3,868

EXPENSES:
  Property operating expenses.............    12,787       8,252       934
  General and administrative expenses.....     1,900         830       684
  Depreciation and amortization...........     5,773       3,036       638
  Interest expense........................     4,058      14,741     1,403
                                            ---------   --------  --------
    Total expenses........................    24,518      26,859     3,659
                                            ---------   --------  --------
Equity in net income (loss) of noncombined
  entities................................     --            (94)      108
Income (loss) before extraordinary loss
  and minority interests..................    15,337      (2,482)      317
Extraordinary loss........................     --          --        --
                                            ---------   --------  --------
Income (loss) before minority interests...    15,337      (2,482)      317
Minority interests........................    (2,039)        344        (7)
                                            ---------   --------  --------
Net income (loss).........................   $13,298    $ (2,138) $    310
                                            ---------   --------  --------
                                            ---------   --------  --------
Net income per common share...............   $   .71
                                            ---------
                                            ---------

                                                            YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------
                                                                    COMBINED HISTORICAL
                                                        -------------------------------------------
                                                                                               THE
                                                                                              PERIOD
                                                                                              MARCH
                                                                                               22,
                                                                                              1991
                                            PRO FORMA                                          TO
                                            ---------                                         DECEMBER
                                              1995        1995       1994      1993    1992   31, 1991
                                            ---------   ---------  --------  --------  -----  -----
OPERATING DATA:
Revenue:
  Rental..................................   $66,691    $   8,832  $  5,157  $  3,034  $--    $--
  Tenant reimbursements...................     2,952          403       217        35   --    --
  Parking.................................     5,895          750       382       279   --    --
  Other...................................     2,441        1,707       796       314    324  11
                                            ---------   ---------  --------  --------  -----  -----
    Total revenue.........................    77,979       11,692     6,552     3,662    324  11
EXPENSES:
  Property operating expenses.............    28,288        3,339     2,055     1,480   --    --
  General and administrative expenses.....     3,800        1,377       689       386    471  7
  Depreciation and amortization...........    11,549        1,898     1,143       646      2  --
  Interest expense........................     8,076        5,537     1,673       499      9  --
                                            ---------   ---------  --------  --------  -----  -----
    Total expenses........................    51,713       12,151     5,560     3,011    482  7
                                            ---------   ---------  --------  --------  -----  -----
Equity in net income (loss) of noncombined
  entities................................     --            (116)      201         4   --    --
Income (loss) before extraordinary loss
  and minority interests..................    26,266         (575)    1,193       655   (158) 4
Extraordinary loss........................     --          --          (136)    --      --
                                            ---------   ---------  --------  --------  -----  -----
Income (loss) before minority interests...    26,266         (575)    1,057       655   (158) 4
Minority interests........................    (3,493)          (1)        1     --      --    --
                                            ---------   ---------  --------  --------  -----  -----
Net income (loss).........................   $22,773    $    (576) $  1,058  $    655  $(158) $4
                                            ---------   ---------  --------  --------  -----  -----
                                            ---------   ---------  --------  --------  -----  -----
Net income per common share...............   $  1.21
                                            ---------
                                            ---------



                                                                                      DECEMBER 31,
                                                                        -----------------------------------------
                                                   JUNE 30, 1996
                                               ----------------------              COMBINED HISTORICAL
                                                            COMBINED    -----------------------------------------
                                               PRO FORMA   HISTORICAL     1995      1994     1993    1992   1991
                                               ---------   ----------   --------  --------  -------  ----  ------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Commercial office properties -- net of
  accumulated depreciation...................  $410,160     $254,749    $160,874  $ 34,977  $25,404  $--    $--
Total assets.................................   436,581      286,165     182,379    46,090   27,911   134      10
Mortgage loans payable and unsecured lines of
  credit.....................................   104,000      265,959     168,451    32,944   24,356   250    --
Total liabilities............................   111,468      277,917     174,163    34,148   25,190   287       5
Minority interest............................    43,231          718         100        99    --      --     --
Owners'/Stockholders' equity.................   281,882        7,530       8,116    11,843    2,721  (153)      5

                          THE COMPANY (PRO FORMA) AND
                    ARDEN PREDECESSORS (COMBINED HISTORICAL)


                                              SIX MONTHS ENDED JUNE 30,
                                            ------------------------------
                                                             COMBINED
                                            PRO FORMA       HISTORICAL
                                            ---------   ------------------
                                              1996        1996      1995
                                            ---------   --------  --------
                                              (IN THOUSANDS, EXCEPT PER
                                             SHARE DATA, PERCENTAGES AND
                                                NUMBER OF PROPERTIES)
OTHER DATA:
Funds from Operations (1):
  Income (loss) before extraordinary items
    and minority interests................   $15,337    $ (2,482) $    317
  Depreciation and amortization...........     5,773       3,036       638
                                            ---------   --------  --------
  Funds from Operations...................    21,110         554       955
Company's Share Percentage................     86.69%
Company's Share of Funds from
  Operations..............................    18,300         554       955
                                            ---------   --------  --------
Cash flows from operating activities......     --          2,013       458
Cash flows from investing activities......     --        (96,827)   (5,578)
Cash flows from financing activities......     --         94,937     4,550
Number of Properties owned at period
  end.....................................        24          21        10
Gross rentable square feet of Properties
  owned at period end.....................     4,036       3,547     1,408
Occupancy at period end of Properties
  owned at period end.....................        89%         88%       84%

                                                            YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------
                                                                    COMBINED HISTORICAL
                                                        -------------------------------------------
                                                                                               THE
                                                                                              PERIOD
                                                                                              MARCH
                                                                                               22,
                                                                                              1991
                                            PRO FORMA                                          TO
                                            ---------                                         DECEMBER
                                              1995        1995       1994      1993    1992   31, 1991
                                            ---------   ---------  --------  --------  -----  -----

OTHER DATA:
Funds from Operations (1):
  Income (loss) before extraordinary items
    and minority interests................   $26,266    $    (575) $  1,193  $    655  $(158) $4
  Depreciation and amortization...........    11,549        1,898     1,143       646      2  --
                                            ---------   ---------  --------  --------  -----  -----
  Funds from Operations...................    37,815        1,323     2,336     1,301   (156) 4
Company's Share Percentage................
Company's Share of Funds from
  Operations..............................    32,782        1,323     2,336     1,301   (156) 4
                                            ---------   ---------  --------  --------  -----  -----
Cash flows from operating activities......     --           2,830       834     1,186   (258) 7
Cash flows from investing activities......     --         123,358   (17,921)  (25,965)  --    --
Cash flows from financing activities......     --         120,707    16,845    25,632    250  1
Number of Properties owned at period
  end.....................................        24           17         8         3   --    --
Gross rentable square feet of Properties
  owned at period end.....................     4,036        2,634     1,130       530   --    --
Occupancy at period end of Properties
  owned at period end.....................        89%          88%       82%       84%  --    --


- ---------------

(1) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes Funds from Operations in accordance with standards established by the White Paper which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                                  RISK FACTORS

    An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making a decision to purchase Common Stock in the Offering.

PRICE TO BE PAID FOR PROPERTIES AND OTHER ASSETS MAY EXCEED THEIR FAIR MARKET VALUE


    No independent third-party valuations, appraisals or fairness opinions were obtained by the Company in connection with the Formation Transactions. Accordingly, there can be no assurance that the prices paid by the Company will not exceed the fair market value of the interests in the Arden Predecessors, the Properties and the other assets to be acquired by the Company in the Formation Transactions. The initial public offering price has been determined by Messrs. Ziman and Coleman and the Underwriters based upon a capitalization of estimated Cash Available for Distribution and the factors discussed under "Structure and Formation of the Company -- The Formation Transactions -- Determination and Valuation of Ownership Interests" and "Underwriting," rather than an asset-by-asset valuation based on historical cost or current market value. In determining the initial public offering price of the Common Stock certain assumptions were made concerning the estimate of revenue to be derived from the Properties. See "Distributions." This methodology has been used because management believes it is appropriate to value the Company as an ongoing business, rather than with a view to values that could be obtained from a liquidation of the Company or of individual assets owned by the Company. There can be no assurance that there will not be discrepancies between assumed results and actual results which could lead to a reduction in actual distributions compared to assumed distributions. It is possible that the initial public offering price per share of Common Stock may exceed the per share fair market value of the Company's assets.



FORMATION TRANSACTIONS NOT ARM'S LENGTH


    The Formation Transactions are not the result of arm's-length negotiations. The Participants (including Messrs. Ziman and Coleman, who are founders of Arden and the Arden Predecessors and executive officers and members of the Board of Directors of the Company) have preexisting ownership interests in Arden and the Arden Predecessors. The ownership interests of such individuals differ in proportion and amount. Messrs. Ziman and Coleman have negotiated the purchase price for the assets to be acquired by the Company in the Formation Transactions and each of these individuals will receive substantial economic benefits as a result of such transactions. There can be no assurance that the fair market value of the Properties and the other assets to be acquired by the Company will equal or exceed the sum of the value of the OP Units issued and the amount of cash paid to the Participants in the Formation Transactions.

REAL ESTATE FINANCING RISKS


    ABILITY TO REPAY OR REFINANCE INDEBTEDNESS AT MATURITY. Upon consummation of this Offering and the Formation Transactions, the Company will enter into the one-year interim Mortgage Financing in the aggregate principal amount of $104 million. The Company intends to refinance the Mortgage Financing prior to maturity through the CMBS Offering. The Company also intends to enter into and, over time, make borrowings under the Credit Facility. The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that any indebtedness will not be able to be refinanced or that the terms of any such refinancing will not be as favorable as the terms of such indebtedness.



    RISK OF FAILURE TO COVER DEBT SERVICE UNDER THE MORTGAGE FINANCING AND CMBS OFFERING. Concurrently with the Offering, the Company, through the Operating Partnership, will borrow approximately $104 million in principal amount under the Mortgage Financing and intends to refinance the Mortgage Financing prior to maturity through the CMBS Offering. The payment and other obligations under the Mortgage Financing will be (and under the CMBS Offering are expected to be) secured by fully cross-collateralized and cross-defaulted first mortgage liens on the nine Mortgage Financing Properties. The Mortgage Financing will require monthly payments of interest only, with all principal due on the first anniversary of the Mortgage Financing. If the Company is unable to meet its obligations under the Mortgage Financing (or under the CMBS Offering), the Mortgage Financing Properties securing such debt could be foreclosed on, which would have a material adverse effect on the Company and its ability to make expected distributions and could threaten the continued viability of the Company. See "Policies With Respect to Certain Transactions -- Financing Policies."



    POTENTIAL EFFECT OF RISING INTEREST RATES ON COMPANY'S VARIABLE RATE DEBT. Upon or shortly after consummation of the Offering and the Formation Transactions, the Company intends to enter into the proposed $100 million Credit Facility. See "Policies With Respect to Certain Activities -- Financing Policies." Advances under the Credit Facility will bear interest at a variable rate. In addition, the Company may incur other variable rate indebtedness in the future. Increases in interest rates on such indebtedness would increase the Company's interest expense (e.g., assuming the entire $100 million available under the Credit Facility is outstanding, the Company would incur an additional $250,000 in interest expense for each 0.25% increase in interest rates), which could adversely affect the Company's cash flow and its ability to pay expected distributions to stockholders. In addition, although the Mortgage Financing (and CMBS Offering) will bear interest at a variable rate, the Company expects to enter into the Swap Agreement or other hedging transactions to further limit its exposure to rising interest rates as appropriate and cost effective, although there can be no assurance that it will be able to do so on terms acceptable to the Company. The Swap Agreement or other hedging transactions also may expose the Company to the risk that the counter party may not perform, which could cause the Company to lose the benefits of the hedging transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



NO LIMITATION ON DEBT



    Upon completion of the Offering and the Formation Transactions, the Company's debt to total market capitalization ratio will be approximately 19.3% (17.6% if the Underwriters' overallotment option is exercised in full). The Company currently has a policy of incurring debt only if upon such incurrence the debt to total market capitalization ratio would be 50% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders and could increase the risk of default on the Company's indebtedness.



    The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets. The Company has used total market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service.


REAL ESTATE INVESTMENT RISKS


    REAL ESTATE OWNERSHIP RISKS. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and ability to make distributions to its stockholders will be adversely affected.


    The Company's revenue and the value of its properties may be adversely affected by a number of factors, including the national economic climate; the local economic climate; local real estate conditions; the perceptions of prospective tenants of the attractiveness of the property; the ability of the Company to manage and maintain the Properties and secure adequate insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.


    RISK THAT COMPANY MAY BE UNABLE TO RETAIN TENANTS OR RENT SPACE UPON LEASE EXPIRATIONS. The Company will be subject to the risks that upon expiration, leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. Leases on a total of approximately 13% and 51% of the occupied space in the Properties will expire through the end of 1997 and 2000, respectively. During 1997, the re-leasing of the Company's expiring leases may result in a net decrease in cash flow from the leases due to the number of leases expected to expire during such period which are above current market rents. If the Company is unable to promptly relet or renew leases for all or a substantial portion of this space, if the rental rates upon such renewal or reletting are significantly lower than expected, the Company's cash flow and ability to make expected distributions to stockholders could be adversely affected.



    RESTRAINTS ON COMPANY'S FLEXIBILITY TO LIQUIDATE REAL ESTATE. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.



    IMPACT OF COMPETITION ON OCCUPANCY LEVELS AND RENTS CHARGED. Numerous office properties compete with the Properties in attracting tenants to lease space. Some of the competing properties may be newer, better located or owned by parties better capitalized than the Company. The number of competitive commercial properties in a particular area could have a material adverse effect on (i) the ability to lease space in the Properties (or at newly acquired or developed properties) and (ii) the rents charged.



    POTENTIAL INCREASES IN CERTAIN TAXES AND REGULATORY COMPLIANCE COSTS. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Properties are also subject to various federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act (the "ADA") and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.



    IMPACT OF FINANCIAL CONDITION AND SOLVENCY OF TENANTS ON COMPANY'S CASH FLOW. At any time, a tenant of the Properties may seek the protection of bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in cash flow available for distribution by the Company. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income may be adversely affected.



    AMERICANS WITH DISABILITIES ACT COMPLIANCE COSTS. Under the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants.
Although the Company believes that the Properties are substantially in compliance with these requirements, the Company may incur additional costs to comply with the ADA. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involved a greater expenditure than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.


    FINANCIAL DEPENDENCY AND MANAGEMENT CONFLICTS ASSOCIATED WITH PARTNERSHIP AND JOINT VENTURE PROPERTY OWNERSHIP STRUCTURES. The Company will own its interests in the Properties through the Operating Partnership. In addition, the Company may also participate with other entities in property ownership through joint ventures or partnerships in the future. While the Company currently does not have any plans to invest in joint ventures or partnerships with affiliates or promoters of the Company, Mr. Arthur Gilbert, a director of the Company, owns one office property in Southern California that the Company may consider acquiring in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.



CONCENTRATION OF PROPERTIES IN SOUTHERN CALIFORNIA


    All of the Company's Properties are located in Southern California, with 21 of the 24 Properties located in suburban Los Angeles County. Los Angeles County just recently began to recover from an economic recession which affected Southern California generally and Los Angeles County in particular since the early 1990s. The Company's revenue and the value of its Properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office and other competing commercial properties). Therefore, the Company's performance and its ability to make distributions to stockholders will likely be dependent, to a large extent, on the economic conditions in this market area.

CONFLICTS OF INTERESTS IN THE FORMATION TRANSACTIONS AND THE BUSINESS OF THE COMPANY


    BENEFITS FROM FORMATION TRANSACTIONS. Participants receiving OP Units in the Formation Transactions (including Messrs. Ziman and Coleman, who are executive officers and directors of the Company, and Mr. Arthur Gilbert, who is a director nominee of the Company, and Ms. Michele Byer, who is an executive officer of the Company), will realize certain benefits from the Formation Transactions that will not generally be received by other persons participating in the formation of the Company, including receipt of an aggregate of approximately 2,740,718 OP Units, and options to purchase an aggregate of 690,000 shares of Common Stock under the Stock Incentive Plan. Messrs. Ziman and Coleman will beneficially own, directly or indirectly through affiliates (including Arden), 2,204,584 OP Units (representing an 10.14% limited partner interest in the Operating Partnership) in exchange for the transfer of interests and assets having an aggregate book value of approximately $2,000 to the Operating Partnership by Messrs. Ziman and Coleman. In addition, Messrs. Ziman and Coleman will enter into employment agreements with the Company. See
"Structure and Formation of the Company -- Benefits of the Formation Transactions and the Offering to Affiliates of the Company" and "Management -- Employment Agreements." Because these persons were involved in structuring the Formation Transactions, they had the ability to influence the type and level of benefits they received. As such, these persons may have interests that conflict with the interests of others participating in the Formation Transactions and with the interests of persons acquiring Common Stock in the Offering. As a result, the type and level of benefits these persons received may have been
different   if  they   had  not   participated  in   structuring  the  Formation
Transactions.



    REPAYMENT OF CERTAIN DEBT. After giving effect to its participation in the Mortgage Financing, Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc., the lead managing underwriter for the

Offering, will receive a net amount of approximately $202 million of the net proceeds of the Offering as repayment of indebtedness and related additional and accrued interest expected to be outstanding upon consummation of the Offering. See "Underwriting."



    FAILURE TO ENFORCE TERMS OF FORMATION AGREEMENTS. As partners and members in the Arden Predecessors (which have owned the Properties), owners of Arden, and recipients of cash and OP Units in the Formation Transactions, certain members of the Company management, including Messrs. Ziman, Coleman and Gilbert and Ms. Byer, will have a conflict of interest with respect to their obligations as directors or executive officers of the Company in enforcing the terms (including customary representations and warranties as to ownership and operation) of the agreements relating to the transfer to the Company of their interests in the Properties and the Arden assets. The failure to enforce the material terms of those agreements, particularly the indemnification provisions for breaches of representations and warranties, could result in a monetary loss to the Company, which loss could have a material adverse effect on the Company's financial condition or results of operations. In addition, the aggregate liability of Messrs. Ziman and Coleman and Arden under those agreements is limited to approximately $43.5 million (the initial value of the OP Units received by them in the Formation Transactions based on the assumed initial offering price of the Common Stock offered hereby), and each such party is severally liable, up to the initial value of the OP Units received by such party, only for breaches of such party's respective representations and warranties. The Company therefore will have no right of recovery as to any damages in excess of such aggregate or individual amounts that may result from breaches of such representations and warranties.



    TAX CONSEQUENCES UPON ANY PREPAYMENT OF MORTGAGE FINANCING. Certain Limited Partners, including Messrs. Ziman, Coleman and Gilbert and Ms. Byer, may incur adverse tax consequences upon the repayment of mortgage indebtedness relating to the Mortgage Financing Properties which are different from the tax consequences to the Company and persons who purchase shares of Common Stock in the Offering. Consequently, such Limited Partners may have different objectives regarding the appropriate timing of any such repayment. While the Company will have the exclusive authority under the Partnership Agreement to determine whether, when, and on what terms to repay such mortgage indebtedness, any such decision would require the approval of the Board of Directors. Messrs. Ziman, Coleman and Gilbert and Ms. Byer will have substantial influence with respect to any such decision, and such influence could be exercised in a manner not consistent with the interests of some, or a majority, of the Company's stockholders including in a manner which could prevent repayment of such mortgage indebtedness.



    LIMITATION UPON SALE OR REFINANCING OF CENTURY PARK CENTER. Due to the potential adverse consequences to certain Limited Partners which may result from a sale of Century Park Center, for a period of seven years following the Offering, any sale of Century Park Center (other than in connection with the sale of all or substantially all of the assets of the Company or a merger of the Company) requires the consent of a majority of the Limited Partners, which may cause the Company to be unable to sell this Property in circumstances in which it would be advantageous to do so.



    OTHER REAL ESTATE INTERESTS. Messrs. Ziman, Coleman and Gilbert hold certain real estate interests which are not being contributed to the Company as part of the Formation Transactions. Except for one property owned by Mr. Gilbert, none of such real estate interests relate to properties that are office properties. Subsequent to the consummation of this Offering, the Company may consider the acquisition of the office property owned by Mr. Gilbert.


RISKS ASSOCIATED WITH THE RECENT ACQUISITION OF MANY OF THE NEW PROPERTIES; LACK OF OPERATING HISTORY


    After giving effect to the Formation Transactions, the Company will own 24 Properties, consisting of approximately 4.0 million rentable square feet. All of the Properties have been under the Company's management for 3 1/2 years or less and a majority of the Properties have been owned for less than one year (11 Properties) or will be acquired at the closing of this Offering (2 Properties). The most recently acquired of the Properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of the most recently acquired Properties may decline under the Company's management.

    The Company is currently experiencing a period of rapid growth. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.


CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL



    The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. In addition, the Board of Directors may change the Company's policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of the Common Stock. See "Policies with Respect to Certain Transactions."


RISK OF ACQUISITION, RENOVATION AND DEVELOPMENT ACTIVITIES

    The Company intends to continue acquiring office properties. See "Business and Growth Strategies -- Business Strategies." Acquisitions of office properties entail risks that investments will fail to perform in accordance with expectations. Estimates of renovation costs and costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

    The Company intends to expand and/or renovate its Properties from time to time. Expansion and renovation projects generally require expenditure of capital as well as various government and other approvals, the receipt of which cannot be assured. While policies with respect to expansion and renovation activities are intended to limit some of the risks otherwise associated with such activities, the Company will nevertheless incur certain risks, including expenditures of funds on, and devotion of management's time to, projects which may not be completed.

    The Company anticipates that future acquisitions and renovations will be financed through a combination of advances under the Credit Facility, other lines of credit and other forms of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

    While the Company has generally limited its acquisition, renovation, management and leasing business primarily to the Southern California market, it is possible that the Company will in the future expand its business to new geographic markets. The Company will not initially possess the same level of familiarity with new markets outside of Southern California, which could adversely affect its ability to acquire, develop, manage or lease properties in any new localities.

    Changing market conditions, including competition from other purchasers of Class A suburban office properties, may diminish the Company's opportunities for attractive additional acquisitions.

    The Company also intends to review from time to time the possibility of developing and constructing office buildings and other commercial properties in accordance with the Company's development and underwriting policies. See "Business and Growth Strategies -- Business Strategies." Risks associated with the Company's development and construction activities may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they would ultimately be successful, typically require a substantial portion of management's time and attention. Development activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES


    TAX LIABILITIES AS A CONSEQUENCE OF FAILURE TO QUALIFY AS A REIT. The Company intends to operate so as to qualify as a REIT under the Code, commencing with its taxable year ending December 31, 1996. Although management believes that it will be organized and will operate in such a manner, no assurance can be given that the Company will be organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets in partnership form. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Latham & Watkins, counsel to the Company, regarding various issues affecting the Company's ability to qualify, and continue to qualify, as a REIT. See "Federal Income Tax Considerations -- Taxation of the Company." Such legal opinion is based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the IRS or any court.


    If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification."

    OTHER TAX LIABILITIES. Even if the Company qualifies for and maintains its REIT status, it will be subject to certain federal, state and local taxes on its income and property. If the Company has net income from a prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Considerations."

FAILURE OF THE OPERATING PARTNERSHIP TO QUALIFY AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES


    The Company will receive an opinion of Latham & Watkins, tax counsel to the Company, at the closing of the Formation Transactions to the effect that the Operating Partnership is properly treated as a partnership for federal income tax purposes. Such opinion is not binding on the IRS or the courts. If the IRS were to successfully challenge the tax status of the Operating Partnership as a partnership for federal income tax purposes, the Operating Partnership would be treated as an association taxable as a corporation. In such event, the character of the Company's assets and income would change, which would preclude the Company from satisfying the REIT asset tests and possibly the income tests (as set forth in the Code) and, in turn, would prevent the Company from qualifying as a REIT. The imposition of a corporate tax on the Operating Partnership would also reduce the amount of cash available for distribution to the Company and its stockholders. See "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership."


INSURANCE

    The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. The Operating Partnership also carries earthquake insurance on all of the Properties. There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Partnership could lose its capital invested in the property, as well as the anticipated future revenue from the property and, in the case of debt which is with recourse to the Operating Partnership, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect the Company. Moreover, as a general partner of the Operating Partnership, the Company will generally be liable for any unsatisfied obligations other than non-recourse obligations. The Company believes that the Properties are adequately insured. In addition, in light of the California earthquake risk, California building codes since the early 1970's have established construction standards for all newly built and renovated buildings, including office buildings, the current and strictest construction standards having been adopted in 1984. Of the 24 Properties, 13 have been built since January 1, 1985 and the Company believes that all of the Properties were constructed in full compliance with the applicable standards existing at the time of construction. While earthquakes have occurred in Southern California, the only loss the Company has experienced as a result of earthquakes was minor damage to three of its buildings due to the Northridge earthquake, which resulted in $601,000 of damage in the year ended December 31, 1994. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.



DEPENDENCE ON KEY PERSONNEL


    The Company is dependent on the efforts of its executive officers, particularly Messrs. Ziman and Coleman. The loss of their services could have a material adverse effect on the operations of the Company. Prior to the consummation of the Offering, each of Messrs. Ziman and Coleman will enter into an employment agreement with the Company. See "Management -- Employment Agreements."

LIMITS ON CHANGES IN CONTROL


    Certain provisions of the Charter and bylaws of the Company (the "Bylaws") may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Capital Stock" and "Certain Provisions of Maryland Law and the Company's Charter and Bylaws." These provisions include the following:


    LIMITS ON OWNERSHIP OF COMMON STOCK. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of Common Stock of the Company may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Federal Income Tax Considerations -- Taxation of the Company." In order to protect the Company against the risk of losing REIT status due to the concentration of ownership among its stockholders, the Ownership Limit included in the Charter limits actual or constructive ownership of the outstanding shares of Common Stock by any single stockholder to 9.0% of the total of the then outstanding shares of Common Stock. See "Capital Stock -- Restrictions on Transfer." Although the Board of Directors presently has no intention of doing so (except as described below), the Board of Directors could waive this restriction with respect to a particular stockholder if it were satisfied, based upon the advice of tax counsel, that ownership by such stockholder in excess of the Ownership Limit would not jeopardize the Company's status as a REIT and the Board of Directors otherwise decided such action would be in the best interests of the Company. Actual or constructive ownership of shares of Common Stock in excess of the Ownership Limit will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares in excess of the Ownership Limit and such shares will be automatically transferred to a trust for the benefit of a qualified charitable organization. Such transferee or owner shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. The Board of Directors has waived the Ownership Limit with respect to Mr. Ziman and certain family members and affiliates and permitted such parties to actually and constructively own up to 13.0% of the outstanding shares of Common Stock. See "Capital Stock -- Restrictions on Transfer" for additional information regarding the Ownership Limit.


    PREFERRED STOCK. The Charter authorizes the Board of Directors to cause the Company to issue authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify any unissued shares of Preferred Stock and to set the preferences, rights and other terms of such classified or unclassified shares. See "Capital Stock -- Preferred Stock." Although the Board of Directors has no such intention at the present time, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.


    STAGGERED BOARD. The Company's Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. Beginning in 1997, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws -- Board of Directors - Number, Classification, Vacancies."


HISTORICAL LOSSES


    The Arden Predecessors had a combined historical net loss of approximately $2.1 million for the six months ended June 30, 1996 and approximately $576,000 for the year ended December 31, 1995. These net losses reflect the substantial interest expense associated with the acquisition financing of the Properties and certain non-cash charges such as depreciation and amortization. See "Selected Combined Financial Data" and the financial statements and accompanying notes included in this Prospectus. These historical results may not be indicative of future results. Nonetheless, there can be no assurance that the Company will not incur net losses in the future.


POSSIBLE ENVIRONMENTAL LIABILITIES

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure properly to remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site.

    Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACM") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACM and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACM. In connection with its ownership and operation of the Properties, the Company may be potentially liable for such costs. ACM has been detected through sampling by environmental consultants at 70 South Lake, 16000 Ventura Boulevard and 9665 Wilshire. The non-friable ACM was found in certain floor tiles and pipe wrappings at 16000 Ventura Boulevard and 70 South Lake and in vinyl floor tiles, carpet mastic, drywall mud/tape, textured ceiling material, core insulation material and fireproofing at 9665 Wilshire. The non-friable ACM found at these Properties is not expected to present a risk as long as it continues to be properly managed. The environmental consultants recommended no further ACM sampling or removal action at any of the Properties.

    In the past two years, independent environmental consultants have conducted or updated Phase I Environmental Assessments ("Phase I Assessments") at the Properties. These Phase I Assessments have included, among other things, a visual inspection of the Properties and the surrounding area and a review of relevant state, federal and historical documents. No invasive techniques such as soil or groundwater sampling were performed.

    The Company's Phase I Assessments of the Properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nevertheless, it is possible that the Company's Phase I Assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.


    The Company believes that the Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products, except as noted above. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present Properties, other than as noted above.


EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE


    Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. In connection with the formation of the Company, 2,899,071 OP Units, in addition to Common Stock sold by the Company in the Offering, will be issued. See "Structure and Formation of the Company." Messrs. Ziman and Coleman have agreed to certain restrictions on the dispositions of the shares of Common Stock issued upon exchange of OP Units. See "Underwriting." When such restrictions lapse, Common Stock issued upon the exchange of OP Units may be sold in the public market pursuant to registration rights that the Company has granted to the Participants or available exemptions from registration. In addition, 1,500,000 shares of Common Stock will be reserved for issuance pursuant to the Company's Stock Incentive Plan, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. Options to purchase a total of 868,500 shares of Common Stock will be granted and stock bonus awards for a total of 5,000 shares have been granted to certain executive officers, employees and directors upon the closing of the Offering. See "Management -- Compensation of Directors," "-- Executive Compensation" and "-- Stock Incentive Plan." No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.



EFFECT ON HOLDERS OF COMMON STOCK OF AN ISSUANCE OF PREFERRED STOCK



    The Board of Directors is empowered by the Company's Charter to designate and issue from time to time one or more classes or series of Preferred Stock without stockholder approval. The Board of Directors may determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. See "Capital Stock -- Preferred Stock." Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series or class of Preferred Stock preferences, distributions, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could also have the effect of delaying or preventing a change in control of the Company. See "-- Limits on Changes in Control."


IMMEDIATE AND SUBSTANTIAL DILUTION


    As set forth more fully under "Dilution," the pro forma net tangible book value per share of the assets of the Company after the Offering will be substantially less than the initial public offering price per share in the Offering. Accordingly, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $5.24 per share in the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."


ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON STOCK

    Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained or that shares of Common Stock will be resold at or above the initial public offering price. The initial public offering price of the Common Stock has been determined by agreement among the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting." The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates. Moreover, numerous other factors, such as governmental regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock.


INFLUENCE OF EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS



    Upon completion of the Offering, all directors and executive officers of the Company as a group will beneficially own approximately 94% of the OP Units which, commencing one year after consummation of the Offering, will be redeemable by the holder for cash or, at the option of the Company, exchangeable for shares of Common Stock on a one-for-one basis. Assuming the exchange of all of these OP Units for shares of Common Stock, all directors and executive officers as a group would beneficially own approximately 12.61% of the total issued and outstanding shares. Mr. Ziman currently serves as Chairman and Chief Executive Officer and will be, along with Mr. Coleman, who currently serves as President and Chief Operating Officer, and Mr. Gilbert (a director nominee) on the initial Board of Directors of the Company. Accordingly, such persons will have substantial influence on the Company, which influence might not be consistent with the interests of other stockholders, and may in the future have a substantial influence on the outcome of any matters submitted to the Company's stockholders for approval if all of their OP Units are exchanged for Common Stock. In addition, although there is no current agreement, understanding or arrangement for those Participants who received OP Units to act together on any matter, the Participants could be in a position to exercise significant influence over the affairs of the Company if they were to act together in the future. See "Principal Stockholders."


RISKS OF FEE MANAGEMENT BUSINESS

    The   Company,  through   the  Operating  Partnership,   intends  to  pursue
selectively the management of properties owned by third parties. Risks associated with the management and leasing of properties owned by third parties include the risk that the management and leasing contracts (which are typically cancelable upon 15 to 60 days' notice or upon certain events, including sale of the property) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management and leasing fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed or leased by the Operating Partnership, resulting in decreased management or leasing fee income.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

    One of the factors that will influence the market price of the Common Stock in public markets will be the annual distribution rate on the shares. Increasing market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual distribution rate from future distributions. Such an increase in the required distribution rate may adversely affect the market price of the Common Stock.

                                  THE COMPANY


    The Company has been formed to continue and expand the real estate business of Arden and the other Arden Predecessors which are engaged in owning, acquiring, managing, leasing and renovating office properties in Southern California. The Company's founders, Richard S. Ziman and Victor J. Coleman, along with the other five senior officers at the Company, have an average of more than 18 years of experience in the real estate industry. Upon completion of the Offering, the Company will own 24 office properties (the "Properties") containing approximately 4.0 million rentable square feet. All of the Properties are located in Southern California, with 21 in suburban Los Angeles County, two in Orange County and one in San Diego County. As of August 1, 1996, the Properties had a weighted average occupancy rate of approximately 89%. Arden currently manages 22 of the Properties. Upon completion of the Offering, the Company will manage all of the Properties and four additional properties containing approximately 325,000 rentable square feet which are currently managed by Arden for institutional investors and other third-party owners. The Company will be a fully integrated, self-administered and self-managed real estate company and expects to qualify as a REIT for federal income tax purposes.



    The Company believes that all of the Properties are located in strong submarkets which generally have significant rent growth potential due to employment growth, declining vacancy rates, limited new construction activity and existing rental rates at levels significantly below those required to make new construction economically feasible. The Company's portfolio is comprised primarily of Class A suburban office properties. The Company generally considers Class A suburban office properties to be those which have desirable locations and high quality finishes, are well maintained and professionally managed and are capable of achieving rental and occupancy rates which are typically above those prevailing in their respective markets. Of the Company's 24 Properties, 20 Properties have been built since 1980 and 14 Properties, including all four built prior to 1980, have been substantially renovated within the last three years. The Properties are leased to over 540 tenants which engage in a wide variety of businesses, including financial services, entertainment, health care services, accounting, law, computer technology, education and publishing. Major tenants in the Company's portfolio, based on square feet leased, include:
McDonnell Douglas, GTE California, Pepperdine University, Merrill Lynch, Earth Technology, Grey Advertising, The Hearst Corporation, Smith Barney and Deloitte & Touche. As of August 1, 1996, no single tenant accounted for more than approximately 3.3% of the aggregate Annualized Base Rent of the Company's portfolio and only 16 tenants individually represented more than 1% of such aggregate Annualized Base Rent.


    The  Company  believes  that  certain  economic  fundamentals  in   Southern
California provide an attractive environment for owning, acquiring and operating Class A suburban office properties:


    - According  to  AMERICA'S  OFFICE  ECONOMY  prepared  by  Cognetics,  Inc.,
      Metropolitan Los Angeles (which includes Los Angeles County and Orange County), in which 23 of the Company's 24 Properties are located, is projected to be the number one market in the United States for primary office employment growth during the period from 1995 to 2005;



    - According to statistics released by the U.S. Bureau of Labor Statistics, the unemployment rate in the Los Angeles/Long Beach Primary Metropolitan Statistical Area (the "Los Angeles PMSA"), in which 21 of the 24
      Properties are located, has decreased significantly over the past four years, falling from an average of 9.8% during 1992 to 7.9% during 1995;



    - The Los Angeles EDC has forecast that economic activity will increase twice as fast in Los Angeles County than in the nation as a whole during 1996 and 1997, with inflation-adjusted gross product growing at a rate of 5.2% and 5% in Los Angeles County as compared to 2.5% and 2.4% in 1996 and 1997 for the nation as a whole; and


    - Since 1992, there has been very limited construction of new office properties in the Southern California region. The Company believes that this limited construction of office properties coupled with a growing economy will continue to result in increased demand for office space and positive net absorption in the Southern California region, and particularly in the selected submarkets where most of the Properties are located. See "Southern California Economy and Office Markets."

    Richard S. Ziman, the Chairman and Chief Executive Officer of the Company, has been involved in the real estate business for over 25 years. In 1979, Mr. Ziman co-founded, as managing general partner, PFG, whose primary focus was to acquire underperforming office buildings in good locations and then actively manage, lease and renovate the properties to increase cash flow and enhance their value. During the early and mid 1980's, PFG acquired over 4.0 million square feet of commercial office space almost exclusively in Los Angeles County and Orange County. In order to capitalize on the escalation of prices for Southern California office properties in the late 1980's, PFG sold substantially all of its interests in its office properties portfolio at a gain prior to the general downturn in the real estate market in Southern California.



    In 1993, in anticipation of a recovery in the Southern California real estate market, the Company began to selectively acquire commercial office properties located in suburban Los Angeles County. In assembling its existing portfolio and as part of its operating strategy, the Company primarily acquired office properties that were located in submarkets with growth potential, were underperforming or needed renovation and which offered opportunities for the Company to implement its value-added strategy to increase cash flow. This strategy includes active management and aggressive leasing efforts, a focused renovation and refurbishment program for underperforming assets, reduction and containment of operating costs and emphasis on tenant satisfaction (including efforts to maximize tenant retention at lease expiration and programs to relocate tenants to other spaces within the Company's portfolio). The Company's commitment to tenant satisfaction and retention is evidenced by its retention rate of approximately 82% (based on square feet renewed) from 1993 through August 1, 1996 and management's on-going relationships with multi-site tenants such as McDonnell Douglas, Merrill Lynch, Imperial Bank, Smith Barney and GTE California.



    The Company believes that it has been successful in implementing its value-added strategy as evidenced by increased occupancy rates and rental revenue at the Properties. As of August 1, 1996, the Properties owned by the Company for more than one year had a weighted average occupancy rate of approximately 88%, compared to a weighted average occupancy of approximately 80% as of the respective dates such Properties were acquired by the Company. In addition, the Company's occupancy rates at many of its Properties are above market averages in the applicable submarkets based on information included in the C&W Market Study. As of April 30, 1996, the weighted average occupancy rate of the 21 Properties located in Los Angeles County was approximately 90%, compared to weighted average occupancy rates, as of December 31, 1995, of approximately 81% for office properties throughout Los Angeles County and approximately 84% for office properties in the Los Angeles County submarkets in which such Properties are located (based in each case on the C&W Market Study).



    The Company believes that the submarkets in which the Properties are located, as well as certain additional submarkets within the Southern California region, present opportunities for the Company to continue to acquire Class A suburban office properties at attractive yields and for prices significantly below replacement costs. To date, the Company has acquired its Properties at a cost which the Company believes is significantly below replacement cost based on estimates of replacement costs of Class A office buildings included in the C&W Market Study. As part of its growth strategy to pursue such acquisitions, the Company has acquired five properties in 1996 and will use approximately $35 million of the net proceeds from the Offering to acquire the two Acquisition Properties concurrently with the Offering. The Acquisition Properties contain a total of approximately 298,000 rentable square feet and are located in suburban Los Angeles County. The Company believes that these acquisitions demonstrate its ability, through its local market expertise, to identify and, with respect to the 1996 acquired properties, to complete acquisitions in selected submarkets within Southern California at prices significantly below replacement cost based on estimates of replacement costs of Class A office buildings included in the C&W Market Study. See "Business and Growth Strategies." To capitalize on future acquisition opportunities, the Company is negotiating a $100 million Credit Facility which the Company expects to use for acquiring properties and for general corporate purposes, although there can be no assurance that the Company will enter into the Credit Facility.



    Upon completion of the Offering, the founders and executive officers of the Company will beneficially own approximately 12.61% of the Company, assuming the exchange of all of their OP Units for Common Stock and excluding shares of Common Stock subject to options granted under the Company's 1996 Stock Incentive Plan (the "Stock Incentive Plan").

    The Company is a Maryland corporation incorporated on May 1, 1996. The Company's executive offices are located at 9100 Wilshire Boulevard, East Tower, Suite 700, Beverly Hills, California 90212 and its telephone number is (310) 271-8600.

                         BUSINESS AND GROWTH STRATEGIES

    The Company's primary business objectives are to maximize growth in cash flow and to enhance the value of its portfolio in order to maximize total return to its stockholders. The Company believes it can achieve these objectives by continuing to implement its business strategies and capitalize on the external and internal growth opportunities described below. The Company also believes, based on its evaluation of market conditions, that a number of factors will enhance its ability to achieve its business objectives, including (i) the continuing improvement in the Southern California economy; (ii) the limited construction of new office properties in the Southern California region due to the substantial cost to develop new office properties compared to current acquisition prices and substantial building construction limitations in many submarkets, which provides opportunities to maximize occupancy rates, rental rates and overall portfolio value; and (iii) the limited availability of conventional real estate financing for new construction of office properties in Southern California.

BUSINESS STRATEGIES


    The Company's primary business strategies are to (i) acquire and renovate underperforming office properties or properties which provide attractive yields with stable cash flow in submarkets where it can utilize its local market expertise and extensive real estate experience; (ii) actively manage its portfolio; and (iii) selectively provide real estate management services to third parties. When market conditions permit, the Company may also develop new properties in submarkets where it has local market expertise.



    Based on its own historical activities and its knowledge of the local marketplace the Company believes that (i) the Southern California region offers opportunities for companies like the Company that are well-capitalized, experienced owners of real estate with extensive local market expertise and (ii) being a public company will enhance its ability to take advantage of opportunities to acquire additional office properties at attractive prices and develop office properties, when feasible, at attractive returns. Through four regional offices, the Company implements its business strategies by: (i) emphasizing tenant satisfaction and retention and employing intensive property marketing programs; (ii) utilizing a multidisciplinary approach to acquisition, management, leasing and renovation activities that is designed to coordinate decision-making and enhance responsiveness to market opportunities and tenant needs; and (iii) implementing cost control management and systems that capitalize on economies of scale arising from the size and location of the Company's portfolio. The Company believes that the implementation of these operating practices has led to the increased occupancy rates and rental revenue of its existing portfolio.



    AGGRESSIVE LEASING. The Company utilizes its market position and relationships with a broad array of brokers and tenants to implement its aggressive leasing efforts and monitor and understand the current and future space needs of office tenants in its various submarkets. Since the Company retains several different brokerage companies as leasing agents (at least nine different companies across the four regions and 24 Properties) to implement its leasing program, it has a high profile in the brokerage community. This strategy enables the Company to attract and place tenants throughout all of the Properties, thereby improving the Company's penetration in the tenant community. The Company believes that not only does the breadth of its submarket presence permit it to offer a wide variety of space alternatives to prospective tenants and to existing tenants whose facility requirements change over time, but also its leasing agents are given incentives to locate tenants to Properties where they are not the leasing agent.


    INTEGRATED DECISION-MAKING AND RESPONSIVENESS. In addition to the location and quality of the Properties, management generally credits its ability to maintain its Properties at above-average market occupancy levels to the coordination of its decision-making team. Acquisition, renovation and leasing activities are coordinated to enhance responsiveness to market opportunities and tenant needs. The Company's renovation and construction executive plays an integral role in both its leasing and acquisition activities. The acquisition, leasing and renovation teams work closely with the Company's senior management from the initial meetings with prospective tenants or sellers, and throughout the negotiation process. This integrated approach permits the Company to analyze the economic terms and costs (including tenant build-out and retrofitting costs) for each lease on a timely and efficient basis throughout lease negotiations. With respect to acquisitions, the Company can quickly analyze the costs of upgrades and lease-up potential. The Company is able to commit to leasing and acquisition terms quickly, facilitate timely deal execution and build-out of space for prospective tenants and minimize downtime between lease rollovers.


    COST CONTROL OPERATING EFFICIENCIES. The size and geographic location of the Company's portfolio permit it to enhance portfolio value by lowering operating costs and expenses, compared to single-site ownership and management. The Company seeks to capitalize on economies of scale resulting from the Southern California geographic focus of the portfolio and the maintenance of a centralized state of the art accounting system for cost control at each of the Properties. The Company also strives to minimize overhead by controlling corporate general and administrative expenses and assigning responsibility for multiple submarkets to its four regional offices.


GROWTH STRATEGIES


    EXTERNAL GROWTH: Based on its own historical activities and its knowledge of the local marketplace, the Company believes that opportunities continue to exist to acquire additional office properties that: (i) provide attractive initial yields with significant potential for growth in cash flow; (ii) are in desirable locations within submarkets which the Company believes have economic growth potential; and (iii) are underperforming or need renovation, and which therefore provide opportunities for the Company to increase the cash flow and value of such properties through active management and aggressive leasing.



    The Company intends to continue to acquire office properties within submarkets in Southern California which the Company believes present opportunities for long-term stable and rising rental rates due to employment growth, population movements within the region and restrictions on new development. Upon or shortly after completion of the Offering the Company will have a debt-to-total market capitalization ratio of approximately 19.3% and expects to finance acquisitions through its proposed $100 million Credit Facility, although it may employ other financial alternatives. The Company generally targets properties which are underperforming or need renovation and offer opportunities for the Company to implement its value-added strategy to increase cash flow. For example, as of August 1, 1996, the Properties owned by the Company for more than one year had a weighted average occupancy rate of approximately 88%, compared to approximately 80% as of the respective dates such Properties were acquired by the Company. The Company also targets properties which provide attractive yields with stable cash flow.


    In addition, the Company will seek to acquire properties at a significant discount to replacement cost in the relevant submarket. Since the beginning of 1993, the Company has acquired its Properties in suburban Los Angeles County at a cost which the Company believes is significantly below replacement cost based on estimates of replacement costs of Class A office buildings included in the C&W Market Study. See "Southern California Economy and Office Markets."


    The Company believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including: (i) management's significant local market expertise, experience and knowledge of properties, submarkets and potential tenants within the Southern California region; (ii) management's long-standing relationships with tenants, real estate brokers and institutional and other owners of commercial real estate; (iii) its fully integrated real estate operations which allow the Company to respond quickly to acquisition opportunities and enable it to provide real estate management services to third parties as a means of identifying such opportunities; (iv) its access to capital as a public company, including the Company's proposed $100 million Credit Facility; (v) its ability to acquire properties in exchange for OP Units or Common Stock if the sellers so desire; and (vi) management's reputation as an experienced purchaser of office properties in Southern California which has the ability to effectively close transactions.



    Recent examples of the Company's ability to identify attractive acquisition opportunities include the two Acquisition Properties, 303 Glenoaks and 12501 East Imperial Highway. The Property at 303 Glenoaks is a ten-story, 175,449 square foot, Class A building situated in the Burbank Civic Center area. The Company believes that the Burbank market, which is adjacent to the very low vacancy Burbank Media District market, affords it an opportunity to capitalize on the Burbank market tightness by maximizing rental rates at levels below those achieved in the Burbank Media District and benefiting from the spill-over of tenants from the Burbank Media District who either cannot find space there or who do not wish to pay the full Burbank Media District rents. In addition, the Company plans a common area renovation in order to become even more attractive to its existing and potential tenant base. Similarly, the Property at 12501 East Imperial Highway is a 122,175 square foot, six-story building located immediately off Interstate 5, the primary central, north-south artery of California. Located between downtown Los Angeles and Orange County, this Property is occupied by major tenants, such as IBM, Mead Corporation, which runs a training facility, and GTE California, which runs a teleconferencing facility on site. In addition to taking advantage of its portfolio-wide operating efficiencies, the Company plans to decrease operating expenses at this Property by furnishing management services from its Property in Anaheim rather than having an on-site manager.


    The Company may also seek to take advantage of management's development expertise to develop office space when market conditions support office building development. The Company believes, however, that opportunities exist for it to continue to acquire office properties within selected submarkets in Southern California at less than replacement cost and, therefore, currently intends to focus on acquisitions rather than development.

    INTERNAL GROWTH: The Company believes that opportunities exist to increase cash flow from its existing portfolio and that such opportunities will be enhanced as the Southern California office market continues to improve. The Company intends to pursue internal growth by (i) continuing to maintain and improve occupancy rates through active management and aggressive leasing; (ii) realizing fixed contractual base rental increases or increases tied to indices such as the CPI; (iii) re-leasing expiring leases at increasing market rents which are expected to result, over time, from increased demand for office space in Southern California; (iv) controlling operating expenses through the implementation of cost control management and systems; (v) capitalizing on economies of scale arising from the size of its portfolio; and (vi) increasing revenue generated from parking facilities at certain Properties where the Company is currently offering free parking as an amenity or charging below market rates.


    (i) MAINTAINING AND IMPROVING OCCUPANCY RATES: The Company believes that it has been successful in attracting, expanding and retaining a diverse tenant base by actively managing its office properties with an emphasis on tenant retention and satisfaction. The Company strives to be responsive to the needs of individual tenants through its on-site professional management staff and by providing tenants with alternative space within the Company's portfolio to accommodate their changing space requirements. The Company's success in maintaining and improving occupancy rates is demonstrated, in part, by the number of existing tenants which have renewed or released their space, leased additional space to support their extension needs, or moved to other space within the Company's portfolio. The Company has achieved a tenant retention rate of approximately 82% (based on square feet renewed) from inception through August 1, 1996. See "Business and Properties -- Tenant Retention and
Expansions." The Company also seeks to improve occupancies by aggressively marketing available space within its portfolio. As of August 1, 1996, approximately 446,000 rentable square feet were unleased within the Company's portfolio.



    (ii) CONTRACTUAL BASE RENTAL INCREASES: The Company expects to achieve internal growth in cash flow through leases which contain provisions for fixed contractual rental increases (including increases from free or partial rent to full rent) or increases which are tied to indices such as the CPI. Between June 30, 1996 and July 31, 1997, the contractual base rents under leases in the Company's portfolio are expected to increase by an aggregate of approximately $1.2 million on an annual basis due to fixed contractual rent increases (not including increases from free or partial rent to full rent or increases which are tied to indices such as the CPI).


    (iii) RE-LEASING EXPIRING LEASES TO INCREASING MARKET RENTS: Although there can be no assurances in this regard, the Company believes that as the commercial real estate market in Southern California continues to improve, there will be increasing demand for office space and declining vacancies which are expected to result, over time, in increasing market rents. The Company believes it would have significant opportunities to increase cash flow during such periods of increasing market rents by renewing or re-leasing expiring leases at the increased market rents.

    (iv) COST CONTROL MANAGEMENT AND SYSTEMS: The Company seeks to lower operating expenses by implementing cost control management that capitalizes on economies of scale opportunities resulting from the size and location of the Company's portfolio. The Company focuses on cost control in various areas of operations. For example, the Company is seeking to significantly lower its utility costs, which constitute over 25% of the operating costs of most of the Properties, through the portfolio-wide installation of energy enhancement technologies, which include lighting retrofit, replacement of heating, ventilation and air conditioning systems, and computer-driven energy management systems which monitor and react to the climatic requirements of individual Properties. The energy enhancement program is expected to be implemented throughout the Properties over the next six months.

    (v) CAPITALIZING ON ECONOMIES OF SCALE: In order to capitalize on economies of scale arising from the size of the Company's portfolio, the Company's property and asset managers are responsible for several Properties, which spreads administrative costs over such Properties and reduces per square foot administrative expense. In addition, the Company believes that insurance coverage, parking operations, building and other services and tenant improvements purchased on a portfolio-wide basis will facilitate further economies of scale savings.

    (vi) REVENUE FROM PARKING FACILITIES: The Company owns or leases parking facilities which are attached or adjacent to many of the Properties. The Company currently provides free parking to tenants at six of the Properties as an amenity and charges tenants at the remaining Properties at or below market rates for parking. If the demand for Southern California office space increases and occupancy rates rise, which the Company believes is the trend, the Company believes that there may be opportunities to generate additional revenue from the parking facilities associated with its Properties by charging for parking which is currently provided for free, increasing below market rates and maintaining its arrangements with a limited number of third-party operators of the Company's parking facilities.

                                USE OF PROCEEDS


    The net proceeds to the Company from the Offering, after deducting the estimated underwriting discounts and commissions and estimated expenses of the Offering, are estimated to be approximately $347 million (approximately $400 million if the Underwriters' overallotment option is exercised in full), assuming a public offering price of $20.00 per share. The net cash proceeds of the Offering will be used by the Company as follows: approximately $26.8 million for payments to certain Participants (not including Messrs. Ziman and Coleman who will not receive any cash in the Formation Transactions) for their interests in the Arden Predecessors and in certain of the Properties and the balance (approximately $320.2 million) will be contributed to the Operating Partnership in exchange for the Company's general partner interest therein. The Operating Partnership will subsequently use the proceeds received from the Company along with the net cash proceeds of approximately $103 million from the Mortgage Financing borrowed concurrently with the Offering and approximately $19.3 million in restricted cash that will be available upon conclusion of the Formation Transactions, as follows: approximately $397 million for repayment of mortgage debt on the Properties (which was incurred to acquire the Properties) and unsecured lines of credit and the related additional and accrued interest thereon, approximately $35 million for payment of the purchase price for the Acquisition Properties, and the remaining net proceeds will be used for tenant improvements, capital expenditure reserves and working capital purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



    If the Underwriters' overallotment option to purchase 2,827,000 shares of Common Stock is exercised in full, the Company expects to use the additional net proceeds (which will be approximately $52.6 million) to acquire additional office properties and for working capital.


    Pending application of net proceeds, the Company will invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT.


    The following table sets forth certain information regarding the debt to be repaid upon completion of the Offering and the Mortgage Financing, which consists primarily of mortgage or secured debt encumbering certain of the Properties. The mortgages and other indebtedness to be repaid upon completion of the Offering had a weighted average interest rate of approximately 8.541% before consideration of additional interest and any lenders' participation and a weighted average remaining term to maturity of approximately 2.86 years as of June 30, 1996.

MORTGAGE DEBT TO BE REPAID


                                                                           PRINCIPAL BALANCE
                                                                             OF DEBT TO BE
                                                                              REPAID UPON
                                                                             CONSUMMATION
                                                                            OF THE OFFERING
                                                                           AND THE MORTGAGE
                                                                             FINANCING (1)
                                                                          -------------------
                                                                            (IN THOUSANDS)
PROPERTY
- ----------------------------------------------------------------------
9665 Wilshire.........................................................         $ 30,716
Beverly Atrium........................................................           15,631
Century Park Center...................................................           25,170
Westwood Terrace......................................................           20,514
1950 Sawtelle.........................................................           10,200
400 Corporate Pointe..................................................           21,885
Bristol Plaza.........................................................            5,200
Skyview Center........................................................           40,242
The New Wilshire......................................................           21,494
5601 Lindero Canyon...................................................           10,161
Calabasas Commerce Center.............................................           11,527
Woodland Hills Financial..............................................           22,612
16000 Ventura Blvd....................................................           17,151
425 West Broadway.....................................................            5,000
70 South Lake.........................................................           10,741
4811 Airport Plaza Drive..............................................           14,261
4910 Airport Plaza Drive..............................................                 (2)
5000 East Spring......................................................           10,922
100 Broadway..........................................................           20,250
5832 Bolsa............................................................            4,618
Anaheim City Centre...................................................            9,880
Imperial Bank Tower...................................................           41,451
                                                                               --------
    Total.............................................................         $369,626
                                                                               --------
                                                                               --------


- ------------------------


(1) Exact repayment amounts may differ due to amortization. These figures are estimated as of September 1, 1996 and exclude (a) accrued and additional interest estimated to be approximately $25 million in the aggregate and (b) $3.26 million under lines of credit to be assumed by the Operating Partnership.



(2) Included in amount listed above for 4811 Airport Plaza Drive.


                                 DISTRIBUTIONS


    Subsequent to the Offering, the Company intends to make regular quarterly distributions to the holders of its Common Stock. The Company intends to cause the Operating Partnership initially to distribute annually approximately 94.5% of estimated Cash Available for Distribution. The Company intends to pay a pro rata distribution with respect to the period commencing on the closing of the Offering and ending on December 31, 1996 based upon $0.40 per share for a full quarter. On an annualized basis, this would be $1.60 per share (of which $0.22 may represent a return of capital for tax purposes), or an annual distribution rate of approximately 8% based on the assumed initial public offering price per share of $20.00. The Company does not intend to reduce the expected distribution per share if the Underwriters' overallotment option is exercised. The following discussion and the information set forth in the table and footnotes below should be read in connection with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" included elsewhere in this Prospectus.

    The Company's estimate of the Cash Available for Distribution after the Offering is based upon pro forma Funds from Operations for the 12 months ended June 30, 1996, with certain adjustments based on the items described below. To estimate Cash Available for Distribution for the 12 months ended July 31, 1997, pro forma Funds from Operations for the 12 months ended June 30, 1996 was adjusted (a) without giving effect to any changes in working capital resulting from changes in current assets and current liabilities (which changes are not anticipated to be material) or the amount of cash estimated to be used for (i) investing activities for development, acquisition and other activities (other than a reserve for capital expenditures and tenant improvements for renewing space) and (ii) financing activities, (b) for certain known events and/or contractual commitments that either occurred subsequent to June 30, 1996 or during the 12 months ended June 30, 1996 but were not effective for the full 12 months and (c) for certain non-GAAP adjustments consisting of (i) revising historical rent estimates from a GAAP basis to amounts currently being paid or due from tenants and (ii) an estimate of amounts anticipated for recurring tenant improvements, leasing commissions and capital expenditures. The estimate of Cash Available for Distribution is being made solely for the purpose of setting the initial distribution and is not intended to be a projection or forecast of the Company's results of operations or its liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions. Future distributions by the Company will be at the discretion of the Board of Directors. There can be no assurance that any distributions will be made or that the estimated level of distributions will be maintained by the Company.



    The Company anticipates that its distributions will exceed earnings and profits for income tax reporting purposes due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Therefore, approximately 13.6% (or $0.22 per share) of the distributions anticipated to be paid by the Company for the first 12 months subsequent to the Offering are expected to represent a return of capital for federal income tax purposes and in such event will not be subject to federal income tax under current law to the extent such distributions do not exceed a stockholder's basis in his or her Common Stock. The nontaxable distributions will reduce the stockholder's tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon liquidation of the Company will be increased (or decreased) accordingly. The percentage of stockholder distributions that represents a nontaxable return of capital may vary substantially from year to year.



    Federal income tax law requires that a REIT distribute annually at least 95% of its REIT taxable income. See "Federal Income Tax Considerations -- Taxation of the Company." The amount of distributions on an annual basis necessary to maintain the Company's REIT status based on pro forma taxable income of the Operating Partnership for the 12 months ended June 30, 1996 as adjusted for certain items in the following table would have been approximately $28.6 million. The estimated Cash Available for Distribution is anticipated to be in excess of the annual distribution requirements applicable to REITs. Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. For a discussion of the tax treatment of distributions to holders of Common Stock see "Federal Income Tax Considerations."


    The Company believes that its estimate of Cash Available for Distribution constitutes a reasonable basis for setting the initial distribution, and the Company expects to maintain its initial distribution rate for the 12 months subsequent to the Offering unless actual results of operations, economic conditions or other factors differ from the assumptions used in the estimate. The Company's actual results of operations will be affected by a number of factors, including the revenue received from the Properties, the operating expenses of the Company, interest expense, the ability of tenants of the Properties to meet their obligations and unanticipated capital expenditures. Variations in the net proceeds from the Offering as a result of a change in the initial public offering price or the exercise of the Underwriters' overallotment option may affect the Cash Available for Distribution and the payout ratio of Cash Available For Distribution and available reserves. No assurance can be given that the Company's estimate will prove accurate. Actual results may vary substantially from the estimate.

    The following table describes the calculation of pro forma Funds from Operations for the 12 months ended June 30, 1996 and the adjustments to pro forma Funds from Operations for the 12 months ended June 30, 1996 in estimating initial Cash Available for Distribution for the 12 months ended July 31, 1997 (amounts in thousands except share data, per share data, square footage data and percentages):



Pro forma income before minority interests for the year ended December
  31, 1995............................................................    $26,266
Pro forma income before minority interests for the six months ended
  June 30, 1995.......................................................    (13,192)
Pro forma income before minority interests for the six months ended
  June 30, 1996.......................................................     15,337
                                                                          -------
Pro forma income before minority interests for the 12 months ended
  June 30, 1996.......................................................     28,411
Plus pro forma real estate depreciation for the 12 months ended
  June 30, 1996 (1)...................................................     10,459
Plus pro forma amortization of leasing commissions and tenant
  improvements for the 12 months ended June 30, 1996 (2)..............      1,053
                                                                          -------
Pro forma Funds from Operations for the 12 months ended June 30,
  1996................................................................     39,923

Adjustments:
  Provision for assumed expiring leases (3)...........................     (1,110)
  Incremental pro forma lease adjustment (4)..........................      3,554
  Increase in tenant reimbursements (5)...............................        722
  Net increase in property operating expenses relating to new leases
   (6)................................................................       (267)
  Contractual increase in parking income and other income (7).........         63
                                                                          -------
Estimated pro forma Funds from Operations for the 12 months ended July
  31, 1997............................................................     42,885
  Net effect of straight lining of rents (8)..........................     (2,130)
  Estimated recurring non-revenue enhancing tenant improvements and
   leasing commissions (9)............................................     (3,217)
  Estimated recurring non-revenue enhancing capital expenditures
   (10)...............................................................       (727)
                                                                          -------
Total estimated Cash Available for Distribution for the 12 months
  ended July 31, 1997.................................................    $36,811
Total estimated cash distributions....................................    $34,786
Less: Minority interests' share of estimated Cash Available for
  Distribution........................................................      4,627
                                                                          -------
Estimated cash distributions to stockholders of the Company (11)......    $30,159
Estimated initial cash distribution per share (12)....................    $  1.60
Estimated Cash Available for Distribution payout ratio (13)...........       94.5%


- ------------------------

(1) Pro forma depreciation for the year ended December 31, 1995 of $10,866 plus pro forma depreciation for the six months ended June 30, 1996 of $5,020 minus pro forma depreciation for the six months ended June 30, 1995 of $5,427.



(2) Pro forma amortization of leasing commissions and tenant improvements for the year ended December 31, 1995 of $683 plus pro forma amortization of leasing commissions and tenant improvements for the six months ended June 30, 1996 of $753 minus pro forma amortization of leasing commissions and tenant improvements for the three months ended June 30, 1995 of $383.



(3) The provision for assumed expiring leases represents adjustments for a possible reduction in occupancy and in rental rates and consists of (i) a reduction of $763 which represents 30% of the rent payable under all leases expiring from August 16, 1996 through July 31, 1997 assuming that 30% of such expiring leases will not be renewed (and for the period that such leases will not generate rent during the 12 months ended July 31, 1997) and
    (ii) a reduction of $347 for the 70% of leases assumed to be renewed between August 16, 1996 and July 31, 1997 assuming that such leases renew at the lower of the contractual rental rate of the lease at the time of its expiration or the Company's analysis of the market rate. The Company's historical renewal rate, based on square footage, from inception through August 1, 1996 is 82%.

(4) Reflects rental increases and decreases from 1995 and 1996 completed leasing transactions relating to the Properties and consists of (i) a net increase of $2,726 representing additional minimum rent from new leases and renewals executed between June 30, 1996 and August 16, 1996 to the extent such leases generate additional minimum rents for the 12 months ended July 31, 1997,
    (ii) a decrease of $137 representing the decrease in rental revenue for leases that expired between June 30, 1996 and August 16, 1996 to the extent such leases generated rent for the 12 months ended June 30, 1996 and (iii) a net amount of $965 representing the full year minimum rent in effect for existing leases on which rent is only partially reflected in the historical financial statements of the Arden Predecessors for the 12 months ended June 30, 1996 and the decrease in rental revenue for leases expired during the 12 months ended June 30, 1996 to the extent rental revenue was included in rental revenue for the 12 months ended June 30, 1996.



(5) Represents the contractual increase in tenant reimbursements attributable to leases executed prior to June 30, 1996 based upon the estimated expenses to be reimbursed by the tenants for the 12 months ended July 31, 1997 in excess of the estimated base year amounts.



(6) Represents the estimated net increase in operating expenses based on the net increase in the occupancy of space for leases signed during the 12 months ended June 30, 1996, and between June 30, 1996 and August 16, 1996, offset by the decrease in occupancy from actual lease terminations through June 30, 1996 and for the provision for expiring leases (See (3) above) as if such increases and decreases were in effect for the full 12 months ended July 31, 1997.



(7) Represents net additional parking revenue of $12 to be received for the 12 months ended July 31, 1997, relating to leases signed subsequent to June 30, 1996 and the increase in management fee revenue of $51 for the 12 months ending July 31, 1997 relating to three third-party property management contracts pursuant to which the Company began receiving fees subsequent to June 30, 1996. The Company believes that it can manage the additional properties with its existing resources and, accordingly, there will be no additional increase in its operating expenses attributable to these new contracts. The management contracts are terminable upon 15 to 60 days' notice although the Company is not aware of any intention to cancel any of these management contracts.



(8) Represents the effect of adjusting straight-line rental revenue included in pro forma net income for the 12 months ended July 31, 1997 from the straight-line accrual basis to amounts currently being paid or due from tenants. Following is a table which shows the adjustments to straight-line revenue for 1997-2001 related to leases in place at August 1, 1996.



  1997       1998       1999       2000       2001
- ---------  ---------  ---------  ---------  ---------
 $1,199      $164      $(602)    $(1,305)   $(1,651)

(9) Reflects non-revenue enhancing tenant improvements ("TI") and leasing commissions ("LC") for the Properties for the 12 months ended July 31, 1997 based on the weighted average TI and LC expenditures per square foot for renewed and re-tenanted space at the Properties since 1993 multiplied by the average annual square feet of leased space for which leases expire during the five year period ending December 31, 2001 (400,000 square feet).



                                                                                JANUARY
                                                                                1-
                                                    YEAR ENDED DECEMBER 31,     AUGUST
                                                    -----------------------       1,    WEIGHTED
                                                    1993   1994      1995(I)     1996   AVERAGE
                                                    -----  -----     ------     ------  ------
RENEWAL
TI per square foot................................  $3.58  $2.23     $ 4.67     $5.46   $4.19
LC per square foot................................  $ .09  $3.44     $ 1.11     $2.39   $2.37
                                                    -----  -----     ------     ------  ------
    Total TI and LC per square foot...............  $3.67  $5.67     $ 5.78     $7.85   $6.56
                                                    -----  -----     ------     ------  ------
                                                    -----  -----     ------     ------  ------
RE-TENANTED (ii)
TI per square foot................................  $2.22  $9.04     $ 9.82     $7.04   $8.38
LC per square foot................................  $ .31  $2.72     $ 3.05     $3.66   $3.12
                                                    -----  -----     ------     ------  ------
    Total TI and LC per square foot...............  $2.53  $11.76    $12.87     $10.70  $11.50
                                                    -----  -----     ------     ------  ------
                                                    -----  -----     ------     ------  ------


       ---------------------

       (i) Excludes tenant improvement and leasing commission costs relating to one lease signed at Anaheim City Centre for which the Company incurred substantial renovation costs in connection with a full floor retrofit. Tenant improvement costs for all leases renewed in 1995 equaled $8.05 per square foot.



       (ii) Does not include shell space build out for 187,703 square feet. Shell space remaining at the Properties is less than 2% of the aggregate rentable square footage of the Properties.



                                              THREE YEAR            AVERAGE ANNUAL
                                               WEIGHTED             SQUARE FOOTAGE         RATE OF
                                            AVERAGE TI AND            EXPIRING IN          RENEWALS/        TOTAL
                                          LC PER SQUARE FOOT           1997-2001           RE-TENANTED       COST
                                          ------------------        ---------------        -------        ----------
Renewal.................................        $ 6.56           x      400,000         x    70%(i)    =  $    1,837
Re-tenanted.............................        $11.50           x      400,000         x    30%       =       1,380
                                                                                                          ----------
                                                                                                          $    3,217
                                                                                                          ----------
                                                                                                          ----------


       ---------------------

       (i) The historical weighted average renewal rate for the Company from January 1, 1993 is 82%.



(10) The reserve for recurring non-revenue enhancing capital expenditures for the 12 months ended July 31, 1997 was based upon an annual cost per square foot of $.18. The Company has calculated this reserve based upon its estimates of replacement or renovation costs and actual lives of: parking lots, roofs, heating, ventilation and air conditioning systems, elevators and mechanical systems, lobbies, restrooms and corridors.



(11) The Company's share of estimated cash distributions is based on its approximately 86.71% ownership of the aggregate equity capitalization of the Operating Partnership.



(12) Based on a total of 18,852,500 shares to be outstanding following consummation of the Offering. The Company estimates that approximately 13.6% of the estimated cash distributions for the 12 months ended July 31, 1997 will represent a return of capital for federal income tax purposes.



(13) Calculated as the total estimated cash distributions divided by the total estimated Cash Available for Distribution for the 12 months ended July 31, 1997. The payout ratio of estimated pro forma Funds from Operations equals 81.1%.

                                 CAPITALIZATION


    The following table sets forth the combined historical capitalization of the Arden Predecessors and the pro forma combined capitalization of the Company as of June 30, 1996, as adjusted to give effect to the Formation Transactions, the Offering and use of the net proceeds from the Offering and from the concurrent Mortgage Financing as set forth under "Use of Proceeds." The information set forth in the table should be read in connection with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" included elsewhere in this Prospectus.



                                                                           JUNE 30, 1996
                                                                        -------------------
                                                                                  PRO FORMA
                                                                        COMBINED     AS
                                                                        HISTORICAL ADJUSTED
                                                                        --------  ---------
                                                                          (IN THOUSANDS)
Debt:
  Mortgage Loans (1)..................................................  $263,492  $104,000
  Line of Credit......................................................     2,467     --
Minority interests in Operating Partnership...........................       718    43,231
Stockholders' equity:
  Preferred Stock, $.01 par value, 20,000,000 shares authorized; none
   issued and outstanding.............................................     --        --
  Common Stock, $.01 par value; 100,000,000 shares authorized;
   18,852,500 issued and outstanding (2)..............................     --          189
  Additional Paid-in Capital..........................................     --      281,693
  Owners' Equity......................................................     7,530     --
                                                                        --------  ---------
    Total Owners'/Stockholders' Equity................................     7,530   281,882
                                                                        --------  ---------
      Total Capitalization............................................  $274,207  $429,113
                                                                        --------  ---------
                                                                        --------  ---------


- ------------------------
(1) See note 4 of the notes to the combined financial statements of the Arden Predecessors for information relating to the indebtedness.


(2) Includes shares of Common Stock to be issued in the Offering and 5,000 shares issued to employees of the Company as a stock bonus. See "Management -- Executive Compensation." Does not include (i) 2,889,071 shares of Common Stock that may be issued upon the exchange of OP Units issued in connection with the Formation Transactions, (ii) 2,827,000 shares of Common Stock
    subject  to the Underwriters' overallotment option or (iii)        shares of
    Common Stock subject to options granted under the Company's Stock Incentive Plan.

                                    DILUTION


    At June 30, 1996, the Company had a net tangible book value of approximately $6.6 million. After giving effect to (i) the sale of the shares of Common Stock offered hereby (at an assumed initial public offering price of $20.00 per share) and the receipt by the Company of approximately $347 million in net proceeds from the Offering, after deducting underwriting discounts and commissions and estimated Offering expenses, (ii) the repayment of approximately $398 million of indebtedness under mortgage debt and unsecured lines of credit (including approximately $25 million of accrued, deferred and additional interest, of which approximately $20 million was not accrued as of June 30, 1996 on the combined balance sheet of the Arden Predecessors), the pro forma net tangible book value at June 30, 1996 would have been $321 million, or $14.76 per share of Common Stock. This amount represents an immediate increase in net tangible book value of $12.48 per share to the existing holders of OP Units and an immediate dilution in pro forma net tangible book value of $2.28 per share of Common Stock to new investors. The following table illustrates this dilution:



Assumed initial public offering price per share.......................         $20.00
  Net tangible book value per share prior to the Offering (1).........  $2.28
  Increase in net tangible book value per share attributable to the
   Offering (2).......................................................  $12.48
Pro forma net tangible book value after the Offering (3)..............         $14.76
                                                                               ------
Dilution in net tangible book value per share of Common Stock to new
  investors (4).......................................................         $ 5.24
                                                                               ------
                                                                               ------


- ------------------------

(1) Net tangible book value per share prior to the Offering is determined by dividing net tangible book value of the Company (based on the June 30, 1996 net book value of the assets less net book value of prepaid financing and leasing costs to be contributed in connection with the Formation Transactions, net of liabilities to be assumed) by the number of shares of Common Stock issuable upon the exchange of all OP Units to be issued to the Participants in connection with the Formation Transactions.

(2) Based on an assumed initial public offering price of $20.00 per share of Common Stock and after deducting Underwriters' discounts and commissions and estimated Offering expenses.

(3) Based on total pro forma net tangible book value of $321 million divided by the total number of shares of Common Stock. There is no impact on dilution attributable to the issuance of Common Stock in exchange for OP Units to be issued to the Participants since such OP Units would be exchanged for Common Stock on a one-for-one basis.

(4) Dilution is determined by subtracting net tangible book value per share of Common Stock after the Offering from the assumed initial public offering price for a share of Common Stock.

    The following table summarizes, on a pro forma basis giving effect to the Offering and the Formation Transactions, the number of shares of Common Stock to be sold by the Company in the Offering and the number of OP Units to be issued to the Participants in connection with the Formation Transactions, the net tangible book value as of June 30, 1996 of the assets contributed in the
Formation Transactions and the net tangible book value of the average contribution per share based on total contributions.



                                                                        COMMON SHARES/      BOOK VALUE OF     BOOK VALUE OF
                                                                        OP UNITS ISSUED     CONTRIBUTIONS          AVG.
                                                                        ---------------   -----------------    CONTRIBUTION
                                                                        SHARES  PERCENT      $      PERCENT   PER SHARE/UNIT
                                                                        ------  -------   --------  -------   --------------
                                                                                 (IN THOUSANDS EXCEPT PERCENTAGES)
New investors in the Offering.........................................  18,848   86.69%   $376,950   98.28%     $20.00(3)
OP Units and Common Shares issued to Continuing Investors (1).........   2,894   13.31%   $  6,589(2)   1.72%   $ 2.28
                                                                        ------  -------   --------  -------
  Total...............................................................  21,742  100.00%   $383,539  100.00%
                                                                        ------  -------   --------  -------
                                                                        ------  -------   --------  -------


- ------------------------

(1) Common Shares represents 5,000 shares to be issued upon completion of the Offering as a Common Stock Bonus to two officers of the Company.


(2) Based on the June 30, 1996 net book value of the assets less net book value of prepaid financing and leasing costs to be contributed in connection with the Formation Transactions, net of liabilities to be assumed.


(3) Before deducting underwriting discounts and commissions and estimated expenses of the Offering.

                        SELECTED COMBINED FINANCIAL DATA


    The following sets forth selected combined financial and operating information on a pro forma basis for the Company and on a combined historical basis for the Arden Predecessors. The following information should be read in conjunction with the financial statements and notes thereto of the Company and of the Arden Predecessors included elsewhere in this Prospectus. The selected combined historical financial and operating information of the Arden Predecessors at December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, has been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The selected combined financial and operating information for the six months ended June 30, 1996 and June 30, 1995 has been derived from the unaudited combined financial statements of the Arden Predecessors included elsewhere in this Prospectus.



    The unaudited pro forma financial and operating information for the six months ended June 30, 1996 and the year ended December 31, 1995 is presented as if the Offering, the Formation Transactions (including the purchase of the Acquisition Properties), and the acquisitions of the 1996 Acquired Properties and the 1995 Acquired Properties had all occurred by June 30, 1996 for the combined balance sheet and at the beginning of the period presented for the combined statements of operations. The pro forma balance sheet information also gives effect to the recording of minority interest for OP Units, as if these transactions occurred on June 30, 1996. The pro forma financial information is not necessarily indicative of what the actual financial position or results of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position or results of operations.

                          THE COMPANY (PRO FORMA) AND
                    ARDEN PREDECESSORS (COMBINED HISTORICAL)

                                              SIX MONTHS ENDED JUNE 30,
                                            ------------------------------
                                                             COMBINED
                                            PRO FORMA       HISTORICAL
                                            ---------   ------------------
                                              1996        1996      1995
                                            ---------   --------  --------
                                              (IN THOUSANDS, EXCEPT PER
                                                     SHARE DATA)
OPERATING DATA:
Revenue:
  Rental..................................   $33,493    $ 19,404  $  2,822
  Tenant reimbursements...................     1,967       1,425       177
  Parking.................................     3,090       2,121       220
  Other...................................     1,305       1,521       649
                                            ---------   --------  --------
    Total revenue.........................    39,855      24,471     3,868
EXPENSES:
  Property operating expenses.............    12,787       8,252       934
  General and administrative expenses.....     1,900         830       684
  Depreciation and amortization...........     5,773       3,036       638
  Interest expense........................     4,058      14,741     1,403
                                            ---------   --------  --------
    Total Expenses........................    24,518      26,859     3,659
                                            ---------   --------  --------
Equity in net income (loss) of noncombined
  entities................................        --         (94)      108
Income (loss) before extraordinary loss
  and minority interests..................    15,337      (2,482)      317
Extraordinary loss........................     --          --        --
                                            ---------   --------  --------
Income (loss) before minority interests...    15,337      (2,482)      317
Minority interests........................    (2,039)        344        (7)
                                            ---------   --------  --------
Net income (loss).........................   $13,298    $ (2,138) $    310
                                            ---------   --------  --------
                                            ---------   --------  --------
Net income per common share...............   $   .71
                                            ---------
                                            ---------

                                                            YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------
                                                                    COMBINED HISTORICAL
                                                        -------------------------------------------
                                                                                               THE
                                                                                              PERIOD
                                                                                              MARCH
                                                                                               22,
                                                                                              1991
                                                                                               TO
                                            PRO FORMA                                         DECEMBER
                                            ---------                                         31,
                                              1995        1995       1994      1993    1992   1991
                                            ---------   ---------  --------  --------  -----  -----

OPERATING DATA:
Revenue:
  Rental..................................   $66,691    $   8,832  $  5,157  $  3,034  $--    $--
  Tenant reimbursements...................     2,952          403       217        35   --    --
  Parking.................................     5,895          750       382       279   --    --
  Other...................................     2,441        1,707       796       314    324  11
                                            ---------   ---------  --------  --------  -----  -----
    Total revenue.........................    77,979       11,692     6,552     3,662    324  11
EXPENSES:
  Property operating expenses.............    28,288        3,339     2,055     1,480   --    --
  General and administrative expenses.....     3,800        1,377       689       386    471  7
  Depreciation and amortization...........    11,549        1,898     1,143       646      2  --
  Interest expense........................     8,076        5,537     1,673       499      9  --
                                            ---------   ---------  --------  --------  -----  -----
    Total Expenses........................    51,713       12,151     5,560     3,011    482  7
                                            ---------   ---------  --------  --------  -----  -----
Equity in net income (loss) of noncombined
  entities................................        --         (116)      201         4   --    --
Income (loss) before extraordinary loss
  and minority interests..................    26,266         (575)    1,193       655   (158) 4
Extraordinary loss........................     --          --          (136)    --      --
                                            ---------   ---------  --------  --------  -----  -----
Income (loss) before minority interests...    26,266         (575)    1,057       655   (158) 4
Minority interests........................    (3,493)          (1)        1     --      --    --
                                            ---------   ---------  --------  --------  -----  -----
Net income (loss).........................   $22,773    $    (576) $  1,058  $    655  $(158) $4
                                            ---------   ---------  --------  --------  -----  -----
                                            ---------   ---------  --------  --------  -----  -----
Net income per common share...............   $  1.21
                                            ---------
                                            ---------



                                                                                      DECEMBER 31,
                                                                        -----------------------------------------
                                                   JUNE 30, 1996
                                               ----------------------              COMBINED HISTORICAL
                                                            COMBINED    -----------------------------------------
                                               PRO FORMA   HISTORICAL     1995      1994     1993    1992   1991
                                               ---------   ----------   --------  --------  -------  ----  ------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Commercial office properties -- net of
  accumulated depreciation...................  $410,160     $254,749    $160,874  $ 34,977  $25,404  $--    $--
Total assets.................................   436,581      286,165     182,379    46,090   27,911   134      10
Mortgage loans payable and unsecured lines of
  credit.....................................   104,000      265,959     168,451    32,944   24,356   250    --
Total liabilities............................   111,468      277,917     174,163    34,148   25,190   287       5
Minority interest............................    43,231          718         100        99    --      --     --
Owners'/Stockholders' equity.................   281,882        7,530       8,116    11,843    2,721  (153)      5

                          THE COMPANY (PRO FORMA) AND
                    ARDEN PREDECESSORS (COMBINED HISTORICAL)


                                              SIX MONTHS ENDED JUNE 30,
                                            ------------------------------
                                                             COMBINED
                                            PRO FORMA       HISTORICAL
                                            ---------   ------------------
                                              1996        1996      1995
                                            ---------   --------  --------
                                              (IN THOUSANDS, EXCEPT PER
                                             SHARE DATA, PERCENTAGES AND
                                                NUMBER OF PROPERTIES)
OTHER DATA:
Funds from Operations (1):
  Income (loss) before extraordinary items
   and minority interests.................   $15,337    $ (2,482) $    317
  Depreciation and amortization...........     5,773       3,036       638
                                            ---------   --------  --------
    Funds from Operations.................    21,110         554       955
Company's Share Percentage................     86.69%
Company's Share of Funds from
  Operations..............................    18,300         554       955
                                            ---------   --------  --------
Cash flows from operating activities......     --          2,013       458
Cash flows from investing activities......     --        (96,827)   (5,578)
Cash flows from financing activities......     --         94,937     4,550
Number of Properties owned at period
  end.....................................        24          21        10
Gross rentable square feet of Properties
  owned at period end.....................     4,036       3,547     1,408
Occupancy at period end of Properties
  owned at period end.....................        89%         88%       84%

                                                            YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------
                                                                         COMBINED
                                                                        HISTORICAL
                                                        -------------------------------------------
                                                                                               THE
                                                                                              PERIOD
                                                                                              MARCH
                                                                                               31,
                                                                                              1991
                                                                                               TO
                                            PRO FORMA                                         DECEMBER
                                            ---------                                         31,
                                              1995        1995       1994      1993    1992   1991
                                            ---------   ---------  --------  --------  -----  -----

OTHER DATA:
Funds from Operations (1):
  Income (loss) before extraordinary items
   and minority interests.................   $26,266    $    (575) $  1,193  $    655  $(158) $4
  Depreciation and amortization...........    11,549        1,898     1,143       646      2  --
                                            ---------   ---------  --------  --------  -----  -----
    Funds from Operations.................    37,815        1,323     2,336     1,301   (156) 4
Company's Share Percentage................
Company's Share of Funds from
  Operations..............................    32,782        1,323     2,336     1,301   (156) 4
                                            ---------   ---------  --------  --------  -----  -----
Cash flows from operating activities......     --           2,830       834     1,186   (258) 7
Cash flows from investing activities......     --        (123,358)  (17,921)  (25,965)  --    --
Cash flows from financing activities......     --         120,707    16,845    25,632    250  1
Number of Properties owned at period
  end.....................................        24           17         8         3   --    --
Gross rentable square feet of Properties
  owned at period end.....................     4,036        2,634     1,130       530   --    --
Occupancy at period end of Properties
  owned at period end.....................        89%          88%       82%       84%  --    --


- ---------------

(1) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes Funds from Operations in accordance with standards established by the White Paper which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The following discussion should be read in conjunction with Selected Financial Data and the financial statements appearing elsewhere in this Prospectus. Where appropriate, the following discussion includes analysis of the effects of the Formation Transactions and the Offering, including the Mortgage Financing and the purchase of the Acquisition Properties. These effects are reflected in the pro forma condensed combined financial statements located elsewhere in this Prospectus.


    The Company receives income primarily from rental revenue (including tenant reimbursements) and parking revenue from commercial office properties, and to a lesser extent, from the management of certain properties owned by third parties. The Company has acquired its current portfolio over the last three years, with approximately 16% of the Properties (as a percentage of pro forma rental revenue for the six months ended June 30, 1996) acquired in calendar year 1993, approximately 13% of the Properties acquired in 1994, approximately 39% acquired in 1995, and the balance (32%) acquired as of June 30, 1996. As a result of the Company's aggressive acquisition program, the financial data shows significant increases in total revenue from year to year, largely attributable to the acquisitions during each such year and the benefit of a full period of effective rental and other revenue for Properties acquired in the preceding year. For the foregoing reasons, the Company does not believe its year to year and quarter to quarter financial data are comparable.



    The Company expects that the more significant part of its revenue growth in the next one to two years will come from additional acquisitions and contractual rent increases rather than from occupancy and market rent increases in its current portfolio. On the other hand, the Company believes that if the Southern California office rental market continues to improve, then rental rate increases will become a more substantial part of its revenue growth over time. See "Business and Growth Strategies -- Growth Strategies."


RESULTS OF OPERATIONS


    COMPARISON OF SIX MONTHS ENDED JUNE 30, 1996 TO SIX MONTHS ENDED JUNE 30, 1995. During the first half of 1996, the Arden Predecessors purchased four Properties resulting in an increase in real estate investments of approximately $95 million.



    Rental revenue increased by $16.6 million or 588% for the six months ended June 30, 1996 compared to the six months ended June 30, 1995. The increase in rental revenue resulted principally from a full six months of rental revenue from Properties acquired during calendar year 1995, six of which were acquired after June 30, 1995, and rental revenue from Properties acquired during the six months ended June 30, 1996. Rental revenue from the calendar year 1995 acquired Properties increased to $10.0 million for the six months ended June 30, 1996, representing a full six months of rental revenue, from $83,000 in the prior period. Rental revenue associated with the 1996 acquired Properties added an additional approximately $6.7 million to rental revenue during the six months ended June 30, 1996.



    Tenant reimbursements and other revenue increased by $2.1 million or 257% for the six months ended June 30, 1996 compared to the six months ended June 30, 1995. The increase in tenant reimbursements and other revenue resulted principally from a full six months of tenant reimbursements from Properties acquired during calendar year 1995 and tenant reimbursements from Properties acquired during the six months ended June 30, 1996. Tenant reimbursements from the calendar year 1995 acquired Properties added an additional $745,000 for the six months ended June 30, 1996, representing a full six months of tenant reimbursements. Tenant reimbursements associated with the 1996 acquired Properties added an additional $457,000 to revenue during the six months ended June 30, 1996. Other revenue, representing primarily management fees from third-party owned properties, increased by 134% for the six months ended June 30, 1996 compared to the prior period.



    Parking revenue increased by $1.9 million or 864% for the six months ended June 30, 1996 compared to the six months ended June 30, 1995. The increase resulted principally from a full six months of parking revenue from Properties acquired during calendar year 1995 and parking revenue from Properties acquired during the six months ended June 30, 1996. Parking revenue from the calendar year 1995 acquisition

Properties increased to $1.3 million for the six months ended June 30, 1996, representing a full six months of parking revenue, from $0 in the prior period. Parking revenue associated with the 1996 acquired Properties added an additional $597,000 to parking revenue during the six months ended June 30, 1996.



    The Arden Predecessors hold noncontrolling investments in various entities, the noncombined entities, which own commercial office properties. These entities are accounted for in the financial statements of the Arden Predecessors using the equity method. Equity in net income of noncombined entities decreased by $202,000 for the six months ended June 30, 1996 compared to the six months ended June 30, 1995. This 215% decrease is due principally to significant large tenants vacating space in the first quarter of 1996 at two of the properties.



    The following is a comparison of certain expenses of the Arden Predecessors for the six months ended June 30, 1996 to the six months ended June 30, 1995:



                                                                                DOLLAR      PERCENT
                                               JUNE 30, 1996   JUNE 30, 1995    CHANGE      CHANGE
                                               -------------  ---------------  ---------  -----------
Certain Expenses
  Property operating and maintenance.........    $   4,998       $     754     $   4,244         563%
  Real estate taxes..........................        1,291             138         1,153         836%
  Insurance..................................        1,503              42         1,461       3,479%
  Ground rent................................          460              --           460          --
                                                    ------           -----     ---------       -----
    Total certain expenses...................    $   8,252       $     934     $   7,318         784%
                                                    ------           -----     ---------       -----
                                                    ------           -----     ---------       -----



    For the six months ended June 30, 1996 and 1995, total certain expenses were $8.3 million, or 40% of rental revenue and tenant reimbursements, and $934,000, or 31% of rental revenue and tenant reimbursements, respectively. The increase in total certain expenses is primarily attributable to the Properties acquired during calendar year 1995 and during the six months ended June 30, 1996 and the expenses associated with the absorption of vacant rentable space. The increase in total certain expenses from the six months ended June 30, 1995 to the six months ended June 30, 1996 resulting from the acquisition of Properties during the six months ended June 30, 1996 was approximately $3.1 million. In addition, total certain expenses increased by $4.2 million as a result of a full six months of operations for the Properties acquired in 1995, and the above-described increase in occupancy at the Properties owned at both June 30, 1996 and 1995. Total certain expenses related to Properties owned by the Company for the entire six months ended June 30, 1995 and 1996 decreased 4.2% or $20,000.



    General and administrative expenses increased by $146,000 or 21% for the six months ended June 30, 1996 compared to the six months ended June 30, 1995. However, general and administrative expenses during the 1996 period fell to 3.4% of total revenue compared to 17.7% of total revenue during the 1995 period due to the economies of scale associated with adding additional properties. The Company believes that because it will not need to hire significant new staff to manage its current portfolio and to acquire new properties, general and administrative expenses as a percentage of total revenue should continue to fall.



    Interest expense includes interest at the contractual current pay rate of the mortgage loans, amortization of the loan fees paid at origination, and accrual of additional interest due upon the retirement of the debt. Interest expense for the six months ended June 30, 1996 was approximately $14.7 million, including interest payable upon the retirement of certain mortgage loans. Interest expense increased by approximately $13.3 million or 951% for the six months ended June 30, 1996 compared to the six months ended June 30, 1995, primarily as a result of the increase in mortgage loans payable to fund the calendar year 1995 acquisitions and the acquisitions that occurred during the six months ended June 30, 1996. The interest expense associated with the mortgage loans originated during the six months ended June 30, 1996 was approximately $4.7 million. In addition, the six months ended June 30, 1996 included a full six months of interest expense for Properties acquired during calendar year 1995, which increased interest expense by approximately $8.5 million.



    Depreciation and amortization increased by $2.4 million or 376% primarily due to the calendar year 1995 acquisitions and the acquisitions during the six months ended June 30, 1996.

    As a result of the foregoing, the Company had a net loss of $2.1 million for the six months ended June 30, 1996 compared to net income of $310,000 for the prior period.



    The following is a comparison of property operating data for the Properties ("Same Store Properties") that were owned for the entire six months ended June 30, 1995 and June 30, 1996:



                                                                        JUNE 30, 1996    JUNE 30, 1995
                                                                        --------------   --------------
Revenue:
  Rental..............................................................    $2,713,000       $2,739,000
  Tenant reimbursements...............................................       224,000          176,000
  Parking.............................................................       246,000          220,000
  Other...............................................................        87,000           26,000
                                                                        --------------   --------------
    Total revenue.....................................................    $3,270,000       $3,161,000
                                                                        --------------   --------------
                                                                        --------------   --------------

Expenses:
  Property operating, taxes, insurance and ground rent................    $  900,000       $  919,000
                                                                        --------------   --------------
                                                                        --------------   --------------



    For the six months ended June 30, 1996, tenant reimbursements and other income increased by $109,000 over the same period in 1995. In addition, operating expenses including taxes, insurance, ground rent for these Same Store Properties decreased by $19,000 for the six months ended June 30, 1996 over the same period in the prior year due to the economies of scale that the Company achieved by owning a larger portfolio of properties and the reassessment of property taxes. The Company was able to obtain certain discounts by utilizing its greater purchasing power.



    COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994. During 1995, the Arden Predecessors purchased seven Properties resulting in an increase in real estate investments of approximately $126 million.



    Rental revenue increased by $3.7 million or 71% for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase in rental revenue resulted principally from a full year of rental revenue from the property acquired in 1994 and partial year rental revenue from Properties acquired in 1995. Rental revenue from the 1994 acquisition property increased to $1.2 million for the year ended December 31, 1995, representing a full year of rental revenue, from $977,000 for such property in the prior year. Rental revenue associated with the 1995 acquisition Properties added an additional approximately $5.4 million to rental revenue in 1995.



    Tenant reimbursements and other revenue increased by $1.1 million or 108% for the year ended December 31, 1995 compared to the year ended December 31, 1994. Other revenue increased by $912,000, primarily representing management fees from third party-owned properties. The increase in tenant reimbursements and other revenue resulted principally from a full year of tenant reimbursements from the property acquired during 1994 and partial year tenant reimbursements from Properties acquired during the year ended December 31, 1995 as well as the addition of one new third party property management agreement during 1995. Tenant reimbursements from the calendar year 1994 acquisition property increased to $239,000 for the year ended December 31, 1995, representing a full year of tenant reimbursements, from $182,000 in the prior year. Tenant reimbursements associated with the 1995 acquisition Properties added an additional approximately $150,000 to tenant reimbursements during the year ended December 31, 1995.



    Parking revenue increased by $368,000 or 96% for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase resulted principally from a full year of parking revenue from the property acquired during calendar year 1994 and partial year parking revenue from Properties acquired during the year ended December 31, 1995. Parking revenue associated with the 1995 acquisition properties, added an additional $319,000 to parking revenue during the year ended December 31, 1995.



    At December 31, 1994 the Arden Predecessors held noncontrolling investments in various entities, the noncombined entities, which own commercial office properties. During 1995, the Arden Predecessors made an investment in an additional entity which owns commercial office properties. These entities are accounted for in the financial statements of the Arden Predecessors using the equity method. Equity in net income of noncombined entities decreased by $317,000 for the year ended December 31, 1995 compared to the year ended December 31, 1994. This 273% decrease is due principally to significant tenant losses in the 1995 investment.



    The following is a comparison of certain expense of the Arden Predecessors for the year ended December 31, 1995 to the year ended December 31, 1994:



                                               DECEMBER 31,   DECEMBER 31,    DOLLAR      PERCENT
                                                   1995           1994        CHANGE      CHANGE
                                               -------------  -------------  ---------  -----------
Certain Expenses
  Property operating and maintenance.........    $   2,539      $   1,733    $     806          47%
  Real estate taxes..........................          502            272          230          85%
  Insurance..................................          279             50          229         458%
  Ground rent................................           19         --               19      --
                                                    ------         ------    ---------         ---
    Total certain expenses...................    $   3,339      $   2,055    $   1,284          62%
                                                    ------         ------    ---------         ---
                                                    ------         ------    ---------         ---



    Total certain expenses were $3.3 million, or 36% of rental revenue and tenant reimbursements, and $2.1 million, or 38% of rental revenue and tenant reimbursements, for the years ended December 31, 1995 and December 31, 1994, respectively. The increase in total certain expenses is primarily attributable to a full year of operations for the 1994 acquisition property, the partial year of operations for the 1995 Acquisition Properties and the expenses associated with the absorption of vacant rentable space across the portfolio. The increase in total certain expenses from 1994 to 1995 resulting from the 1995 acquisitions was approximately $1.4 million. In addition, total certain expenses increased by $1.9 million for the year ended December 31, 1995 as a result of a full year of operations for the property acquired in 1994, and the above-described increase in occupancy at the Properties owned at both December 31, 1994 and 1995.



    General and administrative expenses increased by $688,000 or 100% for the year ended December 31, 1995, compared to the year ended December 31, 1994, primarily due to additional employees required to manage the increased portfolio of Properties. General and administrative expenses as a percentage of total revenue was 12% and 11% during 1995 and 1994, respectively. The Company believes that because it will not need to hire significant new staff to manage its current portfolio and to acquire new properties, general and administrative expenses as a percentage of total revenue should begin to fall in subsequent years.



    Interest expense includes interest at the contractual current pay rate of the mortgage loans, amortization of the loan fees paid at origination, and accrual of additional interest due upon the retirement of the debt. Interest expense for the year ended December 31, 1995 was approximately $5.5 million, including interest payable of $1.1 million upon the retirement of certain mortgage loans. Interest expense increased by $3.9 million, or 231% for the year ended December 31, 1995 compared to the year ended December 31, 1994 primarily as a result of the increase in mortgage loans incurred to fund the 1995 acquisitions. The interest expense associated with the 1995 mortgage loans was $2.7 million. In addition, 1995 included a full year of interest expense for debt incurred to acquire the property in 1994, which increased interest expense by approximately $466,000.



    Depreciation and amortization increased by $755,000 or 66% primarily due to the 1995 acquisitions and the full year effect of the 1994 acquisitions.



    As a result of the foregoing, the Company had a net loss of $576,000 for the year ended December 31, 1995 compared to net income of $1.1 million for the prior year.

    The following is a comparison of the property operating data for the Same Store Properties that were owned for the entire year ended December 31, 1994 and December 31, 1995:



                                                                        DECEMBER 31,   DECEMBER 31,
                                                                            1995           1994
                                                                        ------------   ------------
Revenue:
  Rental..............................................................  $ 4,417,000     $4,180,000
  Tenant reimbursements...............................................       15,000         36,000
  Parking.............................................................      431,000        382,000
  Other...............................................................      152,000        108,000
                                                                        ------------   ------------
    Total revenue.....................................................    5,015,000      4,706,000
                                                                        ------------   ------------
                                                                        ------------   ------------
Certain expenses:
  Property operating, taxes, insurance and ground rent................  $ 1,724,000     $1,849,000
                                                                        ------------   ------------
                                                                        ------------   ------------



    For the year ended December 31, 1995, occupancy increased from 82% at December 31, 1994 to 89% at December 31, 1995. In addition, contractual base rent and amortization of free rent periods contributed to an increase in revenue. Operating expenses before depreciation and amortization, and interest including taxes, insurance, ground rent expenses for these Same Store Properties decreased by $125,000 for the year ended December 31, 1995 over the prior year due to the economies of scale that the Company obtained by owning a larger portfolio of Properties. The Company was able to allocate its personnel among more of its Properties and obtain certain discounts by utilizing its greater purchasing power.



    COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED 1993. During 1994, the Arden Predecessors purchased one Property resulting in an increase in investments in Properties of approximately $8.7 million.



    Rental revenue increased by $2.1 million 70% for the year ended December 31, 1994 compared to the year ended December 31, 1993. The increase in rental revenue resulted principally from a full year of rental revenue from the property acquired in 1993 and partial year rental revenue from the property acquired in 1994. Rental revenue from the 1993 acquisition property increased to $4.2 million for the year ended December 31, 1994, representing a full year of rental revenue from that property, from $3.0 million in the prior year. Rental revenue associated with the 1994 acquisition property added an additional $977,000 to rental revenue in 1994.



    Tenant reimbursements and other revenue increased by $664,000 or 191% for the year ended December 31, 1994 compared to the year ended December 31, 1993. Tenant reimbursement increases represented $183,000 of this increase, and other revenue, primarily representing management fees from third party-owned properties, represented $481,000 of this increase. The increase in tenant reimbursements resulted principally from a full year of tenant reimbursements from the property acquired during 1993 and partial year tenant reimbursements from the property acquired during 1994. Tenant reimbursements from the calendar year 1993 acquisition property increased to $36,000 for the year ended December 31, 1994, representing a full year of such revenue, from $35,000 in the prior year. Tenant reimbursements associated with the 1994 acquisition Properties added an additional approximately $182,000 to such revenue during 1994. The increase in property management fees resulted primarily from a full year of property management fees in 1994 for third party-owned properties managed for part of the year in the prior period.



    Parking revenue increased by $103,000 or 37% for the year ended December 31, 1994 compared to the year ended December 31, 1993. The increase resulted primarily from a full year of parking revenue from the property acquired during calendar year 1993 and partial year parking revenue from the property acquired during the year ended December 31, 1994. Parking revenue from the calendar year 1993 acquisition property increased to $382,000 for the year ended December 31, 1994, representing a full year of such revenue, from $279,000 in the prior year.



    At December 31, 1993, the Arden Predecessors held a noncontrolling investment in one joint venture which owns two commercial office properties. During 1994, the Arden Predecessors made investments in two additional noncombined entities which own commercial office properties. These entities are accounted for in the financial statements of the Arden Predecessors using the equity method. Equity in net income of noncombined entities increased by $197,000, from $4,000 to $201,000, for the year ended December 31, 1994 compared to the year ended December 31, 1993. This increase is due principally to significant income generated from the additional properties.



    The following is a comparison of certain expenses of the Arden Predecessors for the year ended December 31, 1994 to the year ended December 31, 1993:



                                               DECEMBER 31,   DECEMBER 31,    DOLLAR      PERCENT
                                                   1994           1993        CHANGE      CHANGE
                                               -------------  -------------  ---------  -----------
Certain Expenses
  Property operating and maintenance.........    $   1,733      $   1,324    $     409          31%
  Real estate taxes..........................          272            107          165         154%
  Insurance..................................           50             49            1           2%
  Ground rent................................       --             --           --          --
                                                    ------         ------    ---------         ---
    Total certain expenses...................    $   2,055      $   1,480    $     575          39%
                                                    ------         ------    ---------         ---
                                                    ------         ------    ---------         ---



    Total certain expenses were $2.1 million, or 38% of rental revenue and tenant reimbursements, and $1.5 million, or 48% of rental revenue and tenant reimbursements, for the years ended December 31, 1994 and 1993, respectively. The increase in total certain expenses is primarily attributable to the addition of the 1994 acquisition property and the expenses associated with the absorption of vacant rentable space across the portfolio. The increase in total certain expenses from 1993 to 1994 resulting from the 1994 acquisition was approximately $206,000. In addition, total certain expenses increased by $315,000 as a result of a full year of operations for the property acquired in 1993, and the increases in the occupancy at such property.



    General and administrative expenses increased $303,000 or 79% in 1994 compared to 1993 primarily due to an increase in payroll of $210,000 required by the Company to manage its increased portfolio. General and administrative expenses as a percentage of total revenue remained unchanged at 11% from 1994 and 1993.



    Interest expense in 1994 increased by $1.0 million, or 159%, compared to 1993. The increase was primarily due to a full year of interest on debt incurred in 1993, as well as the interest due on a $6.7 million loan used to fund the 1994 acquisition. The interest expense associated with the 1994 property acquisition debt was approximately $491,000. Interest expense increased by $516,000 as a result of a full year of interest expense for debt incurred to acquire the property in 1993.



    Depreciation and amortization increased by $644,000 or 129% primarily due to the 1994 acquisition and the full year effect of the 1993 acquisition.



    As a result of the Northridge earthquake, the Company had some minor damage to three of its buildings, resulting in an extraordinary loss of $136,000 in the year ended December 31, 1994.



    As a result of the foregoing, the Company had net income of $1.1 million for the year ended December 31, 1994 compared to net income of $655,000 for the prior year.


PRO FORMA OPERATING RESULTS


    SIX MONTHS ENDED JUNE 30, 1996. On a pro forma basis, combined income (before deduction of minority interests) would have been $15.3 million for the six months ended June 30, 1996, or $13.3 million combined net income of the Company (after deduction of minority interests), comparing positively to the historical net loss of $2.1 million for the six months ended June 30, 1996. This positive comparison results from a significant reduction in interest expense based on the effects of the proposed Offering as well as a substantial increase in total revenue, due to the benefit of a pro forma full six months of revenue from the Properties acquired (and to be acquired) in 1996.

    Pro forma total revenue is $39.9 million representing a $15.4 million increase over historical 1996, resulting primarily from an increase of $6.0 million in rental revenue associated with Properties acquired (and to be acquired) in 1996. Pro forma revenue from tenant reimbursements and parking is $5.1 million, representing a $1.5 million increase over historical results.



    The historical 1996 interest expense of $14.7 million decreased substantially to $4.1 million on a pro forma basis. Correspondingly, interest expense as a percentage of total revenue dropped substantially, from 60% of total revenue in historical 1996 to 10% of total revenue on a pro forma basis.



    YEAR ENDED DECEMBER 31, 1995. On a pro forma basis, combined income (before deduction of minority interests) would have been $26.3 million for the year ended December 31, 1995, or $22.8 million combined net income of the Company (after deduction of minority interests), comparing positively to the historical net loss of $(576,000) for the year ended December 31, 1995. This positive comparison results from a significant reduction in interest expense as well as a substantial increase in total revenue, due to the benefit of a pro forma full year of revenue from the Properties acquired in 1995, and pro forma revenue from the 1996 acquisitions.



    Pro forma total revenue is $78.0 million representing a $66.3 million increase over historical 1995, resulting primarily from an increase of $23.7 million in rental revenue associated with Properties acquired (and to be acquired) in 1996, combined with a full year of rental revenue from the Properties acquired in 1995 totaling $16.6 million. Revenue from tenant reimbursements and parking also increased on a pro forma basis over historical 1995 primarily due to $3.0 million of such revenue generated at the Properties acquired or to be acquired in 1996.


LIQUIDITY AND CAPITAL RESOURCES


    MORTGAGE FINANCING. The Company is currently negotiating an interim loan (the "Mortgage Financing") in the amount of $104 million with an affiliate of Lehman Brothers. The Mortgage Financing will have a maturity of one year and bear interest at a floating rate equal to one month LIBOR plus 1.50% for the first six months increasing to 2.00% through maturity. The proceeds of the Mortgage Financing will be used primarily to refinance a portion of the Company's existing mortgage indebtedness. The Mortgage Financing will be non-recourse and secured by fully cross-collateralized and cross-defaulted first mortgage liens on the nine Mortgage Financing Properties. The Mortgage Financing will require monthly payments of interest only, with all principal due on the first anniversary of the closing of the Mortgage Financing.



    The Company intends to refinance the Mortgage Financing through an offering of commercial mortgage-backed securities (the "CMBS Offering") in an amount of approximately $104 million with a term of seven years. The CMBS Offering is expected to bear interest at a floating rate based on one-month LIBOR. The Company intends to enter into a swap agreement in the notional amount of $104 million upon completion of this Offering and the Formation Transactions or shortly thereafter (the "Swap Agreement"). The Swap Agreement will result in effective fixed interest payments equal to the yield on U.S. Treasury Notes with a maturity of seven years plus a spread which, if determined on the date hereof, would result in an interest rate of 7.51%. The CMBS Offering is expected to require monthly payments of interest only with all principal due in a balloon payment at maturity. The Company expects to pursue the CMBS Offering promptly after the closing of this Offering and the Formation Transactions, although there can be no assurance that the Company will complete a CMBS Offering or enter into the Swap Agreement.



    THE CREDIT FACILITY. The Company is currently negotiating with a commercial bank, the terms of a two-year, $100 million revolving credit facility, with a one-year extension option (the "Credit Facility"). The Credit Facility will be used, among other things, to finance the acquisition of properties, provide funds for tenant improvements and capital expenditures and provide for working capital and other corporate purposes. The Company intends to enter into the Credit Facility contemporaneously with the Offering or shortly thereafter.



    The Credit Facility will have two tranches: an unsecured tranche of up to $50 million, subject to the Company's ownership of an unencumbered pool of qualifying properties with values (calculated as provided in the Credit Facility) of at least 100% of the Company's unsecured liabilities, and a secured tranche of up to

$100 million, subject to a borrowing base. Aggregate outstanding loans may not exceed $100 million. The lenders must approve the properties securing the facility and qualifying properties which are included in the unencumbered pool. Outstanding loans will bear interest based on the LIBOR rate or the bank's base rate, at the Company's option. The Credit Facility will be subject to customary conditions to closing and borrowing, and contain representations and warranties and defaults customary in REIT financings. The Credit Facility is also anticipated to contain financial covenants, including requirements for a minimum tangible net worth, maximum liabilities to asset values, and minimum interest, unsecured interest and fixed charge coverage ratios (all calculated as defined in the Credit Facility) and requirements to maintain a pool of unencumbered properties approved by the lenders and meeting certain defined characteristics. The Credit Facility will also contain restrictions on, among other things, indebtedness, investments, distributions, liens, and mergers, and will require Mr. Ziman to maintain certain ownership interests and management roles in the Company. There can be no assurance that the Company will be able to enter into the Credit Facility on terms satisfactory to it. If it is not able to enter into the Credit Facility it will have to find alternative means to finance its future acquisitions of Properties.



    ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES. The Company believes the Offering and the Formation Transactions will improve its financial performance through changes to its capital structure, principally the substantial reduction in its overall debt and its debt to equity ratio. Through the Formation Transactions, the Company will repay all of its existing mortgage debt and replace it with secured floating rate debt in the principal amount of $104 million pursuant to the Mortgage Financing. Thus, total secured debt after the Formation Transactions (assuming no advances under the Credit Facility) will be reduced by approximately $266 million in principal. This will result in a significant reduction of annual mortgage interest expense as a percentage of total revenue (10.4% on a pro forma basis as compared to 47% for the historical year ended December 31, 1995). Thus, cash from operations required to fund interest expenses will decrease substantially, although such reduction will be offset by the use of cash from operations to meet annual REIT distribution requirements. In addition, the Offering and Formation Transactions, together with the Mortgage Financing and the Credit Facility, will produce a lower leveraged capital structure. The market capitalization of the Company, based on the assumed initial public offering price of the issued and outstanding shares of Common Stock and OP Units (assuming all OP Units are exchanged for shares of Common Stock) and the debt outstanding at the completion of the Offering, is expected to be approximately $538.7 million with total debt (exclusive of accounts payable and accrued expenses) of approximately $104 million. As a result, the Company's debt to total market capitalization ratio will be approximately 19.3% (17.6% if the Underwriters' overallotment option is exercised in full). The Credit Facility combined with this lower leveraged capital structure should enhance the Company's ability to take advantage of acquisition opportunities as well as provide, if necessary, working capital for funding commitments to construct tenant leasehold improvements and payment of leasing commissions associated with new leasing activity.



    After the Offering, the Company expects to have approximately $100 million available under the Credit Facility. The Company anticipates that the Credit Facility will be used primarily to acquire additional properties and for general working capital needs.



    The Mortgage Financing matures in 1997. Since the Company anticipates that none of the principal of its mortgage indebtedness will be amortized prior to maturity and the Company will not have sufficient funds on hand to repay such indebtedness at maturity, it will be necessary for the Company to refinance such debt either through additional debt financings secured by individual properties or groups of properties, by unsecured private or public debt offerings or additional equity offerings. See "Risk Factors -- Real Estate Financing Risks." The Company currently expects to refinance the Mortgage Financings through the CMBS Offering.



    The   Company  expects  to  make   distributions  from  Cash  Available  for
Distribution, which the Company believes will exceed Cash Available for Distribution historically available as a result of the reduction in debt service expected to result from the repayment of indebtedness described above. Amounts accumulated for distribution will be invested by the Company primarily in short-term investments that are collateralized by securities of the United States government or any of its agencies, high-grade commercial paper and bank deposits. See "Distributions."

    The Company expects to meet its short-term liquidity requirements generally through its initial working capital and net cash provided by operations. The Company believes that its net cash provided by operations will be sufficient to allow the Company to make any distributions necessary to enable the Company to continue to qualify as a REIT. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its short-term liquidity needs for the foreseeable future, including recurring non-revenue enhancing capital expenditures, tenant improvements and leasing commissions.


    The Company expects to meet certain long-term liquidity requirements such as property acquisitions, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements through long-term secured and unsecured indebtedness and the issuance of additional equity securities. The Company also expects to use funds available under the Credit Facility to fund acquisitions, development activities and capital improvements on an interim basis.

CASH FLOWS


    COMPARISON FOR THE SIX MONTHS ENDED JUNE 30, 1996 TO THE SIX MONTHS ENDED JUNE 30, 1995. The increase in cash and cash equivalents of $872 from June 30, 1995 to June 30, 1996 is due to the excess of cash provided by financing activities over cash used in operating activities and investing activities. Net cash provided by operating activities increased by $1.6 million from $458,000 to $2.0 million primarily due to an increase in rental revenue offset by higher mortgage interest. Net cash used in investing activities increased by $91.2 million from $5.6 million to $96.8 million mainly due to an increase in the amount of real estate assets purchased during 1996 compared to 1995. Net cash provided by financing activities increased by $90.3 million from $4.6 million to $94.9 million due primarily to proceeds received on mortgage loans.



    COMPARISON FOR THE YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31, 1994. The increase in cash and cash equivalents of $179,000 from December 31, 1994 to December 31, 1995 is due to the excess of cash provided by operating and financing activities over cash used in investing activities. Net cash provided by operating activities increased by $2.0 million from $834,000 million to $2.8 million primarily due to the additional cash flow generated by the increase in the number of Properties owned. Net cash used in investing activities increased by $105.5 million from $17.9 million to $123.4 million mainly due to an increase in the amount of real estate assets purchased during 1995 compared to 1994. Net cash provided by financing activities increased by $103.9 million from $16.8 million to $120.7 million due to proceeds received on mortgage notes offset in part by increases in mortgage loans repaid and restricted cash.



    COMPARISON FOR THE YEAR ENDED DECEMBER 31, 1994 TO THE YEAR ENDED DECEMBER 31, 1993. The decrease in cash and cash equivalents of $242,000 from December 31, 1993 to December 31, 1994 is due to distributions from one Arden Predecessor to its owners of $1.4 million and the acquisition of improvements and Properties in excess of financing activities. These uses were partially offset by owner contributions. Net cash provided by operating activities decreased by $352,000 from $1.2 million to $834,000 primarily due to an increase in rents and other receivables, deferred rents prepaid financing and leasing costs and prepaid expenses and other assets offset by an increase in depreciation and amortization and net income. Net cash used in investing activities decreased by $8.1 million from $26.0 million to $17.9 million mainly due to a decrease in the value of real estate assets purchased during 1994 compared to 1993. Net cash provided by financing activities decreased by $8.8 million from $25.6 million to $16.8 million due to a decrease in the amount proceeds received on mortgage notes incurred to finance real estate acquisitions offset in part by an increase in owners' contributions.


INFLATION

    Substantially all of the office leases provide for separate escalations of real estate taxes and operating expenses over a base amount. In addition, many of the office leases provide for fixed base rent increases or indexed escalations (based on the CPI or other measures). The Company believes that inflationary increases in expenses will be offset by the expense reimbursements and contractual rent increases described above.


    The Credit Facility is expected to bear interest at a variable rate, which will be influenced by changes in short-term interest rates, and will be sensitive to inflation.

                 SOUTHERN CALIFORNIA ECONOMY AND OFFICE MARKETS


    The Company believes that current and forecast trends affecting Southern California have created and will continue to create a favorable economic environment in the suburban Southern California office markets where substantially all of the Company's Properties are located. First, the Company believes that the supply of Class A office space in Southern California has stabilized and is unlikely to increase over the short term in large part because it is not economically feasible to develop new Class A office space based on rental rates currently attainable in Southern California office markets as set forth in the C&W Market Study. Second, the recent economic restructuring of many of Southern California's primary office-using sectors including the entertainment, export/import, managed health care, high technology, telecommunications, and civilian and military aerospace and defense industries has caused growth in demand for office space. Third, demand for Class A office space relative to the level of supply has led to higher occupancy rates and a trend towards higher rental rates which are supportable in the office markets where the Company's Properties are located. Finally, patterns of residential relocation to suburban areas due in part to the public perception of greater personal security and to the availability of greater recreational and residential amenities in suburban areas, coupled with a heightened preference for living in close proximity to work and employers' resultant access to a broader, more skilled local labor force have fueled growth of suburban office property demand. The Company believes that these factors and other specific economic indicators discussed below suggest a general strengthening of the Southern California economy. Given the quality and location of its Properties, the Company believes it is competitively positioned to capitalize on these economic trends and the resulting demand for suburban Class A office space. In addition, the Company believes that the suburban Los Angeles County submarkets in which its Properties are located will outperform the Downtown/CBD, which has not begun to recover from the real estate downturn.


SOUTHERN CALIFORNIA ECONOMY

    OVERVIEW. The Company believes that the office markets in Southern California, and particularly suburban Los Angeles County, have improved and will be excellent markets in which to own and operate office properties over the long term.


    The three-county region in which the Company's Properties are located includes Los Angeles, Orange and San Diego counties which collectively comprise approximately 45% of the statewide population and employment base in California. Data from the U.S. Bureau of Labor Statistics indicates that the unemployment rate in these counties peaked in 1993 during the height of the 1990 to 1993 recessionary period in Southern California. Recently, however, these counties experienced a gradual economic recovery marked by falling unemployment rates beginning in 1994 which, according to THE 1995 ECONOMIC REPORT OF THE GOVERNOR OF CALIFORNIA (the "1995 ECONOMIC REPORT"), was precipitated by growth in the services and trade employment sectors, among others, and a less pronounced rate of decline in defense related activities in Southern California. For instance, the unemployment rate for the Los Angeles PMSA has been declining since 1993 and dropped below 8% in 1995 for the first time since 1990. Similar trends of decreasing unemployment rates were also experienced in Orange and San Diego counties. The graph below illustrates unemployment trends for the United States, California and the three counties in which the Company's Properties are located.

                  HISTORICAL ANNUAL AVERAGE UNEMPLOYMENT RATES


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 UNEMPLOYMENT RATE
                     California   Los Angeles County    Orange County   San Diego County       U.S.
1991                       7.7%                 8.2%             5.2%               6.2%       6.7%
1992                       9.3%                 9.8%             6.6%               7.3%       7.4%
1993                       9.4%                 9.8%             6.7%               7.8%       6.8%
1994                       8.6%                 9.4%             5.8%               7.2%       6.1%
1995                       7.8%                 7.9%             5.3%               6.5%       5.6%

- ------------------------
Source: U.S. Bureau of Labor Statistics

    The U.S. Bureau of Economic Analysis has forecast a total increase in non-farm employment for the period from 1993 to 2005 of 14.2% for Los Angeles County, 35.3% for Orange County and 30.7% for San Diego County, representing average annual growth rates of 1.1%, 2.5% and 2.3%, respectively.


    A driving factor in the forecast employment growth within the three counties in which the Company operates is strong population growth, which, over the next five years is expected to outpace the population growth in the United States as shown below:



                                                                 POPULATION
                                                    POPULATION     GROWTH
                                                      GROWTH      1995-2000
AREA                                                1990-1995(1) PROJECTED(2)
- --------------------------------------------------  ----------   -----------
Los Angeles County................................     3.1%          5.8%
Orange County.....................................     6.4%         11.1%
San Diego County..................................     5.8%         12.1%
California........................................     6.2%          9.1%
United States.....................................     5.6%          5.1%


- ------------------------

(1) Source: U.S. Bureau of the Census. 1990 population from 1990 Census and 1995 population from July 1, 1995 estimate of the U.S. Bureau of the Census.



(2)  Source:  1995  population--U.S.  Bureau  of  the  Census.  2000   projected
    population--Bureau of Economic Analysis (U.S. Department of Commerce).



    As primary office employment grows, office demand is expected to increase. According to AMERICA'S OFFICE ECONOMY prepared by Cognetics, Inc., Metropolitan Los Angeles (which includes Los Angeles County and Orange County), in which 23 of the Company's 24 Properties are located, is projected to be the number one market in the United States for primary office employment growth from 1995 to 2005, and San Diego is ranked 18th.

                       TOP 20 MARKETS FOR PRIMARY OFFICE
                         EMPLOYMENT GROWTH (1995-2005)

  1.   LOS ANGELES
  2.   Atlanta
  3.   San Francisco-Oakland-San Jose
  4.   Washington, DC-MD-VA
  5.   Dallas-Ft. Worth
  6.   Chicago
  7.   Phoenix
  8.   New York
  9.   Houston-Galveston
 10.   Tampa-St. Petersburg
 11.   Minneapolis-St. Paul
 12.   Denver-Boulder
 13.   Boston
 14.   Orlando
 15.   Seattle
 16.   Philadelphia
 17.   Miami-Ft. Lauderdale
 18.   SAN DIEGO
 19.   Detroit
 20.   Kansas City

- ------------------------
Source: Cognetics, Inc.


    A significant factor for primary office employment growth in Los Angeles, Orange and San Diego counties is a trend within these local economies to become more services-oriented. Data from the U.S. Bureau of Labor Statistics indicates a trend over the past six years of growth in the services and government sector (large office space users), and a decline in the manufacturing, finance, insurance and real estate (FIRE) and trade sectors, with the other employment sectors remaining stable in proportion to total non-farm employment. Employment in the service sector in the Los Angeles PMSA increased to 32% of total non-farm employment in 1995 from 29% in 1990. Both Orange County and San Diego County experienced a similar trend in the employment shift towards services.



    In addition to becoming a more diversified economy with a stronger emphasis on the services and government sectors, according to the Los Angeles EDC, Los Angeles County ranked number one in the nation in the number of business establishments by county in 1992 and is a major center of international trade. According to the 1995 ECONOMIC REPORT, Los Angeles County is also the nation's leading manufacturing center. Los Angeles County comprises over 40% of the nondurable manufacturing employment, 95% of the motion picture employment and 56% of the aerospace employment in California. The Los Angeles PMSA is the largest PMSA in the United States (larger than both the New York City PMSA and the Chicago PMSA) and accounts for approximately 28% of California's population and employment base. Demand for office space in Los Angeles County is expected to remain strong as a result of these characteristics.


    International trade is another major component of the Los Angeles economy and while growth in international trade is difficult to attribute to specific employment sectors, it is an indicator of the general strength of the local economy. In 1994 the Los Angeles Customs District (which is primarily comprised of the Los Angeles/Long Beach port complex and the Los Angeles International Airport) surpassed New York/ New Jersey as the nation's leading port. According to the California Department of Finance, from 1987 to 1995 international trade passing through the Los Angeles Customs District has increased from approximately $77.6 billion in 1987 to approximately $164.2 billion in 1995.

SOUTHERN CALIFORNIA OFFICE MARKETS


    OVERVIEW. The Company believes that the Los Angeles, Orange and San Diego County office markets are attractive markets in which to own and operate office properties. Specifically, the Los Angeles County market, in which 21 of the 24 Properties are located, has the following favorable market characteristics according to the C&W Market Study: (i) the Los Angeles County suburban submarkets have experienced three years of positive net absorption and five years of declining direct vacancy rates; (ii) there has been virtually no new additions to supply to the Los Angeles County suburban office market since 1992; and (iii) new speculative office development is unlikely at the current time, primarily because new construction is not economically feasible given current market rental rates and also because of governmental constraints and zoning restrictions in certain markets.

    INCREASING DEMAND FOR OFFICE SPACE. In the past three years the underlying fundamentals of supply and demand in the suburban Los Angeles County, Orange County and downtown San Diego office markets have improved. The peak in available supply occurred near the midpoint of the recession. Since that time, the local economies have been recovering and the relationship between supply and demand has resulted in declining direct vacancy rates and positive net absorption in these markets. According to the C&W Market Study, as of December 31, 1995, the direct vacancy rate for the suburban Los Angeles County office market, the Orange County office market and the downtown San Diego office market was 17.0%, 15.5% and 17.9%, respectively, as compared to 19.2%, 19.5% and 19.4%
as of December 31, 1991, respectively.



                    HISTORICAL YEAR-END DIRECT VACANCY RATES


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DIRECT VACANCY RATE
                          U.S.  Los Angeles County (suburban)    Orange County    Downtown San Diego
1991                     17.5%                          19.2%            19.5%                 19.4%
1992                     18.2%                          18.9%            19.1%                 20.7%
1993                     17.2%                          18.4%            17.1%                 19.4%
1994                     15.3%                          17.3%            17.2%                 19.8%
1995                     14.0%                          17.0%            15.5%                 17.9%

- ------------------------

Source: C&W Market Study
Note: U.S. vacancy is the weighted average of 44 markets.



    PROJECTED DECLINING DIRECT VACANCY RATES. The C&W Market Study projects that aggregate direct vacancy rates in the suburban Los Angeles County office market would decline to 14.4% as of December 31, 1998 assuming (i) no additions to the supply of office space inventory that existed in such office markets as of December 3, 1995 and (ii) annual positive net absorption of direct availabilities of 1,000,000 square feet. C&W's projection of such absorption and declining direct vacancy rates was based on recent historical positive net absorption experienced in the suburban Los Angeles County office market. No assurance can be made that such absorption of direct availabilities will occur in the future or that the current supply of office space inventory will not increase, and therefore that direct vacancy rates will decline as outlined in the graph below.



                         PROJECTED DIRECT VACANCY RATES


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           DIRECT VACANCY %
1995 (A)               17.0%
1996 (P)               16.1%
1997 (P)               15.2%
1998 (P)               14.4%

- ------------------------

Source: C&W Market Study



    NO NEW SUPPLY OF OFFICE SPACE. According to the C&W Market Study, there has been virtually no new office development in Los Angeles County and Orange County since 1992. Similarly, there has been no new office development in downtown San Diego since 1991. Based on the C&W Market Study, the addition of any new speculative office space to these markets is unlikely at the current time, primarily because speculative new construction is not economically feasible given current market rental rates and also because of governmental constraints and zoning restrictions in certain markets.


    POTENTIAL REVENUE INCREASE AT REPLACEMENT COST RENTS. The Company believes that all of its Properties have been purchased at a substantial discount from replacement cost and have the potential for significant internal revenue growth as rental rates for office properties in their respective submarkets recover to levels ("Replacement Cost Rents") that would provide a reasonable return on investment to a developer of a new Class A multi-tenant office building. According to the C&W Market Study, market rental rates in Los Angeles County are currently below the levels required to justify new Class A office development. Based on estimates provided in the C&W Market Study, Replacement Cost Rents required to justify new construction would be equal to approximately $35 per square foot for excellent quality Class A office buildings and $24 per square foot for average quality Class A office buildings. By comparison, the current weighted average annual base rental rate (full service gross leases only, excluding leases subject to net lease provisions) received by the Company in each of its Properties which ranges from $15.07 per square foot to $31.45 per square foot with a total weighted average annual base rental rate of $20.07 per square foot and the weighted average annual asking rents for competitive office properties in their respective submarkets are substantially below Replacement Cost Rents. This is confirmed by the fact that according to the C&W Market Study there has been extremely limited office development (375,000 square feet out of a total 83,533,998 square feet in the submarkets where the Company's Properties are located) and no speculative office development in the Los Angeles submarkets where the Company operates Properties in the past four years.


    The costs and implied Replacement Cost Rents outlined above exclude any value attributable to underlying land, which, if purchased in connection with a new development would imply that higher Replacement Cost Rents would be required to justify the increased costs of development resulting from the land acquisition costs. There can be no assurance as to when, if, and the extent to which the Properties owned and operated by the Company will experience an increase in rental rates.

                            BUSINESS AND PROPERTIES

GENERAL


    Upon completion of the Offering, the Company will own 24 office properties containing approximately 4.0 million rentable square feet. The Properties consist primarily of Class A suburban office properties and individually range from approximately 49,000 to 540,000 rentable square feet. All of the Properties are located in Southern California, with 21 located in suburban Los Angeles County, two in Orange County, and one in San Diego County. The Company believes that the Properties have desirable locations within established business communities and are well-maintained. Of the Company's 24 Properties, 20
Properties have been built since 1980 and 14 Properties, including all four built prior to 1980, have been substantially renovated within the last three years. The average age of the buildings is approximately 12 years. The Properties offer an array of various amenities including security, parking, conference facilities, on-site management, food services and health clubs. Management believes that the location, quality of construction and building amenities, as well as the Company's reputation for providing a high level of tenant service, have enabled the Company to attract and retain a diverse tenant base. As of August 1, 1996, the Properties had a weighted average occupancy rate of approximately 89% (compared to the C&W Peer Group weighted average occupancy rate of approximately 83% as of April 30, 1996) and were leased to over 540 tenants. Major tenants, based on square feet leased, include McDonnell Douglas, GTE California, Pepperdine University, Merrill Lynch, Earth Technology, Grey Advertising, The Hearst Corporation, Smith Barney and Deloitte & Touche. As of August 1, 1996, no one tenant represented more than approximately 3.3% of the aggregate Annualized Base Rent of the Company's portfolio and only 16 tenants individually represented more than 1% of such Annualized Base Rent.


    The Properties are leased to a variety of local, national and foreign businesses. Leases are typically structured for terms of three, five or 10 years. Most of the Company's leases are full service, gross leases under which tenants typically pay for all real estate taxes and operating expenses above those for an established base year or expense stop. Leases typically contain provisions permitting tenants to renew at prevailing market rates. Under the leases, the landlord is generally responsible for structural repairs. Most leases do not permit early termination; however, certain leases permit the tenant to terminate upon six months' notice after the third year of a five-year lease or the fifth year of a 10-year lease, subject to the tenant's obligation to pay all unamortized tenant improvements and leasing commissions, a penalty of three to six months of additional rent, and any rent concessions provided, depending on the lease terms. Finally, tenants generally pay directly (without regard to a base year or expense stop) for overtime use of air conditioning and for onsite monthly employee and visitor parking.


    Although the Company primarily utilizes gross leases (which represented approximately 84% of the total portfolio leased square feet as of August 1,
1996), it also has triple net leases with a number of tenants. In general, the triple net leases require the tenants to pay all real property taxes, insurance and expenses of maintaining the leased space or Property and have renewal and termination provisions similar to those described above.



    The Company's Properties are regionally managed under active central control. All administration (including the formation and implementation of policies and procedures), leasing, capital expenditures and construction decisions are centrally administered at the Company's corporate office. The Company employs asset managers to oversee and direct the day-to-day operations of the Properties, as well as the on-site personnel, which may include a manager, assistant manager and other necessary staff. Asset managers communicate daily with the Company's corporate offices to implement the Company's policies and procedures.



    The on-site staffing of each Property is dictated by each Property's size, tenant profile, number of tenants and location. The Company contracts with third parties for cleaning services, day porters, engineers and any other personnel necessary to operate each Property.



PROPERTIES



    The following table sets forth certain information regarding each of the Properties as of August 1, 1996:

                                                                                         PERCENTAGE OF   PERCENT
                                                                                             TOTAL       LEASED
                                                                           APPROXIMATE     PORTFOLIO     (AS OF    ANNUALIZED
                                                             YEAR BUILT/    RENTABLE       RENTABLE      AUG. 1,   BASE RENT
SUBMARKET/PROPERTY                            LOCATION        RENOVATED    SQUARE FEET    SQUARE FEET     1996)     ($000S)
- ----------------------------------------  ----------------  -------------  -----------   -------------   -------   ----------
LOS ANGELES COUNTY
- ----------------------------------------
LOS ANGELES WEST
 BEVERLY HILLS/CENTURY CITY
    9665 Wilshire                         Beverly Hills     1972/92-3         158,684         3.9%        95.1%     $ 4,745
    Beverly Atrium                        Beverly Hills     1989               61,314         1.5        100.0        1,400
    Century Park Center                   Los Angeles       1972/94           243,404         6.0         83.2        4,331
 WESTWOOD/WEST LOS ANGELES
    Westwood Terrace                      Los Angeles       1988              135,943         3.4         82.3        2,829
    1950 Sawtelle                         Los Angeles       1988/95           103,772         2.6         77.5        1,609
 MARINA AREA/CULVER CITY/LAX
    400 Corporate Pointe                  Culver City       1987              164,598         4.1         90.2        2,954
    Bristol Plaza                         Culver City       1982               84,014         2.1         78.6        1,195
    Skyview Center                        Los Angeles       1981,87/95(4)     391,675         9.7         86.0        5,730
 PARK MILE/WEST HOLLYWOOD
    The New Wilshire                      Los Angeles       1986              202,704         5.0         83.9        3,458

LOS ANGELES NORTH
 SIMI/CONEJO VALLEY
    5601 Lindero Canyon                   Westlake          1989              105,830         2.6        100.0        1,180
    Calabasas Commerce Center             Calabasas         1990              123,121         3.1        100.0        2,111
 WEST SAN FERNANDO VALLEY
    Woodland Hills Financial Center       Woodland Hills    1972/95           224,955         5.6         89.8        4,501
 CENTRAL SAN FERNANDO VALLEY
    16000 Ventura Blvd.                   Encino            1980/96           174,841         4.3         84.1        2,970
 EAST SAN FERNANDO VALLEY/TRI-CITIES
    425 West Broadway                     Glendale          1984               71,589         1.8         95.9        1,328
    303 Glenoaks(5)                       Burbank           1983/96           175,449         4.3         97.4        3,477
    70 South Lake                         Pasadena          1982/94           100,133         2.5         81.4        1,695
LOS ANGELES SOUTH
 LONG BEACH
    4811 Airport Plaza Drive              Long Beach        1987/95           121,610         3.0        100.0        1,051
    4900/10 Airport Plaza Drive           Long Beach        1987/95           150,403         3.7        100.0        1,173
    5000 East Spring                      Long Beach        1989/95           163,358         4.0         89.6        2,747
    100 West Broadway                     Long Beach        1987/96           191,727         4.7         90.0        3,523
 CERRITOS/NORWALK
    12501 East Imperial Highway (5)       Norwalk           1978/94           122,175         3.0         94.7        1,882
ORANGE COUNTY
- ----------------------------------------
 WEST COUNTY
    5832 Bolsa Avenue                     Huntington Beach  1985               49,355         1.2        100.0          659
 TRI-FREEWAY AREA
    Anaheim City Centre                   Anaheim           1986/91           175,391         4.3         93.0        2,458
SAN DIEGO COUNTY
- ----------------------------------------
 SAN DIEGO MARKET
    Imperial Bank Tower                   San Diego         1982/96           540,413        13.4         82.2        8,136
                                                                           -----------     ------        -------   ----------
Total/Weighted Average                                                      4,036,458       100.0%        88.9%     $67,142
Weighted Average Rent Per Leased Square Foot - Gross Leases
Weighted Average Rent Per Leased Square Foot - Net Leases
Weighted Average Rent Per Leased Square Foot - All Leases

                                                                        ANNUAL
                                                                       EFFECTIVE
                                          PERCENTAGE OF                RENT PER      ANNUALIZED
                                            PORTFOLIO                   LEASED      BASE RENT PER    C&W PEER GROUP
                                           ANNUALIZED       NUMBER      SQUARE         LEASED           RENT PER
SUBMARKET/PROPERTY                          BASE RENT     OF LEASES    FOOT (1)    SQUARE FOOT (2)   SQUARE FOOT(3)
- ----------------------------------------  -------------   ----------   ---------   ---------------   --------------
LOS ANGELES COUNTY
- ----------------------------------------
LOS ANGELES WEST
 BEVERLY HILLS/CENTURY CITY
    9665 Wilshire                              7.1%            18       31$.91         $31.45            $28.32
    Beverly Atrium                             2.1             11       23.65           22.83             28.32
    Century Park Center                        6.5             80       21.72           21.38             22.80
 WESTWOOD/WEST LOS ANGELES
    Westwood Terrace                           4.1             21       24.83           25.30             27.19
    1950 Sawtelle                              2.4             30       20.15           20.02             18.42
 MARINA AREA/CULVER CITY/LAX
    400 Corporate Pointe                       4.4             14       23.42           19.91             17.52
    Bristol Plaza                              1.8             19       18.24           18.10             17.54
    Skyview Center                             8.5             49       17.53           17.01             19.23
 PARK MILE/WEST HOLLYWOOD
    The New Wilshire                           5.2             31       20.63           20.35             21.97
LOS ANGELES NORTH
 SIMI/CONEJO VALLEY
    5601 Lindero Canyon                        1.8              2       10.94           11.15             19.03
    Calabasas Commerce Center                  3.1             11       17.16           17.14             19.16
 WEST SAN FERNANDO VALLEY
    Woodland Hills Financial Center            6.7             59       21.89           22.29             22.74
 CENTRAL SAN FERNANDO VALLEY
    16000 Ventura Blvd.                        4.4             39       20.48           20.21             21.33
 EAST SAN FERNANDO VALLEY/TRI-CITIES
    425 West Broadway                          2.0             13       18.87           19.35             20.11
    303 Glenoaks(5)                            5.2             22       20.79           20.35             21.57
    70 South Lake                              2.5             10       20.02           20.80             24.38
LOS ANGELES SOUTH
 LONG BEACH
    4811 Airport Plaza Drive                   1.6              1        9.30            8.64             24.54
    4900/10 Airport Plaza Drive                1.7              1        8.40            7.80             24.54
    5000 East Spring                           4.1             26       20.50           18.76             24.67
    100 West Broadway                          5.2             26       21.90           20.42             19.55
 CERRITOS/NORWALK
    12501 East Imperial Highway (5)            2.8              4       15.47           16.27             18.40
ORANGE COUNTY
- ----------------------------------------
 WEST COUNTY
    5832 Bolsa Avenue                          1.0              1       13.38           13.35             16.06
 TRI-FREEWAY AREA
    Anaheim City Centre                        3.7             13       16.47           15.07             19.29
SAN DIEGO COUNTY
- ----------------------------------------
 SAN DIEGO MARKET
    Imperial Bank Tower                       12.1             42       19.47           18.31             21.71
                                            ------            ---      ---------      -------           -------
Total/Weighted Average                       100.0%           543
Weighted Average Rent Per Leased Square                                 20$.63(6)      $20.03(6)         $21.61
Weighted Average Rent Per Leased Square                                 12$.24         $11.52
Weighted Average Rent Per Leased Square                                 19$.28         $18.70


- ----------------------------------------

(1) Annualized Effective Rent is calculated for each lease in effect at August 1, 1996. For leases in effect at the time the relevant Property was acquired, Annualized Effective Rent is calculated by dividing the remaining lease payments under the lease by the number of months remaining under the lease and multiplying the result by 12. For leases entered into after the relevant Property was acquired, Annualized Effective Rent is calculated by dividing all lease payments under the lease by the number of months in the lease and multiplying the result by 12. For 303 Glenoaks, 100 West Broadway and 12501 East Imperial Highway, each of which either has only recently been acquired or will be acquired at the closing of the Formation Transactions, Annualized Effective Rent is calculated by dividing the remaining lease payments by the remaining months in the lease measured from January 1, 1995 and multiplying the result by 12.


(2) Annualized Base Rent is the monthly contractual base rent under existing leases as of August 1, 1996 and multiplied by 12.


(3) Represents the mid-point of the range of the weighted average annual asking rents (for full service gross leases only, excluding leases subject to net lease provisions) for the respective C&W Peer Group properties as of April 30, 1996.


(4) Skyview Center consists of two Class A 11- and 12-story office towers completed in 1981 and 1987, respectively.


(5) Acquisition Property acquired concurrently with the Offering.


(6) The weighted average rent per leased square foot is calculated based only on rent which is received from tenants under gross leases, which represent approximately 84% of the total portfolio leased square feet. Excluded are 5601 Lindero Canyon, 4811 Airport Plaza Drive, 4900/10 Airport Plaza Drive, 5832 Bolsa Avenue, 55.6% of leased space at 400 Corporate Pointe leased to Pepperdine University, and 48.3% of leased space at Calabasas Commerce Center leased to two tenants.

TENANTS


    The Properties are leased to over 540 tenants which are engaged in a variety of businesses, including financial services, entertainment, health care services, accounting, law, computer technology, education and publishing. The following table sets forth information regarding the Company's leases with its 20 largest tenants based upon Annualized Base Rent as of August 1, 1996:


TENANT DIVERSIFICATION


                                                                                                          PERCENTAGE OF
                                                                              PERCENTAGE OF                 AGGREGATE
                                          NUMBER    REMAINING     AGGREGATE     AGGREGATE     ANNUALIZED    PORTFOLIO
                                            OF    LEASE TERM IN   RENTABLE    LEASED SQUARE   BASE RENT    ANNUALIZED
                                          LEASES     MONTHS      SQUARE FEET      FEET         ($000S)      BASE RENT
                                          ------  -------------  -----------  -------------   ----------  -------------
McDonnell Douglas.......................     2           111        272,013       7.58%       $   2,224       3.31%
GTE California..........................     2            38        113,127       3.15%           1,653       2.46%
Pepperdine University...................     2            75         82,441       2.30%           1,628       2.42%
Logicon, Inc............................     1            71         74,174       2.07%           1,575       2.35%
Merrill Lynch...........................     2            51         47,818       1.33%           1,317       1.96%
Imperial Bank Realty Co.................     2            46         38,855       1.08%           1,275       1.90%
Earth Techonology.......................     2            80         44,122       1.23%           1,138       1.70%
Latham & Watkins........................     1            91         56,425       1.57%           1,045       1.56%
Grey Advertising........................     2           111         50,152       1.40%             993       1.48%
DiC Entertainment.......................     1            76         51,708       1.44%             993       1.48%
The Hearst Corporation..................     1            45         25,731       0.72%             932       1.39%
NME Hospitals...........................     1            41         24,069       0.67%             829       1.24%
Gruntal & Company.......................     1            10         15,321       0.43%             739       1.10%
Intracorp...............................     1            24         54,179       1.51%             691       1.03%
Smith Barney, Inc.......................     2            66         24,736       0.69%             678       1.01%
XIRCOM, Inc.............................     1            11         46,321       1.29%             673       1.00%
Crawford & Company......................     1            19         20,347       0.57%             623       0.93%
Candle Corporation......................     1            74         52,130       1.45%             601       0.89%
JB Oxford Holdings......................     1            74         18,796       0.52%             595       0.89%
Deloitte & Touche.......................     1            53         30,279       0.84%             581       0.87%
                                            --
                                                         ---     -----------     -----        ----------     -----
    TOTAL/WEIGHTED AVERAGE..............    28            71   (1)  1,142,744    31.83%       $  20,782      30.95%


- ------------------------------
(1) Weighted average calculation based on aggregate rentable square footage leased by each tenant.

LEASE DISTRIBUTIONS


    The following table sets forth information relating to the distribution of the Company's leases, based on rentable square feet under lease, as of August 1, 1996:



                                                                          PERCENT OF
                                                                          AGGREGATE                   PERCENTAGE OF
                                                                          PORTFOLIO                     AGGREGATE
                                          NUMBER  PERCENT                   LEASED      ANNUALIZED      PORTFOLIO
SQUARE FEET                                 OF    OF ALL   TOTAL LEASED     SQUARE      BASE RENT       ANNUALIZED
UNDER LEASE                               LEASES  LEASES   SQUARE FEET       FEET        ($000S)        BASE RENT
- ----------------------------------------  ------  -------  ------------  ------------   ----------  ------------------
2,500 or Less...........................   252     46.41 %     337,740         9.41%    $   6,350         9.46%
2,501--5,000............................   114     20.99 %     400,329        11.15%        7,608        11.33%
5,001--7,500............................    51      9.39 %     322,644         8.99%        6,382         9.51%
7,501--10,000...........................    39      7.18 %     340,700         9.49%        6,870        10.23%
10,001--20,000..........................    54      9.94 %     777,549        21.66%       16,400        24.43%
20,001--40,000..........................    20      3.68 %     508,278        14.16%       10,940        16.29%
40,001+.................................    13      2.39 %     903,137        25.15%       12,592        18.75%
                                          ------  -------  ------------      ------     ----------      ------
    TOTAL...............................   543    100.00 %   3,590,377       100.00%    $  67,142       100.00%

LEASE EXPIRATIONS -- PORTFOLIO TOTAL



    The following table sets forth a summary schedule of the lease expirations for the Properties for leases in place as of August 1, 1996, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations:



    YEAR OF         NUMBER OF     SQUARE FOOTAGE   PERCENTAGE OF    ANNUALIZED BASE         PERCENTAGE OF
     LEASE           LEASES        OF EXPIRING     TOTAL LEASED    RENT OF EXPIRING    ANNUALIZED BASE RENT OF
  EXPIRATION        EXPIRING          LEASES        SQUARE FEET     LEASES ($000S)         EXPIRING LEASES
- ---------------  ---------------  --------------  ---------------  -----------------  -------------------------
        1996   (1)           53        128,941           3.59%         $   2,514                  3.74%
        1997               93          336,683           9.38%             7,851                 11.69%
        1998              101          440,697          12.27%             8,561                 12.75%
        1999               89          429,673          11.97%             7,972                 11.87%
        2000               79          484,401          13.49%            10,290                 15.33%
        2001               55          310,952           8.66%             5,651                  8.42%
        2002               24          588,165          16.38%            10,601                 15.79%
        2003               13          132,428           3.69%             2,711                  4.04%
        2004               13          195,075           5.43%             3,595                  5.35%
        2005               14          416,441          11.60%             4,708                  7.01%
        2006                5           91,279           2.54%             1,973                  2.94%
        2008                3           28,238           0.79%               535                  0.80%
        2010                1            7,404           0.21%               179                  0.27%
                          ---     --------------       ------            -------                ------
 TOTAL                    543        3,590,377         100.00%         $  67,142                100.00%


- ------------------------------

(1) Represents lease expirations data from August 1, 1996 to December 31, 1996.

LEASE EXPIRATIONS - PROPERTY BY PROPERTY



    The following table sets forth detailed lease expiration information for each of the Properties for leases in place as of August 1, 1996, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.


YEAR OF LEASE EXPIRATION                  1996(1)      1997       1998      1999       2000        2001       2002      2003
- ----------------------------------------  --------  ----------  --------  --------  ----------  ----------  --------  --------

9665 WILSHIRE
Square Footage of Expiring Leases.......     1,151      33,586     8,362    19,296      35,869       1,296    34,117
Percentage of Total Leased Sq. Ft.......      0.76%      22.26%     5.54%    12.79%      23.77%       0.86%    22.61%
Annualized Base Rent of Expiring
 Leases.................................  $ 31,077  $1,457,826  $228,195  $489,933  $1,061,873  $   33,437  $1,064,071
Percentage of Total Annualized Base
 Rent...................................      0.65%      30.72%     4.81%    10.32%      22.38%       0.70%    22.42%
Number of Leases Expiring...............         1           3         2         2           6           1         2

BEVERLY ATRIUM
Square Footage of Expiring Leases.......     4,800       2,608    13,015     4,290       6,261                18,489
Percentage of Total Leased Sq. Ft.......      7.83%       4.25%    21.23%     7.00%      10.21%                30.15%
Annualized Base Rent of Expiring
 Leases.................................  $ 97,920  $   63,739  $250,027  $124,317  $  159,511              $399,362
Percentage of Total Annualized Base
 Rent...................................      7.00%       4.55%    17.86%     8.88%      11.40%                28.53%
Number of Leases Expiring...............         1           1         2         2           2                     1

CENTURY PARK CENTER
Square Footage of Expiring Leases.......    13,341      24,615    28,060    26,623      46,782       6,963    32,298     8,754
Percentage of Total Leased Sq. Ft.......      6.59%      12.15%    13.85%    13.14%      23.09%       3.44%    15.94%     4.32%
Annualized Base Rent of Expiring
 Leases.................................  $275,282  $  532,553  $545,857  $553,555  $1,242,862  $   88,212  $539,718  $167,702
Percentage of Total Annualized Base
 Rent...................................      6.36%      12.30%    12.60%    12.78%      28.69%       2.04%    12.46%     3.87%
Number of Leases Expiring...............        14          16        15        13           8           5         3         3

WESTWOOD TERRACE
Square Footage of Expiring Leases.......       186       6,307     7,123    25,940      58,623       5,128     8,524
Percentage of Total Leased Sq. Ft.......      0.17%       5.64%     6.37%    23.20%      52.42%       4.59%     7.62%
Annualized Base Rent of Expiring
 Leases.................................  $  2,902  $  119,425  $144,011  $525,439  $1,743,193  $   99,780  $194,347
Percentage of Total Annualized Base
 Rent...................................      0.10%       4.22%     5.09%    18.57%      61.62%       3.53%     6.87%
Number of Leases Expiring...............         1           3         2         6           6           2         1

1950 SAWTELLE
Square Footage of Expiring Leases.......     4,150      24,457    40,032       775       7,624       1,853
Percentage of Total Leased Sq. Ft.......      5.16%      30.43%    49.81%     0.96%       9.49%       2.31%
Annualized Base Rent of Expiring
 Leases.................................  $ 87,230  $  501,323  $792,397  $ 13,950  $  150,955  $   29,087
Percentage of Total Annualized Base
 Rent...................................      5.42%      31.17%    49.26%     0.87%       9.38%       1.81%
Number of Leases Expiring...............         4           9         9         1           4           2

YEAR OF LEASE EXPIRATION                     2004      2005      2006      2008      2010      TOTAL
- ----------------------------------------  ----------  -------  --------  --------  --------  ----------
9665 WILSHIRE
Square Footage of Expiring Leases.......      17,222                                            150,899
Percentage of Total Leased Sq. Ft.......       11.41%                                               100%
Annualized Base Rent of Expiring
 Leases.................................  $  379,005                                         $4,745,417
Percentage of Total Annualized Base
 Rent...................................        7.99%                                               100%
Number of Leases Expiring...............           1                                                 18
BEVERLY ATRIUM
Square Footage of Expiring Leases.......       4,447                                  7,404      61,314
Percentage of Total Leased Sq. Ft.......        7.25%                                 12.08%        100%
Annualized Base Rent of Expiring
 Leases.................................  $  125,405                               $179,400  $1,399,681
Percentage of Total Annualized Base
 Rent...................................        8.96%                                 12.82%        100%
Number of Leases Expiring...............           1                                      1          11
CENTURY PARK CENTER
Square Footage of Expiring Leases.......      11,938    3,207                                   202,581
Percentage of Total Leased Sq. Ft.......        5.89%    1.58%                                      100%
Annualized Base Rent of Expiring
 Leases.................................  $  310,504  $75,044                                $4,331,289
Percentage of Total Annualized Base
 Rent...................................        7.17%    1.73%                                      100%
Number of Leases Expiring...............           2        1                                        80
WESTWOOD TERRACE
Square Footage of Expiring Leases.......                                                        111,831
Percentage of Total Leased Sq. Ft.......                                                            100%
Annualized Base Rent of Expiring
 Leases.................................                                                     $2,829,097
Percentage of Total Annualized Base
 Rent...................................                                                            100%
Number of Leases Expiring...............                                                             21
1950 SAWTELLE
Square Footage of Expiring Leases.......       1,476                                             80,367
Percentage of Total Leased Sq. Ft.......        1.84%                                               100%
Annualized Base Rent of Expiring
 Leases.................................  $   33,653                                         $1,608,595
Percentage of Total Annualized Base
 Rent...................................        2.09%                                               100%
Number of Leases Expiring...............           1                                                 30


- ----------------------------------

(1) Represents lease expirations data from August 1, 1996 to December 31, 1996.

YEAR OF LEASE EXPIRATION                          1996(1)     1997       1998       1999       2000       2001       2002
- -----------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

400 CORPORATE POINTE
Square Footage of Expiring Leases..............      1,994      8,856     23,544      4,328     14,253                81,708
Percentage of Total Leased Sq. Ft..............       1.34%      5.97%     15.87%      2.92%      9.61%                55.07%
Annualized Base Rent of Expiring Leases........  $  39,349  $ 131,377  $ 675,670  $  61,459  $ 217,783             $1,614,521
Percentage of Total Annualized Base Rent.......       1.33%      4.45%     22.87%      2.08%      7.37%                54.66%
Number of Leases Expiring......................          2          3          3          2          2                     1

BRISTOL PLAZA
Square Footage of Expiring Leases..............      1,565      3,909     23,874     14,027     12,113     10,527
Percentage of Total Leased Sq. Ft..............       2.37%      5.92%     36.16%     21.25%     18.35%     15.95%
Annualized Base Rent of Expiring Leases........  $  22,800  $  91,442  $ 470,786  $ 221,947  $ 187,246  $ 200,820
Percentage of Total Annualized Base Rent.......       1.91%      7.65%     39.39%     18.57%     15.67%     16.80%
Number of Leases Expiring......................          1          3          6          3          5          1

SKYVIEW CENTER
Square Footage of Expiring Leases..............      4,878     26,259     22,447     14,481     16,989     20,939     95,753
Percentage of Total Leased Sq. Ft..............       1.45%      7.79%      6.66%      4.30%      5.04%      6.21%     28.42%
Annualized Base Rent of Expiring Leases........  $  83,556  $ 452,873  $ 355,775  $ 209,263  $ 217,936  $ 314,404  $1,886,193
Percentage of Total Annualized Base Rent.......       1.46%      7.90%      6.21%      3.65%      3.80%      5.49%     32.92%
Number of Leases Expiring......................          3          9         11          8          4          4          2

THE NEW WILSHIRE
Square Footage of Expiring Leases..............     24,056     25,219     28,415                 6,652     25,452
Percentage of Total Leased Sq. Ft..............      14.15%     14.84%     16.72%                 3.91%     14.98%
Annualized Base Rent of Expiring Leases........  $ 338,570  $ 527,241  $ 724,442             $ 119,830  $ 564,201
Percentage of Total Annualized Base Rent.......       9.79%     15.25%     20.95%                 3.47%     16.32%
Number of Leases Expiring......................          4         11          7                     3          3

5601 LINDERO CANYON
Square Footage of Expiring Leases..............                                                                      105,830
Percentage of Total Leased Sq. Ft..............                                                                       100.00%
Annualized Base Rent of Expiring Leases........                                                                    $1,180,498
Percentage of Total Annualized Base Rent.......                                                                       100.00%
Number of Leases Expiring......................                                                                            2

YEAR OF LEASE EXPIRATION                           2003       2004       2005       2006       2008       2010       TOTAL

- -----------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

400 CORPORATE POINTE
Square Footage of Expiring Leases..............                           13,696                                     148,379

Percentage of Total Leased Sq. Ft..............                             9.23%                                        100%

Annualized Base Rent of Expiring Leases........                        $ 213,658                                   $2,953,817

Percentage of Total Annualized Base Rent.......                             7.23%                                        100%

Number of Leases Expiring......................                                1                                          14

BRISTOL PLAZA
Square Footage of Expiring Leases..............                                                                       66,015

Percentage of Total Leased Sq. Ft..............                                                                          100%

Annualized Base Rent of Expiring Leases........                                                                    $1,195,041

Percentage of Total Annualized Base Rent.......                                                                          100%

Number of Leases Expiring......................                                                                           19

SKYVIEW CENTER
Square Footage of Expiring Leases..............     34,603     40,089     34,145     26,334                          336,917

Percentage of Total Leased Sq. Ft..............      10.27%     11.90%     10.13%      7.82%                             100%

Annualized Base Rent of Expiring Leases........  $ 651,495  $ 486,983  $ 446,617  $ 624,816                        $5,729,911

Percentage of Total Annualized Base Rent.......      11.37%      8.50%      7.79%     10.90%                             100%

Number of Leases Expiring......................          3          2          1          2                               49

THE NEW WILSHIRE
Square Footage of Expiring Leases..............                           12,513     47,652                          169,959

Percentage of Total Leased Sq. Ft..............                             7.36%     28.04%                             100%

Annualized Base Rent of Expiring Leases........                        $ 240,250  $ 943,510                        $3,458,044

Percentage of Total Annualized Base Rent.......                             6.95%     27.28%                             100%

Number of Leases Expiring......................                                2          1                               31

5601 LINDERO CANYON
Square Footage of Expiring Leases..............                                                                      105,830

Percentage of Total Leased Sq. Ft..............                                                                          100%

Annualized Base Rent of Expiring Leases........                                                                    $1,180,498

Percentage of Total Annualized Base Rent.......                                                                          100%

Number of Leases Expiring......................                                                                            2



- ----------------------------------

(1) Represents lease expirations data from August 1, 1996 to December 31, 1996.

YEAR OF LEASE EXPIRATION                        1996(1)     1997       1998       1999       2000       2001       2002
- ---------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

CALABASAS COMMERCE CENTER
Square Footage of Expiring Leases............      9,128     59,477      4,413     18,249     11,770     10,841
Percentage of Total Leased Sq. Ft............       7.41%     48.31%      3.58%     14.82%      9.56%      8.81%
Annualized Base Rent of Expiring Leases......  $ 228,930  $ 863,606  $ 110,798  $ 325,385  $ 196,357  $ 208,147
Percentage of Total Annualized Base Rent.....      10.85%     40.92%      5.25%     15.42%      9.30%      9.86%
Number of Leases Expiring....................          1          2          1          3          2          1

WOODLAND HILLS FINANCIAL CENTER
Square Footage of Expiring Leases............     13,903     14,718     39,969     33,534     37,245     33,454
Percentage of Total Leased Sq. Ft............       6.89%      7.29%     19.80%     16.61%     18.45%     16.57%
Annualized Base Rent of Expiring Leases......  $ 266,048  $ 327,937  $ 875,336  $ 703,753  $ 946,244  $ 684,216
Percentage of Total Annualized Base Rent.....       5.91%      7.29%     19.45%     15.64%     21.02%     15.20%
Number of Leases Expiring....................          6          9         12         13         10          6

16000 VENTURA BLVD.
Square Footage of Expiring Leases............     12,374     45,342     29,564     35,411      3,478     20,783
Percentage of Total Leased Sq. Ft............       8.42%     30.85%     20.12%     24.10%      2.37%     14.14%
Annualized Base Rent of Expiring Leases......  $ 294,056  $1,062,848 $ 576,922  $ 561,993  $  63,710  $ 410,569
Percentage of Total Annualized Base Rent.....       9.90%     35.78%     19.42%     18.92%      2.15%     13.82%
Number of Leases Expiring....................          5         10          8          8          2          6

425 WEST BROADWAY
Square Footage of Expiring Leases............                 5,749     22,259     29,540      4,308      6,780
Percentage of Total Leased Sq. Ft............                  8.38%     32.43%     43.04%      6.28%      9.88%
Annualized Base Rent of Expiring Leases......             $ 106,546  $ 434,241  $ 573,892  $  90,468  $ 123,209
Percentage of Total Annualized Base Rent.....                  8.02%     32.69%     43.20%      6.81%      9.28%
Number of Leases Expiring....................                     2          4          4          1          2

303 GLENOAKS
Square Footage of Expiring Leases............        739      2,700      8,570      5,418     35,045     54,527     51,708
Percentage of Total Leased Sq. Ft............       0.43%      1.58%      5.01%      3.17%     20.51%     31.91%     30.26%
Annualized Base Rent of Expiring Leases......  $   8,868  $  55,053  $ 192,508  $ 105,280  $ 708,116  $1,164,262 $ 992,794
Percentage of Total Annualized Base Rent.....       0.26%      1.58%      5.54%      3.03%     20.37%     33.49%     28.55%
Number of Leases Expiring....................          1          1          3          2          7          5          1

YEAR OF LEASE EXPIRATION                         2003       2004       2005       2006       2008       2010       TOTAL
- ---------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
CALABASAS COMMERCE CENTER
Square Footage of Expiring Leases............                            9,243                                     123,121
Percentage of Total Leased Sq. Ft............                             7.51%                                        100%

Annualized Base Rent of Expiring Leases......                        $ 177,466                                   $2,110,689
Percentage of Total Annualized Base Rent.....                             8.41%                                        100%

Number of Leases Expiring....................                                1                                          11
WOODLAND HILLS FINANCIAL CENTER
Square Footage of Expiring Leases............     19,600                   489      8,983                          201,895
Percentage of Total Leased Sq. Ft............       9.71%                 0.24%      4.45%                             100%

Annualized Base Rent of Expiring Leases......  $ 505,680             $  36,600  $ 155,226                        $4,501,040
Percentage of Total Annualized Base Rent.....      11.23%                 0.81%      3.45%                             100%

Number of Leases Expiring....................          1                     1          1                               59
16000 VENTURA BLVD.
Square Footage of Expiring Leases............                                                                      146,952
Percentage of Total Leased Sq. Ft............                                                                          100%

Annualized Base Rent of Expiring Leases......                                                                    $2,970,098
Percentage of Total Annualized Base Rent.....                                                                          100%

Number of Leases Expiring....................                                                                           39
425 WEST BROADWAY
Square Footage of Expiring Leases............                                                                       68,636
Percentage of Total Leased Sq. Ft............                                                                          100%

Annualized Base Rent of Expiring Leases......                                                                    $1,328,356
Percentage of Total Annualized Base Rent.....                                                                          100%

Number of Leases Expiring....................                                                                           13
303 GLENOAKS
Square Footage of Expiring Leases............                 1,039     11,142                                     170,888
Percentage of Total Leased Sq. Ft............                  0.61%      6.52%                                        100%

Annualized Base Rent of Expiring Leases......             $  19,949  $ 229,971                                   $3,476,801
Percentage of Total Annualized Base Rent.....                  0.57%      6.61%                                        100%

Number of Leases Expiring....................                     1          1                                          22

YEAR OF LEASE EXPIRATION                      1996(1)     1997       1998       1999       2000       2001       2002       2003
- -------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

70 SOUTH LAKE
Square Footage of Expiring Leases..........                            8,394     31,886     40,054      1,150
Percentage of Total Leased Sq. Ft..........                            10.30%     39.13%     49.16%      1.41%
Annualized Base Rent of Expiring Leases....                        $ 151,092  $ 736,461  $ 783,166  $  24,150
Percentage of Total Annualized Base Rent...                             8.91%     43.45%     46.21%      1.42%
Number of Leases Expiring..................                                1          4          4          1

4811 AIRPORT PLAZA DRIVE
Square Footage of Expiring Leases..........
Percentage of Total Leased Sq. Ft..........
Annualized Base Rent of Expiring Leases....
Percentage of Total Annualized Base Rent...
Number of Leases Expiring..................

4900/10 AIRPORT PLAZA DRIVE
Square Footage of Expiring Leases..........
Percentage of Total Leased Sq. Ft..........
Annualized Base Rent of Expiring Leases....
Percentage of Total Annualized Base Rent...
Number of Leases Expiring..................

5000 EAST SPRING
Square Footage of Expiring Leases..........     13,269      4,843      2,877     29,199     49,931     23,521      6,654     13,588
Percentage of Total Leased Sq. Ft..........       9.06%      3.31%      1.96%     19.94%     34.10%     16.06%      4.54%      9.28%
Annualized Base Rent of Expiring Leases....  $ 289,048  $ 113,326  $  51,786  $ 600,554  $ 948,059  $ 311,328  $ 128,555  $ 255,998
Percentage of Total Annualized Base Rent...      10.52%      4.13%      1.88%     21.86%     34.51%     11.33%      4.68%      9.32%
Number of Leases Expiring..................          4          1          2          5          6          5          1          1

100 WEST BROADWAY
Square Footage of Expiring Leases..........      1,725      8,147     17,012      8,434      4,806     17,222     47,184     20,385
Percentage of Total Leased Sq. Ft..........       1.00%      4.72%      9.86%      4.89%      2.79%      9.98%     27.35%     11.82%
Annualized Base Rent of Expiring Leases....  $  26,910  $ 231,712  $ 278,539  $ 140,105  $  70,104  $ 270,081  $ 829,892  $ 463,465
Percentage of Total Annualized Base Rent...       0.76%      6.58%      7.91%      3.98%      1.99%      7.67%     23.56%     13.16%
Number of Leases Expiring..................          1          2          5          5          2          3          3          2

YEAR OF LEASE EXPIRATION                       2004       2005       2006       2008       2010       TOTAL
- -------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
70 SOUTH LAKE
Square Footage of Expiring Leases..........                                                            81,484
Percentage of Total Leased Sq. Ft..........                                                               100%
Annualized Base Rent of Expiring Leases....                                                         $1,694,869
Percentage of Total Annualized Base Rent...                                                               100%
Number of Leases Expiring..................                                                                10
4811 AIRPORT PLAZA DRIVE
Square Footage of Expiring Leases..........               121,610                                     121,610
Percentage of Total Leased Sq. Ft..........                100.00%                                        100%
Annualized Base Rent of Expiring Leases....             $1,050,710                                  $1,050,710
Percentage of Total Annualized Base Rent...                100.00%                                        100%
Number of Leases Expiring..................                     1                                           1
4900/10 AIRPORT PLAZA DRIVE
Square Footage of Expiring Leases..........               150,403                                     150,403
Percentage of Total Leased Sq. Ft..........                100.00%                                        100%
Annualized Base Rent of Expiring Leases....             $1,173,143                                  $1,173,143
Percentage of Total Annualized Base Rent...                100.00%                                        100%
Number of Leases Expiring..................                     1                                           1
5000 EAST SPRING
Square Footage of Expiring Leases..........      2,532                                                146,414
Percentage of Total Leased Sq. Ft..........       1.73%                                                   100%
Annualized Base Rent of Expiring Leases....  $  48,614                                              $2,747,268
Percentage of Total Annualized Base Rent...       1.77%                                                   100%
Number of Leases Expiring..................          1                                                     26
100 WEST BROADWAY
Square Footage of Expiring Leases..........     37,494      3,352                 6,730               172,491
Percentage of Total Leased Sq. Ft..........      21.74%      1.94%                 3.90%                  100%
Annualized Base Rent of Expiring Leases....  $1,034,834 $  60,336             $ 117,000             $3,522,978
Percentage of Total Annualized Base Rent...      29.37%      1.71%                 3.32%                  100%
Number of Leases Expiring..................          1          1                     1                    26


- ----------------------------------

(1) Represents lease expirations data from August 1, 1996 to December 31, 1996.

YEAR OF LEASE EXPIRATION                   1996(1)     1997       1998       1999        2000       2001        2002       2003
- ----------------------------------------  ---------  ---------  ---------  ---------  ----------  ---------  ----------  ---------

12501 EAST IMPERIAL HIGHWAY
Square Footage of Expiring Leases.......                           27,913     63,772                 23,986
Percentage of Total Leased Sq. Ft.......                            24.13%     55.13%                 20.74%
Annualized Base Rent of Expiring
 Leases.................................                        $ 497,410  $ 993,778              $ 390,593
Percentage of Total Annualized Base
 Rent...................................                            26.43%     52.81%                 20.76%
Number of Leases Expiring...............                                1          1                      2

5832 BOLSA AVENUE
Square Footage of Expiring Leases.......                                                  49,355
Percentage of Total Leased Sq. Ft.......                                                  100.00%
Annualized Base Rent of Expiring
 Leases.................................                                              $  658,830
Percentage of Total Annualized Base
 Rent...................................                                                  100.00%
Number of Leases Expiring...............                                                       1

ANAHEIM CITY CENTRE
Square Footage of Expiring Leases.......                 4,732     56,397     48,768                 12,477      32,373
Percentage of Total Leased Sq. Ft.......                  2.90%     34.59%     29.91%                  7.65%      19.85%
Annualized Base Rent of Expiring
 Leases.................................             $  79,480  $ 730,269  $ 777,623              $ 212,144  $  408,922
Percentage of Total Annualized Base
 Rent...................................                  3.23%     29.71%     31.64%                  8.63%      16.64%
Number of Leases Expiring...............                     2          2          4                      2           2

IMPERIAL BANK TOWER
Square Footage of Expiring Leases.......     21,682     35,159     28,457     15,702      43,243     34,053      73,527     35,498
Percentage of Total Leased Sq. Ft.......       4.88%      7.91%      6.40%      3.53%       9.73%      7.66%      16.55%      7.99%
Annualized Base Rent of Expiring
 Leases.................................  $ 421,572  $1,133,019 $ 475,210  $ 253,268  $  723,785  $ 522,359  $1,361,766  $ 666,911
Percentage of Total Annualized Base
 Rent...................................       5.18%     13.93%      5.84%      3.11%       8.90%      6.42%      16.74%      8.20%
Number of Leases Expiring...............          4          6          5          3           4          4           5          3

PORTFOLIO TOTALS
Square Footage of Expiring Leases.......    128,941    336,683    440,697    429,673     484,401    310,952     588,165    132,428
Percentage of Total Leased Sq. Ft.......       3.59%      9.38%     12.27%     11.97%      13.49%      8.66%      16.38%      3.69%
Annualized Base Rent of Expiring
 Leases.................................  $2,514,118 $7,851,326 $8,561,271 $7,971,955 $10,290,028 $5,650,999 $10,600,639 $2,711,251
Percentage of Total Annualized Base
 Rent...................................       3.74%     11.69%     12.75%     11.87%      15.33%      8.42%      15.79%      4.04%
Number of Leases Expiring...............         53         93        101         89          79         55          24         13

YEAR OF LEASE EXPIRATION                    2004       2005       2006       2008       2010       TOTAL
- ----------------------------------------  ---------  ---------  ---------  ---------  ---------  ----------
12501 EAST IMPERIAL HIGHWAY
Square Footage of Expiring Leases.......                                                            115,671
Percentage of Total Leased Sq. Ft.......                                                                100%
Annualized Base Rent of Expiring
 Leases.................................                                                         $1,881,781
Percentage of Total Annualized Base
 Rent...................................                                                                100%
Number of Leases Expiring...............                                                                  4
5832 BOLSA AVENUE
Square Footage of Expiring Leases.......                                                             49,355
Percentage of Total Leased Sq. Ft.......                                                                100%
Annualized Base Rent of Expiring
 Leases.................................                                                         $  658,830
Percentage of Total Annualized Base
 Rent...................................                                                                100%
Number of Leases Expiring...............                                                                  1
ANAHEIM CITY CENTRE
Square Footage of Expiring Leases.......                            8,310                           163,057
Percentage of Total Leased Sq. Ft.......                             5.10%                              100%
Annualized Base Rent of Expiring
 Leases.................................                        $ 249,300                        $2,457,738
Percentage of Total Annualized Base
 Rent...................................                            10.14%                              100%
Number of Leases Expiring...............                                1                                13
IMPERIAL BANK TOWER
Square Footage of Expiring Leases.......     78,838     56,641                21,508                444,308
Percentage of Total Leased Sq. Ft.......      17.74%     12.75%                 4.84%                   100%
Annualized Base Rent of Expiring
 Leases.................................  $1,155,718 $1,004,432            $ 418,116             $8,136,156
Percentage of Total Annualized Base
 Rent...................................      14.20%     12.35%                 5.14%                   100%
Number of Leases Expiring...............          3          3                     2                     42
PORTFOLIO TOTALS
Square Footage of Expiring Leases.......    195,075    416,441     91,279     28,238      7,404   3,590,377
Percentage of Total Leased Sq. Ft.......       5.43%     11.60%      2.54%      0.79%      0.21%        100%
Annualized Base Rent of Expiring
 Leases.................................  $3,594,665 $4,708,227 $1,972,852 $ 535,116  $ 179,400  $67,141,847
Percentage of Total Annualized Base
 Rent...................................       5.35%      7.01%      2.94%      0.80%      0.27%        100%
Number of Leases Expiring...............         13         14          5          3          1         543


- ----------------------------------------

(1) Represents lease expirations data from August 1, 1996 to December 31, 1996.

TENANT RETENTION AND EXPANSIONS

    The Company believes that its relationship with tenants contributes in large part to its success in attracting, expanding and retaining its quality and diverse tenant base. The Company strives to develop and maintain good relationships with tenants through its active management style and by being responsive to individual tenants' needs. The Company services tenants primarily through its on site, professional management staff. Management believes that tenant satisfaction fosters long-term tenant relationships and creates expansion opportunities, which, in turn, enhance the Company's ability to maintain and increase occupancy rates. The Company's success in this area is demonstrated in part by the number of existing tenants which have re-leased their space, leased additional space to support their expansion needs or moved to other space within the Company's portfolio. During 1994 and 1995, the Company expanded 10 tenants by a total of over 12,400 square feet. Recently, the Company was able to expand and move California Pizza Kitchen from approximately 17,224 square feet in Westwood Terrace to approximately 21,579 square feet in Skyview Center. Another example of the Company's ability to capitalize on relocation and expansion opportunities is the relocation of Stanford Business Systems from 400 Corporate Pointe to expanded space with its new parent company at Skyview Center, which also allowed the Company to accommodate a 7,311 square foot expansion at 400 Corporate Pointe by Pepperdine University, the largest tenant at 400 Corporate Pointe.


HISTORICAL LEASE RENEWALS



    The following table sets forth certain historical information regarding tenants at the Properties who renewed an existing lease at or prior to the expiration of the existing lease:



                                                                                                                TOTAL/
                                                                                                   JAN. 1      WEIGHTED
                                                                                                 TO AUGUST 1    AVERAGE
                                                             1993         1994         1995         1996       1993-1996
                                                          -----------  -----------  -----------  -----------  -----------
Number of leases expired during calendar year...........          3           28           33           47          111
Number of lease renewals................................          3           20           21           39           83
Percentage of leases renewed............................        100%          71%          64%          83%          75%
Aggregate rentable square footage of expiring leases....      2,870      112,539       99,577      134,520      349,506
Aggregate rentable square footage of lease renewals.....      2,870       92,057       75,213      116,699      286,839
Percentage of expiring rentable square footage
  renewed...............................................        100%          82%          76%          87%          82%

HISTORICAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS


    The following table sets forth certain historical information regarding Tenant Improvement ("TI") and Leasing Commission ("LC") costs for tenants at the Properties. Based on square footage, the majority of leases signed relate to Renewals and Re-tenanted Space (73%), while leases signed relating to Shell Space comprised 27%. Shell Space remaining at the Properties is less than 2% of the aggregate rentable square footage of the Properties.



                                                                                      JANUARY 1     TOTAL/
                                                                                     TO AUGUST 1   WEIGHTED
                                                      1993       1994       1995        1996        AVERAGE
                                                    ---------  ---------  ---------  -----------  -----------
RENEWALS
  Number of Leases                                          3         20         20(i)         38         83
  Square Feet of Renewals                               2,870     92,057     75,213     116,699      286,839
  TI per square foot..............................     $ 3.58     $ 2.23     $ 4.67(i)     $ 5.46     $ 4.19
  LC per square foot..............................     $ 0.09     $ 3.44     $ 1.11      $ 2.38       $ 2.37
                                                    ---------  ---------  ---------  -----------  -----------
      Total TI and LC per square foot.............     $ 3.67     $ 5.67     $ 5.78(i)     $ 7.84     $ 6.56
                                                    ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  -----------  -----------
RE-TENANTED SPACE (II)
  Number of Leases                                          7         13         47          33          100
  Square Feet of Re-tenanted Space                      9,910     22,265    108,430      81,367      221,972
  TI per square foot..............................     $ 2.22     $ 9.04     $ 9.82      $ 7.04       $ 8.38
  LC per square foot..............................     $ 0.31     $ 2.72     $ 3.05      $ 3.36       $ 3.12
                                                    ---------  ---------  ---------  -----------  -----------
      Total TI and LC per square foot.............     $ 2.53     $11.76     $12.87      $10.70       $11.50
                                                    ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  -----------  -----------
SHELL SPACE (III)
  Number of Leases                                          5          8         10          17           40
  Square Feet of Shell Space                           17,389     16,130     53,878     100,308      187,703
  TI per square foot..............................     $31.22     $36.25     $26.29      $21.17       $24.87
  LC per square foot..............................     $ 3.65     $ 7.19     $ 4.83      $ 6.17       $ 5.64
                                                    ---------  ---------  ---------  -----------  -----------
      Total TI and LC per square foot.............     $34.87     $43.44     $31.12      $27.34       $30.51
                                                    ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  -----------  -----------
TOTAL
  Number of Leases                                         15         41         78          89          223
  Square Feet                                          30,169    130,452    237,519     298,374      696,514
  TI per square foot..............................     $19.06     $ 7.60     $12.99      $11.17       $11.30
  LC per square foot..............................     $ 2.22     $ 3.78     $ 3.21       $4.01       $ 3.54
                                                    ---------  ---------  ---------  -----------  -----------
      Total TI and LC per square foot.............     $21.28     $11.38     $16.20      $15.18       $14.84
                                                    ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  -----------  -----------


- ------------------------

      (i)
    Excludes tenant improvement and leasing commission costs relating to one lease signed at Anaheim City Centre for which the Company incurred substantial renovation costs in connection with a full floor retrofit.



     (ii)

    Does not include Shell Space build-out for 187,703 square feet.

    (iii)
    Shell Space remaining at the Properties is less than 2% of the aggregate rentable space footage of the Properties.

HISTORICAL CAPITAL EXPENDITURES

    The following table sets forth information relating to the historical capital expenditures of the Company's Properties:



                                                                                 1993        1994        1995
                                                                               ---------  ----------  ----------
Number of Properties (1).....................................................          3           8          10
Number of Square Feet........................................................    529,673   1,129,855   2,634,057
Capital Expenditures Incurred................................................  $   9,470  $   51,592  $  200,848
Weighted Average Capital Expenditures per square foot (2)....................  $    0.02  $     0.06  $     0.15
Three Year Weighted Average per square foot..................................                         $     0.10


- ------------------------
(1) Represents the actual number of Properties for which capital expenditures were incurred during the year.

(2) For those Properties owned less than a full year, computes the per square foot amount by annualizing the capital expenditures amount to a pro forma full year cost.

HISTORICAL OCCUPANCY


    The table below sets forth the weighted average occupancy rates, based on square feet leased, of the Properties owned by the Company at the indicated dates:



                                                  APPROXIMATE AGGREGATE   PERCENTAGE OF RENTABLE
DATE                                              RENTABLE SQUARE FEET     SQUARE FEET OCCUPIED
- ------------------------------------------------  ---------------------  -------------------------
December 31, 1993...............................           529,673                      84%
June 30, 1994...................................           635,503                      87%
December 31, 1994...............................         1,129,855                      82%
June 30, 1995...................................         1,408,468                      84%
December 31, 1995...............................         2,634,057                      88%
June 30, 1996...................................         3,547,107                      89%



                   OFFICE SUBMARKETS AND PROPERTY INFORMATION



    The Company owns and operates 24 Properties comprising approximately 4.0 million rentable square feet in suburban Los Angeles County, Orange County and San Diego County. The following map shows the relative geographic location of Los Angeles County, Orange County and San Diego County.


       Map depicting Los Angeles County, Orange County and San Diego County.

    The Properties are located in a number of office market sectors and submarkets within these counties as outlined in the table below:

                     PROPERTY MARKET SECTORS AND SUBMARKETS
                              PROPERTY STATISTICS
                              AT DECEMBER 31, 1995


                                                                             PERCENTAGE OF               PERCENTAGE
                                                                                 TOTAL                       OF
                                                                APPROXIMATE    PORTFOLIO      ADJUSTED    PORTFOLIO
                                                    NUMBER OF    RENTABLE      RENTABLE      BASE RENT   ANNUALIZED
                                                    PROPERTIES  SQUARE FEET   SQUARE FEET     ($000S)     BASE RENT
                                                    ----------  -----------  -------------   ----------  -----------
LOS ANGELES COUNTY
  LOS ANGELES WEST OFFICE MARKET SECTOR
    West Los Angeles and Adjacent Submarkets......         6       905,821         22.4%        18,372       27.4%
    Culver City/Century Blvd. Submarkets..........         3       640,287         15.9          9,879       14.7
  LOS ANGELES NORTH OFFICE MARKET SECTOR
    Simi/Conejo Valley Submarkets.................         2       228,951          5.7          3,291        4.9
    West and Central San Fernando Valley
     Submarkets...................................         2       399,796          9.9          7,471       11.1
    East San Fernando Valley/Tri Cities
     Submarkets...................................         3       347,171          8.6          6,500        9.7
  LOS ANGELES SOUTH OFFICE MARKET SECTOR
    Long Beach and Cerritos/Norwalk Submarkets....         5       749,273         18.6         10,376       15.5

ORANGE COUNTY
    Anaheim Submarket.............................         1       175,391          4.3          2,458        3.7
    Huntington Beach Submarket....................         1        49,355          1.2            659        1.0

SAN DIEGO COUNTY
    Central City (downtown San Diego) Submarket...         1       540,413         13.4          8,136       12.1
                                                          --
                                                                -----------       -----      ----------     -----
    TOTAL.........................................        24     4,036,458        100.0%     $  67,142      100.0%
                                                          --
                                                          --
                                                                -----------       -----      ----------     -----
                                                                -----------       -----      ----------     -----

LOS ANGELES COUNTY OFFICE MARKET AND PROPERTIES


    According to the C&W Market Study, the Los Angeles County office market contained office space inventory of approximately 168 million rentable square feet which, as of December 31, 1995, had a direct vacancy rate of 18.7%. The Los Angeles County office market is divided by C&W into the following four sectors:
Los Angeles West, Los Angeles North, Los Angeles South/South Bay and Los Angeles Central/ Downtown, with each of the sectors in turn composed of numerous submarkets as illustrated on the map below.


                     Map of Los Angeles County showing location of Los Angeles North, Los Angeles West, Los Angeles Central and
                    Los Angeles South office market sectors.

    During 1995, 272,154 square feet of office space was absorbed on a net basis in the four Los Angeles County sectors inclusive of the Los Angeles Central/Downtown sector which had net negative absorption of 711,752 square feet. Excluding the net negative absorption of the Los Angeles Central/Downtown sector, the remaining three sectors absorbed approximately 984,000 square feet. The direct vacancy rate for Los Angeles County excluding the Los Angeles Central/Downtown sector was 17.0% as of December 31, 1995, as compared to 17.3% in 1994. Set forth below is detailed market information regarding the four sectors within the Los Angeles County office market:

                               LOS ANGELES COUNTY
                            OFFICE MARKET STATISTICS
                              AT DECEMBER 31, 1995

                                                                                    DIRECT       NET        WTD. AVG.
                                                        NUMBER        DIRECT        VACANCY   ABSORPTION     ASKING
MARKET                                     INVENTORY   OF BLDGS   AVAILABILITIES*    RATE      YTD 1995    RENTAL RATE
- ----------------------------------------  -----------  --------   ---------------   -------   ----------   -----------
LOS ANGELES WEST........................   50,014,880     367        9,289,766       18.6%      419,123      $20.93
LOS ANGELES NORTH.......................   39,355,810     467        5,682,217       14.4%      196,129      $20.80
LOS ANGELES SOUTH/SOUTH BAY.............   27,336,900     240        4,813,583       17.6%      368,654      $18.14
LOS ANGELES CENTRAL/ DOWNTOWN...........   51,544,706     243       11,610,517       22.5%     (711,752)     $18.44
                                          -----------  --------   ---------------   -------   ----------   -----------
    TOTAL...............................  168,252,296   1,317       31,396,083       18.7%      272,154      $19.56
                                          -----------  --------   ---------------   -------   ----------   -----------
                                          -----------  --------   ---------------   -------   ----------   -----------

- ------------------------

Source: C&W Market Study


*   Does not include currently leased but available sublease space.

LOS ANGELES WEST OFFICE MARKET SECTOR


    The Los Angeles West office market sector contains several distinct office submarkets, including, among others, the Beverly Hills, Century City, Westwood, West Los Angeles, Marina Area, Culver City, LAX, Hollywood and West Hollywood office submarkets. According to the C&W Market Study, there are approximately 50,014,880 square feet of office space inventory in the Los Angeles West office market sector which comprises approximately 31% of the office space inventory in Los Angeles County. As of December 31, 1995, the direct vacancy rate in the Los Angeles West office market sector was 18.6%. Collectively, the office submarkets within the Los Angeles West office market sector had weighted average asking rents of $20.93 per square foot as of December 31, 1995.



                   Map of Los Angeles West office market sector.

1.  9665 WILSHIRE                   6.  400 CORPORATE POINTE
2.  BEVERLY ATRIUM                  7.  BRISTOL PLAZA
3.  CENTURY PARK CENTER             8.  SKYVIEW CENTER
4.  WESTWOOD TERRACE                9.  THE NEW WILSHIRE
5.  1950 SAWTELLE



    Several of the office submarkets in the Los Angeles West office market sector, including Westwood, Beverly Hills, and Century City are considered among the most prestigious and desirable office locations in Los Angeles County and command premium rental rates, with average annual asking rents, as of December 31, 1995, of $28.32, $25.08 and $23.28 per square foot, respectively. The Golden Triangle area of Beverly Hills has quoted annual asking rents ranging from $19.80 to $42.00 with a predominant range of $24.00 to $36.00 per square foot. The tenant base of office space users in the Los Angeles West office market sector is primarily composed of firms in the entertainment, advertising, professional and financial services, legal, accounting, insurance and real estate industries.



    The Company owns nine Properties located in the Los Angeles West office market sector that collectively contain approximately 1,546,108 net rentable square feet which represents approximately 38% of the total rentable square footage of the Properties. The Properties are located in the office submarkets of Beverly Hills, Century City, Westwood, West Los Angeles, Culver City/Westchester, LAX and the 6000 Block of Wilshire Boulevard (a segment of the Miracle Mile office submarket adjacent to Beverly Hills). No new development of mid-rise or high-rise properties is permitted in the Beverly Hills office submarket as the City of Beverly Hills has enacted zoning limitations that impose a three-story height limit for all new commercial development. Set forth below is detailed submarket information regarding the Los Angeles West sector:

                                LOS ANGELES WEST
                          OFFICE SUBMARKET STATISTICS
                              AT DECEMBER 31, 1995

                                                                                      DIRECT       NET        WTD. AVG.
                                                       NUMBER         DIRECT         VACANCY    ABSORPTION     ASKING
SUBMARKET                                 INVENTORY   OF BLDGS   AVAILABILITIES(1)     RATE      YTD 1995    RENTAL RATE
- ----------------------------------------  ----------  --------   -----------------   --------   ----------   -----------
BEVERLY HILLS/CENTURY CITY..............  14,351,740     89          2,340,143       16.3%        317,263      $24.12
    Beverly Hills.......................   5,499,685     63          1,100,405       20.0%        143,812      $25.08
    Century City........................   8,852,055     26          1,239,738       14.0%        173,451      $23.28
WESTWOOD/WEST LOS ANGELES...............  17,304,111    139          2,924,088       16.9%         67,888      $23.88
    Westwood............................   4,084,735     21            579,241       14.2%        172,706      $28.32
    West Los Angeles....................   3,798,977     34            821,453       21.6%(2)    (120,211)     $18.84
    Brentwood...........................   3,254,337     23            399,587       12.3%        148,907      $24.84
    Santa Monica........................   6,005,655     58          1,087,661       18.1%       (141,470)     $25.20
    Pacific Palisades...................     160,407      3             36,146       22.5%          7,956      $20.64
MARINA AREA/CULVER CITY/ LAX............   8,959,927     63          1,912,170       21.3%        223,275      $14.85
    Culver City/Westchester.............   3,643,649     32            537,237       14.7%         52,844      $17.28
    Los Angeles Airport (LAX)...........   4,211,847     20          1,232,354       29.3%(3)      77,496      $13.20
    Marina Del Rey/Venice/MarVista......   1,104,431     11            142,579       12.9%         92,935      $19.92
PARK MILE/WEST HOLLYWOOD................   9,399,102     76          2,113,365       22.5%       (189,303)     $18.80
    Miracle Mile........................   4,444,716     20          1,140,562       25.7%       (242,985)     $19.47
    Park Mile...........................   1,079,452     11            252,993       23.4%         23,958      $16.23
    Hollywood...........................   2,576,475     30            488,686       19.0%         43,438      $15.72
    West Hollywood......................   1,298,459     15            231,124       17.8%        (13,714)     $24.84
    TOTAL...............................  50,014,880    367          9,289,766       18.6%        419,123      $20.93

- ------------------------

Source: C&W Market Study


(1) Does not include currently leased but available sublease space.

(2) The marginally higher vacancy in this office submarket is partially attributable to the loss of a major tenant (Aurora, formerly Executive Life) which previously occupied over 300,000 square feet in two properties.


(3) The 29.3% direct vacancy rate for the LAX office submarket compared to other office submarkets in the Los Angeles West office market sector reflects the fact that of the 20 buildings in such submarket, only seven buildings comprising 22.2% of such submarket's rentable square feet are classified in the C&W Market Study as Class A office properties (all of which were completed between 1981 and 1987), with the remaining 13 properties classified as Class B or Class C properties. The Class B and Class C properties do not directly compete with the newer and higher quality Skyview Centers I and II and the other Class A properties in the LAX office submarket. The direct vacancy level for Class A properties in the LAX office submarket was 25.0% as of December 31, 1995.


PROPERTIES LOCATED IN THE BEVERLY HILLS OFFICE SUBMARKET:


    9665 WILSHIRE. 9665 Wilshire is a ten-story office tower located in the Golden Triangle of Beverly Hills completed in 1972 and substantially renovated in 1992 and 1993. The Property contains 158,684 rentable square feet and 444 parking spaces. As of August 1, 1996 the Property was 95.1% leased with an average Annualized Base Rent per leased square foot of $31.45. According to the C&W Market Study, as of April 30, 1996, the 9665 Wilshire Boulevard Peer Group (the term "Peer Group" as used herein with respect to each of the Properties has the meaning set forth in the Glossary) contained approximately 1,807,958 square feet of office space inventory in 17 buildings and had weighted average annual asking rental rates ranging from $27.14 to $29.49 per square foot with a direct vacancy rate of 28.7%. Primary tenants at this Property include Sotheby's, Inc. (17,222 square feet), Merrill Lynch (15,363 square feet), Smith Barney (15,321 square feet), Gruntal & Co. (15,321 square feet), J.B. Oxford Holdings (15,321 square feet) and Sutro & Co. (11,437 square feet). Aggregate square footage of leases expiring in 1996, 1997, and 1998 represent 0.8%, 22.3% and 5.5% of the Property's occupied square footage, respectively.

    BEVERLY ATRIUM. Beverly Atrium is a 3-story office complex completed in 1989 of steel frame construction with a stone and brick exterior. The Property contains 61,314 rentable square feet and 245 parking spaces. The Property is located immediately south of the Golden Triangle area. As of August 1, 1996, the Property was 100% leased with an average Annualized Base Rent per leased square foot of $22.83. According to the C&W Market Study, as of April 30, 1996, the Beverly Atrium Peer Group contained approximately 1,807,958 square feet of office space inventory in 17 buildings and had weighted average annual asking rental rates ranging from $27.14 to $29.49 per square foot with a direct vacancy rate of 28.7%. Primary tenants at this Property include GE Commercial Finance (18,489 square feet), Islands Restaurant (7,404 square feet) and Unigem International (10,281 square feet). Aggregate square footage of leases expiring in 1996, 1997, and 1998 represent 7.8%, 4.3% and 21.2% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE CENTURY CITY OFFICE SUBMARKET:


    CENTURY PARK CENTER. Century Park Center contains a 15-story office tower and an adjacent three story office building completed in 1972. The Property contains approximately 243,404 rentable square feet with 674 parking spaces. The building was renovated during 1994, which included redesigning the full-length glass facade, refilming all of the curtain wall spandrels and installing tenemic metal to highlight the exterior window frames. In addition, the building's security and energy management systems and facilities were upgraded, lighting was retrofitted, and all common areas were renovated. As of August 1, 1996, the Property was 83.2% leased with an average Annualized Base Rent per leased square foot of $21.38. According to the C&W Market Study, as of April 30, 1996, the Century Park Center Peer Group contained approximately 3,649,937 square feet of office space inventory in 11 buildings and had weighted average annual asking rental rates ranging from $20.64 to $24.96 per square foot with a direct vacancy rate of 21.8%. The Property is primarily tenanted with numerous professional and medical related tenants ranging predominantly in size from 1,000 square feet to 3,000 square feet. The largest tenant at this Property is NME Hospitals (24,069 square feet) which occupies approximately 10% of the rentable square feet. Aggregate square footage of leases expiring in 1996, 1997, and 1998 represent 6.6%, 12.2% and 13.9% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE WESTWOOD OFFICE SUBMARKET:


    WESTWOOD TERRACE. Westwood Terrace is a 5-story office building completed in 1988 of steel frame construction with a white precast concrete panel and blue-green continuous ribbon glass exterior with layered terraces on each story. The Property contains approximately 135,943 rentable square feet and 450 parking spaces. As of August 1, 1996, the Property was 82.3% leased with an average Annualized Base Rent per leased square foot of $25.30. According to the C&W Market Study, as of April 30, 1996, the Westwood Terrace Peer Group contained approximately 1,004,079 square feet of office space inventory in six buildings and had weighted average annual asking rental rates ranging from $22.50 to $31.87 per square foot with a direct vacancy rate of 11.2%. Primary tenants at this Property include The Hearst Corporation (25,731 square feet) and Blue Cross of California (15,261 square feet). Aggregate square footage of leases expiring in 1996, 1997, and 1998 represent 0.2%, 5.6% and 6.4% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE WEST LOS ANGELES OFFICE SUBMARKET:


    1950 SAWTELLE. 1950 Sawtelle is a three-story, office building completed in 1988, of steel frame construction with a brick exterior. The Property, which was renovated in 1995, contains approximately 103,772 rentable square feet and has 254 parking spaces. As of August 1, 1996, the Property was 77.5% leased with an average Annualized Base Rent per leased square foot of $20.02. According to the C&W Market Study, as of April 30, 1996, the 1950 Sawtelle Peer Group contained approximately 1,814,375 square feet of office space inventory in 10 buildings and had weighted average annual asking rental rates ranging from $17.74 to $19.09 per square foot with a direct vacancy rate of 25.8%. The Property's tenant base is largely comprised of numerous small and medium sized service, medical and other professional tenants who occupy tenant suites that predominantly range in size from 1,500 square feet to 3,000 square feet. The largest tenant at this Property, Integrated Decisions (10,635 square feet), occupies approximately 10% of the Property's aggregate rentable square feet. Aggregate square footage of leases expiring in 1996, 1997, and 1998 represent 5.2%, 30.4% and 49.8% of the Property's occupied square footage, respectively.

PROPERTIES LOCATED IN THE CULVER CITY/WESTCHESTER OFFICE SUBMARKET:


    400 CORPORATE POINTE. 400 Corporate Pointe is an eight-story office building completed in 1987 of steel-framed construction with a dark glass and concrete panel exterior. The Property contains approximately 164,598 rentable square feet with 588 parking spaces. The Property is within 1/2 mile of the I-405 and I-90 Freeways and La Cienega Boulevard, a major north-south artery. As of August 1, 1996, the Property was 90.2% leased with an average Annualized Base Rent per leased square foot of $19.91. According to the C&W Market Study, as of April 30, 1996, the 400 Corporate Pointe Peer Group contained approximately 1,792,632 square feet of office space inventory in 14 buildings and had weighted average annual asking rental rates ranging from $17.22 to $17.81 per square foot with a direct vacancy rate of 26.9%. Primary tenants at this Property include Pepperdine University (89,752 square feet) which is subject to a triple net lease expiring in the year 2002, and Crawford & Co. (20,347). Aggregate square footage of leases expiring in 1996, 1997, and 1998 represent 1.3%, 6.0% and 15.9% of the Property's occupied square footage, respectively.



    BRISTOL PLAZA. Bristol Plaza is a four-story office building completed in 1982 of steel-frame construction with a brushed aluminum and reflective glass exterior. The Property contains 84,014 rentable square feet and 320 parking spaces. The Property is within 1/2 mile of the I-405 and I-90 Freeways and La Cienega Boulevard, a major north-south artery. As of August 1, 1996, the Property was 78.6% leased with an average Annualized Base Rent per leased square foot of $18.10. According to the C&W Market Study, as of April 30, 1996, the Bristol Plaza Peer Group contained approximately 1,873,463 square feet of office space inventory in 14 buildings and had weighted average annual asking rental rates ranging from $17.24 to $17.83 per square foot with a direct vacancy rate of 25.6%. Primary tenants at this Property include Bristol A/R (12,163 square feet) and the State of California (10,527 square feet). No other tenant comprises more than 8% of the Property's aggregate square footage. Aggregate square footage of leases expiring in 1996, 1997, and 1998 represent 2.4%, 5.9% and 36.2% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE LAX OFFICE SUBMARKET:


    SKYVIEW CENTER. Skyview Center consists of two 11-and 12-story office towers completed in 1981 and 1987, respectively, of steel frame construction with a reflective glass and painted metal mullions exterior. The buildings were renovated in 1995. The Property contains approximately 391,675 rentable square feet with 393 parking spaces. Adjacent to the Property is a 14.4 acre surface parking lot containing approximately 2,000 parking spaces that are utilized as short and long term airport parking. Each building comprises approximately 50% of the total rentable area. As of August 1, 1996, the Property was 86.0% leased with an average Annualized Base Rent per leased square foot of $17.01. According to the C&W Market Study, as of April 30, 1996, the Skyview Center Peer Group contained approximately 2,449,177 square feet of office space inventory in 10 buildings located along the Century Boulevard and in El Segundo with weighted average annual asking rental rates ranging from $17.70 to $20.75 per square foot with a direct vacancy rate of 13.8%. Primary tenants at this Property include Logicon, Inc. (74,174 square feet), Learning Tree International (34,145 square feet) and American Tours International (32,586 square feet). Aggregate square footage of leases expiring in 1996, 1997, and 1998 represent 1.4%, 7.8% and 6.7% of the Property's occupied square footage, respectively.

PROPERTY LOCATED IN THE 6000 BLOCK OF WILSHIRE BOULEVARD OFFICE MICROMARKET(1):


    THE NEW WILSHIRE. The New Wilshire is a 16-story office tower completed in 1986 of steel frame construction with a tempered vision and spandrel glass curtain wall exterior. The Property contains approximately 202,704 rentable square feet and 398 parking spaces. As of August 1, 1996 the Property was 83.9% leased with an average Annualized Base Rent per leased square foot of $20.35. According to the C&W Market Study, as of April 30, 1996, The New Wilshire Peer Group contained approximately 3,098,886 square feet of office space inventory in seven buildings and had weighted average annual asking rental rates ranging from $20.04 to $23.90 per square foot with a direct vacancy rate of 19.9%. Primary tenants at this Property include Grey Advertising (50,152 square feet), Muse Cordero (15,551 square feet) and Hallmark Entertainment (12,453 square feet). Aggregate square footage of leases expiring in 1996, 1997, and 1998 represent 14.2%, 14.8% and 16.7% of the Property's occupied square footage, respectively.

- ------------------------

    (1) The Company defines the geographical location where this Property is located as a separate office micromarket. While the C&W Market Study defines this location as a segment of the Miracle Mile office submarket, the Company believes that this location functions as a separate office micromarket which is independent of the overall Miracle Mile office submarket. The Company further believes that the 6000 Block of Wilshire Boulevard office micromarket is primarily influenced by, and is a peripheral or satellite micromarket of, the adjacent Beverly Hills office submarket.


LOS ANGELES NORTH OFFICE MARKET SECTOR


    The Los Angeles North office market sector, as defined by the C&W Market Study, encompasses four market areas located primarily in the San Fernando Valley, Santa Clarita Valley, and Conejo Valley areas of Los Angeles County, and portions of southeastern Ventura County. The four primary markets in the Los Angeles North office market sector include: Simi/Conejo Valley, West San Fernando Valley, Central San Fernando Valley, and East San Fernando Valley/Tri Cities, with each of these office markets in turn composed of several office submarkets.


                 Map of Los Angeles North office market sector.


10.  5601 LINDERO CANYON            14.  425 WEST BROADWAY
11.  CALABASAS COMMERCE CENTER      15.  303 GLENOAKS
12.  WOODLAND HILLS FINANCIAL
 CENTER                             16.  70 SOUTH LAKE
13.  16000 VENTURA BLVD.



    The distinct office submarkets within the Los Angeles North sector are indicated in the table below. According to the C&W Market Study, there are approximately 39,400,000 square feet of office space inventory in the Los
Angeles North office market sector which comprise approximately 23% of the office space inventory in Los Angeles County. As of December 31, 1995 the collective submarkets within the Los Angeles North office market sector had a direct vacancy rate of 14.4%, with weighted average annual asking rents of $20.80 per square foot.



    The Company owns seven Properties located in the Los Angeles North office market sector that collectively contain approximately 975,918 rentable square feet which represents approximately 24% of the total rentable square footage of the Properties. The Properties are located in the office submarkets of Westlake Village, Calabasas, Woodland Hills, Encino, Glendale, Burbank City Center and Pasadena. Set forth below is detailed submarket information regarding the Los Angeles North sector.

                               LOS ANGELES NORTH
                          OFFICE SUBMARKET STATISTICS
                              AT DECEMBER 31, 1995

                                                                           DIRECT        NET              WTD. AVG.
                                             NUMBER          DIRECT        VACANCY    ABSORPTION           ASKING
SUBMARKET                       INVENTORY   OF BLDGS   AVAILABILITIES(1)    RATE       YTD 1995          RENTAL RATE
- ------------------------------  ----------  --------   ------------------  -------   ------------        -----------
SIMI/CONEJO VALLEY............   4,537,562     87                510,332    11.2%         243,948          $18.36
  Simi Valley.................     196,326      6                 28,401    14.5%          32,363          $14.64
  Thousand Oaks/Newbury
   Park.......................     701,607     14                239,761    34.2%            (597)         $19.80
  Westlake Village............   1,735,399     32                149,247     8.6%         176,534          $17.16
  Agoura Hills................     497,672     10                 40,588     8.2%          (7,747)         $15.48
  Calabasas...................   1,406,558     25                 52,335     3.7%          43,395          $19.32
WEST SAN FERNANDO VALLEY......   8,487,933     96              1,404,681    16.5%         209,106          $21.60
  Northridge/Reseda...........     266,000      5                 14,408     5.4%         110,394          $16.92
  Tarzana.....................     508,929     10                 95,615    18.8%          11,998          $19.08
  Canoga Park/Chatsworth......   1,316,333     24                279,918    21.3%        (109,904)         $16.32
  Warner Center...............   5,325,021     39                887,559    16.7%         164,899          $23.88
  Woodland Hills..............   1,071,650     18                127,181    11.9%          31,719          $18.84
CENTRAL SAN FERNANDO VALLEY...   8,525,170    111              1,528,178    17.9%        (181,315)         $19.68
  Encino......................   3,910,209     39                627,549    16.0%         (90,048)         $21.36
  Sherman Oaks................   2,264,136     27                429,972    19.0%          (7,327)         $20.40
  Van Nuys....................   1,442,363     27                293,101    20.3%         (38,627)         $17.16
  Park City/Granada/Mission
   Hills......................     386,090      7                 64,839    16.8%         (27,904)         $15.84
  Valencia/Newhall............     522,372     11                112,717    21.6%         (17,409)         $17.04
EAST SAN FERNANDO VALLEY/TRI-
 CITIES.......................  17,805,145    173              2,239,026    12.6%         (75,610)         $21.61
  Burbank-Media District......   2,043,350     15                 31,937     1.6%          87,406          $28.43
  Burbank-City Center.........   1,710,879     23                242,563    14.2%         (26,003)         $18.83
  Glendale....................   5,052,071     44                799,750    15.8%        (151,308)(2)      $23.16
  Pasadena....................   5,542,296     57                732,964    13.2%        (105,482)         $21.47
  Pasadena East...............     574,421      6                206,210    35.9%          (4,418)         $18.69
  Studio City/Universal
   City.......................   1,763,500     15                 79,999     4.5%          56,744          $25.20
  North Hollywood.............   1,118,628     13                145,603    13.0%          67,451          $19.08
                                ----------    ---             ----------   -------   ------------        -----------
    TOTAL.....................  39,355,810    467              5,682,217    14.4%         196,129          $20.80
                                ----------    ---             ----------   -------   ------------        -----------
                                ----------    ---             ----------   -------   ------------        -----------

- ------------------------

Source: C&W Market Study


(1) Does not include currently leased but available sublease space.

(2) The negative absorption in the Glendale office submarket during 1995 primarily reflects the activity of one building, where the Bank of America vacated approximately 200,000 square feet, and is in contrast to the positive absorption experienced in 1993 and 1994. During the first quarter of 1996 two major entertainment tenants, Walt Disney and Turner Animation, entered into leases in the Glendale office submarket of 150,000 square feet and 70,000 square feet, respectively, both of which are located in the premises vacated in 1995 by Bank of America.

PROPERTY LOCATED IN THE WESTLAKE VILLAGE OFFICE SUBMARKET:


    5601 LINDERO CANYON. 5601 Lindero Canyon is a two-story office building completed in 1989 of tilt up concrete construction with a white concrete and black glass facade. The Property contains approximately 105,830 rentable square feet and 415 parking spaces. As of August 1, 1996, the building was 100% triple net leased with an average Annualized Base Rate per leased square foot of $11.15. According to the C&W Market Study, as of April 30, 1996, the 5601 Lindero Canyon Peer Group
    contained approximately 630,451 square feet of office space inventory in 9 buildings and had a weighted average annual asking rental rate of $19.03 per square foot with a direct vacancy rate of 4.7%. The Property has two tenants, Hewlett-Packard (53,700 square feet) and Candle Corporation (52,130 square feet), both of which operate under triple net leases that expire in 2002.

PROPERTY LOCATED IN THE CALABASAS OFFICE SUBMARKET:


    CALABASAS COMMERCE CENTER. Calabasas Commerce Center is comprised of four, one- and two-story office buildings completed in 1990. The Property contains approximately 123,121 rentable square feet and 464 surface parking spaces. As of August 1, 1996, the Property was 100% leased with an average Annualized Base Rent per leased square foot of $17.14. According to the C&W Market Study, as of April 30, 1996, the Calabasas Commerce Center Peer Group contained approximately 371,634 square feet of office space inventory in five buildings and had a weighted average annual asking rental rate of $19.16 per square foot with a direct vacancy rate of 5.4%. Primary tenants at this Property include the City of Calabasas (9,243 square feet), Wyle Laboratories (10,841 square feet), Novalogic Inc.(13,932 square feet), Fort Dearborn Life Insurance (9,128 square feet) and Breath Assure (8,613 square feet). One tenant, XIRCOM, Inc. leases an entire building comprising approximately 46,321 square feet. XIRCOM, Inc. vacated the property in 1994 in order to relocate to another office building that could accommodate its expansion requirements. To date, XIRCOM, Inc. has continued to meet all of its rental payment obligations under its lease, which expires in 1997, and is currently attempting to sublease its space. Aggregate square footage of leases expiring in 1996, 1997 and 1998 represent 7.4%, 48.3% and 3.6% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE WOODLAND HILLS OFFICE SUBMARKET:


    WOODLAND HILLS FINANCIAL CENTER. Woodland Hills Financial Center is a 12-story office tower with an adjacent four-story office building completed in 1972 and renovated in 1995. The Property contains approximately 224,955 rentable square feet and 510 parking spaces. As of August 1, 1996, the building was 89.8% leased with an average Annualized Base Rent per leased square foot of $22.29. According to the C&W Market Study, as of April 30, 1996, the Woodland Hills Financial Center Peer Group contained approximately 854,004 square feet of office space inventory in six buildings and had weighted average annual asking rental rates ranging from $22.50 to $22.97 per square foot with a direct vacancy rate of 10.0%. Primary tenants at this Property include Presidential Mortgage (19,600 square feet), Dennison, Bennet & Press (14,386 square feet), Pacific Homes (13,989 square feet) and Wells Fargo Bank (8,983 square feet). Aggregate square footage of leases expiring in 1996, 1997 and 1998 represent 6.9%, 7.3%, and 19.8% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE ENCINO OFFICE SUBMARKET:


    16000 VENTURA BOULEVARD. 16000 Ventura Boulevard is a 12-story office tower completed in 1980 of steel reinforced concrete with a blue glass exterior. The building was renovated in 1996. The Property contains approximately 174,841 rentable square feet and 630 parking spaces. As of August 1, 1996, the building was 84.1% leased with an average Annualized Base Rent per leased square foot of $20.21. According to the C&W Market Study, as of April 30, 1996, the 16000 Ventura Boulevard Peer Group contained approximately 2,418,206 square feet of office space inventory in 12 buildings and had weighted average annual asking rental rates ranging from $20.21 to $22.45 per square foot with a direct vacancy rate of 15.0%. Primary tenants at this Property include Barrister Executive Suites (16,142 square feet), Information Technology (8,638 square feet), Greenberg & Bass (8,814 square feet) and Cohen & Steinbrech (8,199 square feet). Aggregate square footage of leases expiring in 1996, 1997 and 1998 represent 8.4%, 30.9% and 20.1% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE GLENDALE OFFICE SUBMARKET:


    425 WEST BROADWAY. 425 West Broadway is a four story office building completed in 1984 of steel reinforced concrete with a concrete panel and reflective glass exterior. The building was renovated in 1996. The Property contains approximately 71,589 rentable square feet with 205 parking spaces. As of August 1, 1996, the Property was 95.9% leased with an average Annualized Base Rent per leased square foot of $19.35. According to the C&W Market Study, as of April 30, 1996, the 425 West Broadway Peer

    Group contained approximately 409,078 square feet of office space inventory in four buildings and had weighted average annual asking rental rates ranging from $19.78 to $20.43 per square foot with a direct vacancy rate of 11.0%. Primary tenants at this Property include Glendale News (18,189 square feet) and TIB Insurance (14,075 square feet). No leases expire in 1996 and the aggregate square footage of leases expiring in 1997 and 1998 represent 8.4% and 32.4% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE BURBANK CITY CENTER OFFICE SUBMARKET:


    303 GLENOAKS. 303 Glenoaks is a 10-story office tower completed in 1983 of steel frame construction with a black glass curtain wall exterior. The Property, which was renovated in 1996, contains approximately 175,449 rentable square feet with 526 parking spaces. As of August 1, 1996, the Property was 97.4% leased with an average Annualized Base Rent per leased square foot of $20.35. According to the C&W Market Study, as of April 30, 1996, the 303 Glenoaks Peer Group contained approximately 452,850 square feet of office space inventory in 6 buildings and had weighted average annual asking rental rates ranging from $21.28 to $21.85 per square foot with a direct vacancy rate of 17.5%. Primary tenants at this Property include DiC Entertainment (51,708 square feet), Insurance Company of the West (23,450 square feet), New Wave Entertainment (18,639 square feet), NCI (11,142 square feet) and Lockheed Finance Corporation (10,319 square feet). Aggregate square footage of leases expiring in 1996, 1997 and 1998 represent 0.4%, 1.6% and 5.0% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE PASADENA OFFICE SUBMARKET:


    70 SOUTH LAKE. 70 South Lake is an 11-story office tower completed in 1982 of steel frame construction with concrete panelled curtain wall, aluminum spandrel and glass exterior. The building was renovated in 1994. The Property contains approximately 100,133 rentable square feet and 329 parking spaces. As of August 1, 1996, the Property was 81.4% leased with an average Annualized Base Rent per leased square foot of $20.80. According to the C&W Market Study, as of April 30, 1996, the 70 South Lake Peer Group contained approximately 1,651,840 square feet of office space inventory in eight buildings and had weighted average annual asking rental rates ranging from $23.04 to $25.71 per square foot with a direct vacancy rate of 9.2%. Primary tenants at this Property include Countrywide Funding Corporation (16,726 square feet), Union Bank (14,326 square feet) and Smith Barney (9,415 square feet). No leases expire in 1996 or 1997 and 10.3% of the Property's occupied square footage expires in 1998.

LOS ANGELES SOUTH OFFICE MARKET SECTOR


    The Los Angeles South office market sector, as defined by the C&W Market Study, encompasses three market areas located primarily in the South Bay area of Los Angeles County and is the smallest office market sector in Los Angeles County. The Los Angeles South office market sector is composed of three primary office markets: El Segundo, Torrance and Long Beach, with each of the office markets in turn composed of a number of submarkets.



                                     [LOGO]

17.  4811 AIRPORT PLAZA DRIVE   20.  100 WEST BROADWAY
18.  4900/10 AIRPORT PLAZA      21.  12501 EAST IMPERIAL
 DRIVE                           HIGHWAY
19.  5000 EAST SPRING



    The Los Angeles South office market sector contains nine distinct office submarkets as outlined in the table below. According to the C&W Market Study, there are approximately 27,336,900 square feet of office space inventory in the Los Angeles South office market sector which comprise approximately 16% of the office space inventory in Los Angeles County. As of December 31, 1995 the collective office submarkets within the Los Angeles South office market sector had a direct vacancy rate of 17.6%, with weighted average annual asking rents of $18.14 per square foot.



    The Company owns five Properties located in the Los Angeles South office market sector that collectively contain approximately 749,273 rentable square feet, which represents approximately 19% of the total rentable square footage of the Properties. The Properties within the Los Angeles South office market sector are all located in the Long Beach office market. The Long Beach office market is located south of El Segundo and Torrance and north of Huntington Beach. The Long Beach office market is composed of five office submarkets: Long Beach Airport/ I-405 Freeway Corridor, North Long Beach, Downtown Long Beach, Long Beach Marina, and Cerritos/Norwalk. The Long Beach market is one of the more prestigious office markets in the Los Angeles South office market sector. According to the C&W Market Study, as of December 31, 1995 the Long Beach office market had an office space inventory of approximately 10,500,161 square feet in 89 buildings with a direct vacancy rate of 17.6% and weighted average annual asking rents of $18.64, down from a direct vacancy rate of 17.3% with weighted average annual asking rents of $19.20 per square foot as of December 31, 1994. Set forth below is detailed submarket information regarding the Los Angeles South sector:

                               LOS ANGELES SOUTH
                          OFFICE SUBMARKET STATISTICS
                              AT DECEMBER 31, 1995


                                                                           DIRECT          NET        WTD. AVG.
                                             NUMBER          DIRECT        VACANCY      ABSORPTION     ASKING
SUBMARKET                       INVENTORY   OF BLDGS   AVAILABILITIES(1)    RATE         YTD 1995    RENTAL RATE
- ------------------------------  ----------  --------   ------------------  -------     ------------  -----------
EL SEGUNDO....................   9,424,153     69              1,471,128    15.6%           326,730    $17.88
TORRANCE......................   7,412,586     82              1,490,376    20.1%          (307,739)   $17.76
LONG BEACH....................  10,500,161     89              1,852,079    17.6%           349,663    $18.64
  Long Beach Airport/I-405
   Fwy. Corridor..............   2,130,258     19                319,077    15.0%           419,823    $18.48
  North Long Beach............   1,020,376     13                222,907    21.8%               (46)   $15.00
  Downtown Long Beach.........   3,811,553     20                999,351    26.2%          (129,899)   $19.92
  Long Beach Marina...........     457,018      6                 55,247    12.1%            19,419    $18.96
  Cerritos/Norwalk............   3,080,956     31                255,497     8.3%            40,366    $16.95
                                ----------    ---             ----------   -------     ------------  -----------
    TOTAL.....................  27,336,900    240              4,813,583    17.6%           368,654    $18.14
                                ----------    ---             ----------   -------     ------------  -----------
                                ----------    ---             ----------   -------     ------------  -----------


- ------------------------

Source: C&W Market Study

(1) Does not include currently leased but available sublease space.

PROPERTIES LOCATED IN THE LONG BEACH AIRPORT/I-405 FREEWAY CORRIDOR OFFICE
SUBMARKET:


    4811 AIRPORT PLAZA DRIVE. 4811 Airport Plaza Drive is a six-story office building completed in 1987 of steel frame construction and red granite and reflective glass exterior. The building was renovated in 1995. The Property contains approximately 121,610 rentable square feet with 707 parking spaces and is subject to a ground lease with the City of Long Beach which expires in 2055. As of August 1, 1996, the building was 100% triple net leased to McDonnell Douglas at an Annualized Base Rent per leased square foot of $8.64. According to the C&W Market Study, as of April 30, 1996, the 4811 Airport Plaza Drive Peer Group contained approximately 1,230,855 square feet of office space inventory in 9 buildings and had weighted average annual asking rental rates ranging from $22.81 to $26.26 per square foot with a direct vacancy rate of 4.9%. The McDonnell Douglas lease expires in 2005.



    4900 AND 4910 AIRPORT PLAZA DRIVE. 4900 and 4910 Airport Plaza Drive are two three-story, connected office buildings completed in 1987 of steel frame construction with granite and reflective glass exteriors. The buildings were renovated in 1995. The Property contains approximately 150,403 rentable square feet. The Property has the use of 520 parking spaces and is subject to a ground lease with the City of Long Beach which expires in 2055. As of August 1, 1996, the Property was 100% triple net leased to McDonnell Douglas at an Annualized Base Rent per leased square foot of $7.80. According to the C&W Market Study, as of April 30, 1996, the 4900 and 4910 Airport Plaza Drive Peer Group contained approximately 1,202,062 square feet of office space inventory in nine buildings and had weighted average annual asking rental rates ranging from $22.81 to $26.26 per square foot with a direct vacancy rate of 5.1%. The McDonnell Douglas lease expires in 2005.



    5000 EAST SPRING. 5000 East Spring is an eight-story office building completed in 1989 of steel framed construction with a travertine marble and reflective glass exterior. The building was renovated in 1995. The Property contains 163,358 net rentable square feet and 2,504 parking spaces. The Property is subject to a long term ground lease with the City of Long Beach (master lessor) which expires in 2032. As of August 1, 1996, the building was 89.6% leased with an average Annualized Base Rent per leased square foot of $18.76. According to the C&W Market Study, as of April 30, 1996, the 5000 East Spring Peer Group contained approximately 1,189,107 square feet of office space inventory in nine buildings and had weighted average annual asking rental rates ranging from $22.74 to $26.60 per square foot with a direct vacancy rate of 4.6%. Primary tenants at this Property include PSI Engineers, Inc. (13,896 square feet), Medical Eye Service (13,588 square feet), Coast Federal Bank (11,646 square feet), Auto Insurance Specialists (10,583 square feet), Sea-Land Service (9,112 square feet), Payless Shoesource

    (9,680 square feet) and IDS Financial Services (7,486 square feet). Aggregate square footage of leases expiring in 1996, 1997 and 1998 represent 9.1%, 3.3% and 2.0% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE DOWNTOWN LONG BEACH OFFICE SUBMARKET:


    100 WEST BROADWAY. 100 West Broadway is a six-story office building completed in 1987 of steel frame construction with a concrete and reflective glass exterior. The building was renovated in 1996. The Property contains approximately 191,727 rentable square feet and 645 parking spaces. As of August 1, 1996 the Property was 90.0% leased with an average Annualized Base Rent per leased square foot of $20.42. According to the C&W Market Study, as of April 30, 1996, the 100 West Broadway Peer Group contained approximately 1,561,223 square feet of office space inventory in 10 buildings and had a weighted average annual asking rental rates ranging from $18.77 to $20.32 per square foot with a direct vacancy rate of 34.4%. Primary tenants at this Property include Earth Technology Corporation (44,122 square feet), Inchcape (28,925 square feet), the General Services Administration (16,738 square feet) and Pacific Maritime (15,338 square feet). Aggregate square footage of leases expiring in 1996, 1997 and 1998 represent 1.0%, 4.7% and 9.9% of the Property's occupied square footage, respectively.


PROPERTY LOCATED IN THE CERRITOS/NORWALK OFFICE SUBMARKET:


    12501 EAST IMPERIAL HIGHWAY. 12501 East Imperial Highway is a six-story office building completed in 1978. The building was renovated in 1994. The Property contains approximately 122,175 rentable square feet and 515 parking spaces. As of August 1, 1996, the Property was 94.7% leased with an average Annualized Base Rent per leased square foot of $16.27. According to the C&W Market Study, as of April 30, 1996, the 12501 East Imperial Highway Peer Group contained approximately 1,889,992 square feet of office space inventory in 16 buildings and had a weighted average annual asking rental rates ranging from $18.32 to $18.47 per square foot with a direct vacancy rate of 18.5%. Primary tenants at this Property include GTE California (63,772 square feet), Mead Corporation (27,913 square feet) and IBM (20,620 square feet). No leases expire in 1996 and 1997 and 24.1% of the Property's occupied square footage expires in 1998.

ORANGE COUNTY OFFICE MARKET AND PROPERTIES


    The Orange County office market contains several distinct office markets, including, among others, the West County, Tri-Freeway Area, Central County, Greater Airport Area, South County, and North County office markets, which are in turn, composed of numerous submarkets. According to the C&W Market Study, there are approximately 52,668,350 square feet of office space inventory in the Orange County office market. As of December 31, 1995 the collective submarkets within the Orange County office market had a direct vacancy rate of 15.5%, with weighted average annual asking rents of $17.28 per square foot.



                                     [LOGO]

                  22.  5832 BOLSA AVENUE, HUNTINGTON BEACH


                  23.  ANAHEIM CITY CENTRE



    The Orange County office market is currently in the midst of a recovery from the recent real estate recession. Direct vacancy levels, which were in excess of 19.5% in 1991, have declined to 15.5% as of December 31, 1995. The Orange County office market is driven by the Greater Airport Area office market which comprises approximately 48% of the office space inventory in Orange County. The Company owns two Properties in Orange County in the Huntington Beach and Anaheim Stadium Area office submarkets that collectively contain 224,746 rentable square feet representing approximately 6% of the total rentable square footage of the Properties. Set forth below is detailed market information regarding the Orange County office market.

                                 ORANGE COUNTY
                     OFFICE MARKET AND SUBMARKET STATISTICS
                              AT DECEMBER 31, 1995

                                                                           DIRECT          NET        WTD. AVG.
                                             NUMBER          DIRECT        VACANCY      ABSORPTION     ASKING
SUBMARKET                       INVENTORY   OF BLDGS   AVAILABILITIES(1)    RATE         YTD 1995    RENTAL RATE
- ------------------------------  ----------  --------   ------------------  -------     ------------  -----------
WEST COUNTY...................   3,901,199     64                696,122    17.8%           (93,203)   $15.12
  Seal Beach..................     295,019      4                 17,646     6.0%             4,077    $24.96
  Westminster.................     205,700      4                 29,638    14.4%           (11,482)   $15.00
  Huntington Beach............   1,014,519     18                219,035    21.6%            21,131    $15.48
  Fountain Valley.............     549,912      9                 80,134    14.6%           (11,189)   $15.84
  Garden Grove................     893,809     12                213,168    23.8%           (54,632)   $14.28
  Los Alamitos/Stanton........     266,502      5                 85,580    32.1%           (20,233)   $12.36
  Cypress.....................     675,738     12                 50,921     7.5%           (20,875)   $17.04
TRI-FREEWAY AREA..............   9,523,392    107              2,023,109    21.2%            85,793    $16.56
  Parkcenter Area.............   2,598,284     41                444,188    17.1%            72,936    $14.40
  Anaheim Stadium Area........   2,472,409     36                414,147    16.8%           (45,422)   $15.48
  The City Area...............   2,291,191     15                627,817    27.4%             9,677    $17.16
  Main Place Area.............   2,161,508     15                536,957    24.8%            48,602    $18.36
CENTRAL COUNTY................   5,656,141    102              1,049,902    18.6%             8,065    $14.04
GREATER AIRPORT AREA..........  24,992,997    252              3,333,179    13.3%           235,485    $19.32
SOUTH COUNTY..................   4,979,988    100                595,528    12.0%            71,259    $18.12
NORTH COUNTY..................   3,614,633     54                442,671    12.2%            27,940    $16.20
                                ----------    ---             ----------   -------     ------------  -----------
    TOTAL.....................  52,668,350    679              8,140,511    15.5%           335,339    $17.28
                                ----------    ---             ----------   -------     ------------  -----------
                                ----------    ---             ----------   -------     ------------  -----------

- ------------------------

Source: C&W Market Study

* Does not include currently leased but available sublease space.

PROPERTY LOCATED IN THE HUNTINGTON BEACH OFFICE SUBMARKET:


    5832 BOLSA AVENUE. 5832 Bolsa Avenue is a two-story office building completed in 1985 of steel frame construction with a concrete and glass panel exterior. The Property contains approximately 49,355 rentable square feet and 380 parking spaces. As of August 1, 1996, the building was 100% leased to GTE California at an Annualized Base Rent per leased square foot of $13.35. According to the C&W Market Study, as of April 30, 1996, the 5832 Bolsa Avenue Peer Group contained approximately 860,277 square feet of office space inventory in 12 buildings and had weighted average annual asking rental rates ranging from $15.68 to $16.43 per square foot with a direct vacancy rate of 21.8%. The GTE California lease expires on April 30, 2000.


PROPERTY LOCATED IN THE ANAHEIM STADIUM AREA OFFICE SUBMARKET:


    ANAHEIM CITY  CENTRE.   Anaheim  City  Centre  is a  10-story  office  tower
    completed in 1986 of steel reinforced concrete construction with a red travertine marble and black reflective glass exterior. The building was renovated in 1991. The Property contains approximately 175,391 rentable square feet and 679 parking spaces. The parking structure is subject to a long term ground lease with the City of Anaheim that expires in 2034. As of August 1, 1996, the Property was 93.0% leased with an average Annualized Base Rent per leased square foot of $15.07. According to the C&W Market Study, as of April 30, 1996, the Anaheim City Centre Peer Group contained approximately 3,165,279 square feet of office space inventory in 10 buildings and had weighted average annual asking rental rates ranging from $19.26 to $19.32 per square foot with a direct vacancy rate of 12.1%. Primary tenants at this Property include Intracorp (54,179 square feet), Computer Learning (22,042 square feet) and McGladrey Pullen (18,032 square feet). No leases expire in 1996 and the aggregate square footage of leases expiring in 1997 and 1998 represent 2.9% and 34.6% of the Property's occupied square footage, respectively.

SAN DIEGO COUNTY OFFICE MARKET AND PROPERTY


    The San Diego County office market contains eight distinct office submarkets, including South Bay, Central City (which includes Downtown San Diego), East County, Mission Valley/Kearny Mesa, La Jolla/ Morena, North City (which includes the University Towne Center), the I-15 Corridor and the North Coast. According to the C&W Market Study, there is approximately 58,325,238 square feet of office space inventory in the San Diego County office market. As of December 31, 1995 the collective submarkets within the San Diego County office market had a direct vacancy rate of 14.6%. The San Diego County office market is recovering from an office market recession, having experienced five straight years of positive absorption and increasing occupancy, with the direct vacancy rate decreasing 4.8% over this period from the 1991 direct vacancy rate of 19.4%.



                                     [LOGO]

                  24.  IMPERIAL BANK TOWER


    The two focal points of the San Diego County office market are Downtown San Diego, which is considered to be the primary component of the Central City office submarket, and University Towne Center which is the most significant component of the North City office submarket. Each of the office submarkets in San Diego County has developed along the path of the San Diego County's freeway system. Each office submarket's building type and tenant appeal has generally corresponded to its proximity to Downtown San Diego and University Towne Center, with predominantly mid-rise and high-rise office buildings within a 15 mile radius of Downtown San Diego and low rise office buildings in business parks in the outlying submarkets. Historically, most development moved east and north from these focal points. The Downtown San

Diego portion of the Central City office submarket is considered to be the primary office submarket in San Diego County, with its main competition being the La Jolla and North City (University Towne Center) office submarkets. Set forth below is detailed submarket information regarding the San Diego County submarket:

                                SAN DIEGO COUNTY
                          OFFICE SUBMARKET STATISTICS
                              AT DECEMBER 31, 1995

                                                                                            DIRECT
                                                                              DIRECT        VACANCY   NET ABSORPTION
SUBMARKET                                                     INVENTORY   AVAILABILITIES*    RATE        YTD 1995
- ------------------------------------------------------------  ----------  ---------------   -------   --------------
SAN DIEGO MARKET
  South Bay.................................................   2,176,580       195,528        9.0%       (41,224)
  Central City (includes Downtown San Diego)................  16,059,577     2,689,327       16.7%       270,856
  East County...............................................   2,143,941       284,809       13.3%        11,990
  Mission Valley/Kearny Mesa................................  12,558,657     2,160,842       17.2%       (38,105)
  La Jolla/Morena...........................................   2,400,630       334,533       13.9%        87,849
  North City (University Towne Center)......................  12,801,915     1,584,187       12.4%        98,473
  I-15 Corridor.............................................   4,768,885       669,841       14.0%        25,512
  North Coast...............................................   5,415,053       622,373       11.5%        73,735
                                                              ----------  ---------------   -------      -------
    TOTAL...................................................  58,325,238     8,541,440       14.6%       489,086
                                                              ----------  ---------------   -------      -------
                                                              ----------  ---------------   -------      -------

- ------------------------

Source: C&W Market Study

* Does not include currently leased but available sublease space.

PROPERTY LOCATED IN THE DOWNTOWN SAN DIEGO PORTION OF THE CENTRAL CITY OFFICE
SUBMARKET:


    IMPERIAL BANK TOWER. Imperial Bank Tower is a 24-story office building completed in 1982 and renovated in 1996. As of March 31, 1996, Imperial Bank Tower had a book value equal to or greater than 10% of the total assets of the Company. The Property contains approximately 540,413 rentable square feet and 382 parking spaces in an adjacent parking structure. The Property is located in downtown San Diego's financial district approximately 1/2 mile from Interstate 5. The building is situated on approximately 30,056 square feet of land and includes a five-story atrium located on a 4,792 square foot parcel subject to a ground lease expiring in 2069. The Company has an option to purchase this parcel at fair market value. The adjacent 382-stall parking garage is situated on a 24,829 square foot parcel subject to a ground lease expiring in 2076, which may be purchased by the Company after 2032 at fair market value. Additional parking is provided on a lot east of the building that is subject to a ground lease expiring in the year 2000. The average occupancy rate of the building was 89.4%, 89.4%, 85.5%, 81.9% and 83.0% for the years 1991 to 1995, respectively. The net effective annual rent per square foot of the building for the same period, from 1991 to 1995, was $18.26, $15.96, $19.00, $18.76 and $17.72, respectively. As of August 1,
    1996, the building was 82.2% leased with an average Annualized Base Rent per leased square foot of $18.31. According to the C&W Market Study, as of April 30, 1996, the Imperial Bank Tower Peer Group contained approximately 4,087,971 square feet of office space inventory in 11 buildings and had weighted average annual asking rental rates ranging from $18.53 to $24.89 per square foot with a direct vacancy rate of 11.9%. Primary tenants include Latham & Watkins (56,425 square feet), Imperial Bank Realty Corp. (38,855 square feet), Merrill Lynch (32,455 square feet), Deloitte & Touche (30,279 square feet), Arthur Anderson & Co. (18,754 square feet) and three agencies of the United States government. Latham & Watkins, a law firm, is the only tenant which occupies ten percent or more of the rentable square footage of the building. Pursuant to the terms of its lease, Latham & Watkins pays annual base rent of approximately $1.05 million increasing to approximately $1.33 million in 1999 for the remainder of the lease term which expires in 2004. In addition, Latham & Watkins has two renewal options of five years each, three options to expand and two termination options exercisable on December 31, 1998 and May 1, 2001, respectively. Aggregate square footage of leases expiring in 1996, 1997 and 1998 represent 4.9%, 7.9%, 6.4% of the Property's occupied square footage, respectively.

    The following table sets forth a schedule of lease expirations as of August 1, 1996 for Imperial Bank Tower, assuming no tenants elect to renew their leases at their scheduled expirations or elect to terminate their leases prior to their scheduled expirations:



                                           SQUARE FOOTAGE     PERCENTAGE OF       ANNUALIZED BASE        PERCENTAGE OF
                             NUMBER OF      OF EXPIRING    AGGREGATE PORTFOLIO   RENT OF EXPIRING     AGGREGATE PORTFOLIO
YEAR OF LEASE EXPIRATION  LEASES EXPIRING      LEASES      LEASED SQUARE FEET         LEASES          ANNUALIZED BASE RENT
- ------------------------  ---------------  --------------  -------------------  -------------------  ----------------------
1996(1).................             4           21,682             0.60%          $     421,572                0.6%
1997....................             6           35,159             0.98               1,133,019                1.7
1998....................             5           28,457             0.79                 475,210                0.7
1999....................             3           15,702             0.44                 253,268                0.4
2000....................             4           43,243             1.20                 723,785                1.1
2001....................             4           34,053             0.95                 522,359                0.8
2002....................             5           73,527             2.05               1,361,766                2.0
2003....................             3           35,498             0.99                 666,911                1.0
2004....................             3           78,838             2.20               1,155,718                1.7
2005....................             3           56,641             1.58               1,004,432                1.5
2008 and thereafter.....             2           21,508             0.60                 418,116                0.6
                                    --
                                                -------            -----        -------------------           -----
    TOTAL...............            42          444,308            12.37%          $   8,136,154              12.12%
                                    --
                                    --
                                                -------            -----        -------------------           -----
                                                -------            -----        -------------------           -----


- ------------------------

(1) Represents lease expirations data from August 1, 1996 to December 31, 1996.


C&W MARKET STUDY

    The C&W Market Study was prepared for the Company by Cushman & Wakefield of California, Inc., which is a real estate service firm with significant experience and expertise relating to the Southern California office markets and the various submarkets therein. The information in the C&W Market Study reflects data available at December 31, 1995 and does not reflect data or changes subsequent to that date (except that C&W Peer Group information reflects data available as of April 30, 1996). The information contained in the C&W Market Study has been gathered by C&W from sources assumed to be reliable, including publicly available records. Because records of all transactions are not readily available, the information contained in the C&W Market Study may not reflect all transactions occurring in the geographic area discussed in the C&W Market Study. In addition, transactions that are reported may not be described accurately or completely in the publicly available records. C&W shall not be responsible for and does not warrant the accuracy or completeness of any such information derived from such publicly available records (or information relating to transactions that were not reported).

    In connection with the C&W Market Study, C&W made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters. Any estimates or approximations contained therein could reasonably be subject to different interpretations by other parties. Because predictions of future events are inherently subject to uncertainty, none of C&W, the Company or any other person can assume that such predicted rental rates, absorption, or other events will occur as outlined or predicted in the C&W Market Study. Reported asking rental rates of properties, Replacement Cost Rents or estimated replacement costs do not purport to necessarily reflect the rental rates at which properties may actually be rented, actual rents required to support new development or the actual cost of replacement. In many instances, asking rents and actual rental rates differ significantly.

    Changes in local, national and international economic conditions will affect the markets described in the C&W Market Study. Therefore, C&W can give no assurance that occupancy and absorption levels and rental rates as of the date of the C&W Market Study will continue or that such occupancy levels and rental rates will be attained at any time in the future. Forecasts of absorption rates, rental activity, Replacement Cost Rents and replacement costs are C&W's estimates as of the date of the C&W Market Study. Actual future market conditions may differ materially from the forecasts and projections contained therein.

    C&W is a part of a national network of affiliated companies providing real estate services. As such, from time to time, C&W and its affiliates have provided and in the future may provide real estate related services, including brokerage and leasing agent services, to the Company or its principals, or may represent the Company, its principals or others doing business with the Company. C&W received compensation of approximately $39,000 from the Company in connection with C&W's preparation of the C&W Market Study.

COMPETITION

    The Company may be competing with other owners and developers that have greater resources and more experience than the Company. Additionally, the number of competitive properties in any particular market in which the Company's Properties are located could have a material adverse effect on both the Company's ability to lease space at the Properties or any newly-acquired property and on the rents charged at the Properties. The Company believes that the Offering, the Credit Facility and its access as a public company to the capital markets to raise funds during periods when conventional sources of financing may be unavailable or prohibitively expensive will provide the Company with substantial competitive advantages. Further, the Company believes that the number of real estate developers has decreased as a result of the recessionary market conditions and tight credit markets during the early 1990's as well as the reluctance on the part of more conventional financing sources to fund development and acquisition projects.

INSURANCE


    The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. The Operating Partnership also carries earthquake insurance on all of the Properties. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Partnership could lose its capital invested in the Property, as well as the anticipated future revenues from the Property and, in the case of debt which is with recourse to the Operating Partnership, would remain obligated for any mortgage debt or other financial obligations related to the Property. Any such loss would adversely affect the Company. Moreover, as a general partner of the Operating Partnership, the Company will generally be liable for any unsatisfied obligations other than non-recourse obligations. The Company believes that the Properties are adequately insured. In addition, in light of the California earthquake risk, California building codes since the early 1970's have established construction standards for all newly built and renovated buildings, including office buildings, the current and strictest construction standards having been adopted in 1984. Of the 24 Properties, 13 have been built since January 1, 1985 and the Company believes that all of the Properties were constructed in full compliance with the applicable standards existing at the time of construction. While earthquakes have occurred in Southern California, the only loss the Company has experienced as a result of earthquakes was minor damage to three of its buildings due to the Northridge earthquake, which resulted in $601,000 of damage in the year ended December 31, 1994. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.


ENVIRONMENTAL REGULATIONS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site.

    Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of ACM when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACM and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACM. In connection with its ownership and operation of the Properties, the Company may be potentially liable for such costs. ACM has been detected through sampling by environmental consultants at 70 South Lake, 16000 Ventura Boulevard and 9665 Wilshire. The non-friable ACM was found in certain floor tiles and pipe wrappings at 16000 Ventura Boulevard and 70 South Lake and in vinyl floor tiles, carpet mastic, drywall mud/tape, textured ceiling material, core insulation material and fireproofing at 9665 Wilshire. The non-friable ACM found at these Properties is not expected to present a risk as long as it continues to be properly managed. The environmental consultants recommended no further ACM sampling or removal action at any of the Properties.


    In the past two years, independent environmental consultants have conducted or updated Phase I Assessments at the Properties. These Phase I Assessments have included, among other things, a visual inspection of the Properties and the surrounding area and a review of relevant state, federal and historical documents. No invasive techniques such as soil or groundwater sampling were performed. The environmental consultants who conducted the Phase I Assessment at the Imperial Bank Tower recommended that a Phase II study be conducted with respect to the possible presence of an underground storage tank situated under the Property's adjacent parking garage, which is leased by the Company. The Company does not believe that the environmental consultants' findings support its recommendation and, therefore, has elected not to conduct a Phase II study at the Imperial Bank Tower. While the Company is not aware of any release of hazardous materials or environmental contamination at the Property's adjacent parking garage relating to the possible previous or current presence thereunder of underground storage tanks, or otherwise, if such a release of environmental contamination has occurred or were to occur, and the lessor, who has primary environmental liability as owner of the underlying land, has insufficient financial resources to satisfy its potential environmental liability or any indemnification obligations it owes the Company under the Company's lease of the Property, the Company may incur remediation expenses that could adversely affect the Company's ability to make expected distributions.


    The Company's Phase I Assessments of the Properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nevertheless, it is possible that the Company's Phase I Assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.


    The Company believes that the Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products, except as noted above. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present Properties, other than as noted above.


LEGAL PROCEEDINGS

    As a result of its acquisition of the Properties, the Company will become a successor party-in-interest to certain legal proceedings arising in the ordinary course of business of the Arden Predecessors. The Company does not expect that these proceedings, in the aggregate, will have a material adverse effect on the Company.

EMPLOYEES

    Upon consummation of the Offering and the Formation Transactions, the Company will employ approximately 50 persons, including 7 senior officers and personnel in the areas of acquisition and business development (3), property management (27), financial services (11) and legal affairs (1).

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Board of Directors of the Company will be expanded immediately following consummation of the Offering to include the director nominees named below, each of whom has been nominated for election and consented to serve. Upon election of the director nominees, there will be a majority of directors who are not employees or affiliates of the Company. Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. Beginning in 1997, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of shares of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

    The following table sets forth certain information with respect to the directors, director nominees and executive officers of the Company immediately following the consummation of this Offering:


NAME                      AGE                                   POSITION                                  TERM
- --------------------      ---      -------------------------------------------------------------------  ---------
Richard S. Ziman              53   Chairman of the Board and Chief Executive Officer                         1999

Victor J. Coleman             35   President, Chief Operating Officer and Director                           1999

Diana M. Laing                41   Chief Financial Officer

Michele Byer                  50   Chief Accounting Officer and Secretary

Brigitta B. Troy              56   Executive Vice President and Director of Acquisitions

Andrew J. Sobel               37   Executive Vice President and Director of Leasing

Herbert L. Porter             58   Senior Vice President and Director of Construction and Capital
                                    Improvements

Jerry Asher                   62   Director Nominee                                                          1997

Carl D. Covitz                57   Director Nominee                                                          1997

Kenneth B. Roath              60   Director Nominee                                                          1997

Arthur Gilbert                83   Director Nominee                                                          1998

Steven C. Good                54   Director Nominee                                                          1998


    The following is a biographical summary of the experience of the directors, director nominees and executive officers of the Company:

    RICHARD S. ZIMAN. Mr. Ziman has served as the Chairman and Chief Executive Officer of the Company and as a Director of the Company since its formation. He has been involved in the real estate industry for over 25 years. In 1990, Mr. Ziman formed Arden and has served as its Chairman of the Board and Chief Executive Officer since its inception. In 1979 he co-founded Pacific Financial Group, a diversified real estate investment and development firm headquartered in Beverly Hills, of which he was the Managing General Partner. Mr. Ziman received his Bachelor's Degree and his Juris Doctor Degree from the University of Southern California and practiced law as a partner of the law firm of Loeb & Loeb from 1971 to 1980, specializing in transactional and financing aspects of real estate.

    VICTOR  J.  COLEMAN.   Mr. Coleman  has  served as  the President  and Chief
Operating Officer of the Company and as a Director of the Company since its formation. He is also the President, Chief Operating

Officer and co-founder of Arden. From 1987 to 1989, Mr. Coleman was Vice President of Los Angeles Realty Services, Inc. and earlier in his career from 1985 to 1987 was Director of Marketing/Investment Advisor of Development Systems International and an associate at Drexel Burnham Lambert specializing in private placements with institutional and individual investors. Mr. Coleman received his Bachelor's Degree from the University of California at Berkeley and received his Master of Business Administration from Golden Gate University.


    DIANA M. LAING. Ms. Laing will serve as Chief Financial Officer of the Company. Prior to joining the Company, Ms. Laing served, from 1985 to 1996, as Executive Vice President and Chief Financial Officer of South West Property Trust, Inc., a publicly traded apartment properties real estate investment trust, and its predecessor Southwest Realty, Ltd. Ms. Laing also served from 1982 to 1985 as Controller, Treasurer and Vice President-Finance of Southwest Realty, Ltd. From 1981 to 1982, Ms. Laing was Controller of Crawford Energy, Inc. and she served as a member of the audit staff of Arthur Andersen & Company from 1978 to 1981. Ms. Laing is a Certified Public Accountant and a member of the American Institute of CPAs and the Texas Society of Public Accountants. She is also a Director of Sterling House Corporation, a publicly traded operator of assisted living centers. Ms. Laing received her Bachelor of Science in Accounting from Oklahoma State University.


    MICHELE BYER. Ms. Byer has served as Chief Accounting Officer and Secretary of the Company since its formation. Ms. Byer has 28 years of experience in the real estate industry, of which the last 13 have been with Arden and Pacific Financial Group. Prior to joining Pacific Financial Group and the Company, Ms. Byer was a practicing CPA with the firm Kenneth Leventhal & Company which specialized in real estate. She received her Bachelor's Degree from the University of California at Los Angeles.

    BRIGITTA B. TROY. Ms. Troy has served as Executive Vice President and Director of Acquisitions of the Company since its formation. She joined Arden in 1993 and was Director of Acquisitions for Pacific Financial Group from 1982 to 1989. During the period from 1989 to 1993, she was a principal of Esquire Investment Partners, a real estate advisory company. A graduate of Radcliffe College, Ms. Troy received her Juris Doctor Degree from the University of Southern California Law School and a Master of Business Administration from UCLA Graduate School of Management. Ms. Troy has over 15 years experience in the commercial real estate business.

    ANDREW J. SOBEL. Mr. Sobel has served as Executive Vice President and Director of Leasing of the Company since its formation. He joined Arden in 1992. Mr. Sobel is an attorney admitted to the State Bar of California in 1985 with 11 years of experience in the practice of real estate law. From 1990 to 1992, Mr. Sobel was a sole practitioner. From 1987 to 1990 he was an attorney with the law firm of Pircher, Nichols & Meeks specializing in all aspects of its real estate transactional practice including acquisitions, leasings and financings. Mr. Sobel received his Bachelor's Degree from State University of New York at Oswego and his Juris Doctor Degree from the University of California at Berkeley (Boalt
Hall).

    HERBERT L. PORTER. Mr. Porter is a Senior Vice President and Director of Construction and Capital Improvements of the Company. He joined Arden in 1993. Prior to joining Arden from 1973 to 1992, Mr. Porter was a partner/owner in his own real estate development and property management company specializing in medium to high-rise commercial office buildings. Mr. Porter's 23 years in commercial office development include planning, financing, acquisition, entitlements and approvals, design, construction, marketing, leasing, tenant improvements and outright sale. Mr. Porter received his Bachelor's Degree from the University of Southern California.


    JERRY ASHER. Mr. Asher has agreed to serve as a member of the Board of Directors of the Company commencing upon the consummation of the Offering. For the past 27 years, Mr. Asher has been employed by CB Commercial Real Estate Group, Inc. ("CB Commercial") where he has served in various capacities involving the Southern California real estate industry. Most recently, since 1994, Mr. Asher has served as Executive Vice President, Director of Business Development of CB Commercial with responsibility for implementing its business development and marketing activities in both domestic and international markets. Mr. Asher has also served in the following capacities, among others, since he joined CB Commerical in 1969: Executive Vice President, Regional Manager for Southern California (1991 to 1994); Southern

California Regional Manager and Senior Vice President (1984 to 1991); and National Director of Investment Properties (1983 to 1984). Mr. Asher is currently the Chairman of the Cedars Sinai Medical Center - Real Estate Industry Division. He received his Bachelor of Science in Real Estate and Finance from the University of Southern California.


    CARL D. COVITZ. Mr. Covitz has agreed to serve as a member of the Board of Directors of the Company commencing upon the consummation of the Offering. For 18 of the past 23 years, Mr. Covitz has served as the owner and President of Landmark Capital, Inc., a national real estate development and investment company involved in the construction, financing, ownership and management of commercial, residential, and warehouse properties. Mr. Covitz has also previously served, from 1990 to 1993, as Secretary of the Business,
Transportation & Housing Agency of the State of California as well as Under Secretary and Chief Operating Officer of the U.S. Department of Housing and Urban Development from 1987 to 1989. Mr. Covitz is currently the Chairman of the Board of Directors of Century Housing Corporation and is the past Chairman of the Board of several organizations including the Federal Home Loan Bank of San Francisco and the Los Angeles City Housing Authority. Mr. Covitz received his Bachelor's Degree from the Wharton School at the University of Pennsylvania and his Master of Business Administration from the Columbia University Graduate School of Business.

    KENNETH B. ROATH. Mr. Roath has agreed to serve as a member of the Board of Directors of the Company commencing upon the consummation of the Offering. Mr. Roath is currently Chairman, President and Chief Executive Officer of Health Care Property Investors, Inc., a leader in the health care REIT industry. Prior to joining Health Care Property Investors, Inc. at its inception in 1985, Mr. Roath was employed for 17 years by Pacific Holding Corporation of Los Angeles, the last four of which he served as President and Chief Operating Officer. Mr. Roath is the immediate past Chairman of NAREIT and also serves as a member of the Board of Governors and Executive Committee of NAREIT. He is a director of Franchise Finance Corporation of America. Mr. Roath received his Bachelor's Degree in accounting from San Diego State University.


    ARTHUR GILBERT. Mr. Gilbert has agreed to serve as a member of the Board of Directors of the Company commencing upon the consummation of the Offering. Mr. Gilbert has been involved in the real estate business for over 50 years and has developed over 6 million square feet of office, industrial and retail properties located primarily in Southern California. He is an Honorary Trustee of the National Board of Directors of American Technion Society.


    STEVEN C. GOOD. Mr. Good has agreed to serve as a member of the Board of Directors of the Company commencing upon the consummation of the Offering. Mr. Good is the senior partner in the firm of Good Swartz & Berns, an accountancy corporation which evolved from the firm of Block, Good and Gagerman which he founded in 1976. Prior to 1976, Mr. Good was a partner first at Laventhol & Horwath, a national accounting firm, and later at Horowitz & Good. Mr. Good is a founder and past Chairman of CU Bancorp where he directed the bank's operations from 1982 through 1989. For the past seven years he has been a member of the Board of Directors of Opto Sensors, Incorporated. Mr. Good received his Bachelor of Science in Business Administration from the University of California at Los Angeles and attended UCLA's Graduate School.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. Promptly following the consummation of the Offering, the Board of Directors will establish an Audit Committee. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee will initially consist of two or more non-employee directors.

    EXECUTIVE COMMITTEE. Promptly following the consummation of the Offering, the Board of Directors will establish an Executive Committee. Subject to the Company's conflict of interest policies, the Executive

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
Committee will be granted the authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Partnership Agreement of the Operating Partnership, to cause the Operating Partnership to take such actions). The Executive Committee will include at least two non-employee directors.

    COMPENSATION COMMITTEE. Promptly following the consummation of the Offering, the Board of Directors will establish a Compensation Committee to establish remuneration levels for executive officers of the Company and implement the Company's Stock Incentive Plan and any other incentive programs. The Compensation Committee will initially consist of two or more non-employee directors.

    The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

COMPENSATION OF DIRECTORS

    The Company intends to pay its non-employee directors annual compensation of $18,000 for their services. In addition, non-employee directors will receive a fee of $1,000 for each Board of Directors meeting attended. Non-employee directors attending any committee meetings will receive an additional fee of $1,000 for each committee meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors. Non-employee directors will also be reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors will not be paid any directors' fees. Non-employee directors will receive, upon initial election to the Board of Directors, an option to purchase 10,000 shares of Common Stock which will vest over four years.

EXECUTIVE COMPENSATION


    Prior to the Offering, the Company did not pay any compensation to its officers. The following table below sets forth the annual base salary rates and other compensation expected to be paid in 1996 to the Company's Chief Executive Officer and each of the Company's five other most highly compensated executive officers (the "Named Executive Officers").



                                                                              1996 BASE     OPTIONS      STOCK
NAME                                          TITLE                          SALARY RATE  ALLOCATED(1)   BONUS
- --------------------  -----------------------------------------------------  -----------  -----------  ---------
Richard S. Ziman      Chairman of the Board and Chief Executive Officer       $ 300,000      400,000      --

Victor J. Coleman     President, Chief Operating Officer and Director           250,000      250,000      --

Diana M. Laing        Chief Financial Officer                                   195,000       50,000      --

Michele Byer          Chief Accounting Officer and Secretary                    125,000       40,000      --

Herbert L. Porter     Senior Vice President and Director of Construction
                       and Capital Improvements                                 120,000       30,000       1,250(2)

Andrew J. Sobel       Executive Vice President and Director of Leasing          110,000       40,000       3,750(2)


- ------------------------

(1) All options will vest over three years (i.e., one-third of each executive's options will vest and be exercisable on the first, second and third anniversaries, respectively, of the closing of the Offering) and will be exercisable at a price per share equal to the initial public offering price per share of Common Stock offered hereby.



(2) Represents a one time Common Stock bonus.


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
EMPLOYMENT AGREEMENTS


    Each of Messrs. Ziman and Coleman will enter into an employment agreement with the Company which will be effective as of the consummation of the Offering. The employment agreements of Messrs. Ziman and Coleman will have an initial term of three years and will be subject to automatic one-year extensions following the expiration of the initial term. For the first year of the term, the employment agreements of Messrs. Ziman and Coleman provide for an initial annual base compensation in the amounts set forth in the Executive Compensation table with the amount of any initial bonus to be determined by the Compensation Committee. For subsequent years, both the amount of the base compensation and any bonus will be determined by the Compensation Committee.



    In addition, Ms. Laing has entered into an employment agreement with the Company effective August 1, 1996 which has an initial term of one year and is subject to automatic one-year extensions following the expiration of the initial term. Ms. Laing's employment agreement provides for an initial annual base compensation in the amount set forth in the Executive Compensation table and entitles her to an initial cash bonus in an amount to be determined by the Compensation Committee but not to exceed 20% of her initial annual base compensation. For any subsequent years in which the employment agreement is extended beyond the initial term, the amount of Ms. Laing's base compensation and any bonus will be determined by the Compensation Committee.



    The employment agreements of Messrs. Ziman and Coleman and Ms. Laing entitle the executives to participate in the Company's Stock Incentive Plan (each executive will initially be allocated the number of stock options set forth in the Executive Compensation table) and to receive certain other insurance and pension benefits. In addition, in the event of a termination by the Company without "cause," a termination by the executive for "good reason," or a termination pursuant to a "change in control" of the Company (as such terms are defined in the respective employment agreements), the terminated executive will be entitled to (i) a single severance payment (the "Severance Amount") and (ii) continued receipt of certain benefits including medical insurance, life and disability insurance and participation in all pension, 401(k) and other employee plans and benefits established by the Company for its executive employees for a specified period of time following the date of termination (collectively, the "Severance Benefits"). The Severance Amount of Messrs. Ziman and Coleman is equal to the sum of two times the executive's average annual base compensation and two times the highest annual bonus received during the preceding thirty-six month period. The Severance Amount of Ms. Laing is equal to the executive's annual base compensation for the preceding 12 month period. Receipt of the Severance Benefits shall continue for two years commencing on the date of termination in the case of Messrs. Ziman and Coleman and for one year commencing on the date of termination in the case of Ms. Laing.



    As part of their employment agreements, each of Messrs. Ziman and Coleman will be bound by a non-competition covenant with the Company which prohibits them from engaging in (i) the acquisition, renovation, management or leasing of any office properties in the Los Angeles, Orange and San Diego counties of Southern California and (ii) any active or passive investment in or reasonably relating to the acquisition, renovation, management or leasing of office properties in the Los Angeles, Orange and San Diego counties of Southern
California for a period of one year following the date of such executive's termination, unless such termination was without cause.


STOCK INCENTIVE PLAN

    Prior to the consummation of the Offering, the Company intends to adopt the Stock Incentive Plan for the purpose of attracting and retaining executive officers, directors and employees.

    The Stock Incentive Plan will be qualified under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Stock Incentive Plan will be administered by the Compensation Committee and provide for the granting of stock options, stock appreciation rights or restricted stock with respect to up to 1,500,000 shares of Common Stock to executive or other key employees of the Company. Stock options may be granted in the form of "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options and are exercisable for up to 10 years following the date of grant. The exercise price of each option will be set by the Compensation Committee; provided, however, that the price per share must be equal to or greater than the fair market value of the Common Stock on the grant date.

    The Stock Incentive Plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the Compensation Committee, at the time of exercise equal to the difference between the exercise price and the fair market value of the Common Stock. In addition, the Stock Incentive Plan permits the Company to issue shares of restricted stock to executive or other key employees upon such terms and conditions as shall be determined by the Compensation Committee.

401(K) PLAN

    Effective upon the consummation of the Offering, the Company intends to establish the Arden Realty Group Section 401(k) Savings/Retirement Plan (the "401(k) Plan") to cover eligible employees of the Company and any designated affiliate.

    The 401(k) Plan will permit eligible employees of the Company to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. The Company currently does not intend to make matching contributions to the 401(k) Plan; however, it reserves the right to make matching contributions or discretionary profit sharing contributions in the future.

    The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The  MGCL  permits  a  Maryland  corporation to  include  in  its  charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

    The Charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such persons may incur by reason of his status as a present or former stockholder, director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of such service. The Charter and the Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

    The Partnership Agreement also provides for indemnification and advance of expenses of the Company and its officers and directors to the same extent indemnification and advance of expenses is provided to officers and directors of the Company in the Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Charter. See "Partnership Agreement -- Indemnification."

                     STRUCTURE AND FORMATION OF THE COMPANY

THE OPERATING ENTITIES OF THE COMPANY

    Following the consummation of the Offering and the Formation Transactions, the operations of the Company will be carried on through the Operating Partnership. The Formation Transactions were designed to (i) enable the Company to raise the necessary capital to acquire the Properties and repay certain mortgage debt relating thereto, (ii) provide a vehicle for future acquisitions,
(iii) enable the Company to comply with certain requirements under the federal income tax code and regulations relating to REITs, (iv) facilitate potential securitized mortgage financings and (v) preserve certain tax advantages for certain Arden Predecessors.

    THE OPERATING PARTNERSHIP


    Following the closing of the Offering and the Formation Transactions, substantially all of the Company's assets will be held by, and its operations conducted through, the Operating Partnership, of which the Company will be the sole general partner. The Company's interest in the Operating Partnership will entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to the Company's percentage ownership, which initially will be approximately 86.69%. Certain Participants, including Messrs. Ziman, Coleman and Gilbert, Ms. Byer and Arden, will own the remaining OP Units. Beginning one year after the consummation of the Offering, any holder of OP Units may cause the Operating Partnership to redeem such OP Units for cash or, at the election of the Company, exchange such OP Units for shares of Common Stock of the Company (on a one-for-one basis), subject to certain limitations. See "Partnership Agreement -- Redemption/Exchange Rights." With each redemption or exchange of OP Units, the Company's percentage interest in the Operating Partnership will increase.



    As the sole general partner of the Operating Partnership, the Company will generally have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. See "Partnership Agreement -- Management." The Board of Directors will manage the affairs of the Company by directing the affairs of the Operating Partnership. The Operating Partnership cannot be terminated (except in connection with a sale of all or substantially all of the assets of the Company, a business combination or as the result of judicial decree or the redemption of all of the OP Units held by the limited partners) until the year 2096 without a vote of the partners of the Operating Partnership. For further information regarding the Operating Partnership, see "Partnership Agreement."

THE FORMATION TRANSACTIONS

    OWNERSHIP OF THE PROPERTIES PRIOR TO THE FORMATION TRANSACTIONS


    The Arden Predecessors own 16 of the Properties directly through fee simple interests and four Properties which are subject to long term ground leases and hold an undivided tenancy in common interest in two other Properties, which are also partially owned by unrelated third parties who will participate in the Formation Transactions. The two Acquisition Properties are owned by unrelated third parties who have entered into agreements to sell the respective Acquisition Properties to Arden. Each of the Arden Predecessors was formed at various times over the last 3 1/2 years, generally in connection with the initial acquisition of a Property or an interest in the Property by such Arden Predecessor. The Arden Predecessors, which directly own the Properties or interests in the Properties, are comprised primarily of partnerships and limited liability companies which are owned by Messrs. Ziman and Coleman, and certain of their relatives and affiliates and by other third parties. In addition, all of the properties are managed by Messrs. Ziman and Coleman directly or through affiliates of the Arden Predecessors.



    Arden has been engaged in the property management, leasing and renovation business for over five years and, in connection therewith, has provided services to 22 of the Properties and to properties owned by third parties. After the consummation of the Offering and the Formation Transactions, the Operating Partnership will continue to carry on the property management, leasing and renovation business with respect to the Properties carried on by Arden prior thereto.


    PRE-FORMATION TRANSACTIONS


    - The Company filed its Charter in the State of Maryland on May 1, 1996.


    - The Operating Partnership was formed effective May 20, 1996 with the Company as the sole general partner and Mr. Coleman as the sole limited partner.

    - All of the Participants have entered into an Option Agreement with the Company and/or a Contribution Agreement with the Operating Partnership to transfer their ownership interests in the Arden Predecessors, in certain of the Properties or, with respect to Arden, in certain of its assets, to the Operating Partnership in exchange for OP Units or to the Company for cash. See "Risk Factors -- Conflicts of Interests in the Formation Transactions and the Business of the Company."

    FORMATION TRANSACTIONS

    Concurrently with the consummation of the Offering, the Company, the Operating Partnership and the Participants will engage in the following Formation Transactions.

    - The Company will sell shares of Common Stock in the Offering.


    - Pursuant to the Option Agreements, the Company will acquire for cash from certain Participants (other than Messrs. Ziman and Coleman who will receive no cash from the Formation Transactions) the interests owned by such Participants in certain of the Arden Predecessors and in certain of the Properties. The Company will pay approximately $26.8 million from the net proceeds of the Offering for such interests which represent 31.7% of the ownership interests in the Properties to be acquired by the Company.



    - The Company will contribute (i) the interests in the Arden Predecessors and in the Properties acquired pursuant to the Option Agreements and (ii) the net proceeds from the Offering (after payment of the cash consideration to certain Participants as described above) to the Operating Partnership in exchange for a 86.69% general partner interest in the Operating Partnership.


    - Pursuant to the Contribution Agreements, the following additional contributions will be made to the Operating Partnership in exchange for OP Units representing limited partners interests: (i) certain Participants will contribute the remaining interests in the Arden Predecessors and in certain of the Properties ( I.E., all interests not acquired by the Company pursuant to the Option Agreements) and (ii) Arden will contribute certain of its assets, including management contracts relating to certain of the Properties and the contract rights to purchase the Acquisition Properties. The Participants making such contributions (a total of seven individuals and entities including Messrs. Ziman, Coleman and Gilbert and Ms. Byer) will receive an aggregate of 2,889,071 OP Units, with an estimated value of approximately $57.8 million based on the assumed initial public offering price of the Common Stock. The aggregate book value of the interests and assets to be transferred to the Company and the Operating Partnership is approximately $14.1 million of which $2,000 constitutes the aggregate book value of the interest and assets to be transferred to the Operating Partnership by Messrs. Ziman and Coleman.



    - The Company, through the Operating Partnership, will borrow approximately $104 million aggregate principal amount pursuant to the Mortgage Financing which will be secured by fully cross-collateralized, cross-defaulted first mortgage liens on the Mortgage Financing Properties.


    - Approximately $35 million of the net proceeds of the Offering and the Mortgage Financing will be used by the Operating Partnership to purchase the Acquisition Properties.


    - Approximately $398 million of the net proceeds of the Offering and the Mortgage Financing will be used by the Operating Partnership to repay certain mortgage debt secured by the Properties and indebtedness outstanding under lines of credit, and the related additional and accrued interest thereon, to be assumed by the Operating Partnership in the Formation Transactions.



    - The Company, through the Operating Partnership, is expected to enter into the $100 million Credit Facility at or shortly after the closing of the foregoing Formation Transactions.


CONSEQUENCES OF THE OFFERING AND THE FORMATION TRANSACTIONS

    The Offering and the Formation Transactions will result in the following consequences:


    - The Operating Partnership will directly or indirectly own all of the Properties by virtue of the Operating Partnership's acquisition of 100% of the interests in the Arden Predecessors, the Property interests contributed by certain Participants and the assets contributed by Arden. In connection with the CMBS Offering it is expected that the Operating Partnership will transfer the Mortgage Financing Properties to a financing subsidiary.


    - The purchasers of the Common Stock offered in the Offering will own all of the outstanding Common Stock.


    - The Company will be the sole general partner of, and own 86.71% of the ownership interests in, the Operating Partnership.



    If all limited partners of the Operating Partnership were to exchange their OP Units for Common Stock immediately after completion of the Offering (notwithstanding the provision of the Partnership Agreement which prohibits such exchange prior to the first anniversary of the consummation of the Offering), but subject to the Common Stock Ownership Limit, then the Participants would beneficially own approximately 13.29% of the outstanding Common Stock (of which 6.61%, 3.52%, 2.32% and 0.15% would be beneficially owned by Messrs. Ziman, Coleman, Gilbert and Ms. Byer, respectively).


    See "Risk Factors -- Conflicts of Interests in the Formation Transactions and the Business of the Company; Benefits from Formation Transactions," "Partnership Agreement -- Redemption/Exchange Rights" and "Principal Stockholders."

DETERMINATION AND VALUATION OF OWNERSHIP INTERESTS


    The  Company's  percentage  interest   in  the  Operating  Partnership   was
determined based upon the percentage of estimated Cash Available for Distribution required to pay expected cash distributions on the shares of Common Stock to be issued in the Offering resulting in an annual distribution rate, assuming one annual distribution period, equal to 8% of the assumed initial public offering price of the Common Stock. The ownership interest in the Operating Partnership allocated to the Company is equal to this percentage of estimated Cash Available for Distribution and the remaining interest in the Operating Partnership was allocated to the Participants receiving OP Units in the Formation Transactions. The parameters and assumptions used in deriving the estimated Cash Available for Distribution are described under "Distributions."


    Based on the issuance of 18,847,500 shares of Common Stock in the Offering, the Company will hold a 86.71% ownership interest in the Operating Partnership and the Participants will hold a 13.29% ownership interest in the Operating Partnership. If the Underwriters' overallotment option is exercised in full, the Company will hold a 88.24% ownership interest in the Operating Partnership and the Participants will hold a 11.76% ownership interest in the Operating Partnership.



    The Company did not obtain appraisals with respect to the market value of any of the assets that the Company will own immediately after the consummation of the Offering and the Formation Transactions or an opinion as to the fairness of the allocation of shares to the purchasers in the Offering. The initial public offering price of the Company has been determined based primarily upon the estimated Cash Available for Distribution of the Company and the factors discussed under "Underwriting," rather than a property-by-property valuation based on historical cost, book value or current market value. This methodology has been used because management believes it is appropriate to value the Company as an ongoing business rather than with a view to values that could be obtained from a liquidation of the Company or of individual properties owned by the Company. See "Underwriting."


BENEFITS OF THE FORMATION TRANSACTIONS AND THE OFFERING TO AFFILIATES OF THE COMPANY

    Certain affiliates of the Company will realize certain material benefits in connection with the Formation Transactions, including the following:


    - In exchange for their respective ownership interests in the Arden Predecessors and the assets of Arden, Messrs. Ziman, Coleman and Gilbert and Ms. Byer will become beneficial owners of a total of 2,740,718 OP Units, with a total value of $54.8 million based on the assumed initial public offering price of the Common Stock, which compares to a book value of such interests and assets of approximately $6.8 million as of June 30, 1996. The Company does not believe that the book values of the interests and assets exchanged (which reflects the depreciated historical cost of such interests and assets) are equivalent to the fair market values of such interests and assets based on the valuation criteria described under "-- Determination and Valuation of Ownership Interests."



    - The Participants will realize an immediate accretion in the net tangible book value of their investment in the Company of $12.48 per share of Common Stock representing an aggregate accretion amount of $36.1 million .


    - The Participants will own interests in the Operating Partnership which will be more liquid after restrictions on transfer expire than their current interests in the Arden Predecessors which own the Properties prior to consummation of the Formation Transactions.


    - Approximately $398 million of indebtedness secured by the Properties and indebtedness outstanding under lines of credit to be assumed by the Operating Partnership will be repaid in the Formation Transactions.



    - Pursuant to the Partnership Agreement, certain Participants who hold OP Units, including Messrs. Ziman, Coleman, Gilbert and Ms. Byer, will receive special allocations of interest deduction of approximately $12.6 million in the aggregate relating to the repayment of mortgage debt on certain of the Properties.


    - Messrs. Ziman and Coleman will serve as directors and officers of the Company and the Operating Partnership and will enter into agreements providing for annual salaries, bonuses, participation in the Company's Stock Incentive Plan and other benefits for their services.


    - So long as he is Chief Executive Officer, Mr. Ziman will have certain proportional purchase rights which will enable him to maintain his overall percentage ownership, assuming the exchange of all OP Units for Common Stock, of the combined equity of the Company and the Operating Partnership in the event there are future issuances of Common Stock or any convertible securities by the Company or future issuances of OP Units by the Operating Partnership. In each event, Mr. Ziman's proportional purchase rights may be exercised at a price per share or other trading unit of such Common Stock, convertible securities, or OP Units, as the case may be, to be received by the Company or the Operating Partnership in such issuance, less any underwriting discounts and commissions, and otherwise on the same terms as may be applicable to such issuance. These proportional purchase rights will not apply to transactions under any Company stock plan (such as the Stock Incentive Plan), pursuant to an exchange of an OP Unit for a share of Common Stock or in connection with any issuance of Common Stock or OP Units incident to an acquisition of properties, assets or a business.



    - Commencing on the first anniversary of the Offering certain Participants including Messrs. Ziman, Coleman and Gilbert and Ms. Byer will have registration rights with respect to shares of Common Stock issued in exchange for OP Units.


    See "Risk Factors -- Conflicts of Interests in the Formation Transactions and the Business of the Company," "Dilution," "Partnership Agreement -- Redemption/Exchange Rights," "Management" and "Certain Transactions."


                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES


    The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Company's Board of Directors and may be amended or revised from time to time by the Board of Directors without a vote of the stockholders, except that (i) the Company cannot change its policy of holding its assets and conducting its business only through the Operating Partnership and its affiliates without the consent of the holders of OP Units as provided in the Partnership Agreement, and (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements.

INVESTMENT POLICIES


    INVESTMENT IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The Company will conduct all of its investment activities through the Operating Partnership and its affiliates. The Company's investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of the Company. For a discussion of the Properties and the Company's acquisition and other strategic objectives, see "Business and Properties" and "Business and Growth Strategies."



    The Company expects to pursue its investment objectives primarily through the direct ownership by the Operating Partnership of the Properties and other acquired office properties. The Company currently intends to invest primarily in existing improved properties but may, if market conditions warrant, invest in development projects as well. Furthermore, the Company currently intends to invest in or develop commercial properties in Southern California, and primarily in suburban Los Angeles County. However, future investment or development activities will not be limited to any geographic area or product type or to a specified percentage of the Company's assets. While the Company intends to diversify in terms of property locations, size and market, the Company does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. The Company intends to engage in such future investment or development activities in a manner which is consistent with the maintenance of its status as a REIT for federal income tax purposes. In addition, the Company may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate properties, in whole or in part, when circumstances warrant.



    The Company may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio. While the Company currently does not have any plans to invest in joint ventures or partnerships with affiliates or promoters of the Company, Mr. Gilbert, a director of the Company, owns one office property in Southern California that the Company may consider in the future. The Company will not, however, enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies.



    Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to the Common Stock. Investments are also subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").



    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Company's current portfolio consists of, and the Company's business objectives emphasize, equity investments in commercial real estate, the Company may, in the discretion of the Board of Directors, invest in mortgages and other types of equity real estate interests consistent with the Company's qualification as a REIT. The Company does not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Company to recoup its full investment.



    SECURITIES OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.


DISPOSITIONS

    The Company does not currently intend to dispose of any of the Properties, although it reserves the right to do so if, based upon management's periodic review of the Company's portfolio, the Board of Directors determines that such action would be in the best interests of the Company. The tax consequences of the disposition of the Properties may, however, influence the decision of certain directors and executive officers of the Company who hold OP Units as to the desirability of a proposed disposition. See "Risk Factors -- Conflicts of Interests in the Formation Transactions and the Business of the Company."


    Any decision to dispose of a Property will be made by the Company and approved by a majority of the Board of Directors. In addition, under the Partnership Agreement, the consent of a majority of the Limited Partners of the Operating Partnership must approve any sale of Century Park Center (other than in connection with the sale of all or substantially all of the assets of the Company or a merger of the Company) for a period of seven years from the closing of the Offering.


FINANCING POLICIES


    As a general policy, the Company intends to limit its total consolidated indebtedness incurred so that at the time any debt is incurred, the Company' debt to total market capitalization ratio does not exceed 50%. Upon completion of the Offering and the Formation Transactions, the debt to total market capitalization ratio of the Company will be approximately 19.3% (17.6% if the Underwriters' overallotment option is exercised in full). The Charter and Bylaws do not, however, limit the amount or percentage of indebtedness that the Company may incur. In addition, the Company may from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its Properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Common Stock, growth and acquisition opportunities and other factors. Accordingly, the Company may increase or decrease its debt to total market capitalization ratio beyond the limits described above. If these policies were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company and the Company's ability to make distributions to stockholders.


    The Company has established its debt policy relative to the total market capitalization of the Company computed at the time the debt is incurred, rather than relative to the book value of such assets, a ratio that is frequently employed, because it believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. Total market capitalization, however, is subject to greater fluctuation than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Moreover, due to fluctuations in the value of the Company's portfolio of Properties over time, and since any measurement of the Company's total consolidated indebtedness to total market capitalization is made only at the time debt is incurred, the debt to total market capitalization ratio could exceed the 50% level.

    The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.


    Although the Company will consider factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company as a whole to generate sufficient cash flow to cover expected debt service), there can be no assurance that the debt to total market capitalization ratio, or any other measure of asset value, at the time the debt is incurred or at any other time will be consistent with any particular level of distributions to stockholders. See "Risk Factors -- No Limitations on Debt," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



CONFLICT OF INTEREST POLICIES


    The Company has adopted certain policies and entered into agreements with Messrs. Ziman and Coleman designed to eliminate or minimize potential conflicts of interest. These agreements include non-competition provisions that generally prohibit Messrs. Ziman and Coleman from engaging in the acquisition, management, leasing or renovation of any office properties in the Los Angeles, Orange and San Diego counties of Southern California and from engaging in any active or passive investment in or reasonably relating to the acquisition, renovation, management or leasing of any office properties in the Los Angeles, Orange and San Diego counties of Southern California for a period of one year following the date of termination of such executive's employment. See "Management -- Employment Agreements." The Company's Board of Directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

    POLICIES APPLICABLE TO ALL DIRECTORS. The Company has adopted a policy that, without the approval of a majority of the non-employee directors, it will not (i) acquire from or sell to any director, officer or employee of the Company, or any entity in which a director, officer or employee of the Company beneficially owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any of the assets or other property of the Company, (ii) make any loan to or borrow from any of the foregoing persons or
(iii) engage in any other transaction with any of the foregoing persons.

    Pursuant to Maryland law, each director will be subject to restrictions on misappropriation of corporate opportunities. In addition, under Maryland law, a contract or other transaction between the Company and a Director or between the Company and any other corporation or other entity in which a Director is a director or has a material financial interest is not void or voidable solely on the grounds of such interest, the presence of the Director at the meeting at which the contract or transaction is approved or the Director's vote in favor thereof if (a) the transaction or contract is approved or ratified, after disclosure of the common directorship or interest, by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders, or (b) the transaction or contract is fair and reasonable to the Company.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Company has authority to offer Common Stock, Preferred Stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire its Common Stock or other securities in the open market or otherwise and may engage in such activities in the future. As described under "The

Partnership Agreement -- Redemption/Exchange Rights," the Company expects (but is not obligated) to issue Common Stock to holders of OP Units in the Operating Partnership upon exercise of their redemption/ exchange rights. Except in connection with the Formation Transactions, the Company has not issued Common Stock, OP Units or any other securities in exchange for property or any other purpose, and the Board of Directors has no present intention of causing the Company to repurchase any Common Stock. The Company may issue Preferred Stock from time to time, in one or more series, as authorized by the Board of Directors without the need for stockholder approval. See "Capital Stock -- Preferred Stock." The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than the Operating Partnership, nor has the Company invested in the securities of other issuers other than the Operating Partnership for the purposes of exercising control, and does not intend to do so. At all times, the Company intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the Treasury Regulations), the Board of Directors
determines that it is no longer in the best interest of the Company to qualify as a REIT and such determination is approved by a two thirds vote of the Company's stockholders as required by the Charter. The Company has not made any loans to third parties, although it may in the future make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a way that it will not be treated as an investment company under the 1940 Act. The Company's policies with respect to such activities may be reviewed and modified or amended from time to time by the Company's Board of Directors without a vote of the stockholders.


                              CERTAIN TRANSACTIONS

FORMATION TRANSACTIONS

    The terms of the acquisitions of interests in the Properties and in Arden by the Operating Partnership are described in "Structure and Formation of the Company -- The Formation Transactions."

PARTNERSHIP AGREEMENT; REDEMPTION/EXCHANGE RIGHTS

    The Company will enter into the Partnership Agreement with the Participants receiving OP Units. Among other things, the Partnership Agreement provides such holders of OP Units with the right to cause the Operating Partnership to redeem OP Units for cash or, at the election of the Company, exchange such OP Units for shares of Common Stock of the Company (on a one-for-one basis). See "Risk Factors -- Conflicts of Interests in the Formation Transactions and the Business of the Company; Benefits from Formation Transactions," "Policies With Respect to Certain Transactions -- Conflict of Interest Policies" and "Partnership Agreement -- Redemption/Exchange Rights."

REGISTRATION RIGHTS

    For a description of certain registration rights held by the Participants, see "Shares Available for Future Sale -- Registration Rights."


CERTAIN TRANSACTIONS INVOLVING DIRECTOR NOMINEE



    Mr. Jerry Asher, one of the Company's director nominees, is employed by CB Commercial which has provided, from time to time, third-party leasing brokerage services to the Company with respect to certain of its Properties. As of July 31, 1996, the Company had paid approximately $293,000 in leasing commissions to CB Commercial for leasing brokerage services rendered during 1995 and 1996. While the Company may engage CB Commercial in the future to provide additional leasing brokerage services, it is not currently under any contractual obligation to do so. Furthermore, Mr. Asher, as Director of Business Development at CB Commercial, has no direct involvement in CB Commercial's leasing brokerage services and does not have any personal interest in any leasing commissions received by CB Commercial from the Company.

                             PARTNERSHIP AGREEMENT

    THE FOLLOWING SUMMARY OF THE PARTNERSHIP AGREEMENT, INCLUDING THE DESCRIPTIONS OF CERTAIN PROVISIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTNERSHIP AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

MANAGEMENT


    The  Operating  Partnership  has  been  organized  as  a  Maryland   limited
partnership pursuant to the terms of the Partnership Agreement. Generally, pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, will have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, subject to certain limited exceptions. The limited partners of the Operating Partnership (the "Limited Partners") will have no authority in such capacity to transact business for, or participate in the management activities or decisions of, the Operating Partnership. See
"-- Certain Voting Rights of Limited Partners."


TRANSFERABILITY OF INTERESTS


    Except for a transaction described in the following two paragraphs the Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of the holders of 60% of the OP Units representing limited partner interests. Pursuant to the Partnership Agreement, the Limited Partners have agreed not to transfer, assign, sell, encumber or otherwise dispose of, without the consent of the Company, their interest in the Operating Partnership, other than to Affiliates (as defined in the Partnership Agreement) who agree to assume the obligations of the transferor under the Partnership Agreement. Messrs. Ziman and Coleman and certain other Participants are subject to additional restrictions on their ability to transfer shares of Common Stock. See "Underwriting."



    The Company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding equity interests ("Termination Transaction"), unless the Termination Transaction has been approved by holders of at least 66 2/3 of the OP Units and in connection with which all Limited Partners either will receive, or will have the right to elect to receive, for each OP Unit an amount of cash, securities, or other property equal to the product of the number of shares of Common Stock into which each OP Unit is then exchangeable and the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock at any time during the period from and after the date on which the Termination Transaction is consummated. If, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty (50%) of the outstanding shares of Common Stock, each holder of OP Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its OP Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer. In addition, unless a consent from holders of 50% of the OP Units representing limited partner interests has been obtained, no more than 49% of the equity securities of the acquired person in such Termination Transaction may be owned, after consummation of such Termination Transaction, by the Company or affiliates of the Operating Partnership or the Company immediately prior to the date of which the Termination Transaction is consummated.



    Notwithstanding the foregoing paragraph, the Company may merge, or otherwise combine its assets, with another entity if, immediately after such merger or other combination, substantially all of the assets of the surviving entity, other than OP Units held by the Company, are contributed to the Operating Partnership as a capital contribution in exchange for OP Units with a fair market value, as reasonably determined by the Company, equal to the agreed value of the assets so contributed.

    In respect of any transaction described in the preceding two paragraphs, the Company is required to use its commercially reasonable efforts to structure such transaction to avoid causing the Limited Partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction.


CAPITAL CONTRIBUTIONS

    If the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, and the Company borrows such funds from a financial institution or other lender then the Company will lend such funds to the Operating Partnership on comparable terms and conditions as are applicable to the Company's borrowing of such funds. The Company may contribute the amount of any required funds not loaned to the Operating Partnership as an additional capital contribution to the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interest in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the partnership interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. The Company's rights to make loans or additional capital contributions to the Operating Partnership are generally subject to Mr. Ziman's right to receive notice thereof and to fund the loan or capital contribution on a pro rata basis so long as Mr. Ziman is the Company's Chief Executive Officer.

REDEMPTION/EXCHANGE RIGHTS

    Limited Partners will receive rights which will enable them to require the Operating Partnership to redeem part or all of their OP Units for cash (based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the election of the Company, exchange such OP Units for shares of Common Stock (on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events) from the Company, subject to the Ownership Limit and certain limitations on resale of shares. The Company presently anticipates that it will elect to issue Common Stock in exchange for OP Units in connection with each such redemption request, rather than having the Operating Partnership pay cash. With each such redemption or exchange, the Company's percentage ownership interest in the Operating Partnership will increase. This redemption/exchange right may be exercised by Limited Partners from time to time, in whole or in part, subject to the limitations that such right may not be exercised (i) prior to the expiration of one year following the consummation of the Offering or (ii) at any time to the extent such exercise would result in such Limited Partner actually or constructively owning common stock in excess of the Common Stock Ownership Limit, assuming Common Stock was issued in such exchange.


ISSUANCE OF ADDITIONAL OP UNITS, COMMON STOCK OR CONVERTIBLE SECURITIES



    As general partner of the Operating Partnership, the Company has the ability to cause the Operating Partnership to issue additional OP Units. In addition, the Company may, from time to time, issue additional shares of Common Stock or convertible securities. In each event, Mr. Ziman will have proportional purchase rights which will enable him to maintain his overall percentage ownership of the combined equity of the Company and the Operating Partnership, assuming the exchange of all OP Units for Common Stock. Mr. Ziman's proportional purchase rights may be exercised, in his sole discretion, at a price per share or other trading unit of such OP Units, Common Stock or convertible securities, as the case may be, to be received by the Company or the Operating Partnership in such issuance, less any underwriting discounts and commissions, and otherwise on the same terms as may be applicable to such issuances. These proportional purchase rights will not apply to transactions under any Company stock plan (such as the Stock Incentive Plan), pursuant to an exchange of an OP Unit for a share of Common Stock or in connection with any issuance of Common Stock or OP Units incident to an acquisition of properties, assets or a business.

TAX MATTERS

    Pursuant to the Partnership Agreement, the Company will be the tax matters partner of the Operating Partnership and, as such, will have authority to make tax elections under the Code on behalf of the Operating Partnership.

    The net income or net loss of the Operating Partnership will generally be allocated to the Company and the Limited Partners in accordance with their respective percentage interests in the Operating Partnership, subject to special allocations to certain Limited Partners of interest deductions and income from the discharge of indebtedness attributable to loans transferred by Arden Predecessors to the Operating Partnership and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder. See "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership."

OPERATIONS

    The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

    The Partnership Agreement provides that the net operating cash revenues of the Operating Partnership, as well as the net sales and refinancing proceeds, will be distributed from time to time (but at least quarterly) as determined by the Company pro rata in accordance with the partners' percentage interests.

    Pursuant to the Partnership Agreement, subject to certain exceptions, the Operating Partnership will also assume and pay when due, or reimburse the Company for payment of all costs and expenses relating to the operations of the Company.

DUTIES AND CONFLICTS

    The Partnership Agreement provides that all business activities of the Company, including all activities pertaining to the acquisition and operation of office properties, must be conducted through the Operating Partnership.


CERTAIN VOTING RIGHTS OF LIMITED PARTNERS



    So long as the Limited Partners own at least 5% of the outstanding OP units, the Company shall not, on behalf of the Operating Partnership, take any of the following actions without the prior consent of Limited Partners holding at least 50% of the OP Units: (1) dissolve the Operating Partnership, other than incident to a merger or sale of substantially all of the Company's assets; or (2) prior to the expiration of seven years from the completion of the Offering, sell Century Park Center, other than incident to a merger or sale of substantially all of the Company's assets.


TERM


    The Operating Partnership will continue in full force and effect until December 31, 2096, or until sooner dissolved upon the bankruptcy, dissolution, withdrawal or termination of the Company as general partner (unless the Limited Partners other than the Company elect to continue the Operating Partnership), the election of the Company and the Limited Partners, on entry of decree of judicial dissolution, or the sale or other disposition of all or substantially all the assets of the Operating Partnership or redemption of all OP Units.


INDEMNIFICATION

    To the extent permitted by law, the Partnership Agreement provides for indemnification and advance of expenses of the Company and its officers and directors to the same extent indemnification and advance of expenses is provided to officers and directors of the Company in its Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company is limited under the Charter. See "Management -- Limitation of Liability and Indemnification."

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of Common Stock (or Common Stock for which OP Units are exchangeable) by each director and director nominee, by each Named Executive Officer identified on the table on page 93, by all directors (including director nominees) and officers of the Company as a group and by each person who is expected to be the beneficial owner of 5% or more of the outstanding shares of Common Stock immediately following the completion of the Offering. Except as indicated below, all of such Common Stock is owned directly, and the indicated person has sole voting and investment power.



                                                                        NUMBER OF SHARES OF
                                                                           COMMON STOCK,
                                                                           ASSUMING FULL
                                                                          EXCHANGE OF OP     PERCENTAGE OF COMMON
NAME AND ADDRESS(1)                                                          UNITS(2)        STOCK OUTSTANDING(2)
- ----------------------------------------------------------------------  -------------------  ---------------------
Richard S. Ziman......................................................        2,099,474(3)             7.09%

Victor J. Coleman.....................................................        1,576,015(4)             3.90%

Diane M. Laing........................................................          --                    --

Michele Byer..........................................................           31,747                *

Andrew J. Sobel.......................................................            3,750                *

Herbert L. Porter.....................................................            1,250                *

Jerry Asher...........................................................          --                    --

Carl D. Covitz........................................................          --                    --

Kenneth B. Roath......................................................          --                    --

Arthur Gilbert........................................................        1,576,015(5)             2.42%

Steven C. Good........................................................          --                    --

All directors and officers as a group (11 persons)....................        2,708,200               12.56%


- ------------------------------
* Less than one percent.

(1) The address for each of the persons listed is 9100 Wilshire Boulevard, East Tower, Suite 700, Beverly Hills, California 90212.



(2) Except for Messrs. Sobel and Porter, who hold shares of Common Stock, beneficial ownership of Common Stock is currently held 100% in the form of OP Units. In addition, amounts for individuals assume that all OP Units held by the person are exchanged for shares of Common Stock and that none of the OP Units held by other persons are exchanged for shares of Common Stock. Amounts for all directors and officers as a group assume all OP Units are exchanged for shares of Common Stock. See "Capital Stock -- Restrictions on Transfer."



(3) Includes (a) 1,287,768 shares held by entities in which Messrs. Ziman and Coleman have shared voting and investment power, of which shares Mr. Ziman disclaims beneficial ownership in the 40% of such shares in which he has no pecuniary interest, (b) 631,667 shares owned by entities directly and indirectly owned 100% by Mr. Ziman, (c) 136,674 shares owned by a family partnership of Mr. Ziman, in which Mr. Ziman has shared voting and investment power and of which Mr. Ziman is a 20% general partner and disclaims beneficial ownership of the remaining 80% in which he has no pecuniary interest, and (d) 43,365 shares owned by an entity in which Messrs. Ziman, Coleman and Gilbert have shared voting and investment power, of which shares Mr. Ziman disclaims beneficial ownership of the 82% of such shares in which he has no pecuniary interest.



(4) Includes (a) 1,287,768 shares held by entities in which Messrs. Ziman and Coleman have shared voting and investment power, of which shares Mr. Coleman disclaims beneficial ownership of the 60% of such shares in which he has no pecuniary interest, (b) 244,882 shares owned by an entity owned 100% by Mr. Coleman and (c) 43,365 shares owned by an entity in which Messrs. Ziman, Coleman and Gilbert have shared voting and investment power, of which shares Mr. Coleman disclaims beneficial ownership of the 88% of such shares in which he has no pecuniary interest.



(5) Includes (a) 436,601 shares owned by the Arthur Gilbert and Rosalinde Gilbert 1982 Trust, of which Mr. Gilbert is a trustee and (b) 43,365 shares owned by an entity in which Messrs. Ziman, Coleman and Gilbert have shared voting and investment power, of which shares Mr. Gilbert disclaims beneficial ownership of the 30% of such shares in which he has no pecuniary interest.

                                 CAPITAL STOCK


    The following summary of the terms of the stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."


GENERAL


    The Charter provides that the Company may issue up to 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). Upon completion of the Offering, 18,852,500 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's obligations solely as a result of their status as stockholders.


COMMON STOCK


    All shares of Common Stock offered hereby will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.


    Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.


    Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and, with the exception of Mr. Ziman's proportional purchase rights, have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding the restrictions on transfer of stock, shares of Common Stock will have equal dividend, liquidation and other rights.


    Under the MGCL, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a greater or lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's charter. The Company's Charter does not provide for a lesser percentage in such situations.

PREFERRED STOCK

    The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board is required by the MGCL and the Charter of the Company to set, subject to the provisions of the Charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. As of the date hereof, no shares of Preferred Stock are outstanding and the Company has no present plans to issue any Preferred Stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

TRANSFER AGENT AND REGISTRAR


    The  transfer agent and  registrar for the  Common Stock is  The Bank of New
York.


RESTRICTIONS ON TRANSFER

    For the Company to  qualify as a REIT  under the Code, no  more than 50%  in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).


    Because the Company expects to qualify as a REIT, the Charter contains restrictions on the ownership and transfer of Common Stock which are intended to assist the Company in complying with these requirements. The Charter provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.0% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock (the "Ownership Limit"). The constructive ownership rules are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.0% of the shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Common Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.0% of the outstanding Common Stock and thus subject such shares to the Ownership Limit. The Board of Directors may, but in no event will be required to, waive the Ownership Limit with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. The Board of Directors has obtained such undertakings and representations from Mr. Ziman and, as a result, has waived the Ownership Limit with respect to the Ziman family and certain affiliated entities, including the Operating Partnership. The Ziman family and such entities will be permitted to own in the aggregate, actually or constructively, up to 13% (by number of shares or by value, whichever is more restrictive) of the Common Stock.


    The Charter further prohibits (a) any person from actually or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of the Company that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by a two thirds vote of the Company's stockholders as required by the Charter.


    If any purported transfer of Common Stock of the Company or any other event would otherwise result in any person violating the Ownership Limit or the Charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Charter) prior to the date of such violative transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Charter provides that the transfer of the excess shares will be void.

    In addition, shares of stock of the Company held in the Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

    Under the Charter, every owner of a specified percentage (or more) of the outstanding shares of Common Stock must file a completed questionnaire with the Company containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of the Company's shares. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of Common Stock on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

    These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of stockholders.

    CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S CHARTER AND BYLAWS

    THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS OF THE COMPANY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND THE CHARTER AND BYLAWS OF THE COMPANY, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    The Charter and the Bylaws of the Company contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Charter and the Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See also "Capital Stock -- Restrictions on Transfer."

BOARD OF DIRECTORS - NUMBER, CLASSIFICATION, VACANCIES


    The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than five nor more than 11. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.


    The Company's Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. Beginning in 1997, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interest of the stockholders.

    The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interest of the stockholders.

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
REMOVAL OF DIRECTORS

    The Charter provides that a director may be removed only for cause (as defined in the Charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS


    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Company's Board of Directors has resolved to opt out of the business combination provisions of the MGCL.


CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as the result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote,

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
all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

    The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE CHARTER

    The Charter, including its provisions on classification of the Board of Directors and removal of directors, may be amended only by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION OF THE COMPANY

    The dissolution of the Company must be approved by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of the stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting,
(ii) by the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS


    The business combination provisions and the control share acquisition provisions of the MGCL, in each case if they ever became applicable to the Company, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.


RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

    The Charter authorizes the Board of Directors to create and issue rights entitling the holders thereof to purchase from the Company shares of stock or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. This provision is intended to confirm the Board of Directors' authority to issue share purchase rights, which may have terms that could impede a merger, tender offer or other takeover attempt, or other rights to purchase shares or securities of the Company or any other corporation.

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
                        SHARES AVAILABLE FOR FUTURE SALE

GENERAL


    Upon the completion of the Offering, the Company will have outstanding 18,852,500 shares of Common Stock (24,568,571 shares if the Underwriters' overallotment option is exercised in full). In addition, 2,889,071 shares of Common Stock are reserved for issuance upon exchange of OP Units. The shares of Common Stock issued in the Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Charter. See "Capital Stock -- Restrictions on Transfer." The shares of Common Stock owned by the Participants or acquired by any Participant in redemption of OP Units (the "Restricted Shares") will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "-- Registration Rights," the Company has granted certain holders registration rights with respect to their shares of Common Stock.


    In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

    The Commission has proposed to amend the holding period required by Rule 144 to permit sales of "restricted securities" after one year rather than two years (and two years rather than three years for "non-affiliates" who desire to sell such shares under Rule 144(k)). If such proposed amendment were enacted, the "restricted securities" would become freely tradeable (subject to any applicable contractual restrictions) at these earlier dates.

    In connection with the Offering, Messrs. Ziman and Coleman have agreed not to sell any shares of Common Stock acquired by them upon exchange of OP Units for a period of two years after the completion of the Offering without the consent of Lehman Brothers Inc. Such restriction will not apply to any OP Units or other shares of Common Stock purchased or otherwise acquired by Messrs. Ziman or Coleman following consummation of the Offering. See "Underwriting."


    The Company has established the Stock Incentive Plan for the purpose of attracting and retaining directors, executive officers and other key employees. See "Management -- Stock Incentive Plan" and "-- Compensation of Directors." The Company intends to issue options to purchase approximately 868,500 shares of Common Stock to directors, executive officers and certain key employees prior to the completion of the Offering and has reserved 631,500 additional shares for future issuance under the Stock Incentive Plan. Prior to the expiration of the initial 12-month period following consummation of the Offering, the Company expects to file a registration statement on Form S-8 with the SEC with respect to the shares of Common Stock issuable under the Stock Incentive Plan, which shares may be resold without restriction, unless held by affiliates.


    Prior to the Offering, there has been no public market for the Common Stock. Trading of the Common Stock on the New York Stock Exchange is expected to commence immediately following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of Options), or the perception that such sales occur, could adversely affect prevailing market prices of the Common Stock. See "Risk Factors -- Absence of Prior Public Market for Common Stock -- Effect on Common Stock Price of Shares Available for Future Sale" and "Partnership Agreement -- Transferability of Interests."

REGISTRATION RIGHTS

    The Company has granted the Participants who received OP Units in the Formation Transactions certain registration rights with respect to the shares of Common Stock owned by them or acquired by them in connection with the exercise of the Redemption/Exchange Rights under the Partnership Agreement. These registration rights require the Company to register all such shares of Common Stock effective on the first anniversary of the consummation of the Offering. The Company will bear expenses incident to its registration requirements under the registration rights, except that such expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, relating to such shares.


                        FEDERAL INCOME TAX CONSEQUENCES



    The following summary of material federal income tax consequences regarding the Company and the Offering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions is the opinion of Latham & Watkins, tax counsel to the Company. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders subject to special treatment under the tax laws, including without limitation insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the extent discussed under the heading "Taxation of Tax-Exempt Stockholders") or foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "Taxation of Non-U.S. Stockholders"). In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to prospective stockholders.


    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The Company plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1996. The Company believes that, commencing with its taxable year ending December 31, 1996, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will continue to operate in such a manner so as to qualify or remain qualified.


    These sections of the Code and the corresponding Treasury Regulations, are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders.


    Latham & Watkins has acted as tax counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT. In the opinion of Latham & Watkins, commencing with the Company's taxable year ending December 31, 1996, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based upon certain representations made by the Company as to factual matters relating to the organization and operation of the Company and the Operating Partnership. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus and assumes that the actions described in this Prospectus are completed in a timely fashion.

Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See " -- Failure to Qualify."

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (I.E., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Internal Revenue Service ("IRS") regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

    The Company believes that it will have issued sufficient shares of Common Stock with sufficient diversity of ownership pursuant to the Offering to allow it to satisfy conditions (v) and (vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Capital Stock -- Restrictions on Transfer." These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See " -- Failure to Qualify."

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company will have a calendar taxable year.

    OWNERSHIP OF A PARTNERSHIP INTEREST. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of such items of any subsidiary partnerships) will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in " -- Tax Aspects of the Operating Partnership." The Company has direct control of the Operating Partnership and intends to operate it consistent with the requirements for qualification as a REIT.

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. For purposes of applying the 30% gross income test, the holding period of Properties acquired by the Operating Partnership in the Formation Transactions will be deemed to have commenced on the date of acquisition.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company

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does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant (unless the Board of Directors determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT), (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

    The Company expects to receive fees in exchange for the performance of certain management activities for third parties with respect to properties in which the Company does not own an interest. Such fees will result in nonqualifying income to the Company under the 95% and 75% gross income tests. The Company believes that the aggregate amount of nonqualifying income in any taxable year, including such fees, will not exceed the limit on nonqualifying income under the gross income tests.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "-- Taxation of the Company -- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test. In such case, the Company would cease to qualify as a REIT.

    Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by the Operating Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties as are consistent with the Operating Partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including its allocable share of the assets held by the Operating Partnership) must be represented by real estate assets including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by

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securities  other than those in  the 75% asset class.  Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in the Operating Partnership), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

    It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would significantly reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

    As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of Common Stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to such Common Stock.

    Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have

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been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

    The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See " -- Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its shares of Common Stock as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business, the dividend income from the Company will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of Common Stock will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

    For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code,
(ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

    A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code (added by the 1993 Act) provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), AND (ii) EITHER (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, OR
(b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to
(ii) the total gross income of the REIT. A DE MINIMIS exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through"

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exception with respect to qualified trusts.  As a result of certain  limitations on transfer and ownership of Common Stock contained in the Charter, the Company does not expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Stock, including any reporting requirements.

    DISTRIBUTIONS. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

    Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholders's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable by the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

    Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with

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respect to such gain  (except that a stockholder  that is a foreign  corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

    SALE OF COMMON STOCK. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Common Stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Common Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. The Company believes that at the closing of the Offering it will be a "domestically controlled REIT," and therefore that the sale of shares of Common Stock will not be subject to taxation under FIRPTA. However, because the shares of Common Stock will be publicly traded, no assurance can be given that the Company will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of shares of Common Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

    If the Company does not qualify as or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (E.G., the New York Stock Exchange) and on the size of the selling Non-U.S. Stockholder's interest in the Company. If gain on the sale or exchange of shares of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

    The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

    GENERAL. Substantially all of the Company's investments will be held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Operating Partnership. See "-- Taxation of the Company."

    ENTITY CLASSIFICATION. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (see "-- Taxation of the Company -- Asset Tests" and "-- Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "-- Taxation of the Company -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, a change in the Operating Partnership's status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.


    An organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are (i) continuity of life, (ii) centralization of management,
(iii) limited liability and (iv) free transferability of interests. The Company has not requested, and does not intend to request, a ruling from the IRS that the Operating Partnership will be treated as a partnership for federal income tax purposes. However, Latham & Watkins will deliver an opinion to the Company stating that based on the provisions of the Partnership Agreement and certain factual assumptions and representations described in the opinion, the Operating Partnership will be treated as a partnership for federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation). Unlike a private letter ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership could be treated as a corporation for federal income tax purposes.


    Recently proposed Treasury Regulations (the "Proposed Regulations"), if finalized in their present form, would eliminate the four factor test described above and, in its place, permit a partnership or limited liability company to elect to be taxed as a partnership for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. The Proposed Regulations are proposed to apply for tax periods beginning on or after the date that final regulations are published by the IRS. Until that

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
time, the existing regulations will continue to apply. The Proposed Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods to which the existing Treasury Regulations apply if (1) the entity had a reasonable basis for its claimed classification, (2) the entity claimed that same classification in all prior years, and (3) as of the date that the proposed regulations were published, neither the entity nor any member of the entity had been notified in writing that the classification of the entity is under examination by the IRS.

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    The Partnership Agreement provides that net income or net loss of the Operating Partnership will generally be allocated to the Company and the Limited Partners in accordance with their respective percentage interests in the Operating Partnership. Notwithstanding the foregoing, such agreement provides that certain interest deductions and income from the discharge of certain indebtedness of the Operating Partnership, attributable to loans transferred to the Operating Partnership by Arden Predecessors, will be allocated disproportionately to the Limited Partners. In addition, allocations of net income or net loss will be subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Partnership Agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code.

    In general, the Limited Partners of the Operating Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to such limited partners, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the Formation Transactions. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See " -- Taxation of the Company -- Annual Distribution Requirements."

    Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have not yet selected a method to account for Book-Tax Differences with respect to the Properties initially contributed to the Operating Partnership.

    With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value, and
Section 704(c) of the Code will not apply.

    BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

    If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), such distributions and constructive distributions will constitute long-term capital gain.

OTHER TAX CONSEQUENCES

    The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS

    THE FOLLOWING IS A SUMMARY OF MATERIAL CONSIDERATIONS ARISING UNDER ERISA AND THE PROHIBITED TRANSACTIONS PROVISIONS OF SECTION 4975 OF THE CODE THAT MAY BE RELEVANT TO A PROSPECTIVE PURCHASER (INCLUDING WITH RESPECT TO THE DISCUSSION CONTAINED IN " -- STATUS OF THE COMPANY AND THE OPERATING PARTNERSHIP UNDER ERISA," TO A PROSPECTIVE PURCHASER THAT IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, ANOTHER TAX-QUALIFIED PENSION, PROFIT SHARING OR STOCK BONUS PLAN, OR AN INDIVIDUAL RETIREMENT ACCOUNT OR ANNUITY ("IRA")). THE DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF ERISA OR SECTION 4975 OF THE CODE THAT MAY BE RELEVANT TO PARTICULAR PROSPECTIVE PURCHASERS (INCLUDING EMPLOYEE BENEFIT PLANS SUBJECT TO ERISA, OTHER TAX-QUALIFIED PLANS AND IRAS) OR MATERIAL CONSIDERATIONS RELATING TO PROSPECTIVE PURCHASERS THAT ARE GOVERNMENTAL PLANS, CHURCH PLANS OR OTHER EMPLOYEE BENEFIT PLANS THAT ARE EXEMPT FROM ERISA OR
SECTION 4975 OF THE CODE BUT THAT MAY BE SUBJECT TO STATE LAW REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

    A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES OF THE COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT

TO ERISA, A TAX-QUALIFIED PENSION, PROFIT SHARING OR STOCK BONUS PLAN, AN IRA, A CHURCH PLAN OR A GOVERNMENTAL PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF SHARES OF THE COMMON STOCK BY SUCH PLAN OR IRA.

EMPLOYMENT BENEFIT PLANS, TAX-QUALIFIED PENSION, PROFIT SHARING OR STOCK BONUS PLANS AND IRAS

    Each fiduciary of an employee benefit plan subject to ERISA (an "ERISA Plan") should carefully consider whether an investment in the Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investments to be (i) prudent and in the interests of the participants and beneficiaries of the ERISA Plan, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so and (iii) authorized under the terms of the governing documents of the ERISA Plan. In addition, a fiduciary of an ERISA Plan should not cause or permit to enter into transactions prohibited under Section 406 of ERISA or Section 4975 of the Code. In determining whether an investment in the Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's investment portfolio for which the fiduciary has responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan's investment portfolio. A fiduciary should also take into account the nature of the Company's business, the length of the Company's operating history, the terms of the Management Agreements, the fact that certain investment properties may not have been identified yet, other matters described under "Risk Factors" and the possibility of UBTI. See "Federal Income Tax Considerations -- Taxation of Stockholders."

    The fiduciary of an ERISA Plan, an IRA or a qualified pension, profit sharing or stock bonus plan not subject to ERISA (a "Non-ERISA Plan") should be subject to Section 4975 of the Code ("Other Plans") should ensure that the purchase of Common Stock will not constitute a prohibited transactions under ERISA or the Code.

STATUS OF THE COMPANY AND THE OPERATING PARTNERSHIP UNDER ERISA

    THE FOLLOWING SECTION DISCUSSES CERTAIN PRINCIPLES THAT APPLY IN DETERMINING WHETHER THE FIDUCIARY REQUIREMENTS OF ERISA AND THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE APPLY TO AN ENTITY BECAUSE ONE OR MORE INVESTORS IN THE ENTITY'S EQUITY INTERESTS IS AN ERISA PLAN OR OTHER PLAN. AN ERISA PLAN FIDUCIARY SHOULD ALSO CONSIDER THE RELEVANCE OF THESE PRINCIPLES TO ERISA'S PROHIBITION ON IMPROPER DELEGATION OF CONTROL OVER OR RESPONSIBILITY FOR "PLAN ASSETS" AND ERISA'S IMPOSITION OF CO-FIDUCIARY LIABILITY ON A FIDUCIARY WHO PARTICIPATES IN, PERMITS (BY ACTION OR INACTION) THE OCCURRENCE OF, OR FAILS TO REMEDY A KNOWN BREACH BY ANOTHER FIDUCIARY.

    If the assets of the Company are deemed to be assets of an ERISA Plan or Other Plan ("plan assets"), (i) the prudence standards and other provisions of
Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving the Company's assets and (ii) persons who exercise any authority or control over the Company's assets, or who provide investment advice to the Company, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Common Stock. The Department of Labor (the "DOL"), which has certain administrative responsibility over ERISA Plans and Other Plans, has issued a regulation defining plan assets for certain purposes (the "DOL Regulation"). The DOL Regulation generally provides that when an ERISA Plan or Other Plan acquires a security that is an equity interest in an entity and that security is neither a "publicly-offered security" nor a security issued by an investment company registered under the 1940 Act, the assets of the ERISA Plan or Other Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an "operating company" (as defined in the DOL Regulation) or that equity participation in the entity by "benefit plan investors" is not "significant."

    The DOL Regulation defines a "publicly-offered security" as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the

Exchange Act within 120 days,  or such later time as  may be allowed by the  SEC
(the "registration period"), after the end of the fiscal year of the issuer during which the offering occurred). The Common Stock is being sold in an offering registered under the Securities Act and the Company intends to register the Common Stock under the Exchange Act within the registration period.

    The DOL Regulation provides that a security is "widely-held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company expects the Common Stock to be "widely held" upon completion of the Offering.

    The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulation further provides that where a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are "freely transferable." The Offering will not impose a minimum investment requirement. The restrictions on transfer enumerated in the DOL Regulation as ordinarily not affecting a finding that the securities are "freely transferable" include: (i) any restriction on or prohibition against any transfer or assignment that would result in a termination or reclassification of the Company for federal or state tax purposes, or that would otherwise violate any state or federal law or court order, (ii) any requirement that advance notice of a transfer or assignment be given to the Company, (iii) any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer that are among those enumerated in the DOL Regulation as not affecting free transferability, (iv) any administrative procedure that establishes an effective date, or an event (such as completion of the Offering) prior to which a transfer or assignment will not be effective, (v) any prohibition against transfer or assignment to an ineligible or unsuitable investor, and (vi) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer. The Company believes that the restrictions imposed under the Charter on the transfer of Common Stock are of the type of restrictions on transfer generally permitted under the DOL Regulation or are not otherwise material and should not result in the failure of the Common Stock to be "freely transferable" within the meaning of the DOL Regulation. See "Capital Stock -- Restrictions on Transfer." The Company also believes that certain restrictions on transfer that derive from the securities laws, from contractual arrangements with the Underwriters in connection with the Offering and from certain provisions should not result in the failure of the Common Stock to be "freely transferable." See "Underwriting" and "Certain Provisions of Maryland Law and the Company's Charter and Bylaws." Furthermore, the Company is not aware of any other facts or circumstances limiting the transferability of the Common Stock that are not included among those enumerated as not affecting their free transferability under the DOL Regulation, and the Company does not expect to impose in the future (or to permit any person to impose on its behalf) any other limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions.

    Assuming that the Company registers the Common Stock under the Exchange Act within the registration period, the Common Stock will be "widely held" and that no facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the Common Stock, the Company believes that, under the DOL Regulation, the Common Stock should be "publicly-offered securities" and, therefore, that the assets of the Company should not be deemed to be plan assets of any ERISA Plan or Other Plan that invests in the Common Stock.

    The DOL Regulation will also apply in determining whether the assets of the Operating Partnership will be deemed to be plan assets. The partnership interests in the Operating Partnership will not be publicly offered securities. Nevertheless, if the Common Stock constitutes publicly offered securities, the Company believes that the indirect investment in the Operating Partnership by ERISA Plans or Other Plans through their ownership of the Common Stock will not cause the assets of the Operating Partnership to be treated as plan assets.

                                  UNDERWRITING


    The underwriters of the Offering (the "Underwriters"), for whom Lehman Brothers Inc., Alex. Brown & Sons Incorporated, Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., Smith Barney Inc., EVEREN Securities, Inc., Legg Mason Wood Walker, Incorporated and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), to purchase from the Company and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter.



                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
- --------------------------------------------------------------------------------  ------------
Lehman Brothers Inc.............................................................
Alex. Brown & Sons Incorporated.................................................
Dean Witter Reynolds Inc........................................................
A.G. Edwards & Sons, Inc........................................................
Smith Barney Inc................................................................
EVEREN Securities, Inc..........................................................
Legg Mason Wood Walker, Incorporated............................................
Raymond James & Associates, Inc.................................................
                                                                                  ------------
  Total.........................................................................    18,847,500
                                                                                  ------------
                                                                                  ------------


    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the shares agreed to be purchased by the Underwriters under the Underwriting Agreement must be so purchased.

    The Company has been advised that the Underwriters propose to offer shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers who may include the Underwriters at such public offering price less a selling concession not in excess of $ per share. The selected dealers may reallow a
concession not in excess  of $        per share to  certain brokers or  dealers.
After the Offering, the public offering price, the concession to selected dealers, and the reallowance may be changed by the Representatives.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to the payments they may be required to make in respect thereto.


    The Company has granted to the Underwriters an option to purchase up to an additional 2,827,000 shares of Common Stock, at the public offering price, less the aggregate underwriting discounts and commissions, shown on the cover page of this Prospectus, solely to cover overallotments, if any. Such option may be exercised at any time within 30 days after the date of the Underwriting Agreement. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.


    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations, in addition to prevailing market conditions, are distribution rates and financial characteristics of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, the expected results of operations of the Company (which are based on the results of operations of the Properties and the fee management business in recent periods), estimates of future business potential and earnings prospects of the Company as a whole and the current state of the real estate market in the Company's primary markets and the economy as a whole. The initial price per share to the public set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors.


    The Underwriters do not intend to confirm sales of Common Stock to any account over which they exercise discretionary authority.


    After giving effect to Mortgage Financing, Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc., will receive approximately $202 million of the net proceeds from the Offering as repayment of indebtedness and related interest expected to be outstanding upon consummation of the Offering. See "Use of Proceeds."


    In connection with the Offering, Messrs. Ziman and Coleman have agreed not to sell any shares of Common Stock acquired by them upon exchange of OP Units for a period of two years after the completion of the Offering without the consent of Lehman Brothers Inc. Such restrictions will not apply to any OP Units or other shares of Common Stock purchased or otherwise acquired by Messrs. Ziman or Coleman following consummation of the Offering.


    The Company has agreed for a period of 180 days from the date of this Prospectus, not to, directly or indirectly, offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) shares of Common Stock (other than the shares offered hereby and shares issued pursuant to the Stock Incentive Plan existing on the date hereof and any OP Units or shares of Common Stock that may be issued in connection with any acquisition of a property) or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to the Stock Incentive Plan existing on the date hereof), without the prior written consent of Lehman Brothers Inc.



    The Company has agreed to pay Lehman Brothers Inc. an advisory fee equal to .50% of the gross proceeds received from the sale of Common Stock of the
Offering for advisory services rendered in connection with the evaluation, analysis and structuring of the Company's formation and the Offering.



    Although the Conduct Rules of the National Association of Securities Dealers, Inc. exempt REITs from the conflict of interest provisions thereof, because an affiliate of Lehman Brothers Inc. will receive more than 10% of the net proceeds of the Offering in repayment of currently outstanding indebtedness, the Underwriters have determined to conduct the Offering in accordance with the applicable provisions of Rule 2710(c)(8)2720 of the Conduct Rules. In accordance with these requirements, Dean Witter Reynolds Inc. (the "Independent Underwriter") is assuming the responsibilities of acting as "qualified independent underwriter," and will recommend the maximum initial public offering price for the shares of Common Stock in compliance with the requirements of the Conduct Rules. In connection with the Offering, the Independent Underwriter is performing due diligence investigations and is reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The initial public offering price of the Common Stock will be no higher than the price recommended by the Independent Underwriter.



    The Underwriters have reserved for sale at the public offering price up to 500,000 shares of Common Stock to directors, officers and employees of the Company, their business affiliates and related parties who have expressed an interest in purchasing shares. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.


                                    EXPERTS


    The combined financial statements of the Arden Predecessors as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the statements of revenues and certain expenses for 16000 Ventura; 1950 Sawtelle; Westwood Terrace, Skyview Center, 4811 and 4900/10 Airport Plaza Drive and New Wilshire; 70 South Lake and Calabasas Commerce Center; the 1996 Acquired

Properties, the Acquisition Properties, and the balance sheet of Arden Realty Group, Inc., a Maryland Corporation as of May 1, 1996, all appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The C&W Market Study was prepared for the Company by Cushman & Wakefield of California, Inc., which is a real estate service firm with significant experience and expertise relating to the Southern California office markets and the various submarkets therein. C&W is a part of a national network of affiliated companies providing real estate related services. The statistical and other information from the C&W Market Study appearing in this Prospectus and Registration Statement has been included herein in reliance on C&W's expertise as a real estate services firm, with respect to the Southern California office markets.

                                 LEGAL MATTERS


    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins and certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P. Latham & Watkins will rely upon the opinion of Ballard Spahr Andrews & Ingersoll as to all matters of Maryland law.


                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the SEC as its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. The SEC maintains a website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. In addition, the Common Stock will be listed on the New York Stock Exchange ("NYSE") and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company intends to furnish its stockholders with annual reports containing audited combined financial statements and a report thereon by independent certified public accountants.

                                    GLOSSARY

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

    "1940 ACT" means the Investment Company Act of 1940, as amended.

    "1993 ACT" means the Omnibus Budget Reconciliation Act of 1993.


    "1995 ACQUIRED PROPERTIES" means the nine commercial office properties located in Southern California which were acquired by the Arden Predecessors in 1995.



    "1996 ACQUIRED PROPERTIES" means the five commercial office properties located in Southern California which were acquired or are scheduled to be acquired by the Arden Predecessors in 1996.


    "401(K) PLAN" means the Arden Realty Group Section 401(k) Savings/Retirement Plan.

    "ACM" means asbestos-containing materials.


    "ACQUISITION PROPERTIES" means the two additional Properties (303 Glenoaks and 12501 East Imperial Highway) that will be acquired by the Company concurrently with the Offering.


    "ADA" means the Americans with Disabilities Act.


    "ANNUALIZED BASE RENT" means the monthly contractual base rent under the applicable lease(s) (e.g., relating to a tenant, a Property or all of the Properties, as applicable) as of a specified date multiplied by 12.



    "AFFILIATES" means with respect to any individual or entity, any other individual or entity directly or indirectly controlling, controlled by or under common control with such individual or entity.


    "ARDEN" means Arden Realty Group, Inc., a California corporation.

    "ARDEN PREDECESSORS" means Arden and certain Arden affiliated entities which are engaged in owning, acquiring, managing, leasing and renovating office properties in Southern California.


    "BENEFICIARY" means a qualified charitable organization selected by the Company to receive in trust any excess shares resulting from a transfer of Common Stock in violation of the Ownership Limit or the Charter.


    "BOOK-TAX DIFFERENCE" means the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time.

    "BUILT-IN GAIN ASSET" means any asset acquired by the Company from a corporation which is or has been a C corporation.


    "BYLAWS" means the bylaws of the Company.


    "C&W" means Cushman & Wakefield of California, Inc.


    "C&W MARKET STUDY" means the Office Market Study of Three Southern California Counties (Los Angeles, Orange, and San Diego Counties) prepared for the Company by Cushman & Wakefield as of December 31, 1995.


    "CHARITABLE BENEFICIARY" means a qualified charitable organization selected by the Company which will be the beneficiary of a trust created to hold any excess shares.


    "CHARTER" means the charter of the Company.



    "CMBS OFFERING" means an offering of commercial mortgage-backed securities in an amount of approximately $104 million which the Company intends to engage in to refinance the Mortgage Financing.


    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMON STOCK" means shares of the Company's Common Stock, $.01 par value per share.

    "COMPANY" means Arden Realty Group, Inc., a Maryland corporation. While the Company and the Operating Partnership are separate entities, for ease of reference and unless the context otherwise requires, all references in this Prospectus to the "Company" refer to the Company and the Operating Partnership.


    "CONTRIBUTION AGREEMENTS" means separate contribution agreements between (i) the Operating Partnership and certain Participants whereby certain interests in the Arden Predecessors and in certain of the Properties held by such Participants will be contributed to the Operating Partnership in exchange for OP Units and (ii) the Operating Partnership and Arden whereby Arden will contribute certain of its assets to the Operating Partnership in exchange for OP Units.

    "CONTROLLED FOREIGN CORPORATION" means generally a foreign corporation controlled by United States stockholders.


    "CREDIT FACILITY" means the proposed $100 million credit facility being restructured by the Company.


    "CPI" means the Consumer Price Index.

    "CUSHMAN & WAKEFIELD" means Cushman & Wakefield of California, Inc.

    "DOL" means the Department of Labor.


    "DOL REGULATION" means the regulation issued by the DOL defining Plan Assets for certain purposes.



    "DOMESTICALLY CONTROLLED REIT " means a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders.



    "DOUBLE TAXATION" means taxation at the corporate and stockholder levels that generally results from investment in a corporation.



    "DOWNTOWN/CBD" means the Los Angeles central business district.


    "ENVIRONMENTAL LAWS" means the various Federal, state and local laws, ordinances and regulations relating to the protection of the environment.

    "ERISA PLAN" means an employee benefit plan subject to ERISA.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.


    "GAAP" means generally accepted accounting principles.



    "INDEPENDENT UNDERWRITER" means Dean Witter Reynolds Inc. which will act as qualified independent underwriter and will recommend the maximum initial public offering price for the shares of Common Stock.


    "INTERESTED STOCKHOLDER" means any person who beneficially owns ten percent or more of the voting power of a corporation's shares.

    "IRA" means an individual retirement account or annuity.


    "IRS" means the Internal Revenue Service.



    "LC" means leasing commissions.


    "LEASED" refers to space for which leases have been executed and have commenced as of the specified date.

    "LIMITED PARTNERS" means the limited partners of the Operating Partnership.


    "LOS ANGELES EDC" means the Los Angeles Economic Development Corporation.



    "LOS ANGELES PMSA" means the Los Angeles/Long Beach Primary Metropolitan Statistical Area.



    "LOS ANGELES PMSA" means the Los Angeles Primary Metropolitan Statistical Area.


    "MGCL" means the Maryland General Corporation Law, as amended.


    "MORTGAGE FINANCING" means the one year interim loan of approximately $104 million to the Company.

    "MORTGAGE FINANCING PROPERTIES" means the following nine Properties: Skyview Center, 9665 Wilshire, Westwood Terrace, 425 West Broadway, 5000 East Spring, Anaheim City Centre, 16000 Ventura Blvd., Imperial Bank Tower and 1950 Sawtelle.



    "NAMED EXECUTIVE OFFICERS" means the Company's six most highly compensated executive officers including the Chief Executive Officer.



    "NAREIT" means the National Association of Real Estate Investment Trusts.


    "NON-ERISA PLAN" means an IRA or a qualified pension, profit sharing or stock bonus plan not subject to ERISA.

    "NON-U.S. STOCKHOLDERS" means the persons  that are, for purposes of  United
States   federal  income   taxation,  nonresident   alien  individuals,  foreign
corporations, foreign partnerships or foreign estates or trusts.


    "NYSE" means the New York Stock Exchange, Inc..


    "OFFERING" means the Offering of shares of Common Stock of the Company pursuant to and as described in this Prospectus.

    "OPERATING PARTNERSHIP" means Arden Realty Group Limited Partnership, a Maryland limited partnership.

    "OPTION AGREEMENTS" means separate option agreements between the Company and certain Participants whereby certain interests in the Arden Predecessors and in certain of the Properties held by such Participants will be transferred to the Company in exchange for cash.

    "OP UNITS" means the limited and general partner interests in the Operating Partnership.

    "OWNERSHIP LIMIT" means the Company's Charter provision prohibiting any stockholder or group of affiliated stockholders from owning more than 9.0% of the outstanding Common Stock.

    "PARTNERSHIP AGREEMENT" means the agreement of limited partnership of the Operating Partnership.

    "PARTICIPANTS" means the parties participating in the Formation Transactions including the Company and the Operating Partnership, together with the partners and members of the Arden Predecessors and other parties which hold ownership interests in certain of the Properties.


    "PEER GROUP" means the group of properties identified in the C&W Market Study that are most similar in terms of quality, market position and tenant appeal to each of the Company's Properties.


    "PFG" means Pacific Financial Group, a California limited partnership.

    "PHASE I ASSESSMENTS" means Phase I Environmental Assessments conducted by environmental consultants.

    "PLAN ASSETS" means the assets of the Company which are deemed to be assets of an ERISA Plan or other plan.

    "PREFERRED STOCK" means the $.01 par value preferred stock of the Company.

    "PROHIBITED OWNER" means the person or entity holding record title to shares of the Company in excess of the Ownership Limit.

    "PROHIBITED TRANSFEREE" means any transfer of Common Stock of the Company whereby the purported transfer would result in any person violating the Ownership Limit.

    "PROPERTIES" means the 24 office properties referred to herein which comprise the Company's portfolio of Southern California office properties.


    "PROPOSED REGULATIONS" means Treasury Regulations proposed by the IRS which have not been issued in permanent form.

    "PUBLICLY-OFFERED SECURITY" means a security that is widely held, freely transferable and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days, or such later time as may be allowed by the SEC (the registration period), after the end of the fiscal year of the issuer during which the offering occurred).

    "RECOGNITION PERIOD" means the ten-year period beginning on the date a Built-In Gain Asset is acquired by the Company.

    "REIT" means real estate investment trust as defined by Sections 856 through 860 of the Code and applicable Treasury Regulations.

    "RELATED PARTY TENANT" means a tenant actually or constructively owned 10% or more by the REIT or an owner of 10% or more of the REIT.

    "REPLACEMENT COST RENTS" as defined in the C&W Market Study means the rental rates that would be required to provide a reasonable return on investment to a developer of a new Class A multi-tenant office building.


    "REPRESENTATIVES" means Lehman Brothers Inc., Alex. Brown & Sons Incorporated, Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., Smith Barney Inc., EVEREN Securities, Inc., Legg Mason Wood Walker Incorporated and Raymond James & Associates, Inc.


    "RESTRICTED SHARES" means the shares of Common Stock acquired by any Participant in exchange for OP Units which will be restricted securities under the meaning of Rule 144 promulgated under the Securities Act.

    "RULE 144" means Rule 144 promulgated under the Securities Act.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.


    "SAME STORE PROPERTIES" means those Properties that were owned by the Company for the entire six months ended June 30, 1995 and June 30, 1996.



    "SFAS" means Statements of Financial Accounting Standards.


    "STOCK INCENTIVE PLAN" means the 1996 Stock Incentive Plan of Arden Realty Group, Inc. and Arden Realty Group, Ltd.


    "SWAP AGREEMENT" means the forward swap agreement in the notional amount of $104 million which the Company intends to enter into with an affiliate of Wells Fargo Bank at the time of this Offering and the Formation Transactions or shortly thereafter.



    "TI" means tenant improvements.


    "UBTI" means unrelated business taxable income.


    "UNDERWRITERS" means the underwriters of the Offering for whom Lehman Brothers Inc., Alex. Brown & Sons Incorporated, Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., Smith Barney Inc., EVEREN Securities, Inc., Legg Mason Wood Walker Incorporated, and Raymond James & Associates, Inc. are acting as representatives.


    "U.S. STOCKHOLDER" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    "UST" means underground storage tank.


    "WHITE PAPER" means the White Paper on Funds from Operations approved by the Board of Governors of the NAREIT in March of 1995.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                            ---------
ARDEN REALTY GROUP, INC.
Pro Forma Condensed Combined Financial Statements (Unaudited):............................................        F-3
  Pro Forma Condensed Combined Balance Sheet as of June 30, 1996..........................................        F-4
  Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 1996.............        F-5
  Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 1995...............        F-6
  Notes to Pro Forma Condensed Combined Financial Statements..............................................        F-7

Historical:
  Report of Independent Auditors..........................................................................       F-10
  Balance Sheet as of May 1, 1996 and June 30, 1996 (Unaudited)...........................................       F-11
  Notes to Balance Sheet..................................................................................       F-12

ARDEN PREDECESSORS
Combined Financial Statements:
  Report of Independent Auditors..........................................................................       F-15
  Combined Balance Sheets as of June 30, 1996 (Unaudited) and December 31, 1995 and 1994..................       F-16
  Combined Statements of Operations for the Six Months ended June 30, 1996 and 1995 (Unaudited) and the
   Years Ended December 31, 1995, 1994 and 1993...........................................................       F-17
  Combined Statements of Owners' Equity for the Six Months ended June 30, 1996 (Unaudited) and the Years
   Ended December 31, 1995, 1994 and 1993.................................................................       F-18
  Combined Statements of Cash Flows for the Six Months ended June 30, 1996 and 1995 (Unaudited) and the
   Years Ended December 31, 1995, 1994 and 1993...........................................................       F-19
  Notes to Combined Financial Statements..................................................................       F-20
  Schedule III - Commercial Office Properties and Accumulated Depreciation................................       F-29

16000 VENTURA
Statement of Revenue and Certain Expenses:
  Report of Independent Auditors..........................................................................       F-31
  Statement of Revenue and Certain Expenses for the Period January 1, 1995 to March 15, 1995..............       F-32
  Notes to Statement of Revenue and Certain Expenses......................................................       F-33

1950 SAWTELLE
Statement of Revenue and Certain Expenses:
  Report of Independent Auditors..........................................................................       F-34
  Statement of Revenue and Certain Expenses for the Period January 1, 1995 to June 14, 1995...............       F-35
  Notes to Statement of Revenue and Certain Expenses......................................................       F-36

WESTWOOD TERRACE, SKYVIEW CENTER, 4811 AND 4900/10 AIRPORT PLAZA DRIVE AND NEW WILSHIRE
Combined Statement of Revenue and Certain Expenses:
  Report of Independent Auditors..........................................................................       F-37
  Combined Statement of Revenue and Certain Expenses for the Period December 1, 1994 to November 22,
   1995...................................................................................................       F-38
  Notes to Combined Statement of Revenue and Certain Expenses.............................................       F-39

                                                                                                              PAGE
                                                                                                            ---------
70 SOUTH LAKE AND CALABASAS COMMERCE CENTER
Statement of Revenue and Certain Expenses:
  Report of Independent Auditors..........................................................................       F-41
  Statement of Revenue and Certain Expenses for the Period January 1, 1995 to November 22, 1995...........       F-42
  Notes to Statement of Revenue and Certain Expenses......................................................       F-43

1996 ACQUIRED PROPERTIES
Combined Statements of Revenue and Certain Expenses:
  Report of Independent Auditors..........................................................................       F-45
  Combined Statements of Revenue and Certain Expenses for the 1996 Interim Period Prior to Acquisition
   (Unaudited) and the Year Ended December 31, 1995.......................................................       F-46
  Notes to Combined Statements of Revenue and Certain Expenses............................................       F-47

ACQUISITION PROPERTIES
Combined Statements of Revenue and Certain Expenses:
  Report of Independent Auditors..........................................................................       F-49
  Combined Statements of Revenue and Certain Expenses for the Six Months Ended June 30, 1996 and 1995
   (Unaudited) and the Year Ended December 31, 1995.......................................................       F-50
  Notes to Combined Statements of Revenue and Certain Expenses............................................       F-51

                            ARDEN REALTY GROUP, INC.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)


    The unaudited pro forma financial and operating information for the six months ended June 30, 1996 and the year ended December 31, 1995 is presented as if the Offering, the Formation Transactions (including the purchase of the Acquisition Properties), and the acquisitions of the Properties acquired during 1996 prior to the Offering (the "1996 Acquired Properties") and the Properties acquired during 1995 (the "1995 Acquired Properties") all had occurred by the date of the June 30, 1996 combined balance sheet and at the beginning of the period presented for the combined statements of operations. The pro forma June 30, 1996 balance sheet information also gives effect to the recording of minority interests for OP Units, as if these transactions occurred on June 30, 1996.


    The pro forma financial statements are not necessarily indicative of what the Company's financial position or results of operations would have been assuming the completion of the Formation Transactions and the Offering on such date or at the beginning of the period indicated, nor does it purport to project the Company's financial position or results of operations at any future date or for any future period.

                            ARDEN REALTY GROUP, INC.


                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                     ASSETS


                                                     HISTORICAL     INVESTMENTS
                                                       ARDEN      IN NONCOMBINED    PRO FORMA     COMPANY
                                                    PREDECESSORS     ENTITIES      ADJUSTMENTS   PRO FORMA
                                                    ------------  ---------------  -----------  -----------
Commercial office properties-net..................   $  254,749      $  91,555      $  54,831(E)  $ 410,160
                                                                                        8,673(B)
                                                                                          352(I)

Cash and cash equivalents.........................          913            496        347,433(A)     12,658
                                                                                      (26,777)(B)
                                                                                      102,216(C)
                                                                                     (358,002)(D)
                                                                                      (54,831)(E)
                                                                                        1,210(G)
Restricted cash...................................       17,334           1932        (19,266)(D)     --
Rents and other receivables.......................        2,577            167         --            2,744
Deferred rents....................................        2,996          1,761         --            4,757
Prepaid financing and leasing costs-net...........        1,659          1,588           (757)(F)      4,274
                                                                                         1085(C)
                                                                                          699(C)
Prepaid expenses and other assets.................        2,868            330         (1,210)(G)      1,988
Investments in noncombined entities...............        3,069         (3,069)        --           --
                                                    ------------       -------     -----------  -----------
    Total assets..................................   $  286,165      $  94,760      $  55,656    $ 436,581
                                                    ------------       -------     -----------  -----------
                                                    ------------       -------     -----------  -----------

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

Mortgage loans payable............................   $  263,492      $  86,421      $ 104,000(C)  $ 104,000
                                                                                     (349,913)(D)
Unsecured lines of credit.........................        2,467              0         (2,467)(D)     --
Accounts payable and accrued expenses.............        4,726          1,398         (1,397)(D)      4,727
Deferred interest.................................        5,318            281         (5,599)(D)     --
Security deposits.................................        1,914            827         --            2,741
                                                    ------------       -------     -----------  -----------
    Total liabilities.............................      277,917         88,927       (255,376)     111,468
                                                    ------------       -------     -----------  -----------
Minority interests................................          718           (718)        43,231(I)     43,231
Owners' Equity....................................        7,530          6,551        (14,081)(H)     --
Stockholders' Equity:
  Common Stock....................................       --             --                189(A)        189
  Additional paid-in capital......................       --             --            347,244(A)    281,693
                                                                                       (9,175)(B)
                                                                                         (757)(F)
                                                                                        5,599(D)
                                                                                       14,081(H)
                                                                                      (23,491)(D)
                                                                                      (42,879)(I)
                                                                                       (8,929)(B)
                                                    ------------       -------     -----------  -----------
    Total stockholders' equity....................       --             --            281,882      281,882
                                                    ------------       -------     -----------  -----------
    Total liabilities and equity..................   $  286,165      $  94,760      $  55,656    $ 436,581
                                                    ------------       -------     -----------  -----------
                                                    ------------       -------     -----------  -----------


                            See accompanying notes.

                            ARDEN REALTY GROUP, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                            EQUITY IN    PRE-ACQUISITION
                                             HISTORICAL   NET (LOSS) OF    PERIOD FOR
                                               ARDEN       NONCOMBINED    1996 ACQUIRED   ACQUISITION   PRO FORMA     COMPANY
                                            PREDECESSORS    ENTITIES       PROPERTIES     PROPERTIES   ADJUSTMENTS   PRO FORMA
                                            ------------  -------------  ---------------  -----------  -----------  -----------
REVENUE
  Rental..................................   $   19,404     $   7,937       $   3,923      $   2,101    $     128(J)  $  33,493
  Tenant reimbursements...................        1,425           308             258             58          (82)(K)      1,967
  Parking.................................        2,121           574             308             87                     3,090
  Other...................................        1,521           167             144            174         (701)(L)      1,305
                                            ------------       ------          ------     -----------  -----------  -----------
    Total revenue.........................       24,471         8,986           4,633          2,420         (655)      39,855
                                            ------------       ------          ------     -----------  -----------  -----------
EXPENSES
  Property operating, taxes, insurance and
   ground rent............................        8,252         3,293           1,489          1,021       (1,337)(M)     12,787
                                                                                                               69(N)
  General and administrative..............          830           435          --             --              635(O)      1,900
  Interest................................       14,741         4,317          --             --          (15,000)(P)      4,058
  Depreciation and amortization...........        3,036         1,672          --             --            1,065(Q)      5,773
                                            ------------       ------          ------     -----------  -----------  -----------
    Total expenses........................       26,859         9,717           1,489          1,021      (14,568)      24,518
                                            ------------       ------          ------     -----------  -----------  -----------
Equity in net (loss) of noncombined
 entities.................................          (94)           94          --             --           --           --
                                            ------------       ------          ------     -----------  -----------  -----------
(Loss) income before minority interests...       (2,482)         (637)          3,144          1,399       13,913       15,337
Minority interests........................          344          (344)         --             --           (2,039) (R)     (2,039)
                                            ------------       ------          ------     -----------  -----------  -----------
Net (loss) income.........................   $   (2,138)    $    (981)      $   3,144      $   1,399    $  11,874    $  13,298
                                            ------------       ------          ------     -----------  -----------  -----------
                                            ------------       ------          ------     -----------  -----------  -----------
Pro forma common shares outstanding before
 conversion of OP units...................                                                                              18,853
                                                                                                                    -----------
                                                                                                                    -----------
Net income per share......................                                                                                $.71
                                                                                                                    -----------
                                                                                                                    -----------


                            See accompanying notes.

                            ARDEN REALTY GROUP, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                        EQUITY IN
                                                        NET (LOSS)   PRE-ACQUISITION
                                          HISTORICAL        OF         PERIOD FOR       1996
                                            ARDEN      NONCOMBINED   1995 ACQUIRED    ACQUIRED    ACQUISITION   PRO FORMA
                                         PREDECESSORS    ENTITIES      PROPERTIES    PROPERTIES   PROPERTIES   ADJUSTMENTS
                                         ------------  ------------  --------------  -----------  -----------  -----------
REVENUE
  Rental...............................   $    8,832    $   15,610     $   16,564     $  19,391    $   4,280    $   2,014(J)
  Tenant reimbursements................          403           419          1,073           961           54           42(K)
  Parking..............................          750           915          2,238         1,859          133
  Other................................        1,707           777            877           350           85       (1,355)(L)
                                         ------------  ------------       -------    -----------  -----------  -----------
    Total revenue......................       11,692        17,721         20,752        22,561        4,552          701
                                         ------------  ------------       -------    -----------  -----------  -----------
EXPENSES
  Property operating, taxes, insurance
   and ground rent.....................        3,339         6,927          7,813         8,848        2,228       (1,803)(M)
                                                                                                                      936(N)
  General and administrative...........        1,377           831         --            --           --            1,592(O)
  Interest.............................        5,537         8,243         --            --           --           (5,704)(P)
  Depreciation and amortization........        1,898         2,475         --            --           --            7,176(Q)
                                         ------------  ------------       -------    -----------  -----------  -----------
    Total expenses.....................       12,151        18,476          7,813         8,848        2,228        2,197
                                         ------------  ------------       -------    -----------  -----------  -----------
Equity in net (loss) of noncombined
 entities..............................         (116)          116         --            --           --           --
                                         ------------  ------------       -------    -----------  -----------  -----------
(Loss) income before minority
 interests.............................         (575)         (639)        12,939        13,713        2,324       (1,496)
Minority interests.....................           (1)            1         --            --           --           (3,493)(R)
                                         ------------  ------------       -------    -----------  -----------  -----------
Net (loss) income......................   $     (576)   $     (638)    $   12,939     $  13,713    $   2,324    $  (4,989)
                                         ------------  ------------       -------    -----------  -----------  -----------
                                         ------------  ------------       -------    -----------  -----------  -----------
Pro forma common shares outstanding
 before conversion of OP units.........
Net income per share...................


                                           COMPANY
                                          PRO FORMA
                                         -----------
REVENUE
  Rental...............................   $  66,691
  Tenant reimbursements................       2,952
  Parking..............................       5,895
  Other................................       2,441
                                         -----------
    Total revenue......................      77,979
                                         -----------
EXPENSES
  Property operating, taxes, insurance
   and ground rent.....................      28,288

  General and administrative...........       3,800
  Interest.............................       8,076
  Depreciation and amortization........      11,549
                                         -----------
    Total expenses.....................      51,713
                                         -----------
Equity in net (loss) of noncombined
 entities..............................      --
                                         -----------
(Loss) income before minority
 interests.............................      26,266
Minority interests.....................      (3,493)
                                         -----------
Net (loss) income......................   $  22,773
                                         -----------
                                         -----------
Pro forma common shares outstanding
 before conversion of OP units.........      18,853
                                         -----------
                                         -----------
Net income per share...................       $1.21
                                         -----------
                                         -----------


                            See accompanying notes.

                            ARDEN REALTY GROUP, INC.
                     NOTES TO PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

1.  ADJUSTMENTS TO THE PRO FORMA CONDENSED COMBINED BALANCE SHEET

    The adjustments to the Pro Forma Condensed Combined Balance Sheet as of June 30, 1996 are as follows:



(A)        Sale of 18,752 shares of common stock in the offering
                 Proceeds from offering..............................................  $ 376,950
                 Costs associated with offering......................................    (29,517)
                                                                                       ----------
                   Net proceeds......................................................  $ 347,433
                                                                                       ----------
                                                                                       ----------
                 Par value of common stock to be issued..............................  $     189
                 Additional paid in capital from proceeds of sale of common stock....    347,244
                                                                                       ----------
                                                                                       $ 347,433
                                                                                       ----------
                                                                                       ----------
(B)        Acquisition of certain interests of the Participants for cash
                 Reduction in additional paid-in capital for book value of interests
                  acquired...........................................................  $   9,175
                 Reduction in additional paid-in capital for distributions to
                  affiliates of cash paid in excess of book value of interests.......      8,929
                 Purchase price in excess of book value of interests in the
                  properties purchased from nonaffiliates............................      8,673
                                                                                       ----------
                                                                                       $  26,777
                                                                                       ----------
                                                                                       ----------
(C)        Mortgage financing and line of credit commitment fees
                 Proceeds from new debt..............................................  $ 104,000
                 Costs associated with new debt origination..........................     (1,085)
                 Prepaid commitment fees.............................................       (699)
                                                                                       ----------
                                                                                       $ 102,216
                                                                                       ----------
                                                                                       ----------
(D)        Repayment of certain mortgage loans and unsecured lines of credit of the
            Arden Predecessors
                 Payment of mortgage loans...........................................  $ 349,913
                 Payment of unsecured lines of credit................................      2,467
                 Payment of additional interest on debt (includes deferred interest of $5,599 which was accrued as of June 30, 1996, and $17,892 of
                  additional interest currently due as a result of the prepayment)...     23,491
                 Payment of accrued interest.........................................      1,397
                 Release of restricted cash to repay mortgage loans..................    (19,266)
                                                                                       ----------
                                                                                       $ 358,002
                                                                                       ----------
                                                                                       ----------
(E)        Purchase price and actual and estimated additional closing costs of 100
            Broadway and Acquisition Properties......................................  $  54,831
                                                                                       ----------
                                                                                       ----------
(F)        Write off of unamortized loan fees........................................  $    (757)
                                                                                       ----------
                                                                                       ----------
(G)        Reclassification of offering costs paid by the Arden Predecessors.........  $  (1,210)
                                                                                       ----------
                                                                                       ----------
(H)        Elimination of owners' equity.............................................  $ (14,081)
                                                                                       ----------
                                                                                       ----------

                            ARDEN REALTY GROUP, INC.
                     NOTES TO PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)
                                 (IN THOUSANDS)


1.  ADJUSTMENTS TO THE PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONTINUED)

(I)        To establish minority interests in Operating Partnership based on units issued...................................................................  $  43,231
           Excess of fair value over book value related to issuance of Operating
            Partnership units to nonaffiliates.......................................       (352)
                                                                                       ----------
                                                                                       $  42,879
                                                                                       ----------
                                                                                       ----------
Total Equity before percentage allocable to minority interests.......................  $ 325,113
Percentage allocable to minority interests...........................................      13.30%
                                                                                       ----------
                                                                                       $  43,231
                                                                                       ----------
                                                                                       ----------



Minority OP Units................................................      2,891      13.30%
Total Shares Issued..............................................     18,853      86.70%
                                                                   ---------  ---------
Total............................................................     21,744     100.00%
                                                                   ---------  ---------
                                                                   ---------  ---------


2.  ADJUSTMENTS TO THE PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

    The pro forma adjustments reflected in the Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 1996 and the year ended December 31, 1995 are set forth below:



                                                                                      SIX MONTHS
                                                                                        ENDED          YEAR ENDED
                                                                                    JUNE 30, 1996   DECEMBER 31, 1995
                                                                                    --------------  -----------------
(J)        Increase in rental revenue to adjust the 1995 Acquired Properties, the
            1996 Acquired Properties and the Acquisition Properties to straight line rental revenue based on the acquisition date of the Arden
            Predecessors..........................................................    $      128       $     2,014
                                                                                    --------------        --------
                                                                                    --------------        --------
(K)        (Decrease) increase in tenant reimbursements due to the reassessment of property taxes and changes in insurance and property and general
            administrative costs..................................................    $      (82)      $        42
                                                                                    --------------        --------
                                                                                    --------------        --------
(L)        Decrease in other income to eliminate non-recurring construction
            management fees.......................................................    $     (701)      $    (1,355)
                                                                                    --------------        --------
                                                                                    --------------        --------
(M)        Decrease in property operating, taxes, insurance and ground rent due to
            the reassessment of property taxes and reduction of insurance costs...    $   (1,337)      $    (1,803)
                                                                                    --------------        --------
                                                                                    --------------        --------
(N)        Increase in property general and administrative related to additional property payroll costs relating to the 1995 Acquired Properties, the
            1996 Acquired Properties and the Acquisition Properties...............    $       69       $       936
                                                                                    --------------        --------
                                                                                    --------------        --------
(O)        Increase in general and administrative expense related to expected
            level of operations as a public real estate investment trust..........    $      635       $     1,592
                                                                                    --------------        --------
                                                                                    --------------        --------

                            ARDEN REALTY GROUP, INC.
                     NOTES TO PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)
                                 (IN THOUSANDS)


2.  ADJUSTMENTS TO THE PRO FORMA CONDENSED COMBINED STATEMENTS OF
OPERATIONS (CONTINUED)


                                                                                      SIX MONTHS
                                                                                        ENDED          YEAR ENDED
                                                                                    JUNE 30, 1996   DECEMBER 31, 1995
                                                                                    --------------  -----------------
(P)        Decrease in interest expense
                 Decrease in interest expense due to repayment of mortgage
                  loans...........................................................    $  (19,058)      $   (13,780)
                 Increase in interest expense related to the newly originated non-amortizing debt with an interest rate of 7.72% due in seven
                  years...........................................................         3,864             7,688
                 Increase in amortization of finance costs related to the newly
                  originated debt.................................................           194               388
                                                                                    --------------        --------
                   Net decrease in interest expense...............................    $  (15,000)      $    (5,704)
                                                                                    --------------        --------
                                                                                    --------------        --------
(Q)        Increase in depreciation expense to reflect a full period of depreciation for the 1995 Acquired Properties, the 1996 Acquired
            Properties and the Acquisition Properties utilizing a 40 year useful
            life for buildings and a 10 year useful life for improvements.........    $      936       $     6,918

           Increase in depreciation due to the fair value of units or cash paid in excess of book value of interests in the properties acquired from the
            nonaffiliates.........................................................           129               258
                                                                                    --------------        --------
                   Net increase in depreciation expense...........................    $    1,065       $     7,176
                                                                                    --------------        --------
                                                                                    --------------        --------

           Historical depreciation of the Arden Predecessors......................    $    4,708       $     4,373

           Additional depreciation of the 1995 and 1996 Acquired Properties based
            upon the REIT's basis.................................................           528             6,102

           Depreciation on the Acquisition Properties.............................           408               816

           Depreciation on the price in excess of book value......................           129               258
                                                                                    --------------        --------
                                                                                      $    5,773       $    11,549
                                                                                    --------------        --------
                                                                                    --------------        --------
(R)        To reflect adjustment for minority interests of 13.30% in the Operating
            Partnership...........................................................    $    2,039       $     3,493
                                                                                    --------------        --------
                                                                                    --------------        --------

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Arden Realty Group, Inc.


    We have audited the accompanying balance sheet of Arden Realty Group, Inc., a Maryland corporation, as of May 1, 1996. This balance sheet is the responsibility of the management of Arden Realty Group, Inc. Our responsibility is to express an opinion on the balance sheet based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet presents fairly, in all material respects, the financial position of Arden Realty Group, Inc., a Maryland corporation, as of May 1, 1996 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
May 1, 1996

                            ARDEN REALTY GROUP, INC.
                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                    MAY 1, 1996
                                                                                   --------------  JUNE 30, 1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)

ASSETS...........................................................................  $     --        $     --
                                                                                   --------------  --------------
                                                                                   --------------  --------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Commitments and contingencies....................................................  $     --        $     --
                                                                                   --------------  --------------
Preferred stock, $.01 par value, 20,000,000 shares authorized, none issued and
 outstanding.....................................................................        --              --
                                                                                   --------------  --------------
Common stock, $.01 par value, 100,000,000 shares authorized, 100 shares issued
 and outstanding as of June 30, 1996 (unaudited).................................        --              --
                                                                                   --------------  --------------
                                                                                   $     --        $     --
                                                                                   --------------  --------------
                                                                                   --------------  --------------


                            See accompanying notes.

                            ARDEN REALTY GROUP, INC.


                             NOTES TO BALANCE SHEET


1.  ORGANIZATION

    Arden Realty Group, Inc. (the "Company") is a Maryland corporation which was formed on May 1, 1996, to acquire a portfolio of office properties (the "Properties") and continue the real estate business of Arden Realty Group, Inc., a California corporation, its principals and certain affiliates and affiliated partnerships. Substantial ownership interests in the entities (the "Arden Predecessors") that own interests in the Properties are held by Richard Ziman, Victor Coleman, Arthur Gilbert and their affiliates, consisting of related individuals and entities controlled by them. The Arden Predecessors are engaged in owning, acquiring, managing, leasing and renovating office properties in Southern California.



    The Company will be the sole general partner of a newly formed limited partnership (the "Operating Partnership"). The Company will initially hold an aggregate of 86.7% of the ownership interests in the Operating Partnership. The Operating Partnership will initially hold all the interests in the Properties. It is expected that in connection with the Mortgage Financing discussed below the Operating Partnership will transfer the particular Mortgage Financing Properties to a financing subsidiary. The Company will conduct substantially all of its business through the Operating Partnership. As the sole general partner of the Operating Partnership, the Company will have exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.



    Concurrently with the consummation of a proposed public offering of the Company's Common Stock (the "Offering"), the Company and the Operating Partnership, together with the partners and members of the Arden Predecessors including certain unaffiliated investors (collectively, the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions have been designed to (i) enable the Company to raise the necessary capital to acquire the Properties and repay certain mortgage debt relating thereto, (ii) provide a vehicle for future acquisitions, (iii) enable the Company to comply with certain requirements under the federal income tax laws and regulations relating to real estate investment trusts, (iv) facilitate potential securitized mortgage financings, and (v) preserve certain tax advantages for certain Arden Predecessors and unaffiliated participants. The Formation Transactions are as follows:


    - The Company will sell shares of Common Stock in the Offering.


    - Pursuant to separate option agreements (the "Option Agreements"), the Company will acquire for cash from certain Participants the interests owned by such Participants in certain of the Arden Predecessor entities and in certain of the Properties. The Company will pay approximately $26.7 million from the net proceeds of the Offering for such interests.



    - The Company will contribute (i) the interests in the Arden Predecessors and in the Properties acquired pursuant to the Option Agreements and (ii) the net proceeds from the Offering (after payment of the cash consideration to certain Participants as described above) to the Operating Partnership in exchange for a 86.7% general partner interest in the Operating Partnership.



    - Pursuant to separate contribution agreements (the "Contribution Agreements"), the following additional contributions will be made to the Operating Partnership in exchange for OP Units representing limited partner interests: (i) certain Participants will contribute the remaining interests in the Arden Predecessors and in certain of the Properties (I.E., all interests not acquired by the Company pursuant to the Option Agreements) and (ii) Arden will contribute certain of its assets, including management contracts relating to certain of the Properties and the contract rights to purchase the Acquisition Properties (303 Glenoaks Blvd. and 12501 East Imperial Highway). The Participants making such contributions (including Messrs. Ziman, Coleman and Gilbert) will receive an aggregate of 2,889,071 OP Units, with an estimated value of approximately $57.8 million based on the assumed initial public offering price of the Common Stock.

                            ARDEN REALTY GROUP, INC.

1.  ORGANIZATION (CONTINUED)

    - The Company, through the Operating Partnership, will borrow approximately $104 million aggregate principal amount (the "Mortgage Financing") which will be secured by cross-collateralized and cross-defaulted first mortgage liens on nine of the Properties (the "Mortgage Financing Properties").


    - Approximately $35 million of the net proceeds of the Offering and the Mortgage Financing will be used by the Operating Partnership to purchase the Acquisition Properties.


    - Approximately $398 million of the net proceeds of the Offering and the Mortgage Financing will be used by the Operating Partnership to repay certain mortgage debt secured by the Properties and indebtedness outstanding under lines of credit to be assumed by the Operating Partnership in the Formation Transactions.



    - The Company, through the Operating Partnership, will enter into a $100 million Credit Facility.



    - The transfer of the properties and operating interests of Messrs. Ziman, Coleman, Gilbert and their affiliates to the Operating Partnership for cash or ownership units in the Operating Partnership will be accounted for at the historical cost of their interests in the Arden Predecessors similar to a pooling of interests. All transfers by nonaffiliates will be accounted for at the fair value of the units issued and/ or cash consideration paid.


2.  COMMITMENTS AND CONTINGENCIES
    The Company will become a party to various legal actions resulting from the operating activities to be transferred to the Operating Partnership. These actions are incidental to the transferred business and management does not believe that these actions will have a material adverse effect on the Company.

    Pursuant to the Operating Partnership's limited partnership agreement, beginning one year after consummation of the Offering, the OP Units issued concurrently with the Offering are redeemable (at the election of the holder) for cash or, at the option of the Company, exchangeable for shares of Common Stock of the Company on a one-for-one basis.

3.  RISKS AND UNCERTAINTIES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


4.  INCOME TAXES
    After the Offering, the Company intends to make an election to be taxed as a real estate investment trust ("REIT") under Sections 586 through 860 of the Internal Revenue Code. As a REIT, the Company generally will not be subject to federal income tax if it distributes at least 95% of its taxable income for each tax year to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to state and local income taxes and to federal income tax and excise tax on its undistributed income.

5.  STOCK INCENTIVE PLAN
    The Company intends to adopt a Stock Incentive Plan to provide incentives to attract and retain officers, key employees and outside directors.

                            ARDEN REALTY GROUP, INC.

5.  STOCK INCENTIVE PLAN (CONTINUED)
    The Stock Incentive Plan will be qualified under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the"Exchange Act"). The Stock Incentive Plan will be administered by the Compensation Committee and provide for the granting of stock options, stock appreciation rights or restricted stock with respect to up to 1,500,000 shares of Common Stock to executive or other key employees of the Company. Stock options may be granted in the form of "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options and are exercisable for up to 10 years following the date of grant. The exercise price of each option will be established by the Compensation Committee; provided, however, that the price per share must be equal to or greater than the fair market value of the Common Stock on the grant date.

    The Stock Incentive Plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the Compensation Committee, at the time of exercise equal to the difference between the exercise price and the fair market value of the Common Stock. In addition, the Stock Incentive Plan permits the Company to issue shares of restricted stock to executive or other key employees upon such terms and conditions as shall be determined by the Compensation Committee.

    During 1995 an accounting pronouncement was issued by the Financial Accounting Standards Board that applies to the Company, Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This new standard will become effective for the Company's 1996 fiscal year. SFAS No. 123 establishes a fair value method for accounting for stock-based compensation, such as option plans, but does not require that the new method be adopted. The Company may elect to continue following the methodology in APB Opinion No. 25, "Accounting for Stock Issued to Employees", whereby the compensation expense is measured as the difference between the exercise price of the option and the stock price on the measurement date with the fair value of options disclosed in the footnotes in the financial statements. SFAS No. 123 is not expected to adversely affect the Company's future reported results.

                         REPORT OF INDEPENDENT AUDITORS

To the Owners of the Arden Predecessors

    We have audited the accompanying combined balance sheets of the Arden Predecessors, as defined in Note 1, as of December 31, 1995 and 1994, and the related combined statements of operations, owners' equity and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule III, commercial office properties and accumulated depreciation. These financial statements and schedule are the responsibility of the management of the Arden Predecessors. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Arden Predecessors as of December 31, 1995 and 1994, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Los Angeles, California
April 10, 1996

                               ARDEN PREDECESSORS

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS


                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                                1995       1994
                                                                                 JUNE 30,    ----------  ---------
                                                                                   1996
                                                                                -----------
                                                                                (UNAUDITED)
Commercial office properties, net of accumulated depreciation of $6,248,
 $3,296 and $1,530, respectively..............................................   $ 254,749   $  160,874  $  34,977
Cash and cash equivalents.....................................................         913          790        611
Restricted cash...............................................................      17,334       12,249        600
Rents and other receivables...................................................       2,577        1,095         21
Deferred rents................................................................       2,996        1,778      1,106
Prepaid financing and leasing costs, net of accumulated amortization of $408,
 $421 and $112, respectively..................................................       1,659        1,359        746
Prepaid expenses and other assets.............................................       2,868        1,071        446
Investments in noncombined entities...........................................       3,069        3,163      7,583
                                                                                -----------  ----------  ---------
    Total assets..............................................................   $ 286,165   $  182,379  $  46,090
                                                                                -----------  ----------  ---------
                                                                                -----------  ----------  ---------

                                          LIABILITIES AND OWNERS' EQUITY

Mortgage loans payable........................................................   $ 263,492   $  167,638  $  32,196
Unsecured lines of credit.....................................................       2,467          813        748
Accounts payable and accrued expenses.........................................       4,726        3,398        897
Deferred interest.............................................................       5,318          884     --
Security deposits.............................................................       1,914        1,430        307
                                                                                -----------  ----------  ---------
    Total liabilities.........................................................     277,917      174,163     34,148
Minority interests............................................................         718          100         99
Owners' equity................................................................       7,530        8,116     11,843
                                                                                -----------  ----------  ---------
    Total liabilities and owners' equity......................................   $ 286,165   $  182,379  $  46,090
                                                                                -----------  ----------  ---------
                                                                                -----------  ----------  ---------


                            See accompanying notes.

                               ARDEN PREDECESSORS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                SIX MONTHS
                                                                   ENDED         FOR THE YEARS ENDED
                                                                 JUNE 30,            DECEMBER 31,
                                                              ---------------  ------------------------
                                                               1996     1995    1995     1994     1993
                                                              -------  ------  -------  -------  ------
                                                                (UNAUDITED)
REVENUE
  Rental....................................................  $19,404  $2,822  $ 8,832  $ 5,157  $3,034
  Tenant reimbursements.....................................    1,425     177      403      217      35
  Parking...................................................    2,121     220      750      382     279
  Other.....................................................    1,521     649    1,707      796     314
                                                              -------  ------  -------  -------  ------
      Total revenue.........................................   24,471   3,868   11,692    6,552   3,662
                                                              -------  ------  -------  -------  ------
EXPENSES
  Property operating and maintenance........................    4,998     754    2,539    1,733   1,324
  Real estate taxes.........................................    1,291     138      502      272     107
  Insurance.................................................    1,503      42      279       50      49
  Ground rent...............................................      460    --         19    --       --
  General and administrative................................      830     684    1,377      689     386
  Interest..................................................   14,741   1,403    5,537    1,673     646
  Depreciation and amortization.............................    3,036     638    1,898    1,143     499
                                                              -------  ------  -------  -------  ------
      Total expenses........................................   26,859   3,659   12,151    5,560   3,011
                                                              -------  ------  -------  -------  ------
Equity in net (loss) income of noncombined entities.........      (94)    108     (116)     201       4
                                                              -------  ------  -------  -------  ------
(Loss) income before extraordinary loss and minority
 interests..................................................   (2,482)    317     (575)   1,193     655
Extraordinary loss..........................................    --       --      --        (136)   --
                                                              -------  ------  -------  -------  ------
(Loss) income before minority interests.....................   (2,482)    317     (575)   1,057     655
Minority interests..........................................      344      (7)      (1)       1    --
                                                              -------  ------  -------  -------  ------
Net (loss) income...........................................  $(2,138) $  310  $  (576) $ 1,058  $  655
                                                              -------  ------  -------  -------  ------
                                                              -------  ------  -------  -------  ------


                            See accompanying notes.

                               ARDEN PREDECESSORS


                     COMBINED STATEMENTS OF OWNERS' EQUITY
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)



Balance at January 1, 1993........................................................  $    (153)
  Owners' contributions...........................................................      2,680
  Owners' distributions...........................................................       (460)
  Net income - 1993...............................................................        655
                                                                                    ---------
Balance at December 31, 1993......................................................      2,722
  Owners' contributions...........................................................      9,452
  Owners' distributions...........................................................     (1,389)
  Net income - 1994...............................................................      1,058
                                                                                    ---------
Balance at December 31, 1994......................................................     11,843
  Owners' contributions...........................................................      7,427
  Owners' distributions...........................................................    (10,578)
  Net (loss) - 1995...............................................................       (576)
                                                                                    ---------
Balance at December 31, 1995......................................................      8,116
  Owners' contributions (unaudited)...............................................      2,500
  Owners' distributions (unaudited)...............................................       (948)
  Net (loss) - six months ended June 30, 1996 (unaudited).........................     (2,138)
                                                                                    ---------
Balance at June 30, 1996 (unaudited)..............................................  $   7,530
                                                                                    ---------
                                                                                    ---------


                            See accompanying notes.

                               ARDEN PREDECESSORS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                            SIX MONTHS      FOR THE YEARS ENDED DECEMBER
                                                                          ENDED JUNE 30,                31,
                                                                        ------------------  ----------------------------
                                                                          1996      1995      1995      1994      1993
                                                                        --------  --------  --------  --------  --------
                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income.....................................................  $ (2,138) $    310  $   (576) $  1,058  $    655
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
    Equity in net loss (income) of noncombined entities...............        94      (108)      116      (201)       (4)
    (Loss) income allocable to minority interests.....................      (344)        7         1        (1)    --
    Depreciation and amortization.....................................     3,036       638     1,898     1,143       499
    Amortization of loan costs and fees...............................       102        94       211        21         1
    (Increase) decrease in rents and other receivables................    (1,482)      (58)   (1,074)      198       (98)
    Increase in deferred rents........................................    (1,218)     (247)     (672)     (746)     (360)
    Increase in prepaid financing and leasing costs...................      (575)      (70)     (633)     (582)     (271)
    (Increase) decrease in prepaid expenses and other assets..........    (1,709)      266      (947)     (428)      (21)
    Increase (decrease) in accounts payable and accrued expenses......     1,328      (501)    2,501       267       582
    Increase in deferred interest.....................................     4,434        23       884     --        --
    Increase in security deposits.....................................       485       104     1,121       105       203
                                                                        --------  --------  --------  --------  --------
Net cash provided by operating activities.............................     2,013       458     2,830       834     1,186
                                                                        --------  --------  --------  --------  --------
INVESTING ACTIVITIES
Acquisitions and improvements to commercial office properties.........   (96,827)   (9,466) (127,663)  (10,622)  (25,885)
Decrease (increase) in investments in noncombined entities............     --        3,888     4,305    (7,299)      (80)
                                                                        --------  --------  --------  --------  --------
Net cash used in investing activities.................................   (96,827)   (5,578) (123,358)  (17,921)  (25,965)
                                                                        --------  --------  --------  --------  --------
FINANCING ACTIVITIES
Proceeds from mortgage loans..........................................   100,092    10,125   142,501     8,139    24,058
Repayments of mortgage loans..........................................    (4,238)      (30)   (7,060)    --        --
Proceeds from unsecured lines of credit...............................     3,657     1,316     3,310     1,240       298
Repayments of unsecured lines of credit...............................    (2,003)   (1,275)   (3,244)     (791)     (250)
(Increase) decrease in restricted cash................................    (5,085)   (1,113)  (11,649)       94      (694)
Contributions from minority interests.................................     1,000     --        --          100     --
Distributions to minority interests...................................       (38)    --        --        --        --
Owners' contributions.................................................     2,500     1,474     7,427     9,452     2,680
Owners' distributions.................................................      (948)   (5,947)  (10,578)   (1,389)     (460)
                                                                        --------  --------  --------  --------  --------
Net cash provided by financing activities.............................    94,937     4,550   120,707    16,845    25,632
                                                                        --------  --------  --------  --------  --------
Net increase (decrease) in cash and cash equivalents..................       123      (570)      179      (242)      853
Cash and cash equivalents at beginning of period......................       790       611       611       853     --
                                                                        --------  --------  --------  --------  --------
Cash and cash equivalents at end of period............................  $    913  $     41  $    790  $    611  $    853
                                                                        --------  --------  --------  --------  --------
                                                                        --------  --------  --------  --------  --------
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Cash paid during the period for interest, net of interest
  capitalized.........................................................  $  9,640  $  1,367  $  4,022  $  1,547  $    521
                                                                        --------  --------  --------  --------  --------
                                                                        --------  --------  --------  --------  --------


                            See accompanying notes.

                               ARDEN PREDECESSORS
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION

    The entities below are currently engaged in owning, acquiring, managing, leasing and renovating office properties in Southern California. Substantial ownership interests in the entities (the "Arden Predecessors") that own interests in the properties are held by Richard Ziman, Victor Coleman, Arthur Gilbert and their affiliates consisting of related individuals and entities controlled by them.



    The partners and members of the Arden Predecessors, which collectively represent the "Participants", will, concurrently with a proposed public offering, enter into a series of transactions with Arden Realty Group, Inc., a Maryland corporation, to form a real estate investment trust (the "REIT") to continue and expand the business of the Arden Predecessors. All of the properties owned by the entities (the "Properties") have been managed by Arden Realty Group, Inc., a California corporation, since their acquisition by the Arden Predecessors.



    In those instances where the financial interests held by Messrs. Ziman, Coleman, Gilbert and their affiliates are controlling interests, the entities have been combined in the accompanying financial statements. Where controlling interests are not held by these affiliated Participants, the entities are accounted for as investments in noncombined entities utilizing equity accounting.



                                                  PREDECESSORS
- -----------------------------------------------------------------------------------------------------------------
              ENTITY NAME                          PROPERTY NAME                    CITY         ACQUISITION DATE
- ---------------------------------------  ----------------------------------  ------------------  ----------------
COMBINED ENTITIES
- -----------------------------------------------------------------------------------------------
Arden Realty Group, Inc., a California
 corporation                             Operating Management Company                --                 --
Century Center Tenancy in Common         Century Park Center                 Los Angeles         March 1993
1950 Sawtelle Associates, L.P.           1950 Sawtelle                       Los Angeles         June 1995
Arden LAOP IV, LLC                       70 South Lake                       Pasadena            November 1995
                                         New Wilshire                        Los Angeles         November 1995
                                         Calabasas Commerce Center           Calabasas           November 1995
                                         Westwood Terrace                    Los Angeles         November 1995
                                         Skyview Center                      Los Angeles         November 1995
                                         5601 Lindero Canyon                 Westlake Village    March 1994
                                         4811 Airport Plaza Drive            Long Beach          November 1995
                                         4900/10 Airport Plaza Drive         Long Beach          November 1995
Arden LAOP V, LLC (Note 9)               5832 Bolsa                          Huntington Beach    February 1996
                                         400 Corporate Pointe                Culver City         February 1996
                                         9665 Wilshire                       Beverly Hills       February 1996
                                         Imperial Bank Tower                 San Diego           February 1996
Arden Broadway Associates, LLC           100 West Broadway                   Long Beach          July 1996
INVESTMENTS IN NONCOMBINED ENTITIES
- -----------------------------------------------------------------------------------------------
Beverly Ventura Associates, L.P.         Beverly Atrium                      Beverly Hills       December 1993
                                         Woodland Hills Financial            Woodland Hills      December 1993
Bristol Encino Associates, LLC           Bristol Plaza                       Culver City         August 1994
                                         16000 Ventura Blvd.                 Encino              March 1995
222 Harbor Associates, LLC               Anaheim City Centre                 Anaheim             November 1994
                                         425 West Broadway                   Glendale            December 1994
5000 Spring Associates Tenancy in
 Common                                  5000 East Spring                    Long Beach          December 1994
REIT ACQUISITION PROPERTIES
- -----------------------------------------------------------------------------------------------
- --                                       303 Glenoaks Blvd.                  Burbank             To be acquired
- --                                       12501 East Imperial Highway         Norwalk             To be acquired

                               ARDEN PREDECESSORS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1.  ORGANIZATION (CONTINUED)

    All significant balances and transactions between the Arden Predecessors have been eliminated in the combined financial statements.


PROPOSED TRANSACTIONS


    Concurrently with the consummation of an initial public offering of the REIT's Common Stock (the "Offering"), which is expected to be completed in 1996, the REIT and a newly formed limited partnership (the "Operating Partnership"), together with the Participants will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions are designed to (i) enable the REIT to raise the necessary capital to acquire the Properties and repay certain mortgage debt relating thereto, (ii) provide a vehicle for future acquisitions, (iii) enable the REIT to comply with certain requirements under the federal income tax laws and regulations relating to real estate investment trusts, (iv) facilitate potential securitized mortgage financings and (v) preserve certain tax advantages for certain Participants.


    The operations of the REIT will be carried on primarily through the Operating Partnership and its subsidiaries in order to assist the REIT and the Participants in forming the REIT under the Internal Revenue Code of 1986.

    The REIT will be the sole general partner in the Operating Partnership and the Participants will transfer their property and operating interests in the Arden Predecessors in exchange for limited partnership interests in the Operating Partnership and/or cash.


    The transfer of the properties and operating interests of Messrs. Ziman, Coleman, Gilbert and their affiliates to the Operating Partnership for cash or ownership units in the Operating Partnership will be accounted for at the historical cost of their interests in the Arden Predecessors similar to a pooling of interests. All transfers by nonaffiliates will be accounted for at the fair value of the ownership units issued and/or cash consideration paid.



2.  SUMMARY OF OTHER SIGNIFICANT ACCOUNTING POLICIES


RISKS AND UNCERTAINTIES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMMERCIAL OFFICE PROPERTIES AND FURNITURE, FIXTURES AND EQUIPMENT


    The properties are recorded at cost less accumulated depreciation. During 1995, the Arden Predecessors adopted the new accounting pronouncement, Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Under this standard, if impairment conditions exist, the Arden Predecessors make an assessment of the recoverability of the carrying amounts of the properties by estimating the future undiscounted cash flows, excluding interest charges. If the carrying amount exceeds the aggregate future cash flows, the Arden Predecessors would recognize an impairment loss to the extent the carrying amount exceeds the fair value of the property. Any long-lived assets to be disposed of are to be valued at estimated fair value less costs to sell. Based on such periodic assessments, no impairments have been determined and, therefore, no real estate carrying amounts have been adjusted.


    Repairs  and  maintenance  are   expensed  as  incurred.  Replacements   and
betterments in excess of $500 are capitalized and depreciated over their estimated useful lives.

                               ARDEN PREDECESSORS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


2.  SUMMARY OF OTHER SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    Depreciation is calculated using the straight-line method and forty year lives for buildings and ten year lives for building improvements. Amortization of tenant improvements is calculated using the straight-line method over the estimated term of the related lease.


CASH EQUIVALENTS

    Cash   equivalents  consist  of  highly  liquid  investments  with  original maturities of three months or less when acquired.

RESTRICTED CASH

    Restricted cash consists of cash held as collateral to provide credit enhancement for certain mortgage loans payable and cash reserves for capital expenditures, tenant improvements, security deposits and property taxes. All restricted cash is controlled directly or indirectly by the related mortgage lenders.

PREPAID COSTS


    Prepaid leasing costs are amortized on a straight-line basis over the term of the related lease.


    Fees and costs incurred in obtaining long-term financing are amortized over the terms of the related loan agreements.

REVENUE RECOGNITION

    Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease. Amounts expected to be received in later years are included in deferred rents. Property operating cost reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized in the period the expenses are incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS


    The mortgage loans payable of the Arden Predecessors consist primarily of mortgage loans with loan to value ratios in excess of conforming loans generally offered by financial institutions. The loans provide for variable indexed rates and, in most cases, significant additional interest due at maturity. Accordingly, management believes it is not practical to determine fair values due to the lack of availability of current market information for similar financial instruments. Other than the mortgage loans payable, the Arden Predecessors believe the carrying amounts of their financial instruments approximate their fair values.


INCOME TAXES


    The combined and noncombined entities that make up the Arden Predecessors consist of a Subchapter S corporation, limited liability companies and partnerships. Taxable income is recorded on the separate tax returns of the membership unit holders and individual partners and, accordingly, no provision for income taxes has been recorded in the accompanying financial statements.


PER SHARE DATA


    Per share data is not relevant since the Arden Predecessors represents a presentation of the operations of a group of companies and partnerships.


UNAUDITED INTERIM STATEMENTS


    The combined financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal, recurring nature.

                               ARDEN PREDECESSORS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  COMMERCIAL OFFICE PROPERTIES

    The commercial office properties were acquired from nonaffiliated third parties and consist of office buildings and related parking facilities, as follows:



                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1995       1994
                                                                         ----------  ---------
                                                                            (IN THOUSANDS)
Land...................................................................  $   24,216  $   9,789
Buildings..............................................................     125,252     23,313
Building improvements..................................................      12,896      1,358
Tenant improvements....................................................       1,806      2,047
                                                                         ----------  ---------
                                                                            164,170     36,507
Accumulated depreciation...............................................      (3,296)    (1,530)
                                                                         ----------  ---------
                                                                         $  160,874  $  34,997
                                                                         ----------  ---------
                                                                         ----------  ---------



    The Arden Predecessors capitalize interest and taxes related to buildings under construction and renovation, including tenant improvements, to the extent such assets qualify for capitalization. Total interest capitalized was $8,000, $265,000, and $319,000 for the years ended December 31, 1995, 1994 and 1993, respectively.



    All commercial office properties are encumbered by mortgages (Note 5).


    Office space in the properties is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

    Noncancelable operating leases with tenants expire on various dates through 2011. The future minimum lease payments to be received under leases existing as of December 31, 1995, are as follows:


1996...................................................  $41,928,000
1997...................................................  37,636,000
1998...................................................  31,743,000
1999...................................................  28,054,000
2000...................................................  23,069,000
Thereafter.............................................  64,872,000


    The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.


    The Arden Predecessors lease the land underlying the office buildings and parking structures of 4811 Airport Plaza Drive and 4900/10 Airport Plaza Drive from the city of Long Beach.



    Future minimum ground lease payments due under existing ground leases, including properties acquired subsequent to December 31, 1995 (Note 9), are as follows:



1996...................................................  $1,294,000
1997...................................................   1,297,000
1998...................................................   1,297,000
1999...................................................   1,340,000
2000...................................................     942,000
Thereafter.............................................  60,307,000

                               ARDEN PREDECESSORS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


4.  INVESTMENTS IN NONCOMBINED ENTITIES


    The following are the Arden Predecessors' investments in various entities which own commercial office properties in which Messrs. Ziman, Coleman, Gilbert and their affiliates do not own controlling financial interests. These investments are accounted for utilizing the equity method of accounting. Under such accounting method, the net equity investment of the Arden Predecessors is reflected on the combined balance sheets, and the combined statements of operations include the Arden Predecessors' share of net income or loss from the entities. The Arden Predecessors' stated ownership interest in each entity is as follows:



                                                                             ARDEN PREDECESSORS'
ENTITY                                                                           OWNERSHIP %
- --------------------------------------------------------------------------  ---------------------
Bristol Encino Associates, LLC............................................            20.9%
222 Harbor Associates, LLC................................................            26.3%
Beverly Ventura Associates, L.P...........................................            50.0%
5000 Spring Associates Tenancy in Common..................................            77.5%



    Condensed combined balance sheets and operating information is presented below for all noncombined entities.



           CONDENSED COMBINED BALANCE SHEETS OF NONCOMBINED ENTITIES



                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1994
                                                                          ---------  ---------
                                                              JUNE 30,
                                                                1996
                                                             -----------
                                                             (UNAUDITED)
                                                                      (IN THOUSANDS)
Assets:
  Commercial office properties, net........................   $  91,555   $  91,208  $  71,158
  Other assets.............................................       6,273       7,220      3,389
                                                             -----------  ---------  ---------
    Total assets...........................................   $  97,828   $  98,428  $  74,547
                                                             -----------  ---------  ---------
                                                             -----------  ---------  ---------
Liabilities and owners' equity:
  Mortgage loans payable...................................   $  86,420   $  85,545  $  61,487
  Other liabilities........................................       2,506       3,248      1,445
  Arden Predecessors' equity...............................       3,069       3,163      7,583
  Other owners' equity.....................................       5,833       6,472      4,032
                                                             -----------  ---------  ---------
    Total liabilities and owners' equity...................   $  97,828   $  98,428  $  74,547
                                                             -----------  ---------  ---------
                                                             -----------  ---------  ---------

                               ARDEN PREDECESSORS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


4.  INVESTMENTS IN NONCOMBINED ENTITIES (CONTINUED)


      CONDENSED COMBINED STATEMENTS OF OPERATIONS OF NONCOMBINED ENTITIES



                                                  SIX MONTHS ENDED
                                                      JUNE 30,            YEAR ENDED DECEMBER 31,
                                                --------------------  -------------------------------
                                                  1996       1995       1995       1994       1993
                                                ---------  ---------  ---------  ---------  ---------
                                                    (UNAUDITED)    (IN THOUSANDS)
Revenue.......................................  $   8,985  $   8,355  $  17,720  $   7,736  $     132
                                                ---------  ---------  ---------  ---------  ---------
Expenses:
  Property operating expenses.................      3,728      3,369      7,758      2,865         36
  Interest....................................      4,317      3,777      8,243      3,436         26
  Depreciation and amortization...............      1,673      1,257      2,475      1,041         30
                                                ---------  ---------  ---------  ---------  ---------
    Total expenses............................      9,718      8,403     18,476      7,342         92
                                                ---------  ---------  ---------  ---------  ---------
Extraordinary loss............................     --         --         --           (466)    --
                                                ---------  ---------  ---------  ---------  ---------
    Net (loss) income.........................  $    (733) $     (48) $    (756) $     (72) $      40
                                                ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------



    The significant accounting policies used by the noncombined entities are similar to those used by the Arden Predecessors.



COMMERCIAL OFFICE PROPERTIES OF NONCOMBINED ENTITIES



    The commercial office properties consist of office buildings and related parking facilities, as follows:



                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1994
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Land....................................................................  $  16,229  $  12,709
Buildings...............................................................     73,416     58,546
Building Improvements...................................................      1,960         10
Tenant Improvements.....................................................      2,957        939
                                                                          ---------  ---------
                                                                             94,562     72,204
Accumulated Depreciation................................................     (3,354)    (1,046)
                                                                          ---------  ---------
                                                                          $  91,208  $  71,158
                                                                          ---------  ---------
                                                                          ---------  ---------



MORTGAGE LOANS PAYABLE OF NONCOMBINED ENTITIES



                                                                                        DECEMBER 31,
                                                                                ----------------------------
                                                                                    1995           1994
                                                                                -------------  -------------
MORTGAGE LOANS DUE TO MORTGAGE BANKERS
Two   mortgage  loans,  dated  December  23,   1993,  secured  by  two  cross-
collateralized first trust  deeds on  real property, bearing  interest at  the lender's composite commercial rate, which was 5.53% at December 31, 1995, plus a  margin  of 3.25%.  Interest  only payments  are  due monthly  and principal payments are due periodically based on a portion of operating cash flows  from the  property. Unpaid principal and interest of $22,283,000 is due on December
31, 1998. The remaining balance of $15,571,000 is due on December 31, 2000.     $  37,854,000  $  36,747,000

                               ARDEN PREDECESSORS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


4.  INVESTMENTS IN NONCOMBINED ENTITIES (CONTINUED)



                                                                                        DECEMBER 31,
                                                                                ----------------------------
                                                                                    1995           1994
                                                                                -------------  -------------
MORTGAGE LOANS DUE TO BANKS
Two mortgage loans, dated March 15, 1995, secured by two  cross-collateralized first  trust  deeds on  real property,  bearing interest  at LIBOR  plus 4.5%.
Interest only payments are due monthly, and all principal and interest is  due on  March  15,  1997. This  loan  has  an additional  interest  requirement of
$434,000 or approximately  2.0% of the  principal balance to  be deferred  and paid  at maturity. At December 31, 1995, the borrower had recorded $172,000 of additional interest, resulting  in an  effective interest rate  of 11.5%.  The borrower  is required to maintain a debt service coverage ratio, as defined in
the Loan Agreement, of 1.20:1.0.                                                   22,351,000       --
A mortgage  loan, dated  December 23,  1994, secured  by a  first trust  deed,
$12.09  million  of the  balance bearing  interest  at LIBOR  plus 3.75%  or a periodic fixed rate,  the remaining  $2.79 million bearing  interest at  LIBOR plus  4.0%  at the  option of  the  borrower. Interest  only payments  are due monthly, and the  principal and  all unpaid interest  is due  on December  23,
1997.                                                                              14,880,000     14,880,000
A  mortgage loan,  dated December  14, 1994,  secured by  a first  trust deed, bearing interest at  the Eleventh  District Monthly Weighted  Average Cost  of
Funds  Rate, as  calculated by  the Federal Home  Loan Bank  of San Francisco,
which was 5.059% at December 31, 1995, plus 3.75%. Interest only payments  are
due monthly, and principal and all unpaid interest are due on January 1, 2005.     10,460,000      9,860,000
                                                                                -------------  -------------
    Total Mortgage Loans Payable                                                $  85,545,000  $  61,487,000
                                                                                -------------  -------------
                                                                                -------------  -------------



5.  MORTGAGE LOANS PAYABLE AND UNSECURED LINES OF CREDIT



                                                                                       DECEMBER 31,
                                                                               -----------------------------
                                                                                    1995           1994
                                                                               --------------  -------------
MORTGAGE  LOANS DUE TO LEHMAN CAPITAL, A DIVISION OF LEHMAN BROTHERS HOLDINGS
INC. (LEHMAN)
A mortgage loan, dated November 20, 1995, secured by seven first trust  deeds and one second trust deed on real property, bearing interest at LIBOR (with a floor  on LIBOR  of 5.5%) plus  3.0%. Interest  only payments are  to be made monthly and all principal  and unpaid interest is  due on November 20,  1998.
The  loan agreement provides for additional  interest to be deferred and paid at maturity in the amount of  $10,560,000 (Tier I Additional Interest)  which increases the day after each of the first and second anniversary dates of the loan by $2,640,000, or 2% of the original principal balance (Tier II and Tier
III  Additional  Interest, respectively).  At  December 31,  1995,  the Arden
Predecessors had recorded  $586,000 of additional  interest, resulting in  an effective  interest  rate  of  approximately 11.3%.  Effective  on  the first anniversary date of the loan, the Arden Predecessors are required to maintain
a debt service coverage ratio of 1.25:1.0.                                     $  132,000,000  $   6,741,000

                               ARDEN PREDECESSORS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


5.  MORTGAGE LOANS PAYABLE AND UNSECURED LINES OF CREDIT (CONTINUED)



                                                                                       DECEMBER 31,
                                                                               -----------------------------
                                                                                    1995           1994
                                                                               --------------  -------------
A mortgage loan, dated June 13, 1995,  secured by a first trust deed on  real property, bearing interest at LIBOR plus 4.5%. Interest only payments are due monthly  and all principal and  unpaid interest is due  on June 13, 1997. The loan agreement provides for additional interest of $1,100,000 to be  deferred and  repaid at maturity (Tier I Additional Interest). If the loan is extended for an  additional  twelve months,  the  Arden  Predecessors are  to  pay  an additional  interest amount of $600,000 (Tier  II Additional Interest). As of
December 31, 1995, the Arden Predecessors had recorded $298,000 of additional interest, resulting in an effective interest rate of 15.6%. Effective on  the first  anniversary date of  the loan, the Arden  Predecessors are required to
maintain a debt service coverage ratio 1.15:1.0.                                   10,200,000       --

MORTGAGE LOANS DUE TO BANKS
A mortgage loan, dated March 1, 1993,  secured by a first trust deed on  real property,  bearing interest, at the Arden Predecessor's option, at LIBOR plus a margin of 1.0%, the treasury rate plus a margin of 1.75%, or the Prime Rate plus 0.25%.  Interest only  payments  are due  monthly. Monthly  payments  of
principal begin March 1, 1996. The mortgage loan matures March 1, 2003.            25,438,000     25,455,000
                                                                               --------------  -------------
    Total mortgage loans payable                                               $  167,638,000  $  32,196,000
                                                                               --------------  -------------
                                                                               --------------  -------------


    The LIBOR rate was 5.72% at December 31, 1995.


    One mortgage loan provides for additional funds to be drawn for qualified and approved tenant improvements, leasing commissions and capital improvements. The amount of funds available for disbursement from this lending institution is $3,500,000. As of December 31, 1995, total funds drawn for these purposes was $2,713,000, and the undisbursed portion was $787,000.


    The Arden Predecessors have three unsecured lines of credit, with a total commitment of $2,713,000, from two domestic banks. The aggregate outstanding balance was $813,000 at December 31, 1995. The lines accrue interest at the Prime Rate. The undisbursed portion at December 31, 1995 was $1,900,000.

    As of December 31, 1995, the scheduled principal payments for the mortgage loans payable and unsecured lines of credit are as follows:


1996                                                    $ 1,490,000
1997..................................................   10,975,000
1998..................................................  132,836,000
1999..................................................      901,000
2000..................................................      734,000
Thereafter............................................   21,515,000
                                                        -----------
                                                        $168,451,000
                                                        -----------
                                                        -----------



6.  EXTRAORDINARY LOSS


    During 1994, the Arden Predecessors incurred losses on Century Park Center as a result of an earthquake in Los Angeles, California.

                               ARDEN PREDECESSORS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


7.  COMMITMENTS AND CONTINGENCIES


CONCENTRATION OF CREDIT RISK


    The Arden Predecessors maintain their cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management of the Arden Predecessors believes that the risk is not significant.


OFFICE RENT EXPENSE

    The Arden Predecessors lease office space for its corporate offices. The future minimum rental payments due under the terms of the lease are $123,000 for each of the next four years and $62,000 in the final year. The lease expires June 30, 2000. The Arden Predecessors have the right to renew the lease for two, one-year terms prior to expiration of the initial lease term.

LITIGATION

    Management  of  the  Arden  Predecessors  does  not  believe  there  is  any
litigation  threatened  against  the  Arden  Predecessors  other  than   routine
litigation arising out of the ordinary course of business, some of which is expected to be covered by liability insurance and all of which is not expected to have a material adverse effect on the combined financial statements of the Arden Predecessors.


8.  RELATED PARTY TRANSACTIONS


    Included in other income are management fees of $95,000, $213,000 and $137,000 for 1995, 1994, and
1993, respectively, from various affiliated partnerships.



    Included in accounts receivable are $28,000, $58,000 and $56,000 at December 31, 1995, 1994, and 1993, respectively, from various affiliated partnerships.



9.  PROPERTY ACQUISITIONS


    Subsequent to December 31, 1995, the Arden Predecessors purchased additional properties from nonaffiliated third parties for an aggregate purchase price of $94,665,000. The Participants incurred $100,000,000 of debt from an affiliate of Lehman Brothers, Inc. as a result of financing the purchase, of which $5,335,000 was retained in a restricted cash account to be used for tenant improvements, capital improvements and leasing commissions.

                               ARDEN PREDECESSORS
                                  SCHEDULE III
           COMMERCIAL OFFICE PROPERTIES AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT SQUARE FOOT DATA)


                                                                                            COSTS
                                                                                         CAPTIALIZED
                                                                 INITIAL COSTS          SUBSEQUENT TO          TOTAL COSTS
                                                            ------------------------     ACQUISITION     ------------------------
                                                  SQUARE               BUILDINGS AND  -----------------             BUILDINGS AND
COMBINED ENTITIES                                 FOOTAGE     LAND     IMPROVEMENTS   IMPROVEMENTS (4)     LAND     IMPROVEMENTS
- -----------------------------------------------  ---------  ---------  -------------  -----------------  ---------  -------------
PROPERTY NAME
- -----------------------------------------------
Century Park Center............................    243,404  $   7,189    $  16,742        $   4,472      $   7,189    $  21,214
1950 Sawtelle..................................    103,772      1,988        7,263              107          1,988        7,370
70 South Lake..................................    100,133      1,360        9,097           --              1,360        9,097
New Wilshire...................................    202,704      1,200       19,902                4          1,200       19,906
Calabasas Commerce Center......................    123,121      1,262        9,725           --              1,262        9,725
Westwood Terrace...............................    135,943      2,103       16,850               37          2,103       16,887
Skyview Center.................................    391,675      6,514       33,701           --              6,514       33,701
5601 Lindero Canyon............................    105,830      2,600        6,067            1,535          2,600        7,602
4811 Airport Plaza Drive and 4900/10 Airport
 Plaza Drive...................................    272,013     --           14,452           --             --           14,452
                                                 ---------  ---------  -------------        -------      ---------  -------------
                                                 1,678,595  $  24,216    $ 133,799        $   6,155      $  24,216    $ 139,954
                                                 ---------  ---------  -------------        -------      ---------  -------------
                                                 ---------  ---------  -------------        -------      ---------  -------------
NONCOMBINED ENTITIES
- -----------------------------------------------
PROPERTY NAME
- -----------------------------------------------
Beverly Atrium.................................     61,314  $   4,127    $  11,513        $     600      $   4,127    $  12,113
Woodland Hills Financial.......................    224,955      6,566       14,754            1,715          6,566       16,469
Bristol Plaza..................................     84,014      1,820        3,380              185          1,820        3,565
16000 Ventura Blvd.............................    174,841      1,700       17,189              571          1,700       17,760
Anaheim City Centre............................    175,391        515       11,199              240            515       11,439
425 West Broadway..............................     71,589      1,500        4,436              187          1,500        4,623
5000 East Spring...............................    163,358     --           11,658              707         --           12,365
                                                 ---------  ---------  -------------        -------      ---------  -------------
                                                   955,462  $  16,228    $  74,129        $   4,205      $  16,228    $  78,334
                                                 ---------  ---------  -------------        -------      ---------  -------------
                                                 ---------  ---------  -------------        -------      ---------  -------------


                                                               ACCUMULATED                       YEAR
COMBINED ENTITIES                                  TOTAL    DEPRECIATION (1)   ENCUMBRANCES      BUILT
- -----------------------------------------------  ---------  -----------------  -------------     -----
PROPERTY NAME
- -----------------------------------------------
Century Park Center............................  $  28,403      $   2,357        $  25,438          1972
1950 Sawtelle..................................      9,358            131           10,200          1988
70 South Lake..................................     10,457             33           11,000(3)       1982
New Wilshire...................................     21,106             72           22,000(3)       1989
Calabasas Commerce Center......................     10,987             42           11,800(3)       1990
Westwood Terrace...............................     18,990             67           21,000(3)       1988
Skyview Center.................................     40,215            128           41,200(3)       1981
5601 Lindero Canyon............................     10,202            427           10,400(3)       1989
4811 Airport Plaza Drive and 4900/10 Airport
 Plaza Drive...................................     14,452             39           14,600(3)       1987
                                                 ---------         ------      -------------
                                                 $ 164,170      $   3,296        $ 167,638
                                                 ---------         ------      -------------
                                                 ---------         ------      -------------
NONCOMBINED ENTITIES
- -----------------------------------------------
PROPERTY NAME
- -----------------------------------------------
Beverly Atrium.................................  $  16,240      $     790        $  15,570(2)       1989
Woodland Hills Financial.......................     23,035          1,177           22,284(2)       1972
Bristol Plaza..................................      5,385            114            5,200          1982
16000 Ventura Blvd.............................     19,460            313           17,151          1980
Anaheim City Centre............................     11,954            437            9,880          1986
425 West Broadway..............................      6,123            163            5,000          1984
5000 East Spring...............................     12,365            360           10,460          1989
                                                 ---------         ------      -------------
                                                 $  94,562      $   3,354        $  85,545
                                                 ---------         ------      -------------
                                                 ---------         ------      -------------



(1) The depreciable life for buildings and improvements ranges from ten to forty years.


(2) Each of these properties is collateral for both loans.

(3) All of these properties are collateral for a mortgage loan totaling $132,000,000. The encumbrance allocated to an individual property is based on the related individual release price.


(4) Includes total capitalized interest of $628,000.

    A   summary  of  activity  of  combined  commercial  office  properties  and accumulated depreciation is as follows:


                                                                          COMMERCIAL OFFICE PROPERTIES
                                                                        --------------------------------
                                                                                  DECEMBER 31,
                                                                        --------------------------------
                                                                           1995       1994       1993
                                                                        ----------  ---------  ---------
Balance at beginning of period........................................  $   36,507  $  25,885  $  --
Improvements..........................................................       2,245      1,955      1,954
Acquisition of land, building and improvements........................     125,418      8,667     23,931
                                                                        ----------  ---------  ---------
Balance at end of period..............................................  $  164,170  $  36,507  $  25,885
                                                                        ----------  ---------  ---------
                                                                        ----------  ---------  ---------


                                                                            ACCUMULATED DEPRECIATION
                                                                        --------------------------------
                                                                                  DECEMBER 31,
                                                                        --------------------------------
                                                                           1995       1994       1993
                                                                        ----------  ---------  ---------
Balance at beginning of period...............................................  $   1,530  $     481  $  --
Depreciation expense.........................................................      1,766      1,049        481
                                                                               ---------  ---------  ---------
Balance at end of period.....................................................  $   3,296  $   1,530  $     481
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors


Arden Realty Group, Inc.



    We have audited the accompanying statement of revenue and certain expenses of 16000 Ventura for the period January 1, 1995 to March 15, 1995. This statement of revenue and certain expenses is the responsibility of the management of 16000 Ventura. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Arden Realty Group, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.



    In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of 16000 Ventura for the period January 1, 1995 to March 15, 1995.



                                          Ernst & Young LLP



Los Angeles, California


April 10, 1996

                                 16000 VENTURA
                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)
                FOR THE PERIOD JANUARY 1, 1995 TO MARCH 15, 1995



REVENUE:
  Rental.............................................................................  $     674
  Tenant reimbursements..............................................................         24
  Parking............................................................................         36
  Other..............................................................................          7
                                                                                       ---------
    Total revenue....................................................................        741
                                                                                       ---------
CERTAIN EXPENSES:
  Property operating and maintenance.................................................        192
  Real estate taxes..................................................................         77
                                                                                       ---------
    Total certain expenses...........................................................        269
                                                                                       ---------
      Excess of revenue over certain expenses........................................  $     472
                                                                                       ---------
                                                                                       ---------



      See accompanying notes to statement of revenue and certain expenses.

                                 16000 VENTURA



               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES



                FOR THE PERIOD JANUARY 1, 1995 TO MARCH 15, 1995



1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



ORGANIZATION



    The accompanying statement of revenue and certain expenses includes the operations of 16000 Ventura, a 174,841 square foot commercial office property located in Encino, California. 16000 Ventura was acquired by Bristol Encino Associates, LLC on March 15, 1995 for $18,889,000. Substantial ownership interests in the entity that owns the property are held by Richard Ziman, Victor Coleman, Arthur Gilbert, and related individuals and entities controlled by them, (the "Arden Predecessors"). The Arden Predecessors, along with other unrelated parties which collectively represent the "Participants" will, concurrently with a proposed public offering, enter into a series of transactions with Arden Realty Group, Inc., a Maryland corporation, to form a real estate investment trust (the "REIT") to continue and expand the business of the Arden Predecessors. 16000 Ventura has been managed by Arden Realty Group, Inc., a California corporation, since its acquisition by the Arden Predecessors. 16000 Ventura was purchased from a nonaffiliated third party.



BASIS OF PRESENTATION



    The accompanying statement was prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Arden Realty Group, Inc., a Maryland corporation (the "Company").



    The accompanying statement is not representative of the actual operations for the period presented as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of 16000 Ventura have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the 16000 Ventura.



REVENUE RECOGNITION



    Rental revenue is recognized on a straight-line basis over the terms of the related leases.



RISKS AND UNCERTAINTIES



    The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.



2.  COMMERCIAL OFFICE PROPERTIES


    The future minimum lease payments to be received under existing operating leases as of March 15, 1995 are as follows:



1996............................................................  $2,790,000
1997............................................................  2,132,000
1998............................................................  1,275,000
1999............................................................    602,000
2000............................................................    282,000
Thereafter......................................................     --



    The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.



    Office space in 16000 Ventura is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

      Map of California showing the locations of Arden Realty Group, Inc. properties in Los Angeles County (including a blow up of Los Angeles County),
                      Orange County and San Diego County.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ---------------------

                           SUMMARY TABLE OF CONTENTS


                                                       Page
                                                        ---
Prospectus Summary.................................          1
Risk Factors.......................................         16
The Company........................................         27
Business and Growth Strategies.....................         29
Use of Proceeds....................................         33
Distributions......................................         34
Capitalization.....................................         39
Dilution...........................................         40
Selected Combined Financial Information............         41
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..............         44
Southern California Economy and Office Markets.....         53
Business and Properties............................         58
Office Submarkets and Property Information.........         69
Management.........................................         90
Structure and Formation of the Company.............         96
Policies With Respect to Certain Transactions......        100
Certain Transactions...............................        103
Partnership Agreement..............................        104
Principal Stockholders.............................        107
Capital Stock......................................        108
Certain Provisions of Maryland law and the
  Company's Charter and Bylaws.....................        111
Shares Available for Future Sale...................        114
Federal Income Tax Considerations..................        115
ERISA Considerations...............................        126
Underwriting.......................................        129
Experts............................................        130
Legal Matters......................................        131
Additional Information.............................        131
Glossary...........................................        132
Index to Financial Statements......................        F-1


                             ---------------------

    Until              , 1996 (25 days after  the date of this Prospectus),  all
dealers effecting transactions in the securities offered hereby, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               18,847,500 SHARES


                            ARDEN REALTY GROUP, INC.

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS
                                          , 1996

                             ---------------------

                                LEHMAN BROTHERS


                               ALEX. BROWN & SONS
                                  INCORPORATED


                           DEAN WITTER REYNOLDS INC.


                           A.G. EDWARDS & SONS, INC.


                               SMITH BARNEY INC.

                            EVEREN SECURITIES, INC.


                             LEGG MASON WOOD WALKER
                                  INCORPORATED


                                RAYMOND JAMES &
                                ASSOCIATES, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Registration Fee - Securities and Exchange Commission.........  $ 150,344.00
NASD Fee......................................................  $  30,500.00
New York Stock Exchange Listing Fee...........................  $  84,600.00
Transfer Agent and Registrar's Fees...........................  $  20,000.00
Printing and Engraving Expenses...............................  $ 300,000.00
Legal Fees and Expenses (other than Blue Sky).................  $1,500,000.00
Accounting Fees and Expenses..................................  $1,800,000.00
Blue Sky Fees and Expenses....................................  $  50,000.00
Miscellaneous Expenses........................................  $ 404,556.00
                                                                ------------
    Total.....................................................  $4,340,000.00
                                                                ------------
                                                                ------------


- ------------------------
*  To be completed by Amendment.

ITEM 31.  SALES TO SPECIAL PARTIES.

    See Item 32.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES.


    As part of the Formation Transactions an aggregate of 2,889,071 OP Units will be issued to certain Participants in return for (i) the contribution of certain interests in the Arden Predecessors and in certain of the Properties to the Operating Partnership and (ii) the contribution by Arden of certain of its assets, including management contracts relating to certain of the Properties and the contract rights to purchase the Acquisition Properties. The issuance of the OP Units will be effected in reliance upon an exemption from registration under
Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The descriptions of the foregoing transactions in the Prospectus under the headings "Formation Transactions," "Management" and "Certain Transactions" are incorporated herein by reference.


ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The  MGCL  permits  a  Maryland  corporation to  include  in  its  charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may incur by reason of his status as a present or former stockholder, director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director of officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of such service. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his services in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 34.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial Statements.

    ARDEN REALTY GROUP, INC.

    Pro Forma Condensed Combined Financial Statements (Unaudited)


       Pro  Forma Condensed  Combined Balance Sheet  as of  June 30, 1996
       (Unaudited)



       Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 1996 (Unaudited)


       Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 1995 (Unaudited)

       Notes  to  Pro  Forma  Condensed  Combined  Financial   Statements
       (Unaudited)

    Historical:

       Report of Independent Auditors


       Balance Sheet as of May 1, 1996 and June 30, 1996 (Unaudited)


       Notes to Balance Sheet

    ARDEN PREDECESSORS

    Combined Financial Statements:

       Report of Independent Auditors


       Combined Balance Sheets as of June 30, 1996 (Unaudited) and December 31, 1995 and 1994



       Combined Statements of Operations for the Six Months ended June 30, 1996 and 1995 (Unaudited) and the Years Ended December 31, 1995, 1994 and 1993

       Combined Statements of Owners' Equity for the Six Months ended June 30, 1996 (Unaudited) and the Years Ended December 31, 1995, 1994 and 1993



       Combined Statements of Cash Flows for the Six Months ended June 30, 1996 and 1995 (Unaudited) and the Years Ended December 31, 1995, 1994 and 1993


       Notes to Combined Financial Statements

       Schedule III  --  Commercial  Office  Properties  and  Accumulated
       Depreciation


    16000 VENTURA



    Statement of Revenue and Certain Expenses:



       Report of Independent Auditors



       Statement of Revenue and Certain Expenses for the Period January 1, 1995 to March 15, 1995



       Notes to Statement of Revenue and Certain Expenses



    1950 SAWTELLE



    Statement of Revenue and Certain Expenses:



       Report of Independent Auditors



       Statement of Revenue and Certain Expenses for the Period January 1, 1995 to June 14, 1995



       Notes to Statement of Revenue and Certain Expenses



    WESTWOOD TERRACE, SKYVIEW CENTER, 4811 AND 4900/10 AIRPORT PLAZA DRIVE AND NEW WILSHIRE



    Combined Statement of Revenue and Certain Expenses:



       Report of Independent Auditors



       Combined Statement of Revenue and Certain Expenses for the Period December 1, 1994 to November 22, 1995



       Notes to Combined Statement of Revenue and Certain Expenses



    70 SOUTH LAKE AND CALABASAS COMMERCE CENTER



    Statement of Revenue and Certain Expenses:



       Report of Independent Auditors



       Statement  of Revenue and Certain  Expenses for the Period January
       1, 1995 to
       November 22, 1995



       Notes to Statement of Revenue and Certain Expenses


    1996 ACQUIRED PROPERTIES

    Combined Statements of Revenue and Certain Expenses:

       Report of Independent Auditors


       Combined Statements of Revenue and Certain Expenses for the 1996 Interim Period Prior to Acquisition (Unaudited) and the Year End December 31, 1995


       Notes to Combined Statements of Revenue and Certain Expenses

    ACQUISITION PROPERTIES

    Combined Statements of Revenue and Certain Expenses:

       Report of Independent Auditors


       Combined Statements of Revenue and Certain Expenses for the Six Months Ended June 30, 1996 and 1995 (Unaudited) and the Year Ended December 31, 1995


       Notes to Combined Statements of Revenue and Certain Expenses

    (b)  Schedules Included in Part II: None.

    All other schedules have been omitted because they are either not applicable or the information required has been disclosed in the financial statements and related notes included in this Prospectus.

    (c) Exhibits.


     1.1+  Form of Underwriting Agreement between the Company and the Representatives.
     3.1   Articles of Amendment and Restatement of the Company's Charter.
     3.2   Bylaws of the Company.
     3.3   Specimen of certificate representing shares of Common Stock.
     5.1+  Opinion of Latham & Watkins regarding the validity of the securities being registered.
     8.1+  Opinion of Latham & Watkins regarding tax matters.
    10.1   Form of Agreement of Limited Partnership of the Operating Partnership.
    10.2+  1996 Stock Option and Incentive Plan.
    10.3   Form of Officers and Directors Indemnity Agreement.
    10.5   Commitment Letter regarding Mortgage Financing.
    10.6+  Employment Agreement between the Company and Mr. Ziman.
    10.7+  Employment Agreement between the Company and Mr. Coleman.
    10.8   Employment Agreement between the Company and Ms. Laing.
    10.9+  Miscellaneous Rights Agreement among the Company, the Operating Partnership and
            Mr. Ziman.
    10.10  Ground lease for Imperial Bank Tower.
    10.11  Ground lease for parking structure at Imperial Bank Tower.
    10.12  Master Ground Lease for Long Beach Airport Business Park.
    10.13  Ground lease for parking structure at the Anaheim City Centre.
   10.14+  Option Agreement with Broad Base Investments Two, LLC.
    10.15  Option Agreement with CIC Equities, Inc.
    10.16  Option Agreement with TJB Investments, Inc.
    10.17  Contribution Agreement with Richard S. Ziman.
    10.18  Contribution Agreement with Victor J. Coleman.
    10.19  Contribution Agreement with Michele Byer.
    10.20  Contribution Agreement with Arden Century Associates.
    10.21  Contribution Agreement with Arden LAOP Two, LLC.
    10.22  Contribution Agreement with Arden Sawtelle Associates.
    10.23  Contribution Agreement with Coleman Enterprises, Inc.
    10.24  Partnership Interest Contribution Agreement with Arthur Gilbert and Rosalinde
            Gilbert 1982 Trust.
    10.25  Contribution Agreement with Intercity Building Associates.
    10.26  Contribution Agreement with Metropolitan Falls Partners.
    10.27  Contribution Agreement with Montour Realty Associates.
    10.28  Contribution Agreement with Ziman Realty Partners.
    10.29  Contribution Agreement with Arthur Gilbert and Rosalinde Gilbert 1982 Trust.

    10.30  Contribution Agreement with Arden Realty Group, Inc.
    10.31  Office Market Study Prepared by Cushman & Wakefield of California, Inc.
    21.1*  Subsidiary of the Registrant.
    23.1   Consent of Ernst & Young LLP.
    23.2*  Consent of Cushman & Wakefield of California, Inc.
    23.3+  Consent of Latham & Watkins (contained in Exhibits 5.1 and 8.1).
    23.4*  Consent of Carl D. Covitz.
    23.5*  Consent of Kenneth B. Roath.
    23.6*  Consent of Arthur Gilbert.
    23.7*  Consent of Steven C. Good.
    23.8   Consent of Jerry Asher.
    24.    Power of Attorney (see Page II-6).
    27.    Financial Data Schedule.


- ------------------------

*  Previously filed.
+  To be filed by Amendment.


ITEM 36.  UNDERTAKINGS.

    The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 33 above, or otherwise, the
Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 16th day of September, 1996.


                                          ARDEN REALTY GROUP, INC.

                                          By:        /s/ RICHARD S. ZIMAN

                                             -----------------------------------
                                                      Richard S. Ziman
                                             CHAIRMAN OF THE BOARD OF DIRECTORS
                                                 AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard S. Ziman or Victor J. Coleman or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement or a Registration Statement prepared in accordance with Rule 462 of the Securities Act, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 1996.



                                               TITLE
                                     -------------------------

                                     Chairman of the Board of
       /s/ RICHARD S. ZIMAN           Directors and
- -----------------------------------   Chief Executive Officer
         Richard S. Ziman             (Principal Executive
                                      Officer)

       /s/ VICTOR J. COLEMAN         President, Chief
- -----------------------------------   Operating Officer and
         Victor J. Coleman            Director

        /s/ DIANA M. LAING           Chief Financial Officer
- -----------------------------------   (Principal Financial
          Diana M. Laing              Officer)

                                     Chief Accounting Officer
         /s/ MICHELE BYER             and Secretary
- -----------------------------------   (Principal Accounting
           Michele Byer               Officer)

                                 EXHIBIT INDEX


 EXHIBIT                                                                                                 SEQUENTIALLY
   NO.                                             EXHIBIT                                               NUMBERED PAGE
- ---------  ----------------------------------------------------------------------------------------  ---------------------
1.1+       Form of Underwriting Agreement between the Company and the Representatives.
3.1        Articles of Amendment and Restatement of the Company's Charter.
3.2        Bylaws of the Company.
3.3        Specimen of certificate representing shares of Common Stock.
5.1+       Opinion of Latham & Watkins regarding the validity of the securities being registered.
8.1+       Opinion of Latham & Watkins regarding tax matters.
10.1       Form of Agreement of Limited Partnership of the Operating Partnership.
10.2+      1996 Stock Option and Incentive Plan.
10.3       Form of Officers and Directors Indemnity Agreement.
10.5       Mortgage Financing Agreement.
10.6+      Employment Agreements between the Company and Mr. Ziman.
10.7+      Employment Agreement between the Company and Mr. Coleman.
10.8       Employment Agreement between the Company and Ms. Laing.
10.9+      Miscellaneous Rights Agreement among the Company, the Operating Partnership and Mr.
            Ziman.
10.10      Ground lease for Imperial Bank Tower.
10.11      Ground lease for parking structure of Imperial Bank Tower.
10.12      Master Ground Lease for Long Beach Airport Business Park.
10.13      Ground lease for parking structure at the Anaheim City Centre.
10.14+     Option Agreement with Broad Base Investments Two, LLC.
10.15      Option Agreement with CIC Equities, Inc.
10.16      Option Agreement with TJB Investments, Inc.
10.17      Contribution Agreement with Richard S. Ziman.
10.18      Contribution Agreement with Victor J. Coleman.
10.19      Contribution Agreement with Michele Byer.
10.20      Contribution Agreement with Arden Century Associates.
10.21      Contribution Agreement with Arden LAOP Two, LLC.
10.22      Contribution Agreement with Arden Sawtelle Associates.
10.23      Contribution Agreement with Coleman Enterprises, Inc.
10.24      Partnership Interest Contribution Agreement with Arthur Gilbert and Rosalinde Gilbert
            1982 Trust.

 EXHIBIT                                                                                                 SEQUENTIALLY
   NO.                                             EXHIBIT                                               NUMBERED PAGE
- ---------  ----------------------------------------------------------------------------------------  ---------------------
10.25      Contribution Agreement with Intercity Building Associates.
10.26      Contribution Agreement with Metropolitan Falls Partners.
10.27      Contribution Agreement with Montour Realty Associates.
10.28      Contribution Agreement with Ziman Realty Partners.
10.29      Contribution Agreement with Arthur Gilbert and Rosalinde Gilbert 1982 Trust.
10.30      Contribution Agreement with Arden Realty Group, Inc.
10.31      Office Market Study Prepared by Cushman & Wakefield of California, Inc.
21.1*      Subsidiary of the Registrant.
23.1       Consent of Ernst & Young LLP.
23.2*      Consent of Cushman & Wakefield of California, Inc.
23.3+      Consent of Latham & Watkins (contained in Exhibits 5.1 and 8.1).
23.4*      Consent of Carl D. Covitz.
23.5*      Consent of Kenneth B. Roath.
23.6*      Consent of Arthur Gilbert.
23.7*      Consent of Steven C. Good.
23.8       Consent of Jerry Asher.
24.        Power of Attorney (see Page II-6).
27.        Financial Data Schedule.


- ------------------------

* Previously filed.
+ To be filed by Amendment.